Form 10-K, Exhibit 13
period 1998-12-31
CAMDEN NATIONAL CORP
filed 1999-04-01
CIK 750686

Annual Report / Cover


                                   CNC Logo
                           (sailboat with CNC in base)






               Camden National Corporation 1998 Annual Report















                             Round picture with family of 8
                                 (6" wide x 4.5" tall)



















                                             Providing Financial Solutions
                                         ---------- For Generations ----------




[Inside front cover]






                        Camden National Corporation Logo
                           (sailboat with CNC in base)




                      Generational Banking: Family Finances
                             For the New Millennium





                Camden National Corporation and its subsidiaries
               have been serving the financial needs of customers for generations. In 1998, the Company embraced the theme of generational banking and introduced the
                innovative Generations Gold Family Club Checking
                 Account. Generations Gold has become our banks'
                  signature account, offering families valuable
               discounts in a number of significant areas. In 1999
                  and beyond, Camden National will continue to
                develop products that address the specific needs
                 of each generation in the communities we serve.










                                   Cover Photo
                    The McFarlands... Generations Gold Family





                              Generations Gold Logo
                     (sunburst with Generation Gold inside)





[Page 1]

                            Historical Financial Data
                                   1978 - 1998



                                         Return   Return
                                           on       on
Year    Total       Net       Earnings   Average  Average  Dividends   Stock
End     Assets    Income     Per Share   Assets   Equity   Per Share   Splits

1998   $667,951   $  9,645   $   1.43     1.62%    15.23% $.55 12/98- 3:1 Split
1997    573,892      9,145       1.34     1.65     15.20   .45
1996    510,078      8,115       1.16     1.65     14.56   .32
1995    480,685      7,403       1.05     1.59     14.53   .20
1994    455,615      8,258       1.17     1.90     18.56   .15
1993    414,044      7,135       1.02     1.79     19.02   .10 07/93- 30:1 Split
1992    386,341      6,108        .88     1.69     19.16   .11
1991    336,749      4,724        .68     1.45     17.29   .05
1990    282,713      4,050        .62     1.51     19.67   .05
1989    244,913      3,984        .61     1.78     23.42   .04
1988    201,096      3,175        .49     1.71     23.26   .04
1987    175,125      2,150        .33     1.40     19.22   .03
1986    141,688      1,764        .27     1.45     18.40   .03
1985    110,389      1,470        .22     1.44     17.96   .03
1984     95,065      1,227        .18     1.43     17.49   .02
1983     80,310        952        .14     1.32     15.67   .02
1982     65,618        803        .12     1.26     15.08   .02
1981     58,965        656        .10     1.17     13.93   .02
1980     53,557        456        .07     0.90     10.80   .02
1979     46,557        477        .08     1.10     12.70   .01
1978     42,779        431        .07     1.10     13.40   .01




Per share amounts have been restated to reflect stock splits during the periods presented. Data prior to 1991 excludes United Bank and Trust Company of Maine, Inc.




















[Page 2] Letter from CEO of the Corporation



Top of page has CNC Logo (Sailboat with CNC in base)



Dear Shareholders:

     It is again a pleasure  to report  that Camden  National  Corporation  (the
"Company") achieved record operating results for 1998. Total net earnings for the year increased from $9,148,000 to $9,645,000. This increase of $497,000 was achieved during a year of expansion with Camden National Bank's purchase of four branches and United Bank's acquisition of three branches, along with their establishment of a de novo branch. Considering the one-time expenses related to the acquisitions and start-up, the development costs for internet banking, and the investment to ensure the century date change (Y2K) will be a non-event for our customers, it was a good year for the Company.
     Both banks posted good deposit and loan growth even after accounting for the acquisition totals of $87,330,000 and $18,540,000, respectively. Total deposit growth of $135,164,000 provided the source of funds for current year and future loan and investment growth, and loan growth of $75,795,000 produced higher levels of interest income, all necessary components for improving performance.
     The focus of your Company has and will continue to be ever improving performance to enhance shareholder value by concentrating on long-term growth and profitability. Sometimes it is beneficial to forgo some level of current income to position the Company or one of its affiliates to achieve higher levels of performance. It is expected that this past year's branch expansions and the internet banking product will provide the catalyst.
     As the large banks put less and less emphasis on small town business and leave rural Maine to the community banks, their customers have become more
disenchanted  and  appreciate  the   responsiveness  and  attention  Camden
National Bank, United Bank and Trust Company of Maine provide. This is our strength as we believe in the concept of Community Banking and providing our customers with advanced technology, but never at the expense of friendly, helpful service. As you can see by reviewing page 1 of this report, Camden National Corporation is proud of the growth it has experienced in assets, net profits and overall financial performance over these many years, and we wanted to share these accomplishments with you. As you will recall, Camden National Corporation was rated the sixth best performing mid-sized banking company in the country in 1998 by U.S. Banker, and these numbers explain some of the reasons why. On a more personal note, it is with mixed emotions that I acknowledge this to be my last Letter to the Shareholders, having set May 4 as my retirement date. I have truly enjoyed working for this very fine organization for the past 22 years and with its talented staff and Board of Directors. But now it is time to concentrate my energies on fishing the rivers of the world. I thank the Board of Directors, Management, staff and you, the Shareholders, for your assistance and support. I promised your Directors that I would not retire until I felt very comfortable with management succession. A plan was put in place more than three years ago with the hiring of Robert Daigle, who will be the new President of Camden National Corporation as well as retaining this same position with Camden National Bank. Rendle Jones will succeed me as Chairman of Camden National Bank in addition to his current role as Chairman of Camden National Corporation. Robert Daigle, a seasoned banker with strong people skills and a dedication to community banking, will ably provide the vision to lead this Company into the next millennium. Rendle Jones has worked diligently for the past eleven years as a Director to truly understand the business of banking and is well qualified to work with the other Directors in setting policy and providing direction for your Company. With the strength and experience we have gained through the success of our past, we are well positioned to meet the challenges of the future. A strong management team and dedicated staff of very competent people supported by a talented Board of Directors have the strength and vision to continue the forward progress of your Company. They are all dedicated to building shareholder value to earn your continuing support.

                                      Sincerely,
                                      Keith C. Patten (signature)

                                      Keith C. Patten
                                      President & CEO

[Page 3] This page contains letters to the shareholders from the three subsidiary companies CEO's.



United Bank LOGO

Dear Shareholders:

   As I reflect upon the many achievements of United Bank during the past year, I am reminded yet again that community banking is truly a people business. We have long focused upon attracting and retaining a core group of highly motivated and results-oriented employees and providing them with the support necessary for exceptional achievement. The success of that policy was manifested over the past year as all staff levels exceeded expectations and provided the most productive year in the bank's history. Particularly notable in a year of many firsts was net earnings performance. United Bank exceeded its 1998 earnings projections, reporting net earnings in excess of $1.2 million. This represents a 28% increase over the prior year's record earnings performance. The 1998 asset growth of nearly 68% was in part the result of the purchase of existing branch banks in Dover-Foxcroft, Greenville and Milo, and the establishment of a new branch in the Waldo County community of Winterport. In each community United Bank replaced existing or previously closed branches operated by Fleet Bank of Maine. The assimilation of these new banks into our branch system was accomplished with a minimum of customer disruption. Expanded service hours, local management and a full range of bank products and services has resulted in new customer growth in each of these communities.
   As we prepare to enter the 21st century, I am confident that United Bank will continue to find opportunity in the many challenges facing our industry. To our holding company and to each of its shareholders, our thanks for providing a supportive environment in which extraordinary performance may become routine.

Sincerely,
Bruce D. Bartlett (signature)

Bruce D. Bartlett
President, Treasurer & CEO



Camden National Bank Logo


Dear Shareholders:

   While 1998 proved to be a year of many challenges, it was filled equally with a number of rewarding developments. From expanding our franchise to getting a leg-up preparing for the new millennium, the entire Camden National family once again rose to the occasion, contributing to another year of solid financial results.
   Net income of $8,404,972 was up 2.6% over 1997 with the positive effect of a 15% increase in average loan outstandings and 22% growth in average deposit balances having been somewhat muted by onetime charges relating to franchise expansion and Y2K compliance, coupled with lower investment income resulting from a falling interest rate environment. The latter notwithstanding, overall performance ratios, including return on assets of 1.68% and return on equity of 15.36%, continued to be well above the ban s national peer group.
   The geographic expansion into two new counties--Lincoln County to the south and Hancock County to the north--certainly had to be one of the highlights of our year, providing the opportunity to capitalize on the natural growth of our franchise. In addition, a number of new products were introduced in 1998 aimed at providing value and convenience to our ever-increasing customer base. Leading the way was the introduction of Generations Gold, a Family Club Checking Account, combining the essentials of banking with a panoply of lifestyle services which has at its core nearly 400 local businesses offering our customers a variety of cost-savings discounts ... all part of our belief that if you call yourself a community bank, you should engage in initiatives that promote local economic vitality. Technology advances abounded as well, with the introduction of a comprehensive cash management capability for our business customers and the development of on-line banking for our retail customers who can now visit us at www.camdennational.com. I am encouraged by the progress we have made this year toward sustaining our long-term goal of continuing as a high performing, independent community bank. Our investments in the development of new markets, products and technology, together with a highly dedicated group of employees, has us poised for success not only in 1999 but also in the new millennium. As always, thank you for your ongoing encouragement and support!

Sincerely,
Robert W. Daigle (signature)

Robert W. Daigle
President & CEO



Trust Company of Maine, Inc. Logo

Dear Shareholders:

   The past year was an exciting and challenging one for Trust Company of Maine. Our dedicated and hard working staff was a key factor in our continued growth during the year, as was the continued support of Camden National Corporation, its subsidiaries and their employees.
   Trust Company of Maine reached a major milestone during 1998, as total assets under management exceeded $200 million for the first time in our history. At year end our assets had grown to $227 million, an increase of 18% over 1997. During 1998, a Voice Response System was installed in our Employee Benefit Plan Administration division, which allows the participants in 401(K) plans that we administer to access their individual accounts 24 hours a day. Effective as of December 31, 1998, Fiduciary Services, Inc., our employee benefit plan subsidiary was merged into Trust Company of Maine. This will allow us to streamline our organizational structure and should enhance the visibility of the Trust Company of Maine. Looking forward to 1999, our past growth will make us better able to meet the challenges presented to us and provide the opportunity for continued growth and profitability.

Sincerely,
Andrew P. Averill (signature)

Andrew P. Averill
Chairman, President & CEO

















[Page 4]

Children... hope for the future





Picture - 3 young boys playing near steps (picture size - 4.5" wide x 3.5" tall)


















                                                     Passbook   and    Statement
                                                          Savings  Accounts Both
                                                          banks offer  statement
                                                          and  passbook  savings
                                                          options,  so customers
                                                          can choose the type of
                                                          account thy prefer.

                                                     Penny's Piggy Bank  Savings
                                                          Account   This  Camden
                                                          National  Bank savings
                                                          account,  designed  to
                                                          make    banking   fun,
                                                          rewards  children  for
                                                          saving money.











   Camden National Corporation is helping the customers of tomorrow become financially savvy and responsible adults. Products like Penny's Piggy Bank savings account are designed to teach young people about banking and encourage them to save.




[Page 5]


                                          Young families...just starting out




                        Picture of young couple
               (picture size - 3.75" wide x 6.0" tall)

                               Overdraft Protection This service helps customers
                    avoid the inconvenience, expense and embarrassment of an overdrawn checking account and provides access to funds in case of an emergency.

                              Personal  Loans The banks offer a variety of rates
                   and terms on auto, vacation, boat, college and other types of personal loans.


                              Mortgage  Loans  The  banks  offer  many  mortgage
                    options including low down payment loans and first-time homebuyer programs.


                              ATM/Debit  Cards Anyone with a busy lifestyle will
                    enjoy the convenience offered by Camden National's ATM and point-of-sale network.


                             Internet Banking Camden National Bank customers can
                                  make transactions from the comfort of their living room and enjoy convenient features like on-line loan application and bill paying with NetBANK, 24-hour on-line banking. The address is www.camdennational.com. United Bank customers can get product information, locations, and more at www.unitedbank-me.com.




Life is a balancing act for young people just starting out. Both banks of Camden National Corporation help families with car loans and mortgages, and offer time-saving products and services like debit cards and on-line banking.






[Page 6]

Middle years...meeting changing needs

Picture of a couple weaving a basket
(picture size - 3.5" wide x 5.5" tall)


                                             Individual Retirement  Accounts The
                                                  banks  offer a variety  of IRA
                                                  vehicles,  from CDs to  mutual
                                                  funds,  to help customers take
                                                  advantage   of    tax-deferred
                                                  interest   and  save  for  the
                                                  future.


                                             Holiday Savings  Clubs Holiday club
                                                 coupons  make  saving  for  the
                                                 holiday   season  a  breeze-the
                                                 automatic  payment option makes
                                                 saving even easier.

                                            Mortgage   Refinancing  /  2nd  Home
                                                Loans    The     banks     offer
                                                competitive-rate        mortgage
                                                programs  for  refinancing  your
                                                current      home,      vacation
                                                properties       and      rental
                                                investments.

                                            HomeEquity Loans  Customers  can use
                                                the  equity  in their  homes and
                                                enjoy a revolving line of credit
                                                for  a  variety  of  uses,  from
                                                remodeling to family vacations.


A mortgage for a new home. A home equity loan for college expenses. A trust to Help aging parents. Camden National Bank, United Bank and Trust Company of Maine offer financial solutions for the changing needs of growing families.




















[Page 7]

                                 Retirement...planning for the future


               Picture of a retired woman in her kitchen
                (picture size - 4.0" wide x 5.75" tall)



   Money Market Accounts
       Money market accounts let customers enjoy competitive interest rates with the liquidity of a checking account-the best of both worlds.


Certificate of Deposit
       Customers can invest their money for a specified period of time-from 90 days to seven years. Competitive rates and a variety of terms are available.

Investment Management Services
       The banks work with customers to establish a financial plan based on their needs and objectives.


Trust Services
      The Trust Company of Maine provides a full range of trust services from revocable and irrevocable trusts to savings, rollovers, and SEP IRAs.





Camden National Corporation helps customers plan for a financially secure retirement with services such as certificates of deposit, individual retirement accounts and trust services through the Trust Company of Maine.















[Page 8]

Generations Gold...
      Innovative solutions for the entire family


Picture  One-Picture  of a man (same man as young couple  picture) and a boy ice fishing (picture size - 2.5" wide x 3.0" tall)
                                                                  Picture
                                                                  Two-Picture of
                                                                  the    retired
                                                                  woman   and  a
                                                                  boy at a piano
                                                                  (picture  size
                                                                  - 2.75" wide x
                                                                  2.75" tall)

          Picture Three-Picture of man and two boys (same man and boys as above) playing chess (picture size - 2.5" wide x 1.75" tall)
                         Generations Gold emblem



In 1998 Camden National Bank and United Bank introduced the Generations Gold Family Club Checking Account. Generations Gold has something for everyone, offering savings on a variety of products and services, including local merchant discounts. Providing incentives to shop locally has the added benefit of boosting the economy in the communities we serve. From discounts on travel, prescriptions and long distance phone service-to lower premiums on dental and pet insurance, Generations Gold exemplifies innovative banking at its best.






























[pages 9 - 16 contain the MD&A]

Management's Discussion and Analysis of Financial Condition and Results of Operations

Management's discussion and analysis reviews the consolidated financial condition of the Company at December 31, 1998 and 1997, the consolidated results of operations for the past three years and, where appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements and Selected Consolidated Financial Data.

Forward Looking Information

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained in this discussion, or in any other written or oral statements made by the Company, are or may be considered as forward-looking. Forward-looking statements relate to future operations, strategies, financial results or other developments, and contain words or phrases such as "may," "expects," "should" or similar expressions. Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company's control or are subject to change.

     Inherent in the Company's business are certain risks and uncertainties. Therefore, the Company cautions the reader that revenues and income could differ materially from those expected to occur depending on factors such as general economic conditions including changes in interest rates and the performance of financial markets, changes in domestic and foreign laws, regulations and taxes, competition, industry consolidation, credit risks and other factors. Other factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on investment securities, rates paid on deposits, competitive effects, fee and other noninterest income earned, as well as other factors. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.


GENERAL

Overview of Company.
    Camden National Corporation ("the Company") is a multi-bank, financial services holding company headquartered in Camden, Maine. The Company's bank subsidiaries, both of which are wholly owned, are Camden National Bank, a national banking organization, based in Camden, Maine, and United Bank, a banking organization chartered under the laws of the State of Maine, based in Bangor, Maine. The Company also has a 51% ownership in a non-bank subsidiary, Trust Company of Maine, Inc., which provides trust and retirement management services throughout central and mid-coast Maine.

Business.
    The Company's wholly-owned bank subsidiaries are independent commercial banks with branches serving both mid-coast and central Maine. The banks are full-service financial institutions that focus primarily on attracting deposits from the general public through their branches and using such deposits to originate residential mortgage loans, commercial business loans, commercial real estate loans and a variety of loans to individuals, businesses and organizations in its service area. In addition, the Company also invests in mortgage-backed securities and securities issued by the United States Government and agencies thereof.

    The Company's majority-owned trust subsidiary, Trust Company of Maine, Inc., offers a broad range of trust and trust investment services, in addition to retirement and pension plan management services.

         The Company's goal is to balance profit with growth and quality with productivity. Therefore, emphasis is placed on increasing loan and deposit market share in the communities its bank subsidiaries serve by offering a wide range of quality financial products and services coupled with local decision making. In addition, the Company closely manages yields on interest-earning assets and rates on interest-bearing liabilities and strives to increase noninterest income while controlling the growth of noninterest expenses. It is also part of the business strategy of the Company to supplement internal growth with acquisitions of other banks and/or branches of other banks when such purchases are determined to add long-term shareholder value.




REVIEW OF FINANCIAL STATEMENTS

    The discussion and analysis which follows focuses on the factors affecting the Company's financial condition at December 31, 1998 and 1997, and financial results of operations during 1998, 1997 and 1996. The Consolidated Financial Statements and related Notes beginning on page 19 of this report should be read in conjunction with this review.



RESULTS OF OPERATIONS

Overview.
    The Company reported net income of $9.6 million in 1998, $9.1 million in 1997 and $8.1 million in 1996. Basic earnings per share were $1.43 in 1998, $1.34 in 1997 and $1.16 in 1996. Return on average assets was 1.62% in 1998 compared with 1.65% in 1997 and 1.65% in 1996. Return on average equity was 15.23% in 1998 compared to 15.20% and 14.56% in 1997 and 1996, respectively.

    The Company's improved earnings in 1998 were attributable to an increase in net interest income, which is the difference between interest and dividend income on loans and securities, and interest expense on deposits and borrowings. The Company's results of operations are also affected by the provision for loan losses, resulting from the Company's assessment of the adequacy of the allowance for loans losses, and other noninterest income and expenses. Each of these principal components of the Company's operating results is discussed on the following pages.



Net Interest Income.
Net interest income, when expressed as a percentage of average assets, is referred to as net interest margin. The following tables, which present changes in interest income and interest expense by major asset and liability category for 1998, 1997 and 1996, illustrate the impact of average volume growth and rate changes. Figures are adjusted to a taxable equivalent basis to recognize the income from tax-exempt assets as if the interest was taxable, thereby allowing a uniform comparison to be made between asset yields.



Analysis of Changes in Net Interest Margin on Earning Assets



(Dollars in thousands)                    December 31, 1998

                                      Average              Yield/
                                      Balance   Interest    Rate
Assets
Interest-earning assets:
  Securities--taxable.............   $153,073    $10,641    6.95%
  Securities--
    nontaxable (1)................      3,126        209    6.69%
  Federal funds sold .............      3,817        158    4.14%
  Loans (1) (2) (3)...............    393,214     38,105    9.69%
                                     --------    -------    -----
   Total interest-earning assets .    553,230     49,113    8.88%
                                     --------    -------    -----

   Cash and due from banks .......     16,949
   Other assets ..................     31,548
   Less allowance for loan losses       6,112
                                     --------
   Total assets ..................   $595,615
                                     ========

Liabilities & Shareholders' Equity
Interest-bearing liabilities
      NOW accounts ...............   $ 42,384    $   580    1.37%
      Savings accounts ...........     70,754      2,229    3.15%
      Money market accounts ......     52,337      1,607    3.07%
      Certificates of deposit ....    224,275     12,380    5.52%
      Broker certificates of deposit    3,847        221    5.74%
      Short-term borrowings ......     72,300      3,701    5.13%
                                     --------    -------    -----
   Total interest-bearing liabilities 465,897     20,718    4.45%
                                     --------    -------    -----

   Demand deposits ...............     59,911
   Other liabilities .............      6,478
   Shareholders' equity ..........     63,329
                                      -------
   Total liabilities &
      shareholders' equity .......   $595,615
                                     ========

Net interest income ..............               $ 28,395
   (fully-taxable equivalent)

Less: fully-taxable equivalent adjustment            (330)
                                                 --------
                                                 $ 28,065
                                                 ========

Net interest rate spread .........                          4.43%
                                                            =====
   (fully-taxable equivalent)

Net interest margin ..............                          5.13%
                                                            =====
   (fully-taxable equivalent)


(Dollars in thousands)                    December 31, 1997

                                      Average              Yield/
                                      Balance   Interest    Rate
Assets
Interest-earning assets:
  Securities--taxable.............   $185,580    $12,549    6.76%
  Securities--
    nontaxable (1)................      4,566        311    6.81%
  Federal funds sold .............        826         42    5.08%
  Loans (1) (2) (3)...............    336,030     33,053    9.84%
                                     --------    -------    -----
   Total interest-earning assets .    527,002     45,955    8.72%
                                     --------    -------    -----

   Cash and due from banks .......     13,869
   Other assets ..................     22,850
   Less allowance for loan losses       4,874
                                     --------
   Total assets ..................   $558,847
                                     ========

Liabilities & Shareholders' Equity
Interest-bearing liabilities
      NOW accounts ...............   $ 41,152    $   535    1.30%
      Savings accounts ...........     64,269      2,158    3.36%
      Money market accounts ......     24,147        772    3.20%
      Certificates of deposit ....    183,134      9,996    5.46%
      Broker certificates of deposit      356         23    6.46%
      Short-term borrowings ......    132,298      7,324    5.54%
                                     --------    -------    -----
   Total interest-bearing liabilities 445,356     20,808    4.67%
                                     --------    -------    -----

   Demand deposits ...............     48,190
   Other liabilities .............      5,112
   Shareholders' equity ..........     60,189
                                      -------
   Total liabilities &
      shareholders' equity .......   $558,847
                                     ========

Net interest income ..............               $ 25,147
   (fully-taxable equivalent)

Less: fully-taxable equivalent adjustment            (325)
                                                 --------
                                                 $ 24,822
                                                 ========

Net interest rate spread .........                          4.05%
                                                            =====
   (fully-taxable equivalent)

Net interest margin ..............                          4.77%
                                                            =====
   (fully-taxable equivalent)


(Dollars in thousands)                    December 31, 1996

                                      Average              Yield/
                                      Balance   Interest    Rate
Assets
Interest-earning assets:
  Securities--taxable.............   $154,102    $ 9,793    6.35%
  Securities--
    nontaxable (1)................      7,279        472    6.48%
  Federal funds sold .............      3,369        177    5.25%
  Loans (1) (2) (3)...............    298,596     29,737    9.96%
                                     --------    -------    -----
   Total interest-earning assets .    463,346     40,179    8.67%
                                     --------    -------    -----

   Cash and due from banks .......     13,250
   Other assets ..................     20,076
   Less allowance for loan losses       4,290
                                     --------
   Total assets ..................   $492,382
                                     ========

Liabilities & Shareholders' Equity
Interest-bearing liabilities
      NOW accounts ...............   $ 39,745    $   531    1.34%
      Savings accounts ...........     63,536      2,130    3.35%
      Money market accounts ......     25,340        809    3.19%
      Certificates of deposit ....    182,926     10,257    5.61%
      Broker certificates of deposit    3,910        255    6.52%
      Short-term borrowings ......     73,069      3,983    5.45%
                                     --------    -------    -----
   Total interest-bearing liabilities 388,526     17,965    4.62%
                                     --------    -------    -----

   Demand deposits ...............     41,569
   Other liabilities .............      3,116
   Shareholders' equity ..........     59,171
                                      -------
   Total liabilities &
      shareholders' equity .......   $492,382
                                     ========

Net interest income ..............               $ 22,214
   (fully-taxable equivalent)

Less: fully-taxable equivalent adjustment            (304)
                                                 --------
                                                 $ 21,910
                                                 ========

Net interest rate spread .........                          4.05%
                                                            =====
   (fully-taxable equivalent)

Net interest margin ..............                          4.79%
                                                            =====
   (fully-taxable equivalent)

(1) Reported on tax-equivalent basis calculated using a rate of 34% for fully-taxable equivalent. (2) Non-accrual loans are included in total average loans. (3) Includes net swap income figures 1998 $1, 1997 $(11), and 1996 $111.
















Analysis of Volume and Rate Changes on Net Interest Income

                           Year Ended December 31,    Year Ended December 31,
                                1998 vs 1997               1997 vs 1996
(Dollars in thousands)
                             Increase (Decrease)         Increase (Decrease)
                                   Due to                      Due to

                           Volume   Rate    Total      Volume   Rate    Total
Interest-earning Assets:
 Securities--taxable       $(2,198) $ 290   $(1,908)   $ 2,000  $  756  $ 2,756
 Securities--nontaxable        (98)    (4)     (102)      (176)     15     (161)
 Federal funds                 152    (36)      116       (134)     (1)    (135)
 Loans (1)                   5,625   (573)    5,052      3,728    (412)   3,316
                           -------  -----   -------    -------  ------  -------
   Total interest income   $ 3,481  $(323)  $ 3,158    $ 5,418  $  358  $ 5,776
                           -------  -----   -------    -------  ------  -------

Interest-bearing Liabilities:
  NOW accounts             $    16  $  29        45    $    19  $  (15)       4
  Savings accounts             218   (147)       71         25       3       28
  Money Market accounts        901    (66)      835        (38)      1      (37)
  Certificates of deposit    2,246    138     2,384         12    (273)    (261)
  Broker certificates          226    (28)      198       (232)      0     (232)
  Short-term borrowings     (3,321)  (302)   (3,623)     3,229     112    3,341
                           -------  -----   -------    -------   -----  -------
   Total interest expense  $   286  $(376)  $   (90)   $ 3,015   $(172) $ 2,843
                           -------  -----   -------    -------   -----  -------

Net interest income
   (fully-taxable
       equivalent)         $ 3,195  $  53   $ 3,248    $ 2,403   $ 530  $ 2,933
                           =======  =====   =======    =======   =====  =======




    The Company's net interest income, on a fully-taxable equivalent basis was $28.4 million, $25.1 million and $22.2 million in 1998, 1997 and 1996, respectively. Changes in net interest income are the result of interest rate movements, changes in the amounts and mix of interest-earning assets and interest-bearing liabilities, and changes in the level of non-interest-earning assets and non-interest-bearing liabilities.

    Net interest income increased by $3.2 million or 12.9%, on a fully-taxable equivalent basis in 1998 compared to 1997. This increase was primarily due to the increase in loan volume, even though loans experienced a slight decrease in yields. During 1997, net interest income increased by $2.9 million or 13.2%, on a fully-taxable equivalent basis compared to 1996. This increase was due to the increase in loan and investment volumes despite a slight decrease in loan yields. Net interest income, expressed as a percentage of average interest-earning assets, was 5.13% in 1998, 4.77% in 1997, and 4.79% in 1996.

    The average amount of loans outstanding increased by $57.2 million or 17.0% in 1998 over 1997 and by $37.4 million or 12.5% in 1997 over 1996 which contributed to the increase in interest income. Interest income on loans increased by $5.1 million in 1998 compared to 1997 and by $3.3 million in 1997 compared to 1996. The weighted average yield on loans decreased from 9.96% in 1996 to 9.84% in 1997 and 9.69% in 1998.

    The average amount of non-accrual loans can also affect the average yield earned on all outstanding loans. However, the average amount of non-accrual loans for 1998, 1997 and 1996 were minimal and, therefore, had an insignificant effect on average loan yield.

    Interest and dividends on investment securities decreased by $1.9 million, on a fully-taxable equivalent basis, in 1998 compared with 1997. This was the result of a poor reinvestment market for maturing securities. In 1997, interest and dividends on investment securities increased by $2.5 million, on a fully-taxable equivalent basis, compared with 1996. The primary reason for the increase was increased volume and yields. The average balance of investments outstanding increased from $164.8 million in 1996 to $191.0 million in 1997 and then declined to $160.0 million in 1998. The weighted average yield on investment securities increased from 6.34% in 1996 to 6.76% in 1997 and 6.88% in 1998. During 1997 the Company recovered $107,312 of principal and interest on several municipal investments that had previously defaulted and for which a permanent writedown had been recognized. The Company also recovered $54,000 of principal and interest on those same investments in 1996.

    Interest expense on deposits and borrowings decreased by $90,000 in 1998 compared with 1997. This decrease was primarily attributable to the purchase of $87.3 million in deposits which resulted in a reduction to the Company's cost of funds. Interest expense on deposits and borrowings increased by $2.8 million or 15.8% in 1997 compared with 1996. The increase was due to increases in both borrowings and certificates of deposit, and to the increased interest rates paid on these borrowings and certificates of deposits. The weighted average rate on interest-bearing liabilities increased from 4.62% in 1996 to 4.67% in 1997 and then decreased to 4.45% in 1998.

    The following discussion about the Company's risk-management activities includes "forward-looking statements" that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements (see "Forward Looking Information" on page 9).

    Additionally, the Company periodically uses interest rate swaps, floors and caps, which are common derivative financial instruments, to hedge interest rate risk associated with anticipated purchases and sales of investments and loans, as well as deposit practices (see Note 17 "Financial Instruments" of Notes to Consolidated Financial Statements on page 35, for further information on derivative financial instruments).

    The off-balance sheet instruments have an effect on net interest income. The net result of the Company's interest rate swap agreements was an offset to gains in net interest income of $1,000 in 1998, and $111,000 in 1996, and a loss in net interest income of $11,000 in 1997. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts, but also the interest rate risk associated with unmatched positions. Notional principal amounts are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. During 1998, 1997 and 1996, the Company was a party in several agreements to assume variable market-indexed interest payments in exchange for fixed-rate interest payments (interest rate swaps). At December 31, 1998, the Company had no outstanding interest rate swaps. The notional principal amount of interest rate swaps outstanding was $5 million at December 31, 1997 and $20 million at December 31, 1996. During 1997 two swap agreements with notional principal amounts totaling $15 million matured resulting in only one swap with a notional principal of $5 million remaining. The variable rate being paid by the Company on the remaining swap was higher than the rate being paid to the Company, therefore, resulting in a decrease of income. The variable rates being paid by the Company on the swaps decreased during 1996 resulting in an increase in the spread between what the Company was paying (variable rate) and receiving (fixed rate) on these agreements.

    During 1998, 1997 and 1996, the Company entered into several floor and cap contracts. The Company amortized the cost over the term of each contract.

Noninterest Income.
    Noninterest income was $4.5 million, $3.8 million and $3.4 million for the years ended December 31, 1998, 1997 and 1996, respectively. There was an increase of $748,000 or 19.9% in total noninterest income during 1998. Service charges on deposit accounts increased $95,000 or 10.5% over 1997. Other service charges and fees which include merchant assessments increased by $580,000 or 21.3% over the same period. The largest contributing factor to this increase was the fee income generated by merchant assessments. Other income also increased over 1997 by $73,000 or 59.8%. The major contributing factor for this increase was trust fees.

    Total noninterest income increased by $339,000 in 1997 compared to 1996. Service charges on deposit accounts increased by $36,000 or 4.2% over 1996. Other service charges and fees which include merchant assessments increased by $222,000 or 15.9% over the same period. The largest contributing factor was the fee income generated by merchant assessments. Other income decreased from 1996 to 1997 by $161,000 or 56.8%.

Noninterest Expenses.
    Noninterest expense was $17.1 million, $13.3 million and $12.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. There was an increase of $3.8 million or 28.4% in total noninterest expense during 1998. The largest increase was in salaries and employee benefits which increased $1.6 million or 23.5% from $7.0 million in 1997. The major contributing factor to this increase was the additional staff as a result of the branch acquisitions during 1998. In 1997 salaries and employee benefits increased $689,000 or 10.9% from $6.3 million in 1996. This increase was the result of normal annual increases, additions to staff and higher pension benefit costs. In addition, a new performance compensation program was introduced to all employees during 1997 which resulted in additional compensation paid over 1996.

    Other operating expenses increased by $2.1 million or 33.8% in 1998 over 1997. The major contributing factors for this increase were credit card expenses, data processing, marketing, supply costs, and amortization of the core deposit intangibles. With the addition of eight new branches higher than normal expenses were incurred in the areas of data processing, marketing and supplies. In addition, the amortization of the core deposit intangibles of $471,000 was recorded in 1998, which was the result of the new branches acquired in March and October. In 1997 other operating expenses remained relatively level, with no unusual increases or decreases in any category.

FINANCIAL CONDITION

Overview.
    The year 1998 was highlighted by branch acquisitions by both of the Company's bank subsidiaries. On March 13, 1998, the Company's subsidiary, Camden National Bank, purchased four branches, and assumed $52.4 million in deposits, and $7.3 million in loans from KeyBank. These branches are located in the communities of Bucksport, Damariscotta, Vinalhaven and Waldoboro. On October 2,1998, the Company's subsidiary, United Bank, purchased three branches, and assumed $34.9 million in deposits, and $11.2 million in loans from Fleet Bank. These branches are located in the communities of Milo, Dover-Foxcroft and Greenville. United Bank also established a de novo branch during 1998 in the community of Winterport. The Company considers the acquisition of these branches by its subsidiary banks a logical expansion of their current service areas.

    At December 31, 1998, the Company had consolidated assets of $668.0 million, an increase of $94.1 million or 16.4%, from December 31, 1997. The change in assets consisted primarily of a $75.8 million increase in loans, an increase in other assets of $11.2 million and an increase of $7.5 million in investment securities. The asset growth was supported by a change in liabilities and shareholders' equity consisting of a $135.2 million increase in deposits, a $1.5 million increase in total shareholders' equity, combined with a decrease of $42.3 million in total borrowings.

Investment Securities.
    With increased loan demand during 1998 and 1997, additions to the investment portfolio have been minimal. In addition, the Company did not want to aggressively purchase new securities during a time of relatively low interest rates. Most new investment purchases replaced investments that matured during 1998.

    Total investment securities increased by $7.5 million or 4.2% to $186.8 million at December 31, 1998. The Company has investment securities in both the available-for-sale and held-to-maturity categories. During 1998 the Company increased the available-for-sale portion of the investment portfolio. The change in the investment portfolio reflects the Company's efforts to meet asset and liability objectives and manage its liquidity and funding needs within the parameters of current accounting polices. The available-for-sale category increased during 1998 by $79.8 million. A portion of the Company's investment portfolio is also classified as held to maturity, meaning that the Company has both the intent and ability to hold the securities until maturity. The ability to use these securities as collateral for Federal Home Loan Bank loans enhances the Company's ability to hold the securities to maturity. In 1997, to better position the balance sheet for a potential downward interest rate shift, the Company purchased longer-term investments funded by shorter-term borrowings primarily through the Federal Home Loan Bank of Boston ("FHLB"). Additional FHLB stock was purchased to support the Company's increased borrowing activity.

Loans.
    During 1998, the loan portfolio experienced growth in every category. Loans and loans held for sale in the portfolio totalled $438.9 million at December 31, 1998, a 20.9% increase from total loans of $363.1 million at December 31, 1997. This resulted from a continuation of the loan growth experienced by the Company for the past several years and the $18.5 million acquired loans as part of the branch acquisitions by the Company's bank subsidiaries in 1998.

    Residential real estate mortgage loans increased by $2.1 million or 1.8% in 1998. Residential real estate loans consist of loans secured by one-to-four family residences. The Company generally retains adjustable-rate mortgages in its portfolio but will, from time to time, retain fixed-rate mortgages. The Company also originates fixed-rate residential loans for sale to investors in the secondary market. During 1998, $22.3 million of the fixed rate residential loans originated and classified as sale pending were held by the Company. All of the mortgage loans in the Company's loan portfolio are secured by properties located in Maine.

    Commercial loans increased by $36.1 million or 20.0% during 1998. Commercial business loans consist of loans secured by various corporate assets, as well as loans to provide working capital in the form of lines of credit, which may be secured or unsecured. The commercial category also includes commercial real estate loans secured by income producing commercial real estate. In addition, the Company makes loans for the acquisition, development and construction of commercial real estate. The Company focuses on lending to sound small- and medium-sized business customers within its geographic marketplace.

    Consumer loans increased by $14.1 million or 30.5% in 1998. Consumer loans are provided for a wide variety of purposes to meet our customers' needs. Consumer loans are originated directly by the Company and include credit card, overdraft protection, automobile, boat, recreation vehicles, mobile homes, home equity, and secured and unsecured personal loans.

    Non-performing loans, defined as non-accrual loans plus accruing loans 90 days or more past due, totaled $2.3 million or .53% of total loans at December 31, 1998, compared to $2.2 million or .61% of total loans at December 31, 1997. It is the Company's policy to discontinue the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all accrued but unpaid interest is reversed.

    Delinquent real estate loans are not reclassified as Other Real Estate Owned ("OREO") until the Company takes title to the property, either through foreclosure or upon receipt of a deed in lieu of foreclosure. In such situations, the secured loan is reclassified on the balance sheet as OREO at the lesser of the fair value of the underlying collateral less estimated selling costs, or the recorded amount of the loan. The balance of OREO was $.9 million and $1.4 million, as of December 31, 1998 and 1997, respectively. As a percentage of total loans OREO represented .21% and .38% as of December 31, 1998 and 1997, respectively. Losses arising from the acquisition of such properties are charged against the Allowance for Loan Losses ("ALL"). Operating expenses and any subsequent provisions to reduce the carrying value are charged to operations. Gains and losses upon disposition are reflected in earnings as other noninterest income when realized.

Allowance for Loan Losses / Provision for Loan Losses.
    In determining the adequacy of the ALL, management relies primarily on its review of the loan portfolio both to ascertain whether there are probable losses to be charged off, and to assess the loan portfolio in the aggregate. Non-performing loans are examined on an individual basis to determine an estimated probable loss on these loans. In addition, management considers current and projected loan mix and loan volumes, historical net loan loss experience for each loan category, and current and anticipated economic conditions affecting each loan category. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio. The Company continues to monitor and modify its ALL as conditions dictate.

    During 1998, the Company provided $1.4 million for possible loan losses, compared to $1.7 million and $.8 million in 1997 and 1996, respectively. During 1998, the increase in the allowance was due to the increase in loan volume and was not due to a deterioration of loan quality. Determining an appropriate level of ALL involves a high degree of judgment. Management believes that the allowance at December 31, 1998 of $6.5 million or 1.48% of total loans outstanding was appropriate given the current economic conditions in the Company's service area and the overall condition of the loan portfolio. The ALL as a percentage of total loans outstanding was 1.55% and 1.44%, in 1997 and 1996, respectively.

LIQUIDITY

    The primary objective of liquidity management is to maintain a balance between sources and uses of funds to meet the cash flow needs of the Company in the most economical and expedient manner. The liquidity needs of the Company's bank subsidiaries require the availability of cash to meet the withdrawal demands of depositors and the credit commitments to borrowers. Due to the potential for unexpected fluctuations in both deposits and loans active management of the Company's liquidity is critical. The Company seeks to maintain various sources of funding and prudent levels of liquid assets in order to satisfy its varied liquidity demands. In order to respond to the various circumstances, the Company has both on- and off-balance sheet funding in place.

    Each of the Company's banking subsidiaries monitors its
liquidity  in  accordance  with  guidelines   established  by  the  Company  and
applicable regulatory requirements. As of December 31, 1998 and 1997, the Company's level of liquidity exceeded its target level. Management believes that the Company's banking subsidiaries currently have adequate liquidity available to respond to both expected and unexpected liquidity demands. Sources of funds utilized by the Company's banking subsidiaries consist of deposits, borrowings from the FHLB of Boston and other sources, cash flows from operations, prepayments and maturities of outstanding loans, investments and mortgage-backed securities, and the sale of mortgage loans. Deposits still represent the Company's primary source of funds. In 1998 total deposits increased by $135.2 million or 36.2% over 1997. Part of this increase was the result of the branch acquisitions in 1998 where the subsidiary banks purchased $87.3 million in deposits. However, in addition to the deposits acquired with the purchased branches, the Company experienced growth in all deposit categories in 1998 of $47.9 million or 12.8% over 1997. Transaction accounts (DDA and NOW) increased by $8.8 million, money markets by $12.9 million, savings by $6.9 million and certificates of deposit by $19.3 million. This increase in deposits was the result of aggressive marketing of the Company's deposit products. In 1997 total deposits increased by $20.2 million or 5.7% over 1996. Transaction accounts (DDA and NOW) increased by $4.8 million or 5.3%, savings accounts increased by $3.1 million or 4.9%, and certificates of deposit increased by $12.9 million or 7.3%.

    Borrowings provide liquidity in the form of federal funds purchased, securities sold under agreements to repurchase, treasury tax and loan accounts, and borrowings from the FHLB. Total borrowings were $90.2 million at December 31, 1998, compared to $132.5 million at December 31, 1997, a decrease of $42.3 million or 31.9%. The decrease was the result of more funds being generated in the form of deposits during 1998. The majority of the borrowings were from the Federal Home Loan Bank of Boston. FHLB advances remain the largest nondeposit-related interest-bearing funding source for the Company in 1998. These borrowings are secured by qualified residential real estate loans, certain investment securities and certain other assets available to be pledged. The Company views borrowed funds as an alternative funding source that should be utilized.

CAPITAL RESOURCES

    Under Federal Reserve Board ("FRB") guidelines, bank holding companies such as the Company are required to maintain capital based on risk-adjusted assets. These guidelines apply to the Company on a consolidated basis. Under the current guidelines, banking organizations must maintain a risk-based capital ratio of 8.0%, of which at least 4.0% must be in the form of core capital. The Company's, and its bank subsidiaries', ratios at December 31, 1998 and December 31, 1997 exceeded regulatory guidelines. For actual ratios see Note 18 to the Consolidated Financial Statements. In addition to risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of core capital to total assets of 4.0%. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted. The Company's leverage ratios at December 31, 1998 and 1997 were 9.5% and 10.6%, respectively.

    As part of the Company's goal to operate a safe, sound, and profitable financial organization, the Company is committed to maintaining a strong capital base. The Company's shareholders' equity totaled $64.1 million and $62.6 million or 9.6% and 10.9% of total assets at December 31, 1998 and 1997, respectively. The $1.5 million or 2.5% increase in shareholders' equity was primarily attributable to net income of $9.6 million, less net share repurchases of $3.1 million, the exercise and repurchase of stock options of $1.1 million and $3.8 million in cash dividends.

    The principal cash requirement of the Company is dividends on common stock when declared. Dividends paid on the Company's common stock in 1998 represented a 23.0% increase over 1997. The Company is primarily dependent upon the payment of cash dividends by Camden National Bank to service its commitments. The Company, as the sole shareholder of Camden National Bank and United Bank, is entitled to dividends when and as declared by each Bank's Board of Directors, out of funds legally available; therefore, the Company's ability to pay dividends is subject to the powers of the State of Maine and Federal regulators. Camden National Bank declared dividends in the aggregate amount of $12,534,000 and $4,356,000 in 1998 and 1997, respectively. In 1998 the dividends declared by Camden National Bank included $3,750,000 payable to shareholders, $3,058,000 to repurchase stock, $4,000,000 to invest in other bank subsidiary, and $1,726,000 to repurchase stock options. United Bank declared no dividends in 1998 and 1997. As of December 31, 1998, and subject to the limitations and restrictions under applicable law, Camden National Bank and United Bank had $12.2 million available for dividends to the Company, although there is no assurance that dividends will be paid at any time in any amount.

Impact of Inflation and Changing Prices.
    The Consolidated Financial Statements and related Notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

    Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Year 2000 Risk Assessment and Action Plan.
    The Year 2000 issue refers to the fact that many computers were originally programmed using two digits rather than four digits when referring to the applicable year. When the year 2000 occurs, these systems will read the year as 1900 rather than 2000. Unless software and hardware systems are corrected to be Year 2000 compliant, computers could generate miscalculations and create operational problems. Year 2000 compliant means having computer systems that accurately process date and time data from, into, and between the twentieth and twenty-first centuries. Furthermore, Year 2000 compliant information technology, when used in combination with other information technology, will accurately process date and time data if the other information technology properly exchanges date and time data with it.

    To assist in identifying any and all exposures that the Company may have and to help make all the appropriate changes necessary to allow for a smooth transition into the new millennium the Company engaged Vitex Inc. to assist in development of a Year 2000 Plan. The Company's Executive Operations and Technology Committee manages the Year 2000 project with the assistance of Vitex Inc. The Committee developed a Year 2000 Plan to address the Company's exposure to potential problems arising from the Year 2000. The plan is based on the Federal Financial Institution Examination Council ("FFIEC") Guidelines.

    The Company has been working since June 1997 to identify, test, and if necessary, upgrade key systems such as checking, savings, general ledger, wire transfer, consumer and commercial loans, and other core computer systems. These are the Company's "mission critical" systems. Currently, 100% of the Company's "mission critical" systems are ready for the Year 2000. All other systems are undergoing rigorous Year 2000 testing in our own environment, and completion is scheduled for June 30, 1999. The Company also operates in a highly interconnected local and wide area network environment. The Company's entire network has been renovated to Year 2000 ready versions of both hardware and software. In addition, a thorough inventory of the Company's facilities, elevators and security systems for potential Year 2000 issues was completed in September 1998.

    All software used by the Company is provided by outside vendors, which are selected based on the quality of their products and their proven ability to deliver to the Company and its customers. The Company is actively monitoring its approximate 50 software and hardware suppliers for Year 2000 compliance. The progress of these vendors is tracked as they deliver Year 2000 compliant upgrades to their applications.

    The Company strives to strengthen customer awareness of the Year 2000 issue in various forms. An internal awareness training program is ongoing with employees. This will enable our staff to effectively answer customers' concerns. Statement stuffers have been mailed with monthly statements to customers of the Company's bank subsidiaries to assure them of the Company's readiness to serve them in the new millennium. The Company has sponsored several seminars for the community on the Year 2000 issues. The Company has requested compliance statements from over 150 companies upon which the Company relies. Some examples of these companies are utility providers, insurance companies, investment firms, other banks, and human resource service providers. If providers fail to demonstrate adequate Year 2000 compliance progress, the Company has set deadlines for implementation of contingency plans.

    An essential component of preparing for the Year 2000 problem and beyond is developing a Contingency Plan if any or all of the Company's systems fail or cannot be made Year 2000 ready. The Company is developing Year 2000 contingency plans for all of its mission critical products and services. These plans are designed to mitigate the risks associated with (1) the failure to successfully complete renovation, validation, or implementation of our Year 2000 readiness plan; or (2) the failure to any of our systems at critical dates. The Company has dedicated staff for this critical aspect of preparation for the Year 2000. The Company's Contingency Plan includes the development of a Crisis Management Team to handle any unforeseen problems. Although the Company does not expect there to be any problems, it will outline procedures to handle any if there is a mission critical system failure. A general contingency plan will be developed for non-mission critical systems. The intent of these plans is to describe how the Company will resume normal business operations if systems do not perform as planned and required before or after the turn of the century. The basic priorities for restoring service will be based on the essential application processing required to provide the Company's financial services to its customers. The Company is conducting business impact analyses for each mission critical area to identify potential disruption and the effect such disruption could have on business operations should a service provider or software vendor be unable to operate in a Year 2000 compliant environment. The Company is analyzing strategies and identifying resources that will be required to restore systems and or business operations. As part of the emergency plan for each individual mission critical item, the Company will include a recovery program that identifies participants, processes, and equipment that might be needed for the Company to function at an adequate level. The program will ensure that all participants are aware of their roles, adequately trained, and able to do whatever is necessary to restore operations.

    The Company will monitor cash levels during 1999 in order to determine usage trends. The Company plans to increase its currency and coin levels starting in the fall of 1999 in anticipation of higher liquidity levels required to meet cash needs during the transition to the year 2000. In addition, the Company will confirm its available lines of credit with correspondent banks, the Federal Home Loan Bank, and the Federal Reserve Bank to insure available liquidity in meeting unanticipated cash demands.

    The estimated cost to address all of the Year 2000 issues is $450,000. This includes approximately $200,000 to upgrade software and hardware systems, $100,000 for testing of systems, $100,000 for consulting fees, and $50,000 for existing personnel costs to effectively implement the Year 2000 Plan. During 1998, the Company recognized $200,000 in expenses related to Year 2000.

MARKET RISK

    Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process which is governed by policies established by the bank subsidiaries' Boards of Directors that are reviewed and approved annually. Each Bank's Board of Directors delegates responsibility for carrying out the asset/liability management policies to the banks Asset/Liability Committee ("ALCO"). In this capacity ALCO develops guidelines and strategies impacting the Company's asset/liability management related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

Interest Rate Risk.
    Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company's financial instruments also change thereby impacting net interest income ("NII"), the primary component of the Company's earnings. ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While ALCO routinely monitors simulated NII sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk.

    The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest earning assets and liabilities reflected on the Company's balance sheet as well as for off-balance sheet derivative financial instruments. None of the assets used in the simulation were held for trading purposes. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as measured periodically over the past year.

                                    Estimated
   Rate Change                   Changes in NII

                         High          Low        Average

    +200bp               1.96%         .83%         .46%
    -200bp               (.52%)     (3.82%)      (1.95%)

    The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels, including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cashflows, and others. The assumptions differed in each of the four periods included in the sensitivity analysis on the preceding page. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

    When appropriate, the Company may utilize off-balance sheet instruments such as interest rate floors, caps and swaps to hedge its interest rate risk position. Board of Directors' approved hedging policy statements govern the use of these instruments by our bank subsidiaries. As of December 31, 1998, the Company had a notional principal of $20 million in floor contracts outstanding. The estimated effects of these derivative financial instruments on the Company's earnings are included in the sensitivity analysis presented above.

    ALCO monitors the effectiveness of its derivative hedges relative to its expectation that a high correlation be maintained between the hedging instrument and the related hedged assets/liabilities. All outstanding positions are estimated to remain highly effective.

    Interest rate floors, caps and swaps are accounted for using the accrual method with an income statement adjustment to interest income or interest expense depending on whether the hedged items are assets or liabilities. The unamortized premiums associated with purchased options contracts (i.e., caps and floors) are presented on the balance sheet along with other prepaid assets. Interest receivable under the cap and floor contracts and interest receivable and payable amounts associated with swap contracts are reflected on the balance sheet along with other interest receivable and payable amounts. Unrealized gains or losses associated with these positions are not recognized in the financial statements.

    While it is not the Company's practice to unwind derivative hedges prior to their maturity, any recognized gains/losses would be deferred on the balance sheet and amortized to interest income or expense, as required, over the remaining period of the original hedge. To the extent that a hedge were to be deemed ineffective due to a lack of correlation with the hedged items or if the hedged items were to be settled/terminated prior to maturity of the hedging instrument, then unrecognized gains/losses associated with the hedging instrument would be recognized in the income statement with subsequent accruals and gains/losses also included in the income statement in the period they occur.

Recent Accounting Pronouncements.
    During 1998, the Company adopted SFAS No. 130, No. 131 and No. 132.
The adoption of SFAS No. 130, "Reporting Comprehensive Income," required that certain items be reported under a new category of income, "Other Comprehensive Income." Unrealized gains and losses on securities available for sale is the only item included in other comprehensive income. SFAS No. 131 and No. 132 relate to disclosures about segments and employee benefits, respectively.
The financial statements for 1998 and prior periods, where applicable, include the required additional disclosures for SFAS No. 130, No. 131 and No. 132. SFAS No. 133, "Accounting For Derivative Instruments and Hedging Activities," and SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," are effective for fiscal years beginning after June 15, 1999, and the first fiscal quarter beginning July 1, 1999, respectively. Management has not determined the impact of SFAS No. 133 and No. 134 on the financial statements.

Common Stock Information.
    The Common Stock of Camden National Corporation (ticker symbol CAC) began trading on the American Stock Exchange ("AMEX") October 7, 1997. Prior to that date, the stock was not traded on any exchange as the Company had maintained an informal market in its stock. The Company elected to repurchase stock for its treasury during 1997 and 1998. During 1998 the Company's stock traded in the range of $16.33 to $27.67. On December 4, 1998, the Company's stock split three for one. The number of shares and per share amounts have been restated in the Consolidated Financial Statements, Notes to Consolidated Financial Statements and Selected Consolidated Financial Data to reflect this stock split. Shortly after the listing of the Company's stock on AMEX in 1997 the price per share increased to a high of $20.25 per share, then leveled to a range of $18.33 to $20.00 per share. In 1996, the Company stock traded in the range of $11.67 to $13.33 per share.

    In November 1998, the shareholders approved an increase in the number of authorized shares of common stock from 5,000,000 to 10,000,000 shares. After this approval the Board of Directors approved a three-for-one split of the Company's common stock to shareholders of record on November 19, 1998, with a distribution date of December 4, 1998.

    The Company has paid quarterly dividends since its inception in 1985. The market price (as quoted by the American Stock Exchange since October 7, 1997) and cash dividends paid, per share of the Company's common stock, by calendar quarter for the past two years were as follows:

                                     1998
                   Fourth      Third     Second      First
                   Quarter    Quarter    Quarter    Quarter

High               $27.67     $20.00     $19.83     $20.00
Low                 16.33      17.08      18.92      18.33
Close               20.50      17.46      19.75      19.33
Dividend Paid         .14        .14        .14        .13

                                     1997
                   Fourth      Third     Second      First
                   Quarter    Quarter    Quarter    Quarter

High               $20.25         na         na         na
Low                 14.83         na         na         na
Close               19.52         na         na         na
Dividend Paid         .12        .11        .11        .11

    Information  concerning   restrictions  on  the  ability  of  the  Company's
affiliates to transfer funds to the Company in the form of cash dividends is described in the Capital Resources section on page 14.

         As of December 31, 1998, there were 6,656,310 shares of Camden National Corporation stock outstanding, held of record by approximately 802 shareholders.




[Page 17]
                  Camden National Corporation and Subsidiaries

                        Summary of Financial Performance

The page contains six bar graphs where the bar backgrounds are pictures of coins. The data in the bar graphs is for the current year and the previous four years.

    Net Income                    Assets                   Deposits
   (in millions)               (in millions)            (in millions)

    '94  8.258                  '94  455.6                '94  340.2
    '95  7.403                  '95  480.7                '95  369.9
    '96  8.115                  '96  510.1                '96  353.2
    '97  9.148                  '97  573.9                '97  373.4
    '98  9.645                  '98  668.0                '98  508.6



       Loans                 Earnings per share(1)    Book Value per share(1)
   (in millions)                (in dollars)             (in dollars)

    '94  265.5                  '94  1.17                 '94  6.86
    '95  285.1                  '95  1.05                 '95  7.63
    '96  311.2                  '96  1.16                 '96  8.39
    '97  363.1                  '97  1.34                 '97  9.19
    '98  438.9                  '98  1.43                 '98  9.63



(1) The number of shares and per share amounts have been restated to reflect a three-for-one stock split distributed in December 1998.
Selected Five-Year Financial Data

(In thousands, except per share data)

                                              December 31,
Financial Condition Data     1998      1997      1996      1995      1994

Assets .................. $667,951  $573,892  $510,078  $480,685  $455,615
Loans ...................  438,947   363,149   311,246   285,102   265,476
Allowance for Loan Losses    6,512     5,640     4,472     4,080     3,751
Investments .............  186,813   179,290   163,379   161,332   158,434
Deposits ................  508,573   373,409   353,240   369,880   340,244
Borrowings ..............   90,158   132,478    93,760    51,980    62,444
Shareholders' Equity ....   64,102    62,556    57,822    53,680    48,258


                                           Year Ended December 31,
Operations Data ...............    1998     1997     1996     1995     1994


Interest Income ............... $48,815  $46,051  $41,015  $38,661  $33,958
Interest Expense ..............  20,750   21,229   19,105   18,853   13,766
                                -------  -------  -------  -------  -------
Net Interest Income ...........  28,065   24,822   21,910   19,808   20,192
Provision for Loan Losses .....   1,376    1,677      838      899      216
                                -------  -------  -------  -------  -------
Net Interest Income after
   Provision for Loan Losses ..  26,689   23,145   21,072   18,909   19,976
Non-interest Income ...........   4,498    3,750    3,411    3,544    3,057
Non-interest Expense ..........  17,073   13,294   12,338   11,707   10,581
                                -------  -------  -------  -------  -------
Income before Provision
    for Income Tax ............  14,114   13,601   12,145   10,746   12,452
Income Tax Expense ............   4,469    4,453    4,030    3,343    3,964
Accounting Change
    for Postretirement Benefits    --       --       --       --        230
                                -------  -------  -------  -------  -------
Net Income .................... $ 9,645  $ 9,148  $ 8,115  $ 7,403  $ 8,258
                                =======  =======  =======  =======  =======


                               At or For the Year Ended December 31,

Other Data                       1998      1997      1996      1995      1994


Return on Average Assets         1.62%     1.65%     1.65%     1.59%     1.90%
Return on Average Equity        15.23%    15.20%    14.56%    14.53%    18.56%
Net Income Per Share (1)      $  1.43   $  1.34   $  1.16   $  1.05   $  1.17
Dividends Per Share (1) .     $   .55   $   .45   $   .32   $   .20   $   .15
Book Value Per Share (1)      $  9.63   $  9.19   $  8.39   $  7.63   $  6.86
Allowance for Loan Losses
   to Total Loans .......        1.48%     1.55%     1.44%     1.43%     1.42%
Non-performing Loans
   to Total Loans .......         .53%      .61%      .73%     1.05%     1.08%


(1) The number of shares and per share amounts have been restated to reflect a three-for-one stock split distributed in December 1998.



Consolidated Statements of Condition

December 31,


(In thousands, except number
 of shares and per share data)                         1998        1997


Assets
Cash and due from banks ........................  $  14,938   $  13,451
Federal funds sold .............................       --         1,100
Securities available for sale, at market .......     98,243      18,396
Securities held to maturity (market
   value $91,759 and $164,286 at December
   31, 1998 and 1997, respectively) ............     88,570     160,894
Residential mortgages held for sale ............     24,637       7,094
Loans, less allowance for loan losses
   of $6,512 and $5,640 at December 31,
   1998 and 1997, respectively .................    407,798     350,415
Bank premises and equipment ....................      9,530       8,786
Other real estate owned ........................        905       1,373
Interest receivable ............................      3,820       3,924
Core deposit intangibles .......................      7,219         225
Other assets ...................................     12,291       8,234
                                                  ---------   ---------
      Total assets .............................  $ 667,951   $ 573,892
                                                  =========   =========

Liabilities
Deposits:
   Demand ......................................  $  64,303   $  51,422
   NOW .........................................     62,094      42,796
   Money market ................................     53,393      23,452
   Savings .....................................     80,908      66,723
   Certificates of deposit .....................    247,875     189,016
                                                  ---------   ---------
      Total deposits ...........................    508,573     373,409
Borrowings from Federal Home Loan Bank .........     60,265      98,514
Other borrowed funds ...........................     29,893      33,964
Accrued interest and other liabilities .........      5,028       5,364
Minority interest in subsidiary ................         90          85
                                                  ---------   ---------
      Total liabilities ........................    603,849     511,336
                                                  ---------   ---------

Commitments (Note 11, 13, 17 and 18)
Shareholders' Equity
Common stock, no par value;
   authorized 10,000,000 shares,
   issued 7,128,240 shares .....................      2,436       2,436
Surplus ........................................      1,142       1,410
Retained earnings ..............................     68,785      62,925
Net unrealized gains and (losses)
   on securities available for sale,
   net of income tax ...........................       (129)          5
                                                  ---------   ---------
                                                     72,234      66,776
Less cost of 471,930 and 317,610
   shares of treasury stock
   on December 31, 1998 and 1997 ...............      8,132       4,220
                                                  ---------   ---------
      Total shareholders' equity ...............     64,102      62,556
                                                  ---------   ---------
      Total liabilities and shareholders' equity  $ 667,951   $ 573,892
                                                  =========   =========


                The   accompanying   notes  are  an   integral   part  of  these
consolidated financial statements.



                        Consolidated Statements of Income

                                                 Year Ended December 31,

(In thousands, except number
 of shares and per share data)                   1998      1997      1996


Interest Income
Interest and fees on loans .................  $37,845    $32,845    $29,483
Interest on U.S. Government and
   agency obligations ......................    9,737     11,710      9,321
Interest on state and political subdivisions      138        245        338
Interest on interest rate swap agreements ..       33        410      1,251
Interest on federal funds sold and
   other investments .......................    1,062        841        622
                                              -------    -------    -------
   Total interest income ...................   48,815     46,051     41,015
                                              -------    -------    -------

Interest Expense
Interest on deposits .......................   17,017     13,484     13,982
Interest on other borrowings ...............    3,701      7,324      3,983
Interest on interest rate swap
   agreements ..............................       32        421      1,140
                                              -------    -------    -------
   Total interest expense ..................   20,750     21,229     19,105
                                              -------    -------    -------
   Net interest income .....................   28,065     24,822     21,910

Provision for Loan Losses ..................    1,376      1,677        838
                                              -------    -------    -------
   Net interest income after provision
      for loan losses ......................   26,689     23,145     21,072
                                              -------    -------    -------

Other Income
Service charges on deposit accounts ........      996        901        865
Other service charges and fees .............    2,004      1,614      1,392
Merchant assessments .......................    1,303      1,113        871
Other income ...............................      195        122        283
                                              -------    -------    -------
   Total other income ......................    4,498      3,750      3,411
                                              -------    -------    -------
                                               31,187     26,895     24,483
                                              -------    -------    -------
Operating Expenses
Salaries and employee benefits .............    8,638      6,992      6,303
Net occupancy ..............................    1,011        856        736
Furniture, equipment and data processing ...    1,384      1,294      1,254
Other ......................................    6,040      4,152      4,045
                                              -------    -------    -------
   Total operating expenses ................   17,073     13,294     12,338
                                              -------    -------    -------

   Income before income taxes ..............   14,114     13,601     12,145

Income Taxes ...............................    4,469      4,453      4,030
                                              -------    -------    -------

Net Income .................................  $ 9,645    $ 9,148    $ 8,115
                                              =======    =======    =======

Per Share Data
Basic earnings per share                      $  1.43    $  1.34    $  1.16
Diluted earnings per share                       1.41       1.31       1.14
Weighted average number
   of shares outstanding                    6,763,086  6,820,752  6,989,967


The accompanying notes are an integral part of these consolidated financial statements.



                      Consolidated Statements of Changes in
                    Shareholders' Equity Years Ended December
                             31, 1998, 1997 and 1996

(In thousands, except number of shares and per share data)


                                                  Net Unrealized
                                                  Gains (Losses)
                                                        on               Total
                                                    Securities           Share
                            Common          Retained Available Treasury -holders
                             Stock  Surplus Earnings For Sale    Stock   Equity
Balance at January 1, 1996   $2,436  $1,226  $50,951  $  104  $ (1,037) $53,680
                             ------  ------  -------  ------  --------  -------
Net income for 1996 .......    --      --      8,115    --        --      8,115
Change in unrealized
  gains (losses) on
  securities available for
  sale net of tax benefit
  of $37 ..................    --      --       --       (72)     --        (72)
                             ------  ------  -------  ------  --------  -------
      Total comprehensive
         income ...........    --      --      8,115     (72)     --      8,043
Purchase of treasury stock
    (141,783 shares) ......    --      --       --      --      (1,712)  (1,712)
Sale of treasury stock
    (4,002 shares) ........    --      --       --      --          50       50
Cash dividends
    ($.32 per share) ......    --      --     (2,239)   --        --     (2,239)
                             ------  ------  -------  ------  --------  -------
Balance at December 31, 1996 $2,436  $1,226  $56,827  $   32  $ (2,699) $57,822
                             ------  ------  -------  ------  --------  -------

Net income for 1997 .......    --      --      9,148    --        --      9,148
Change in unrealized
  gains (losses) on
  securities available for
  sale, net of tax benefit
  of $14 .................     --      --       --       (27)     --        (27)
                             ------  ------  -------  ------  --------  -------
      Total comprehensive
         income ..........     --      --      9,148     (27)     --      9,121
Purchase of treasury stock
    (100,422 shares) .....     --      --       --      --      (1,337)  (1,337)
Sale of treasury stock
    (15,156 shares) ......     --       184     --      --        (184)    --
Cash dividends
    ($.45 per share) .....     --      --     (3,050)   --        --     (3,050)
                             ------  ------  -------  ------  --------  -------
Balance at December 31, 1997 $2,436  $1,410  $62,925  $    5  $ (4,220) $62,556
                             ------  ------  -------  ------  --------  -------

Net income for 1998 ......     --      --      9,645    --        --      9,645
Change in unrealized
   gains (losses)on
   securities available for
   sale, net of tax benefit
   of $69 ................     --      --       --      (134)     --       (134)
                             ------  ------  -------  ------  --------  -------
      Total comprehensive
         income ..........     --      --      9,645    (134)     --      9,511
                             ------  ------  -------  ------  --------  -------
Purchase of treasury stock
    (154,320 shares) .....     --      --       --      --      (3,058)  (3,058)
Exercise and repurchase
 of stock options(93,000 shares)
 net of tax benefit of $604    --      (268)    --      --        (854)  (1,122)
Filing fees related to
 stock split .............     --      --        (35)   --        --        (35)
Cash dividends
   ($.55 per share) ......     --      --     (3,750)   --        --     (3,750)
                             ------  ------  -------  ------  --------  -------
Balance at December 31, 1998 $2,436  $1,142  $68,785  $ (129) $ (8,132) $64,102
                             ======  ======  =======  ======  ========  =======


                The   accompanying   notes  are  an   integral   part  of  these
consolidated financial statements.


                                         Consolidated Statements of Cash Flows
                                                Year Ended December 31,

(In thousands)                                 1998        1997        1996

Operating Activities
Net Income .............................   $  9,645    $  9,148    $  8,115
Adjustments to reconcile net income
   to net cash provided by operating
   activities:
      Provision for loan losses ........      1,376       1,677         838
      Depreciation and amortization ....        853         708       1,016
      Decrease (increase) in
        interest receivable ............        104          (4)        332
      Increase in other assets .........     (2,516)     (1,844)        (55)
      (Decrease) increase in
        other liabilities ..............       (379)        167         193
      Sale of residential mortgage
        loans held for sale ............      2,370       2,531       1,505
      Origination of mortgage loans
        held for sale ..................    (19,913)     (7,081)     (1,966)
      Loss on disposal of assets .......       --          --            82
      Other, net .......................       --          --             5
                                           --------    --------    --------
      Net cash (used) provided by
        operating activities ...........     (8,460)      5,302      10,065
                                           --------    --------    --------
Investing Activities
Proceeds from maturities of
   securities held to maturity .........     72,622      46,062      32,252
Proceeds from maturities of
   securities available for sale .......      3,581       8,300       9,400
Purchase of securities
   to be held to maturity ..............       --       (63,620)    (40,332)
Purchase of securities
   available for sale ..................    (83,689)       --        (2,301)
Purchase of Federal Home
   Loan Bank Stock .....................       --        (6,568)     (1,157)
Increase in loans ......................    (40,218)    (47,862)    (26,129)
Net decrease (increase) in other
   real estate owned ...................        468        (109)       (178)
Purchase of premises and equipment .....     (1,158)       (802)     (1,572)
Proceeds from sale of premises
   and equipment .......................       --          --             9
Increase (decrease) in minority position          5          40         (44)
Net sale (purchase) of federal funds ...      1,100         975        (375)
Net cash provided by acquisitions
   of branches .........................     59,689        --          --
                                           --------    --------    --------
      Net cash provided (used) by
        investing activities ...........     12,400     (63,584)    (30,427)
                                           --------    --------    --------
Financing Activities
Net increase (decrease) in
   demand deposits, NOW accounts,
   money markets and savings accounts ..     28,562       7,256      (1,658)
Net increase (decrease) in certificates
   of deposit ..........................     19,270      12,913     (14,982)
Net (decrease) increase in
   short-term borrowings ...............    (42,320)     38,718      41,780
Purchase of treasury stock .............     (3,058)     (1,337)     (1,712)
Sale of treasury stock .................       --          --            50
Exercise and repurchase of
   stock options .......................     (1,122)       --          --
Filing fees related to stock split .....        (35)       --          --
Cash dividends .........................     (3,750)     (3,050)     (2,239)
                                           --------    --------    --------
      Net cash (used) provided by
        financing activities ...........     (2,453)     54,500      21,239
                                           --------    --------    --------
      Increase (decrease) in cash
        and cash equivalents ...........      1,487      (3,782)        877
Cash and cash equivalents at
   beginning of year ...................     13,451      17,233      16,356
                                           --------    --------    --------
      Cash and cash equivalents
        at end of year .................   $ 14,938    $ 13,451    $ 17,233
                                           ========    ========    ========
Supplemental  disclosures  of cash flow  information:  Cash paid during the year for:
   Interest                                $ 20,390    $ 20,919    $ 19,270
   Income tax                                 5,203       4,907       3,599
Non-cash transactions:
   Transfer from loans to real estate owned     733       1,035       1,333
   Sale of treasury stock from exercised
        stock options                             -         184           -

See Note 2 of the Notes to Consolidated Financial Statements for branch acquisition disclosure. The accompanying notes are an integral part of these consolidated financial statements.


[Pages 23 - 40 contain the notes to the financial statements]
Notes to Consolidated Financial Statements
December 31, 1998, 1997 and 1996

(Amounts in tables expressed in thousands except number of shares and per share data)

                              NATURE OF OPERATIONS.

    Camden National Corporation (the "Company") is a multi-bank and financial services holding company. The Company's bank subsidiaries, both of which are  wholly  owned,  are  Camden  National  Bank,  a  national  banking organization, based in Camden, Maine, and United Bank, a banking organization chartered under the laws of the State of Maine, based in
        Bangor, Maine. The Company also has a 51% ownership in a non-bank subsidiary, Trust Company of Maine, Inc., which provides trust and retirement management services throughout the central and mid-coast Maine area.


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the significant accounting and reporting policies.

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Camden National Corporation, its wholly-owned subsidiaries, Camden National Bank and United Bank, and its majority-owned subsidiary, Trust Company of Maine, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates in the Preparation of Financial Statements. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the carrying value of real estate owned, management obtains independent appraisals for significant properties.

     Cash. The Company is required to comply with various laws and regulations of the Federal Reserve which requires that the Company maintain certain amounts of cash on deposit and is restricted from investing those amounts. The Company maintains those balances at the Federal Reserve Bank of Boston. In the normal course of business, the Company has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the FDIC. For the statement of cash flows, cash equivalents consist of cash and due from banks.

     Investment Securities. The Company has classified its investment securities into investments available for sale and investments to be held to maturity.

     Securities Available for Sale. Debt and other securities that are to be held for indefinite periods of time, are stated at market value. Changes in net unrealized gains or losses are recorded as an adjustment to shareholders' equity until realized. Market values of securities are determined by prices obtained from independent market sources. Realized gains and losses on securities sold are computed on the identified cost basis on the trade date. Federal Home Loan Bank of Boston stock and Federal Reserve stock are stated at cost. The investment in the FHLB of Boston is required for membership and is used as collateral for borrowings.

     Securities to be Held to Maturity. Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.



     Residential Mortgages Held for Sale. Residential mortgages held for sale are primarily one-to-four family real estate loans which are valued at the lower of cost or market on an individual basis, as determined by outstanding commitments from investors or current investor yield requirements. Gains and losses from sales of residential mortgages held for sale are recognized upon settlement with investors and recorded in noninterest income. These activities, together with underwriting residential mortgage loans and servicing loans previously sold, comprise the Company's mortgage banking business.

     Loan Servicing. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was adopted on January 1, 1997. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: interest rate, fixed versus variable rate, and period of origination. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. No impairment has been recognized during 1998 and 1997.

     Loans. Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Fees received and direct costs incurred for the origination of loans are deferred and recognized as an adjustment of loan yield. The allowance for loan losses is maintained at a level adequate to absorb future charge-offs of loans deemed uncollectible. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, known and inherent risk characteristics of the various categories of loans, adverse situations that may affect the borrowers' ability to repay, estimated value of underlying collateral, and other pertinent factors. The allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Credits deemed uncollectible are charged against the allowance.
     Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as provision for loan losses.
     The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as provision for loan losses.

     Other Real Estate Owned. Other real estate owned represents real estate acquired through foreclosure and is recorded at the lower of cost or fair market value, determined by an independent appraisal, with any difference at the time of acquisition treated as a loan loss. Subsequent reductions in fair market value below cost are charged directly to other operating expenses.

     Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets.

     Intangible Assets. The core deposit intangibles are being amortized over periods ranging from ten to fifteen years using the straight-line method. Other intangible assets including goodwill and recapitalization costs are being amortized over twenty to twenty-five years using the straight-line method. Amortization of software is recognized using the straight-line method over the estimated useful life of the various software.

     Other Borrowed Funds and Securities Sold Under Repurchase Agreements. Other borrowed funds consist of commercial and consumer repurchase agreements and treasury tax and loan deposits. Securities sold under agreements to repurchase generally mature within thirty days. Treasury tax and loan deposits generally do not have fixed maturity dates.

     Employee Pension and Postretirement Benefits. The Company has a defined benefit noncontributory pension plan covering substantially all employees. Actuarially determined pension costs are charged to current operations. The funding policy is to pay at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. In addition, the Company has a supplemental pension plan covering several executive officers. This plan was designed to keep the percentage level of pension benefits consistent for all employees.
     The Company also provides a voluntary savings plan for the benefit of its employees which qualifies under 401(k) of the Internal Revenue Code. Employees can contribute up to the maximum amount allowed by law. The Company matches a percentage of employee contributions. The Company's postretirement plans also provide medical and life insurance to certain eligible retired employees.

     Advertising. Advertising costs are expensed as incurred.

     Income Taxes. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Principal timing differences include pension and other postretirement benefits, depreciation, and provision for loan losses.

     Earnings Per Share. Basic earnings per share data is computed based on the weighted average number of common shares outstanding during each year. Potential common stock is considered in the calculation of weighted average shares outstanding for diluted earnings per share. On December 4, 1998, the Company's stock split three for one. The number of shares and per share amounts have been restated in the Consolidated Financial Statements, Notes to Consolidated Financial Statements and Selected Consolidated Financial Data to reflect this stock split.

     Financial Instruments with Off-Balance Sheet Risk. The Company uses off-balance sheet financial instruments as part of its asset/liability management activities. The Company does not intend to sell any of these instruments. Interest Rate Exchange Agreements (swaps) are accounted for using the accrual method. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis. Interest Rate Floors are contracts in which a floor is established at a specified rate and for a specified period of time. The premium paid for the contract is amortized over its life. Any cash payments received are recorded as an adjustment to net interest income.

     In the ordinary course of business the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

     Fair Value Disclosures. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and due from banks and federal funds sold: The carrying amounts of cash and due from banks and federal funds sold approximates their fair value.

      Investment securities and securities available for sale: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of other securities approximates their fair value.

      Residential mortgages held for sale: Fair values are based on quoted market prices from the Federal Home Loan Mortgage Corporation (Freddie Mac).

     Loans receivable: For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of other loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Interest   receivable:   The   carrying   amount  of  interest   receivable
approximates fair value.

     Off-balance sheet instruments: Fair values for interest rate swaps and floor and cap contracts are based on quoted market prices. Fair value of commitments to extend credit has not been presented as the future revenue derived from such commitments is not significant.

     Deposits: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered in the Company's market for deposits of similar remaining maturities.

     Short-term borrowings: The carrying amounts of borrowings from the Federal Home Loan Bank, securities under repurchase agreements and other short-term borrowings, approximate fair value.

     Interest payable: The carrying amount of interest payable approximates fair value.

     Effect of New Financial Accounting Standards. During 1998, the Company adopted SFAS No. 130, No. 131 and No. 132. The adoption of SFAS No. 130, "Reporting Comprehensive Income," requires that certain items be reported under a new category of income, "Other Comprehensive Income." Unrealized gains and losses on securities available for sale is the only item included in other comprehensive income. SFAS No. 131 and No. 132 relate to disclosures about segments and employee benefits, respectively. The financial statements for 1998 and prior periods where applicable, include the required additional disclosures for SFAS No. 130, No. 131 and No. 132. In addition, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting For Derivative Instruments and Hedging Activities," and SFAS No. 134, "Accounting for Mortgage Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which are effective for fiscal years beginning after June 15, 1999, and the first fiscal quarter beginning July 1, 1999, respectively. Management has not determined the impact of SFAS No. 133 or SFAS No. 134 on the financial statements.

     Reclassification. Certain items from the prior year were restated to conform with current year presentation.


2. BRANCH ACQUISITIONS

During 1998 the Company's two bank subsidiaries acquired seven branch locations. The excess of cost over fair value of net assets acquired in these branch acquisitions is amortized to expense using the straight-line method over ten years. The acquisition was accounted for under the purchase method of accounting for business combinations.

The following is a summary of the transactions:

     Loans acquired                  $18,541
     Fixed assets                        546
     Core deposit intangibles          7,466
     Other assets                      1,202
     Deposits assumed                 87,332
     Other liabilities                   112
     Net cash received                59,689

Amortization expense of core deposit intangibles was $471,000 in 1998.


3. INVESTMENT SECURITIES

The following tables summarize the amortized costs and market values of securities available for sale and held to maturity:

                                               December 31, 1998

                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost        Gains      Losses     Value
Available for sale
U.S. Treasury securities and
   obligations of U.S. Government
   corporations and agencies ....     $ 7,047    $    48    $  --     $ 7,095
Obligations of states and
   political subdivisions .......       8,214          1       (72)     8,143
Mortgage-backed securities ......      61,121         43      (312)    60,852
Other debt securities ...........       2,000         30        (5)     2,025
                                      -------    -------    ------    -------
   Total debt securities ........      78,382        122      (389)    78,115
                                      -------    -------    ------    -------

Federal Home Loan Bank
   of Boston stock ..............      14,045        --        --      14,045
Federal Reserve Bank stock ......          39        --        --          39
Other equity securities .........       5,972         72       --       6,044
                                      -------    -------    ------    -------
   Total equity securities ......      20,056         72       --      20,128
                                      -------    -------    ------    -------
      Total securities
         available for sale .....     $98,438    $   194    $ (389)   $98,243
                                      =======    =======    ======    =======

Held to maturity
U.S. Treasury securities and
   obligations of U.S. Government
   corporations and agencies ....     $ 6,093    $    81    $  (30)   $ 6,144
Obligations of states and
   political subdivisions .......       1,338         42       --       1,380
Mortgage-backed securities ......      81,139      3,113       (17)    84,235
                                      -------    -------    ------    -------
      Total securities
         held to maturity .......     $88,570    $ 3,236    $  (47)   $91,759
                                      =======    =======    ======    =======


                                               December 31, 1997

                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost        Gains      Losses     Value

Available for sale
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies           $ 4,304    $    15    $   (7)   $ 4,312
                                      -------    -------    ------    -------
      Total debt securities             4,304         15        (7)     4,312
                                      -------    -------    ------    -------

Federal Home Loan Bank
  of Boston stock                      14,045        --        --      14,045
Federal Reserve Bank stock                 39        --        --          39
                                      -------    -------    ------    -------
      Total equity securities          14,084        --        --      14,084
                                      -------    -------    ------    -------
         Total securities
          available for sale          $18,388    $    15    $   (7)   $18,396
                                      =======    =======    ======    =======

Held to maturity
U.S. Treasury securities and
  obligations of U.S. Government
  corporations and agencies           $48,566    $   131    $ (346)   $48,351
Obligations of states and
  political subdivisions                2,955         30        (1)     2,984
Mortgage-backed securities            109,373      3,624       (46)   112,951
                                      -------    -------    ------    -------
         Total securities
          held to maturity           $160,894    $ 3,785    $ (393)  $164,286
                                      =======    =======    ======   ========


The amortized cost and fair values of debt securities by contractual maturity at December 31, 1998, areshown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Amortized       Fair
                                                  Cost          Value

Available for sale
Due in one year or less                        $     700    $     704
Due after one year through five years              1,301        1,326
Due after five through ten years                  18,303       18,134
Due after ten years                               58,078       57,951
                                                --------     --------
                                                 $78,382      $78,115
                                                ========     ========
                                                Amortized       Fair
                                                  Cost          Value


Held to maturity
Due in one year or less                         $  5,969     $  6,052
Due after one year through five years              4,925        4,943
Due after five years through ten years             8,556        8,889
Due after ten years                               69,120       71,875
                                                --------     --------
                                                 $88,570      $91,759
                                                ========     ========

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated to the due after ten years category.

There were no sales in available-for-sale or held-to-maturity portfolios during 1998, 1997 and 1996. At December 31, 1998, securities with a book value of $30.4 million and a fair value of $31.6 million were pledged to secure public deposits and securities sold under agreements to repurchase and other purposes required or permitted by law.


4. LOANS

The composition of the Company's loan portfolio was as follows:

                                          December 31,


                                          1998      1997
Commercial Loans ...................   $216,470   $180,327
Residential real estate loans ......    120,724    118,603
Consumer loans .....................     60,245     46,178
Municipal loans ....................     17,199     10,324
Other loans ........................        236      1,226
                                       --------   --------
   Total loans .....................    414,874    356,658
Less deferred loan fees, net of cost        564        603
Less allowance for loan losses .....      6,512      5,640
                                       --------   --------
                                       $407,798   $350,415
                                       ========   ========

The Company's lending activities are conducted in mid-coast and central Maine. The Company grants single family and multi-family residential loans, commercial real estate loans, business and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties and commercial real estate properties. The ability and willingness of borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the geographic area and the general economy.

As of December 31, 1998 and 1997, nonaccrual loans were $1,710,000 and $1,215,000 respectively. Interest foregone was approximately $130,000, $147,000 and $178,000 for 1998, 1997 and 1996, respectively.


5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

                                                   December 31,


                                            1998       1997       1996


Beginning Balance .......                 $ 5,640    $ 4,472    $ 4,080
Provision for loan losses                   1,376      1,677        838
Recoveries ..............                     266        583        210
Loans charged off .......                    (770)    (1,092)      (656)
                                          -------    -------    -------
Net charge offs .........                    (504)      (509)      (446)
                                          -------    -------    -------
Ending Balance ..........                 $ 6,512    $ 5,640    $ 4,472
                                          =======    =======    =======


Information regarding impaired loans is as follows:

                                            December 31,

                                           1998       1997       1996


Average investment in impaired loans .. $1,352 $1,520 $1,864 Interest income recognized on impaired
  loans, all on cash basis ............       87         64        220
Balance of impaired loans .............    1,710      1,215      1,674
Portion of impaired loan balance for
  which an allowance for credit losses
  is allocated ........................    1,710      1,215      1,674
Portion of allowance for loan losses
 allocated to the impaired loan balance      296        223        340


6. MORTGAGE SERVICING

Residential real estate mortgages are originated by the Company for both portfolio and for sale into the secondary market. The sale of loans are to institutional investors such as the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Under loan sale and servicing agreements with the investor, the Company generally continues to service the residential real estate mortgages. The Company pays the investor an agreed-upon rate on the loan, which, including a guarantee fee paid to Freddie Mac, is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. As required by SFAS No. 125, the Company capitalizes mortgage servicing rights at their fair value upon sale of the related loans. Capitalized servicing rights totaled $69,000 during 1998.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage loans serviced for others was $36,101,669, $41,617,228 and $45,913,503 at
December 31, 1998, 1997 and 1996, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were $22,711 and $25,000 at December 31, 1998 and 1997, respectively.


7. BANK PREMISES AND EQUIPMENT

Details of premises and equipment, at cost, at December 31 were as follows:

                                                    1998      1997


Land and buildings ............................   $ 9,169   $ 8,193
Furniture, fixtures and equipment .............     7,807     7,112
Leasehold improvements ........................       426       401
Construction in process .......................        38        30
                                                  -------   -------
                                                   17,440    15,736
Less: Accumulated depreciation and amortization     7,910     6,950
                                                  -------   -------
                                                  $ 9,530   $ 8,786
                                                  =======   =======


Depreciation expense was $1.1 million, $1.1 million and $1.0 million for 1998, 1997 and 1996, respectively.


8. OTHER REAL ESTATE OWNED

The transactions in other real estate owned for the years ended December 31 were as follows:


Beginning balance                                  $1,373    $1,264
Additions .......                                     733     1,035
Properties sold .                                   1,124       850
Writedowns ......                                      77        76
                                                   ------    ------
Ending balance ..                                  $  905    $1,373
                                                   ======    ======


9. DEPOSITS

The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000, was approximately $50,022,926 and $32,094,000 in 1998 and 1997, respectively. Certificates of deposit included brokered deposits in the amount of $6,003,000 and $131,000 at December 31, 1998 and 1997,
respectively.

At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

                                    1999         $188,083
                                    2000           45,382
                                    2001            7,933
                                    2002            4,527
                                    2003            1,483
                              Thereafter              467
                                                 --------
                                                 $247,875
                                                 ========


10. BORROWED FUNDS

A summary of the borrowings from the Federal Home Loan Bank ("FHLB") of Boston is as follows:

                              December 31, 1998

       Principal Amounts       Interest Rates           Maturity Date

           $40,265              4.95% - 6.58%               1999
            20,000              4.99% - 5.09%               2008
           -------
           $60,265
           =======

                              December 31, 1997

       Principal Amounts       Interest Rates           Maturity Date

           $98,236              5.59% - 7.05%               1998
               278                  6.58%                   1999
           -------
           $98,514
           =======

Short- and long-term borrowings from the FHLB consist of both fixed and adjustable rate borrowings and are collateralized by all stock in the FHLB and a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one- to four- family properties, certain unencumbered investment securities and other qualified assets. The FHLB at its discretion can call $20 million of the Company's long-term borrowings. The Company, through its banking subsidiaries, has an available line of credit with FHLB of $11.2 million and $10.2 million at December 31, 1998 and 1997, respectively. The Company had $8.4 million outstanding at December 31, 1997, and no outstanding balance at December 31, 1998.

The Company utilizes other borrowings in the form of federal funds purchased; treasury, tax and loan deposits; and repurchase agreements secured by U.S. Government or agency securities as shown in the table below:

                                                            1998      1997

Securities sold under repurchase agreements               $29,849   $32,456
Treasury, tax and loan deposits                                44     1,508
                                                          -------   -------
   Total other borrowed funds                             $29,893   $33,964
                                                          =======   =======

Weighted-average rate at end of period                      4.05%     4.98%




11. EMPLOYEE RETIREMENT PLANS

The Company has a trusteed defined benefit noncontributory pension plan covering substantially all eligible employees over 21 years of age with one year of employment. The benefits are based on years of service and salary earned during an employee's last five years of employment. The assets of the plan are primarily invested in listed stocks.

The Company also provides a supplemental pension plan for certain executive employees to restore pension benefits which have been reduced by income tax regulations. This plan is unfunded and nonqualified.

The Company's postretirement plans provide medical and life insurance to certain eligible retired employees. It is the Company's policy to fund the cost of postretirement health care and life insurance plans as premiums are paid; therefore, there are no plan assets.

                                                                 Postretirement
                                             Pension Benefits       Benefits

                                                1998     1997     1998     1997
Change in benefit obligation
Benefit obligation at beginning of year ...  $ 4,897  $ 4,008    $ 356    $ 315
Service cost ..............................      440      404       21       19
Interest cost .............................      338      317       26       23
Actuarial (gain) loss .....................      (87)     240       15       12
Benefits paid .............................      (69)     (72)     (19)     (13)
                                             -------  -------  -------  -------
Benefit obligation at end of year .........    5,519    4,897      399      356
                                             -------  -------  -------  -------

Change in plan assets
Fair value of plan assets at beginning of year 2,947    2,469     --       --
Actual return on plan assets ...............     169      197     --       --
Employer contribution ......................     357      340     --       --
Benefits paid ..............................     (54)     (59)    --       --
                                             -------  -------  -------  -------
Fair value of plan assets at end of year ...   3,419    2,947     --       --
                                             -------  -------  -------  -------

Funded status ..............................  (2,100)  (1,950)    (399)    (356)
Unrecognized net actuarial loss ............     326      256             2,712
Unrecognized net prior service cost ........     114      314     (126)    (142)
Transition asset ...........................     (73)     (80)     --       --
                                             -------  -------  -------  -------
Accrued benefit cost ......................  $(1,733) $(1,460) $  (498) $  (486)
                                             =======  =======  =======  =======

Weighted-average assumptions as of December 31
Discount rate                                    7.5%     7.5%     7.5%     7.5%
Expected return on plan assets                   7.5%     7.5%      --       --
Rate of compensation increase                    6.0%     6.0%     6.0%     6.0%


For measurement purposes, a 7.1% annual rate of increase in the per capita cost to cover health care benefits was assumed for 1999. The rate was assumed to decrease gradually to a 6.0% annual growth rate after eight years, and remain at 6.0% annual growth rate thereafter. A 1% increase in the assumed health care cost trends rate would not have a material impact on the accumulated postretirement benefit obligation due to a built-in cap on annual benefits. A 1% decrease in the assumed health care cost trends is not readily available.

The expected return on plan assets and rate of compensation increase for 1996 is 7.5% and 6.0%, respectively.



                             Pension Benefits    Postretirement Benefits
                            1998   1997   1996     1998  1997    1996

Components of net
  periodic benefit cost
Service cost ............   $ 440  $ 404  $ 352    $  21  $  19  $  20
Interest cost ...........     338    317    258       26     23     22
Expected return on
   plan assets ..........    (235)  (188)  (153)      --     --     --
Amortization of prior
  service cost ..........     (14)   (14)    (9)     (16)   (16)   (16)
Recognized net
  actuarial loss ........      45     52     39       --     --     --
                            -----  -----  -----    -----  -----  -----
Net periodic benefit cost   $ 574  $ 571  $ 487    $  31  $  26  $  26
                            =====  =====  =====    =====  =====  =====


12. SEGMENT REPORTING

Camden National Corporation through its subsidiaries (Camden National Bank, United Bank and Trust Company of Maine, Inc.) provides a broad range of financial services to individuals and companies in mid-coast and central Maine. These services include lending, demand, savings and time deposits, cash management and trust services. While the Company's senior management team monitors the operations of each subsidiary, these subsidiaries are primarily organized to operate in the banking industry. Substantially all revenues and services are derived from banking products and services in Maine. Accordingly, the Company's subsidiaries are considered by management to be aggregated in one reportable operating segment.


13. SHAREHOLDERS' EQUITY

Dividends paid by subsidiaries are the primary source of funds available to the Company for payment of dividends to its shareholders. The Company's subsidiary banks are subject to certain requirements imposed by state and federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by the subsidiary banks to the Company.

The Company has a fixed stock option plan accounted for under APB Opinion 25 and related interpretations. The plan allows the Company to grant options to employees for up to 420,000 shares of common stock. The options are immediately vested when granted, and expire ten years from the date the option is granted. The exercise price of each option equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's 1998 and 1996 net income and earnings per share would have been reduced to the pro forma amounts indicated below. In 1997, no options were granted, thus pro forma amounts are the same as reported.


                                              Earnings per Share
                                    Net Income       Basic          Diluted
1998
As reported                           $9,645          $1.43          $1.41
Pro forma                              9,524           1.41           1.39

1997
As reported                           $9,148          $1.34          $1.31
Pro forma                              9,148           1.34           1.31

1996
As reported                           $8,115          $1.16          $1.14
Pro forma                              7,949           1.14           1.12


The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for all grants in 1996: dividend yield of 2.6%, expected volatility of 5%, risk-free interest rate of 6.5%, and expected lives of 10 years; in 1998 dividend yield of 3.0%, expected volatility of 1.35%, risk-free interest rate of 4.75%, and expected lives of 10 years.

A summary of the status of the Company's fixed stock option plan as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below.
                                                     1998
                                             Number of    Weighted-average
                                              Shares       Exercise Price


Outstanding at beginning of year .........   259,500       $    7.82
Granted during the year ..................    13,500           18.75
Exercised during the year ................    93,000            6.04
                                            --------       ---------
Outstanding and exercisable at end of year   180,000       $    9.56
                                            ========       =========

Weighted-average fair value of options
   granted during the year                                    $13.54

                                                     1997
                                            Number of    Weighted-average
                                             Shares       Exercise Price


Outstanding at beginning of year .........   287,274       $   7.65
Granted during the year ..................      --              --
Exercised during the year ................    27,774           6.07
                                             -------       --------
Outstanding and exercisable at end of year   259,500       $   7.82
                                             =======       ========

Weighted-average fair value of options
   granted during the year                                 $      -

                                                        1996
                                            Number of   Weighted-average
                                              Shares     Exercise Price


Outstanding at beginning of year .........   205,524      $    5.79
Granted during the year ..................    81,750          12.33
Exercised during the year ................      --              --
                                             -------      ---------
Outstanding and exercisable at end of year   287,274      $    7.65
                                             =======      =========

Weighted-average fair value of options
   granted during the year                                  $  3.08


The following table summarizes information about stock options outstanding at December 31, 1998:

                                 Weighted-average
            Number                   Remaining             Weighted-average
        Outstanding at           Contractual Life           Exercise Price

            90,000                      5.0                     $  5.83
            76,500                      8.0                       12.33
            13,500                     10.0                       18.75
           -------                     -----                    -------
           180,000                      6.7                     $  9.56
           =======                     =====                    =======


14. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                       1998        1997      1996


Net income, as reported ........  $    9,645  $    9,148  $    8,115
Weighted-average shares ........   6,763,086   6,820,752   6,989,967
Effect of dilutive employee
   stock options ...............      91,527     154,926     113,700
Adjusted weighted-average shares
   and assumed conversion ......   6,854,613   6,975,678   7,103,667
Basic earnings per share .......  $     1.43  $     1.34  $     1.16
Diluted earnings per share .....  $     1.41  $     1.31  $     1.14


15. INCOME TAXES

The current and deferred components of income tax expense were as follows:
                                       1998       1997         1996


Current:
   Federal                            $4,822      $4,948      $4,024
   State .                               151         181         121
                                      ------      ------      ------
                                       4,973       5,129       4,145

Deferred:
   Federal                              (504)       (676)       (115)
                                      ------      ------      ------
                                      $4,469      $4,453      $4,030
                                      ======      ======      ======

The actual expense differs from the expected tax expense computed by applying the applicable U.S. Federal corporate income tax rate to earnings before income taxes, as follows:

                                           1998     1997     1996


Computed tax expense .................   $ 4,940  $ 4,625  $ 4,151
Increase (reduction) in income taxes
 resulting from:
   Tax exempt income .................      (165)    (222)    (209)
   State taxes, net of federal benefit        98      120       79
   Income from life insurance ........       (80)     (41)     (30)
   Low income housing credits ........      (221)     (47)     --
   Other .............................      (103)      18       39
                                         -------  -------  -------
                                         $ 4,469  $ 4,453  $ 4,030
                                         =======  =======  =======


Items which give rise to deferred income tax assets and liabilities and the tax effect of each are as follows:

                                           1998                    1997


                                      Asset   Liability    Asset   Liability


Allowance for possible losses
   on loans ........................   $2,053    $ --      $1,682  $    --
Allowance for investment losses ....       90      --          90       --
Capitalized costs ..................     --          69      --           72
Pension and other benefits .........      777      --         671       --
Depreciation .......................     --         222      --          141
Deferred loan origination fees .....     --          86         6       --
Deferred compensation and benefits .       89      --          83       --
Unrealized gains (losses) of
   investments available for sale ..     --          51      --            3
Unrealized appreciation in loans
   held for sale ...................       84      --          22       --
Valuation of other real estate owned       29      --          41       --
Interest receivable ................       94      --          37       --
Core deposit intangibles ...........       60      --          27       --
Mortgage servicing rights ..........       24      --        --         --
Other ..............................      136      --         109       --
                                       ------    ------    ------    ------
                                       $3,436    $  428    $2,768    $  216
                                       ======    ======    ======    ======

The related income taxes have been calculated using a rate of 35%. No valuation allowance is deemed necessary for the deferred tax asset, which is included in other assets.


16. RELATED PARTIES

In the ordinary course of business, the Company has granted loans to certain officers and directors and the companies with which they are associated. All such loans were made under terms that are consistent with the Company's normal lending policies. Changes in the composition of the Board of Directors or the group comprising executive officers result in additions to or deductions from loans outstanding to directors, executive officers, or principal shareholders.

Loans to related parties which in aggregate exceed $60,000 were as follows:

                                                1998         1997


Balance, January 1, .............             $14,254      $ 7,710
Loans made/advanced and additions               5,986        9,505
Repayments and reductions .......               4,637        2,961
                                              -------      -------
Balance, December 31, ...........             $15,603      $14,254
                                              =======      =======

In addition to the loans noted above, the Company had deposits outstanding at December 31, 1998 and December 31, 1997 to the same individuals of $5.3 and $6.3 million, respectively.


17. FINANCIAL INSTRUMENTS

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk, which are not reflected in the accompanying consolidated statements of condition. The Company's significant off-balance sheet risks are lending commitments, letters of credit, interest rate floors and interest rate swap agreements. Those instruments involve varying degrees of credit and interest rate risk in excess of the amount recognized in the statement of condition.

The Company follows the same credit policies in making commitments to extend credit and conditional obligations as it does for on-balance sheet instruments, including requiring similar collateral or other security to support financial instruments with credit risk. The Company's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of those instruments. Since many of the commitments are expected to expire without being drawn upon, the total amount does not necessarily represent future cash requirements.

The Company uses off-balance sheet derivative instruments as hedges against significant fluctuations in interest rates. The Company uses interest rate swap and floor instruments to hedge against potentially lower yields on the variable prime rate loan category in a declining rate environment. If rates were to decline, resulting in reduced income on the adjustable rate loans, there would be an increased income flow from the interest rate swap and floor instruments.

All off-balance sheet positions are reviewed as part of the asset/liability management process at least quarterly. The instruments are factored into the Company's overall interest rate risk position. The Company regularly reviews the credit quality of the counterparties from which the instruments have been purchased. As of December 31, 1998, the Company had $20 million (notional principal amount) in floor contracts. The two floor contracts ($10 million each) have a strike rate of 5%, and both mature in 1999.

                                                    1998         1997


Commitments to extend credit                      $101,724      $80,043
Letters of credit                                    1,735        1,911
Swaps                                                   -         5,000
Floors                                              20,000       20,000

The estimated fair values of the Company's financial instruments were as follows:

                          December 31, 1998              December 31, 1997


                                        Carrying    Fair   Carrying    Fair
                                         Amount     Value   Amount    Value


Financial assets:
Cash .................................  $ 14,938  $ 14,938  $ 14,551  $ 14,551
Securities available for sale ........    98,243    98,243    18,396    18,396
Securities held to maturity ..........    88,570    91,759   160,894   164,286
Loans held for sale ..................    24,637    24,877     7,094     7,094
Loans receivable .....................   407,798   402,612   350,415   347,681
Interest receivable ..................     3,820     3,820     3,924     3,924

Financial liabilities:
Deposits .............................   508,573   509,800   373,409   373,898
Borrowings from Federal Home Loan Bank    60,265    59,163    98,514    98,502
Other borrowed funds .................    29,893    29,893    33,964    33,964
Interest payable .....................     3,137     3,137     3,459     3,459

The estimated fair values of the Company's off-balance sheet instruments were as follows:

                                                December 31, 1998


                                                              Fair Value
                                 Notional  Contract  Maturity  Including
                                Principal    Date      Date     Accruals


Interest Rate Floors             $10,000  03-Jun-94 03-Jun-99     $  8
                                  10,000  13-Sep-94 13-Sep-99       11
                                 -------                          ----
                                 $20,000                           $19
                                 =======                          ====


                                                 December 31, 1997


                                                              Fair Value
                                 Notional  Contract  Maturity  Including
                                Principal    Date      Date     Accruals


Interest Rate Swaps             $  5,000  09-Feb-94 09-Feb-98     $(57)
                                ========                          ====


Interest Rate Floors             $10,000  03-Jun-94 03-Jun-99    $   8
                                  10,000  13-Sep-94 13-Sep-99       10
                                 -------                         -----
                                 $20,000                         $  18
                                 =======                         =====


18. REGULATORY MATTERS

The Company, and its bank subsidiaries, are subject to various regulatory capital requirements administered by the Comptroller of the Currency, the Federal Reserve Board, and the Federal Deposit Insurance Corporation. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulations that, if undertaken, could have direct material affect on the Company's financial statements.

These capital requirements represent quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting principles. The Company's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes that, as of December 31, 1998, the Company meets all capital requirements to which it is subject.

As of December 31, 1998, both bank subsidiaries were categorized by their regulatory agencies as well capitalized. To be categorized as well capitalized the banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events that management believes have changed the banks' category.

The Company's actual capital amounts and ratios are also presented in the table.

                                                                  To Be Well
                                                                  Capitalized
                                               For Capital        Under Prompt
                                               Adequacy      Corrective Action
                                Actual         Purposes          Provisions
                            Amount   Ratio   Amount>= Ratio>=  Amount>= Ratio>=
As of December 31, 1998
Total Capital
 (To Risk Weighted Assets):
   Consolidated ..........  $62,445  14.0%   $35,602   8.0%       N/A
   Camden National Bank ..   50,111  14.2%    28,292   8.0%    $35,365  10.0%
   United Bank ...........    9,773  10.7%     7,310   8.0%      9,138  10.0%

Tier I Capital
 (To Risk Weighted Assets):
   Consolidated ..........  $56,882  12.8%   $17,801   4.0%       N/A
   Camden National Bank ..   45,690  12.9%    14,146   4.0%    $21,219   6.0%
   United Bank ...........    8,631   9.5%     3,655   4.0%      5,483   6.0%

Tier I Capital
 (To Average Assets):
   Consolidated ..........  $56,882   9.5%   $23,836   4.0%       N/A
   Camden National Bank ..   45,690   9.1%    19,982   4.0%    $24,978   5.0%
   United Bank ...........    8,631   9.0%     3,842   4.0%      4,803   5.0%


                                                                 To Be Well
                                                                Capitalized
                                              For Capital       Under Prompt
                                                Adequacy      Corrective Action
                                Actual          Purposes          Provisions
                            Amount   Ratio   Amount>= Ratio>=  Amount>= Ratio>=
As of December 31, 1997
Total Capital (To Risk Weighted Assets):
   Consolidated             $66,606  19.5%   $27,354   8.0%       N/A
   Camden National Bank      57,799  20.2%    22,841   8.0%    $28,551  10.0%
   United Bank                6,820  12.1%     4,517   8.0%      5,646  10.0%

Tier I Capital (To Risk Weighted Assets):
   Consolidated             $62,332  18.2%   $13,677   4.0%       N/A
   Camden National Bank      54,230  19.0%    11,420   4.0%    $17,130   6.0%
   United Bank                6,114  10.8%     2,258   4.0%      3,388   6.0%

Tier I Capital (To Average Assets):
   Consolidated             $62,332  10.6%   $23,483   4.0%       N/A
   Camden National Bank      54,230  11.2%    19,401   4.0%    $24,251   5.0%
   United Bank                6,114   8.3%     2,953   4.0%      3,691   5.0%


19. BANK HOLDING COMPANY

Following are the condensed statements of condition, income statements, and statements of cash flow for Camden National Corporation, a multi-bank and financial services holding company.

                             Statements of Condition
                                  December 31,

                                                    1998       1997


Assets
   Cash ........................................  $ 2,638    $   170
   Fixed assets ................................    1,486      1,675
   Investment in subsidiaries:
      Banking subsidiaries .....................   61,540     60,569
      Other subsidiaries .......................       94         89
   Amounts receivable from subsidiaries ........    1,940         46
   Goodwill ....................................       51         55
   Other assets ................................      273        170
                                                  -------    -------
      Total assets .............................  $68,022    $62,774
                                                  =======    =======

Liabilities & Shareholders' Equity
   Amounts due to subsidiaries .................  $ 3,657    $    40
   Accrued expenses ............................      263        178
   Shareholders' equity ........................   64,102     62,556
                                                  -------    -------
      Total liabilities and shareholders' equity  $68,022    $62,774
                                                  =======    =======


                              Statements of Income
                          For Years Ended December 31,

                                            1998      1997     1996


Operating Income
   Dividend income
     from subsidiaries .................  $ 8,569   $ 4,387   $ 3,951
   Fees from subsidiaries ..............    3,696     2,956        77
                                          -------    ------   -------
      Total operating income ...........   12,265     7,343     4,028
                                          -------   -------   -------

Operating Expenses
   Salaries and employee benefits ......    2,030     1,625      --
   Net occupancy .......................      170       156      --
   Furniture, equipment and
     data processing ...................      653       612      --
   Other operating expenses ............      867       607        77
                                          -------   -------   -------
      Total operating expenses .........    3,720     3,000        77
                                          -------   -------   -------
   Income before equity in undistributed
     earnings of subsidiaries ..........    8,545     4,343     3,951

Equity in undistributed earnings
      of subsidiaries ..................    1,076     4,761     4,164
                                          -------   -------   -------
      Net income before tax ............    9,621     9,104     8,115
   Income tax benefit ..................       24        44      --
                                          -------   -------   -------
Net Income .............................  $ 9,645   $ 9,148   $ 8,115
                                          =======   =======   =======

                            Statements of Cash Flows
                          For Years Ended December 31,

                                             1998     1997      1996


Operating Activities
Net income ............................  $  9,645  $  9,148  $  8,115
Adjustments to reconcile net earnings
   to net cash provided by
   operating activities:
      Undistributed net income
        from subsidiaries .............    (1,076)   (4,761)   (4,164)
      Depreciation and amortization ...       361       197      --
      Amortization of goodwill ........         4         3         4
      (Increase) decrease in amount
        receivable from subsidiaries ..    (1,894)       84       (77)
      Increase in other assets ........      (103)     (169)     --
      Increase (decrease) in payables .     3,702       232       (25)
      Other, net ......................       (34)       11      --
                                         --------  --------  --------
      Net cash provided by
       operating activities ...........    10,605     4,745     3,853
                                         --------  --------  --------

Investing Activities
   Investment in Trust Company
     of Maine, Inc. ...................      --         (51)     --
   Purchase of premises and equipment .      (172)     (149)     --
                                         --------  --------  --------
      Net cash used in
    investing activities ..............      (172)     (200)     --
                                         --------  --------  --------

Financing Activities
   Proceeds from sale of treasury stock      --        --          50
   Exercised stock options ............    (1,122)     --        --
   Purchase of treasury stock .........    (3,058)   (1,337)   (1,712)
   Dividends paid .....................    (3,750)   (3,050)   (2,239)
   Filing fees related to stock split .       (35)     --        --
                                         --------  --------  --------
      Net cash used in
     financing activities .............    (7,965)   (4,387)   (3,901)
                                         --------  --------  --------

Net increase (decrease) in cash .......     2,468       158       (48)
Cash at beginning of year .............       170        12        60
                                         --------  --------  --------
Cash at end of year ...................  $  2,638  $    170  $     12
                                         ========  ========  ========


20. QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 1998 and 1997:

                               Three Months Ended


                              Mar 31     June 30     Sept 30      Dec 31


1998
Interest income ..........   $11,561     $11,802     $11,989     $13,463
Interest expense .........     5,250       5,145       5,097       5,258
Net interest income ......     6,311       6,657       6,892       8,205
Provision for loan losses        324         324         344         384
Income before income taxes     3,320       3,291       3,679       3,824
Applicable income taxes ..     1,086       1,050       1,165       1,168
Net income ...............     2,234       2,241       2,514       2,656
Per common share:
   Basic .................       .33         .33         .37         .40
   Diluted ...............       .32         .32         .37         .40


                                Three Months Ended


                               Mar 31     June 30     Sept 30      Dec 31


1997
Interest income ..........   $10,612     $11,439     $11,566     $12,434
Interest expense .........     4,934       5,473       5,467       5,355
Net interest income ......     5,678       5,966       6,099       7,079
Provision for loan losses        287         285         385         720
Income before income taxes     3,145       3,525       3,481       3,450
Applicable income taxes ..     1,056       1,195       1,166       1,036
Net income ...............     2,089       2,330       2,315       2,414
Per common share:
   Basic .................       .31         .34         .34         .35
    Diluted ..............       .30         .34         .33         .34

































[Page 41]

   This page contains a scanned in copy of Berry, Dunn, McNeil & Parker's Report of Independent Certified Public Accountants.

                  Camden National Corporation and Subsidiaries

                                Auditors' Letter


Berry, Dunn, McNeil & Parker letterhead


Berry, Dunn, McNeil & Parker
Certified Public Accountants
Management Consultants
100 Middle Street / P.O. Box 1100
Portland, ME  04104-1100
(207) 775-2387  Fax (207) 774-2375


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Shareholders and Board of Directors
Camden National Corporation

We have audited the accompanying consolidated statements of financial condition of Camden National Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Camden National Corporation and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



Berry, Dunn, McNeil & Parker (signature)
Portland, Maine
January 22, 1999



[Pages 42 - 43 list the Boards of Directors and Bank Administrations]

                  Boards of Directors and Bank Administrations

              In appreciation for their dedication and outstanding
                contributions To the Board of Directors of Camden
                              National Corporation,
                        We acknowledge the retirement of

                               David H. Montgomery
                               Director, 1966-1998
                Chairman, Camden National Corporation, 1976-1998

                                       And

                                Kenneth C. Dickey
                               Director, 1970-1997
              Vice Chairman, Camden National Corporation, 1976-1997


Directors of
Camden National Corporation


Rendle A. Jones
Chairman, Camden National Corporation
Attorney & Partner - Harmon, Jones & Sanford
Keith C. Patten
President & CEO, Camden National Corporation
Chairman, Camden National Bank
Peter T. Allen
Private Investor
Ann W. Bresnahan
Civic Leader
Royce M. Cross
President, Woodrow W. Cross Agency
Robert W. Daigle
President & CEO, Camden National Bank
Robert J. Gagnon
Store Manager, Rockland Shop 'n Save
John W. Holmes
President, Consumers Fuel Co.
John S. McCormick, Jr.
Engineer & Developer
Consolidated Real Estate and Engineering
Richard N. Simoneau, C.P.A.
Tax Partner, Simoneau & Norton, P.A.
Arthur E. Strout
Attorney & Partner - Strout & Payson, P.A.

Directors of Camden National Bank




Keith C. Patten
President & CEO, Camden National Corporation
Chairman, Camden National Bank
Robert W. Daigle
President & CEO
Peter T. Allen
Private Investor
Ann W. Bresnahan
Civic Leader
David C. Flanagan
President, Viking, Inc.
Robert J. Gagnon
Store Manager, Rockland Shop 'n Save
John W. Holmes
President, Consumers Fuel Co.
Rendle A. Jones
Attorney & Partner - Harmon, Jones & Sanford
John S. McCormick, Jr.
Engineer & Developer
Consolidated Real Estate and Engineering
Richard N. Simoneau, C.P.A.
Tax Partner, Simoneau & Norton, P.A.
Arthur E. Strout
Attorney & Partner - Strout & Payson, P.A.
Rosemary B. Weymouth
President, Megunticook Management Co.

Associate Directors of
Camden National Bank


C.R. deRochemont
Realtor, C.R. deRochemont Realtor
Kenneth C. Dickey
Retired Vice Chairman,
Camden National Corporation
Haskell & Corthell Real Estate
Frederick G. "Ted" Hanley
Retired Executive Vice President,
Camden National Bank
Lawrence N. Hopkins
Retired President, Camden National Bank
David H. Montgomery
Retired Chairman, Camden National Corporation
Past Chairman, Allen Agency

Administration of
Camden National Corporation


Keith C. Patten
President & CEO
Susan M. Westfall
Vice President, Clerk, Treasurer
& Chief Financial Officer
Jeffrey D. Smith
Vice President & Chief Operations Officer
Steven D. Dailey
Vice President & Information Systems Officer
June B. Parent
Assistant Vice President & Personnel Manager
Kathryn M. Ryder
Financial Officer
Manager, Accounting Department
Brenda B. Munroe
Manager, Electronic Banking Department
Robert E. Cleveland, Jr.
Senior Network Administrator
Timothy J. Pratt
Manager, Items Processing Department
Jennifer F. Mazurek
Manager, Deposit Services Department

Administration of
Camden National Bank


Keith C. Patten
Chairman
Robert W. Daigle
President & CEO
John P. "Jack" Williams
Senior Vice President, Commercial Loan & Business Development Officer Michael A. McAvoy
Vice President & Senior Loan Officer
Susan M. Westfall
Vice President, Cashier &
Investment and Trust Officer
Charles A. Wootton
Vice President, Branch Administration Officer &
Commercial Loan Officer
Joanne T. Campbell
Vice President &
Residential Real Estate Administration Officer
Stephen C. Staples
Vice President, Regional Manager &
Commercial Loan Officer
James C. Ebbert
Assistant to the President
Barbara B. Hanson
Assistant Vice President &  Commercial Loan Officer
Richard E. Littlefield
Assistant Vice President & Commercial Loan Officer
Craig S. Dahlberg
Assistant Vice President & Commercial Loan Officer
Kimberly J. Nason
Mortgage Loan Underwriter
Christopher A. Frohock
Commercial Loan Officer
Lee Ann Szelog
Marketing Manager
Marie M. Charest
Training Officer
Vera E. Rand
Commercial Credit Administrator
Jane G. Pierce
Branch Administration Service Manager

Ellen L. Ellis
Loan Servicing Department Manager
Ann E. Filley
Call Center and NetBANK Manager

Branch Administration of
Camden National Bank


Paul C. Doody
Vice President, Regional Manager &
Manager, Belfast Office
Robert P. Wheeler
Assistant Vice President, Regional Manager & Manager, Vinalhaven Office Brenda J. Condon
Assistant Vice President &
Manager, Bucksport Office
Rodney L. MacDougal
Assistant Vice President &
Manager, Waldoboro Office
Sangeeta B. Norton
Manager, Rockland Office
Judith L. Brogden
Manager, Camden Square Office
Susan L. O'Brien
Manager, Union Office
R. Todd Starbird
Manager, Thomaston Office
Walter C. Reynolds
Manager, Damariscotta Office
Jane G. Pierce
Interim Manager, Main Office

Directors of United Bank


Royce M. Cross, Chairman
President, Woodrow W. Cross Agency
Bruce D. Bartlett
President, Treasurer & CEO
Kermit P. Allen
Treasurer, G.M. Allen & Son, Inc.
Edward R. Dysart
President, Dysart Transportation Services, Inc.
William T. Gardner
President, William T. Gardner & Sons, Inc.
Rendle A. Jones, Esq.
Attorney & Partner - Harmon, Jones & Sanford
C. Charles Lumbert
President, Moose River Lumber Co., Inc.
Keith C. Patten
President & CEO, Camden National Corporation
Chairman, Camden National Bank
Carroll R. Pickard
President, Pleasant Hill Diversities
LaJune S. Means
Private Investor, Director Emeritus

Bank Administration of United Bank


Bruce D. Bartlett
President, Treasurer & CEO
James M. Kimball
Vice President & Senior Loan Officer
Paul R. Flynn
Vice President & Branch Administrator
Lori L. Martin
Vice President & Operations Officer
Daniel A. Kelley
Assistant Vice President & Loan Officer
Ronald W. Taplin
Loan Officer
Robert N. Cross
Business Development Officer
Branch Administration of United Bank


Brent A. Folster
Vice President & Manager, Bangor Office
Joseph E. Hackett
Vice President & Manager, Greenville Office
Linda J. Colbath
Manager, Corinth Office
William J. Crawford, III
Manager, Dover-Foxcroft Office
Michael A. Durgin
Manager, Hampden & Winterport Offices
Darcel S. Bryant
Manager, Hermon Office
Marilyn J. Chalker
Manager, Jackman Office
Linda K. Russell
Manager, Milo Office

Directors of
Trust Company of Maine, Inc.


Andrew P. Averill
Chairman, President & CEO
R. Paul Pasquine
Executive Vice President, COO &
Senior Trust Officer
Bruce D. Bartlett
President, Treasurer & CEO, United Bank
Randall A. Bishop
Chief Financial Officer
William T. Gardner & Sons, Inc.

Robert W. Daigle
President & CEO, Camden National Bank
Shirley B. Kile
Executive Vice President & Treasurer
Richard N. Simoneau, C.P.A.
Tax Partner, Simoneau & Norton, P.A.

Officers Trust Company of Maine, Inc.


Andrew P. Averill
Chairman, President & CEO
R. Paul Pasquine
Executive Vice President, COO &
Senior Trust Officer
Shirley B. Kile
Executive Vice President & Treasurer
Lynn M. Bowden
Vice President & Trust Officer
Susan L. Kenney
Assistant Vice President & Trust Officer
Robert M. Parker, Jr.
Assistant Vice President &Trust Officer


















[Page 44]

Generations Gold Emblem                    Generations Gold Family...

Picture of family of eight on frozen pond with a sled and ice fishing equipment (picture size - 4.0" wide x 3.5" tall)

                           Thank You to the McFarlands

The McFarland family has been banking with Camden National for over 50 years. Murial McFarland, a retired nursery school teacher, recalls, "Camden National helped us finance our first house, our first car, and everything since." Sheila McFarland was employed at Camden National Bank for 20 years. She retired from her position as customer service officer in 1997. Sheila's husband, Paul Jr., is general manager of O'Hara Corporation in Rockland. Paul III is the ice plant manager at O'Hara and his wife Deborah is a registered nurse at Penobscot Bay Medical Center in Rockport. The youngest generation of McFarlands, Owen, Tyler and Caleb, like to play sports and are learning the joys of saving with the help of three Penny's Piggy Bank accounts.



The following information is in a box and the annual meeting information is bolded:

Annual Meeting, Camden National Corporation - Tuesday, May 4, 1999, 3:30p.m.

The Company will provide, without charge, upon written request, a copy of Camden National Corporation's Annual Report to the Securities and Exchange Commission, Form 10K for the 1998 fiscal year.

                                 Please contact:
Susan M. Westfall - Camden National Corporation - P.O. Box 310 - Camden, Maine 04843 - 207-236-8821

Camden National Corporation logo             Camden National Corporation


Under the outlined box are the following credits:

                                     Credits

    Benjamin Magro, Photography - Peggy Mason Graphics, Design & typesetting

















Back cover



                  At the bottom of the page is the following:

                        Camden National Corporation logo
                           Camden National Corporation

                  Picture of Camden  National  Bank's Main Office  (Camden,  ME)
                    (picture size - 2.25" wide x
                                   1.75" tall)
      2 Elm Street - P.O. Box 310 - Camden, Maine 04843-0310 - 207-236-8821