Form 10-K, Exhibit 13
period 1999-12-31
CAMDEN NATIONAL CORP
filed 2000-03-30
CIK 750686

                                                                      EXHIBIT 13





                                   [CNC LOGO]



                                    [PHOTOS]



                                     CAMDEN
                                    NATIONAL
                                  CORPORATION

                                     1 9 9 9



                                                        A N N U A L  R E P O R T

--------------------------------------------------------------------------------

A Legacy of Success

Community-based businesses are an integral part of our society. They provide us with all the necessities for living, and allow us to fulfill our desires to enjoy a more comfortable lifestyle.

Camden National Corporation salutes the many individuals and businesses that have given us the opportunity to work side-by-side with them from generation to generation, and we are pleased to share four of their success stories in our 1999 Annual Report.

We are proud to be part of their legacy of success, and we look forward to playing an important role in their future and the futures of our shareholders, employees, customers and communities.


Table of Contents

     2         President's Letter

     4         Community Business Profiles

     8         Dedication

     9-19 Management's Discussion and Analysis of Financial Condition and Results of Operations

     20        Summary of Financial Performance-graphs

     21        Selected Five-Year Financial Data

     22        Consolidated Statements of Condition

     23        Consolidated Statements of Income

     24        Consolidated Statements of Changes in Shareholders' Equity

     25        Consolidated Statements of Cash Flows

     26-46 Notes to Consolidated Financial Statements for December 31, 1999, 1998, and 1997

     47        Auditor's Letter

     48        Boards of Directors and Bank Administrators

     50        Announcement of Annual Meeting


                                                                        [PHOTOS]

================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

--------------------------------------------------------------------------------

[PHOTO]


Dear Shareholders:

While developing my thoughts for this letter, it occurred to me that 1999 saw a multitude of events unfold at Camden National Corporation that would belie the phrase, "business as usual." New leadership, new corporate vision, new business partners and new products and services...perhaps the more apt description would be, "a year of transition."

Indeed, it was a year laden with changes, many of which were exciting and filled with great expectation while others were tinged with uncertainty. None evoked more anxiety than the much-ballyhooed arrival of the year 2000. The mere mention of Y2K conjured up all sorts of disaster scenarios that ultimately proved unwarranted. Meanwhile, our introduction of a fully-interactive internet banking capability caused a few eyebrows to be raised over privacy and security. Yet, 1,600 customers and nearly 80,000 hits per month later, all is well and convenience banking has once again been re-defined.

Perhaps the most immediately evident transition, especially for long-time shareholders, resides in the authorship of this letter. As announced in his final annual report to you last year, Keith Patten ceremoniously stepped down as your president and chief executive officer in May to pursue a life-long dream of fishing every great river in the world. If his wife, Priscilla, has anything to say about it, there will be other fulfilling activities occupying both of them in their retirement years. We are greatly indebted to Keith for his vision and the steady, guiding hand he provided during his twenty-two year career with our company (please see dedication on page eight). His legacy will serve us well as we venture forth to face the challenges awaiting us in the new millennium.

Along with Keith's announcement came the beginning of a comprehensive strategic planning process designed to plot a course for our company's future success and the new generation of community banking that will ensure this desired outcome. The result of a grueling three-day exercise, which included directors and senior managers, was the formulation of a strategic vision that calls for maintaining our independence while facilitating growth designed to enhance long-term shareholder value. Underlying this vision is a master strategy that focuses on a combination of internal and external growth initiatives.

Internal growth presupposes the leveraging of existing assets and resources within our company to gain a larger share of our current customer-base's financial complex. In addition, this growth depends upon more effectively cultivating prospective


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

--------------------------------------------------------------------------------

relationships within our defined markets through the development of innovative products and services and a more highly-focused calling effort. Early evidence of our strategic success manifested itself through "above peer" growth in average loans outstanding and deposit balances of 16.1% and 13.8%, respectively, compared to 1998.

External growth, including geographic expansion and line-of-business diversification, represents some of the greatest opportunities for our company. On July 27, 1999, we chose to pursue a conventional expansion pathway when we entered into a definitive agreement to acquire KSB Bancorp, Inc. ("KSB"), the parent company for Kingfield Bank in Kingfield, Maine. The union of Kingfield Bank with our existing affiliate, United Bank in Bangor, during the first quarter of 2000, created a new community bank - UnitedKingfield - Bank with approximately $325 million in assets serving 25,000 customers in nine counties through 18 branch locations. We believe the similarity in customer demographics, contiguous geography and strength of our new management team, led by President and CEO John Witherspoon, provides us with an excellent opportunity to capitalize on certain inherent economies of scale. Furthermore, we see significant market penetration potential within the UnitedKingfield Bank franchise, particularly in and around the larger Bangor and Lewiston population centers.

Reference to our acquisition of KSB provides an appropriate segue to our discussion of this past year's financial performance. Following three consecutive years of record-breaking results, 1999 net income per fully diluted share declined 7.97% to $1.27 from $1.38 in 1998. This was largely a function of $1,790,000 in net-after-tax expenses related to the acquisition of KSB, coupled with write-downs in other real estate owned (OREO) of $506,000 and additions to the provision for loan losses of $1,445,000 at United Bank. The performance of the company's flagship bank, Camden National Bank, evidenced continued solid growth in 1999 with average loans outstanding and average deposit balances increasing 17% and 11%, respectively, compared to 1998. Camden National Bank's return on average assets in 1999 was 1.67% compared to 1.68% in the previous year, while return on average equity rose to 19.70% compared to 15.36% in 1998.

As you will note in the succeeding pages of this annual report, we have elected to continue with the theme of Providing Financial Solutions for Generations, focusing this year on the business sector the lifeblood of our communities, and our company. We believe this theme speaks appropriately to the heritage of Camden National Corporation, which is proudly celebrating its 125th year of service to the citizens, businesses and communities encompassed within its expanding geography. The companies we have chosen to profile are both first and multi-generation, and represent the vast cross-section of businesses who are served by the management and staff of Camden National Corporation today.

In closing, I would like to offer a special thanks to our staff for their dedication, to our directors for their guidance and to you, our shareholders, for your support. The vagaries of the economic markets have not been kind to our industry-sector over the last year. Nevertheless, we will continue to work hard to improve the fundamentals of your company relative to those of other members of the financial services sector by pursuing our vision of balancing profit with growth and quality with productivity.

Sincerely,

/s/ Robert W. Daigle

Robert W. Daigle
President & CEO


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

A Legacy of Success
--------------------------------------------------------------------------------

The O'Hara Corporation

[PHOTO]

          The fishing industry has seen quite a few changes since Francis J. O'Hara, founder of what eventually became the O'Hara Corporation, entered the business at the turn of the century. Back then, most commercial fishermen worked in sailing drifters and steam trawlers. Francis came over to America from a fishing village in Ireland. In 1900, he moved to the Boston area and began building his business on the bounty of the Atlantic Ocean. In the early fifties, he was succeeded by his son, Frank O'Hara, Sr., who brought the family business to Portland and then Rockland, Maine. Frank, Sr. began acquiring waterfront property in Rockland and expanded the operation to include ice making for his boats. Frank, Sr. also established a relationship with Jack Williams, Senior Vice President of Community Banking at Camden National Bank, who provided support to Frank when he needed it most.

"The people of Camden National Bank have always been there for my family."

[PHOTO]

          Today, Frank O'Hara, Jr. works closely with his father on the O'Hara Corporation - now a diverse enterprise involved in a variety of ventures. There are three factory trawlers fishing the seas off Alaska, the Journey's End Marina in Rockland where the family fishing operation used to be, and an ice manufacturing company supplying ice to boats and people throughout New England. Camden National Bank is proud to have been and continue to be the bank of choice for the O'Hara's for Frank, his father, and for the next generation, too.

                    "The people of Camden National Bank have always been there for my family. From generation to generation, they've always been able to meet all our financial needs."

                                                   - Frank O'Hara, Jr., Rockland


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

A Legacy of Success
--------------------------------------------------------------------------------

Jordan Lumber

[PHOTO]

          There are over 17 million acres of forestland in the great state of Maine. In the late 1950's, Everett Jordan brought his family to Kingfield and purchased a small sawmill. With lumber and labor plentiful, Jordan Lumber quickly became a major economic force in the region. The building materials for many of the homes and businesses that were built in the area at that time took shape at Jordan Lumber.

"It's more than a banking relationship. It's family."

          The business flourished and soon Jordan Lumber Company became a major force in the local economy.

          A few years later, Everett's son, Richard, joined the business, followed soon by brothers Les and Jonathan. Upon Everett's retirement, the three sons purchased the business. Jordan Lumber Co., Inc. has continued to grow and prosper and the people of Kingfield Bank (now UnitedKingfield Bank) are proud to have played a key part in their success.

                    "Jordan Lumber is proud of the 'family' relationship we enjoy with UnitedKingfield Bank and also with our 'family' of employees."

                                                     - Richard Jordan, Kingfield


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

A Legacy of Success
--------------------------------------------------------------------------------

Gold Star Cleaners

[PHOTO]

          Before Maine ever carried the moniker "Vacationland" on its license plates, Bangor was home to thousands of mill workers, laborers and lumbermen who harvested our abundant natural resources. Considering the state of their clothes after a long day's work, it was a natural place to start a dry cleaning business.

"I know that we are both in business for the long haul."

          Founded in 1905 by Edward Pooler, Gold Star Cleaners began its dry cleaning operation in Brewer. It was hard work for Edward and he soon enlisted the help of his son Hank. Upon Hank's untimely death, his sons Jim and Eddie took over.

[PHOTO]

          As washing machines and dryers became more prevalent in private homes, the brothers began looking for new ways to build their business. Eventually, they left that job to the next generation - Eric.

          Today, Eric Pooler runs the family business, which now has six locations throughout central Maine, including five coin laundry locations. Gold Star Cleaners' original location on Wilson Street in Brewer, "the cleaners next to the railroad tracks," continues to feature dry cleaning. As a Charter Member of the Generations Gold Business Partner program at United Bank (now UnitedKingfield Bank), the Bank helps drive business to Gold Star Cleaners while giving Eric's customers a valuable discount. From washing cycles to business cycles, UnitedKingfield Bank has the answers.

                    "My relationship with UnitedKingfield Bank is mutually beneficial. I know that we are both in business for the long haul."

                                                           - Eric Pooler, Bangor



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

A Legacy of Success
--------------------------------------------------------------------------------

R.P. Imports

[PHOTO]

          Transforming a hobby into a full-time business has been a labor of love for Ed and Judi Mansing. While traveling around the world on business, Ed and Judi often sampled local wines and brought them back home to Maine for friends and family to enjoy. As their passion grew stronger, they began to look for ways to enter the wine importing business professionally.

"Banking with UnitedKingfield Bank couldn't be easier."

[PHOTO]

          Eventually, they took the plunge and founded R.P. Imports. When it came time to name the business they chose the initials of Ed's grandfather, Renzo Paracchi, a true connoisseur of the vine. From humble beginnings, R.P. Imports grew to become a major importer and distributor of quality wines, supplying northern New England with wines from California, France, Italy, Spain, Germany, Australia and Argentina.

          Today, R.P. Imports operates out of a waterfront office in Portland. Through the convenience of on-line banking from UnitedKingfield Bank, they have been able to continue enjoying the kind of personal service and cutting-edge technology that originally brought them to Kingfield Bank. Now that calls for a toast.

                    "Banking with UnitedKingfield Bank couldn't be easier. When we're in the area we stop in, but it's just as easy to pick up the phone or access our accounts on the web and we can do that at any time!"

                                                          - Ed Mansing, Portland



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

Dedication
--------------------------------------------------------------------------------

[PHOTO]

In appreciation for his outstanding contribution to Camden National Corporation, we acknowledge the retirement of and dedicate this annual report to:

                                Keith C. Patten

    Mr. Patten served as President, Chief Executive Officer and Director of Camden National Bank from 1978 through 1996 and was elected Chairman of the
   Board of Camden National Bank in 1996. He also served as President, Chief Executive Officer and Director of the Company from 1984 through his retirement in 1999. Mr. Patten also served as a Director of United Bank from 1996-1999.

                From the directors and employees of the Company,
                       thank you Keith, and best wishes!



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis reviews the consolidated financial condition of the Company at December 31, 1999 and 1998, the consolidated results of operations for the past three years and, where appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements and Selected Consolidated Financial Data.

                          Forward Looking Information

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained in this discussion, or in any other written or oral statements made by the Company, is or may be considered to be forward-looking. Forward-looking statements relate to future operations, strategies, financial results or other developments, and typically contain words or phrases such as "may," "expects," "should" or similar expressions. Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company's control or are subject to change.

Inherent in the Company's business are certain risks and uncertainties. Therefore, the Company cautions the reader that its actual results could differ materially from those expected to occur depending on factors such as general economic conditions including changes in interest rates and the performance of financial markets, changes in domestic and foreign laws, regulations and taxes, competition, industry consolidation, credit risks and other factors. Other factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on investment securities, rates paid on deposits, competitive effects, fee and other non-interest income earned, as well as other factors. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

GENERAL

Overview of Company.

     Camden National Corporation ("the Company") is a multi-bank holding company headquartered in Camden, Maine, offering a broad range of financial services in its geographical marketplace. The Company has two wholly owned bank subsidiaries. Camden National Bank is a national banking organization, based in Camden, Maine. UnitedKingfield Bank, a state chartered bank based in Bangor, Maine, is the successor by merger, effective February 4, 2000, of United Bank and Kingfield Savings Bank. The Company also has a 51% interest in Trust Company of Maine, Inc., a non-bank subsidiary, based in Bangor, Maine.

Business.

     The Company's wholly-owned bank subsidiaries are independent banks with branches serving mid-coast, central and western Maine. The banks are full-service financial institutions that focus primarily on attracting deposits from the general public through their branches and using such deposits to originate residential mortgage loans, business loans, commercial real estate loans and a variety of consumer loans in their respective service areas. In addition, the Company also invests in mortgage-backed securities and securities issued by the United States government and agencies thereof. The Company's majority-owned trust subsidiary, Trust Company of Maine, Inc., offers a broad range of trust and trust investment services, in addition to retirement and pension plan management services.

     The Company's goal is to balance profit with growth and quality with productivity. Therefore, emphasis is placed on increasing loan and deposit market shares in the communities its bank subsidiaries serve by offering a wide range of quality financial products and services coupled with local decision-making. In addition, the Company closely manages yields on interest-earning assets and rates on interest-bearing liabilities and strives to increase non-interest income while controlling the growth of non-interest expense. It is also part of the business strategy of the Company to supplement internal growth with acquisitions of other banks, branches of other banks and non-bank financial service companies when such purchases are perceived to offer enhanced long-term shareholder value.

Acquisition.

     On December 20, 1999, the Company completed the acquisition of KSB Bancorp ("KSB"), a bank holding company with one principal subsidiary, Kingfield Bank. Approximately 1,481,800 shares of common stock were issued in connection with this transaction. KSB was subsequently merged into the Company. At December 31, 1999, Kingfield Bank had total assets of $191.1 million and total shareholders' equity of $14.0 million. The acquisition of KSB was accounted for under the pooling-of-interests method and, accordingly, financial information for all periods presented prior to the date of acquisition, including the financial information discussed below, has been restated to



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

REVIEW OF FINANCIAL STATEMENTS

     The discussion and analysis which follows focuses on the factors affecting the Company's financial results of operations during 1999, 1998 and 1997 and financial condition at December 31, 1999 and 1998. The Consolidated Financial Statements and Related Notes beginning on page 22 of this report should be read in conjunction with this review.

RESULTS OF OPERATIONS

Overview.

     The Company reported net income of $10.2 million in 1999, $11.5 million in 1998 and $10.7 million in 1997. Basic earnings per diluted share were $1.27 in 1999, $1.38 in 1998 and $1.27 in 1997. Return on average assets was 1.15% in 1999 compared to 1.52% in both 1998 and 1997. Return on average equity was 13.16% in 1999 compared to 15.09% and 15.11% in 1998 and 1997, respectively. Excluding acquisition-related expenses, the Company earned $1.49 per diluted share in 1999 compared to $1.38 per diluted share during 1998. Return on average equity, excluding acquisition-related expenses, was 15.47% in 1999 compared to 15.09% and 15.11% in 1998 and 1997, respectively. Strong loan growth during 1999 contributed to substantial increases in net interest income, which on a fully taxable equivalent basis totaled $40.6 million in 1999 compared to $35.7 million and $31.4 million in 1998 and 1997, respectively. The Company's results of operations are also affected by the provision for loan losses, resulting from the Company's assessment of the adequacy of the allowance for loan losses, and other non-interest income and expenses. Each of these principal components of the Company's operating results is discussed on the following pages.

Net Interest Income.

    Net interest income, when expressed as a percentage of average assets, is referred to as net interest margin. The following tables on pages 11 and 12, which present changes in interest income and interest expense by major asset and liability category for 1999, 1998 and 1997, illustrate the impact of average volume growth and rate changes. The income from tax-exempt assets has been adjusted to a tax equivalent basis, thereby allowing a uniform comparison to be made between asset yields.



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

           ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS


(Dollars in thousands)                  December 31, 1999              December 31, 1998             December 31, 1997

                                   Average               Yield/  Average               Yield/   Average                Yield/
                                   Balance   Interest     Rate   Balance    Interest    Rate    Balance    Interest     Rate
Assets
------
Interest-earning assets:
     Securities--taxable          $216,666   $ 15,084    6.96%   $175,357   $ 12,129    6.92%   $213,612   $ 14,379     6.73%
     Securities--nontaxable (1)      9,152        606    6.62%      3,126        209    6.69%      4,566        311     6.81%
     Federal funds sold              1,784         69    3.87%      4,373        195    4.46%      1,039         57     5.49%
     Loans (1) (2)                 605,271     55,251    9.13%    521,559     49,811    9.55%    445,599     43,219     9.70%
                                  --------   --------    ----    --------   --------    ----    --------   --------     ----
   Total interest-earning
     assets                        832,873     71,010    8.53%    704,415     62,344    8.85%    664,816     57,966     8.72%
                                  --------   --------    ----    --------   --------    ----    --------   --------     ----

   Cash and due from banks          24,122                         19,720                         16,070
   Other assets                     43,750                         38,389                         28,416
   Less allowance for
     loan losses                     8,895                          7,581                          5,997
                                  --------                       --------                       --------

   Total assets                   $891,850                       $754,943                       $703,305
                                  --------                       --------                       --------


Liabilities and Shareholders' Equity
------------------------------------
Interest-bearing liabilities:
     NOW accounts                 $ 85,861   $  1,129    1.31%   $ 61,340   $  1,003    1.64%   $ 54,830   $    780     1.42%
     Savings accounts              109,078      3,050    2.80%     94,014      2,873    3.06%     85,836      2,757     3.21%
     Money market accounts          64,562      2,347    3.64%     60,452      1,908    3.16%     29,838        989     3.31%
     Certificates of deposit       312,019     16,317    5.23%    286,234     15,810    5.52%    241,530     13,313     5.51%
     Brokered certificates
       of deposit                    6,010        344    5.72%      3,847        221    5.74%        356         23     6.46%
     Short-term borrowings         146,627      7,182    4.90%     93,204      4,873    5.23%    155,688       8,69     5.59%
                                  --------   --------    ----    --------   --------    ----    --------   --------     ----
   Total interest-bearing
     liabilities                   724,157     30,369    4.19%    599,091     26,688    4.45%    568,078     26,560     4.68%
                                  --------   --------    ----    --------   --------    ----    --------   --------     ----

   Demand deposits                  79,764                         71,862                         57,582
   Other liabilities                10,229                          8,090                          6,844
   Shareholders' equity             77,700                         75,900                         70,801
                                  --------                       --------                       --------

   Total liabilities and
     shareholders' equity         $891,850                       $754,943                       $703,305
                                  ========                       ========                       ========


Net interest income                            40,641                         35,656                         31,406
   (fully-taxable equivalent)

Less: fully-taxable
   equivalent adjustment                         (592)                          (342)                          (332)
                                             --------                       --------                       --------
                                             $ 40,049                       $ 35,314                       $ 31,074
                                             ========                       ========                       ========

Net interest rate spread
   (fully-taxable equivalent)                            4.34%                          4.40%                           4.04%
                                                         ====                           ====                            ====
Net interest margin
   (fully-taxable equivalent)                            4.88%                          5.06%                           4.72%
                                                         ====                           ====                            ====

(1) Reported on tax-equivalent basis calculated using a rate of 34%.

(2) Non-accrual loans are included in total average loans.



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

           ANALYSIS OF VOLUME AND RATE CHANGES ON NET INTEREST INCOME

                                                Year Ended December 31, 1999 vs 1998      Year Ended December 31, 1998 vs 1997
(Dollars in thousands)                               Increase (Decrease) Due to                Increase (Decrease) Due to

                                                   Volume        Rate          Total         Volume        Rate         Total

Interest-earning Assets:
     Securities--taxable                         $  2,858      $     97      $  2,955      $ (2,575)     $    325      $ (2,250)
     Securities--nontaxable                           403            (6)          397           (98)           (4)         (102)
     Federal funds sold                              (115)          (11)         (126)          183           (45)          138
     Loans                                          7,996        (2,556)        5,440         7,369          (777)        6,592
                                                 --------      --------      --------      --------      --------      --------
   Total interest income                           11,142        (2,476)        8,666         4,879          (501)        4,378
                                                 --------      --------      --------      --------      --------      --------

Interest-bearing Liabilities:
     NOW accounts                                     402          (276)          126            92           131           223
     Savings accounts                                 460          (283)          177           263          (147)          116
     Money market accounts                            130           309           439         1,013           (94)          919
     Certificates of deposit                        1,423          (916)          507         2,463            34         2,497
     Broker certificates                              124            (1)          123           226           (28)          198
     Short-term borrowings                          2,794          (485)        2,309        (3,492)         (333)       (3,825)
                                                 --------      --------      --------      --------      --------      --------
   Total interest expense                           5,333        (1,652)        3,681           565          (437)          128
                                                 --------      --------      --------      --------      --------      --------

         Net interest income
           (fully taxable equivalent)            $  5,809      $   (824)     $  4,985      $  4,314      $    (64)     $  4,250
                                                 ========      ========      ========      ========      ========      ========

     The Company's net interest income, on a fully taxable equivalent basis, was $40.6 million, $35.7 million and $31.4 million in 1999, 1998 and 1997, respectively. Changes in net interest income are the result of interest rate movements, changes in the amounts and mix of interest-earning assets and interest-bearing liabilities, and changes in the level of non-interest-earning assets and non-interest-bearing liabilities.

     Net interest income increased by $5.0 million or 14.0%, on a fully taxable equivalent basis, in 1999 compared to 1998. This increase was due to the increase in loan and investment volumes, partially offset by a decrease in yields on average loans outstanding. During 1998, net interest income increased by $4.3 million or 13.5%, on a fully taxable equivalent basis, compared to 1997. This increase was due to the increase in average loan volumes partially offset by a slight decrease in loan yields. Net interest income, expressed as a percentage of average interest-earning assets, was 4.88% in 1999, 5.06% in 1998 and 4.72% in 1997.

     The average amount of loans outstanding increased by $83.7 million or 16.1% in 1999 over 1998 and by $76.0 million or 17.0% in 1998 over 1997. Interest income on loans increased by $5.4 million in 1999 compared to 1998 and by $6.6 million in 1998 compared to 1997. The weighted average yield on loans was 9.1% in 1999, compared to 9.6% in 1998 and 9.7% in 1997.

     The average balances of non-accrual loans can also affect the average yield earned on all outstanding loans. However, the average balances of non-accrual loans for 1999, 1998 and 1997 were minimal and, therefore, had an insignificant effect on average loan yield.

Interest and Dividends.

     Interest and dividends on investment securities increased by $3.2 million, on a fully taxable equivalent basis, in 1999 compared to 1998. The primary reason was increased volume and yields. In 1998, interest and dividends on investment securities decreased by $2.2 million, on a fully taxable equivalent basis, compared to 1997. This was the result of relatively lower yields being available for reinvesting the proceeds of maturing investments. The average balance of investments outstanding totaled $225.8 million in 1999, compared to $178.5 million in 1998 and $218.2 million in 1997. The weighted-average tax-adjusted yield on investment securities was 6.92% in 1999, compared to 6.86% in 1998 and 6.73% in 1997.

     Average deposits increased by $71.6 million or 14.2% in 1999 over 1998 and by $93.5 million or 22.7% in 1998 over 1997. Interest expense on deposits and borrowings increased by $3.7 million in 1999 compared to 1998. This increase was the result of increased balances in all categories. Interest expense on deposits and borrowings increased by $128,000 in 1998 compared to 1997. This minimal increase was primarily attributable to the addition of $103.5 million in deposits in connection with branch acquisitions, which resulted in a reduction of the Company's cost of funds. The weighted-average rate on interest-bearing liabilities was 4.19% in 1999, compared to 4.45% in 1998 and 4.68% in 1997.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

     Additionally, the Company periodically uses interest rate swaps, floors and caps, which are common derivative financial instruments, to hedge interest rate risk associated with anticipated purchases and sales of investments and loans, as well as deposit practices (see Note 18 "Financial Instruments" of Notes to Consolidated Financial Statements on page 40 for further information on derivative financial instruments).

     The off-balance sheet instruments have an effect on net interest income. The net result of the Company's interest rate swap agreements was an offset to gains in net interest income of $37,000 in 1999, 46,000 in 1998 and $34,000 in 1997. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts, but also interest rate risk associated with unmatched positions. Notional principal amounts are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. During 1999, 1998 and 1997, the Company was a party to several agreements requiring it to make variable market-indexed interest payments in exchange for receiving fixed-rate interest payments (interest rate swaps). The Company utilized interest rate swaps to protect a portion of its net interest income stream against the effects of falling rates on prime-based floating rate loans.

Non-interest Income.

     Non-interest income was $6.6 million, $5.8 million and $4.9 million for the years ended December 31, 1999, 1998 and 1997, respectively. There was an increase of $801,000 or 13.8% in total non-interest income during 1999 compared to 1998. Service charges on deposit accounts increased by $77,000 or 4.7% over 1998. Other service charges and fees increased by $315,000 or 26.9% over the same period. The largest contributing factor to this increase was the full year of service charges and fee income generated by the nine branches added in March and October of 1998. Other income increased by $91,000 or 8.5%.

     Total non-interest income increased by $890,000 or 18.0% in 1998 compared to 1997. Service charges on deposit accounts increased by $187,000 or 13.0% over 1997. Other service charges and fees increased by $217,000 or 22.7% over the same period. The largest contributing factor was the service charges and fee income generated by the addition of nine new branches in March and October of 1998. Other income increased by $185,000 or 20.9%.

Non-interest Expenses.

     Non-interest expenses were $27.6 million, $22.2 million and $17.9 million for the years ended December 31, 1999, 1998 and 1997, respectively. There was an increase of $5.4 million or 24.2% in total non-interest expenses during 1999. The largest increase of $2.0 million was attributed to KSB acquisition-related costs. Salaries and employee benefits increased by $1.4 million or 12.5% from $11.0 million in 1998. The major contributing factor to this increase was the full year of expense associated with the additional staff resulting from the branch acquisitions during March and October of 1998. In 1998 salaries and employee benefits increased by $2.0 million or 21.5% from $9.2 million in 1997. This increase is primarily due to the addition of the nine branch locations in March and October of 1998, normal annual increases and higher pension benefit costs. In addition, a new performance compensation program was introduced to all employees during 1997 that resulted in additional compensation paid.

     Other operating expenses increased by $1.7 million or 22.2% in 1999 over 1998. The major factors contributing to this increase were credit card expenses, data processing, marketing, supply costs, other real estate owned ("OREO") expenses and amortization of core deposit intangibles. With the addition of nine new branches higher than normal expenses were incurred in the areas of data processing, marketing and supplies. In addition, the amortization of core deposit intangibles totaled $1,011,124 in 1999 and $664,770 in 1998 for the branches acquired in March and October of 1998. Other operating expenses increased by $2.0 million or 36.0% to $7.6 million in 1998 compared to $5.6 million in 1997, primarily due to expenses related to the acquisition of the nine new locations.

FINANCIAL CONDITION

Overview.

     The year 1999 was highlighted by the acquisition of KSB Bancorp, Inc. on December 20, 1999. Its principal subsidiary, Kingfield Bank, has branch locations in Bingham, Farmington, Kingfield, Lewiston, Madison, Phillips, Rangeley, Stratton and Strong. These branch locations represent a logical expansion of the Company's service area. On March 13, 1998, Camden National Bank purchased four branches, assuming $52.4 million in deposits and $7.3 million in loans from KeyBank. These branches are located in the communities of Bucksport, Damariscotta, Vinalhaven and Waldoboro. On October 2,1998, United Bank purchased three branches, assuming $34.9 million in deposits and $11.2 million in loans from Fleet Bank. These branches are located in the communities of Milo, Dover-Foxcroft and Greenville. United Bank also established a de novo branch during 1998 in the community of Winterport. On March 13, 1998, Kingfield Bank purchased a branch in Madison, Maine, assuming $16.7 million in deposits from KeyBank.

     Total assets at December 31, 1999 were $928.4 million, an increase of $89.1 million or 10.7% from December 31, 1998. The change in assets consisted primarily of a $64.4 million increase in net loans, an increase in investment securities of $13.5 million, an increase of $6.5 million in cash and due from banks and federal funds sold, and an increase in other assets of $4.9 million. The asset growth was supported by an increase of $26.2 million in deposits, $60.2 million in borrowings, and $2.8 million in other liabilities.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

Investment Securities.

     Total investment securities increased by $13.5 million or 6.2% to $232.2 million at December 31, 1999. The Company has investment securities in both the available-for-sale and held- to-maturity categories. During 1999, the Company increased the available-for-sale portion of the investment portfolio. The change in the investment portfolio reflects the Company's desire for greater flexibility to achieve asset and liability objectives, while managing liquidity and funding needs pursuant to the policies developed by the Asset/Liability Committee ("ALCO"). The available-for-sale category increased during 1999 by $43.1 million. Although these securities are available for sale, the Company has the ability to hold the debt securities in this portfolio until maturity. A portion of the Company's investment portfolio is also classified as held to maturity, meaning that the Company has both the intent and ability to hold the securities until maturity. The ability to use these securities as collateral for Federal Home Loan Bank loans enhances the Company's ability to hold the securities to maturity consistent with liquidity objectives. At December 31, 1999, the Company had $5.9 million of unrealized losses on securities available for sale, net of the tax benefits compared to $4,000 of unrealized gains at December 31, 1998. This decrease was attributed to an increase in market rates. Unrealized gains and losses do not impact income or regulatory capital, but are recorded as adjustments to shareholders' equity net of related deferred income taxes. In 1998, with increased loan demand and relatively lower yields on the available investment alternatives, additions to the investment portfolio were minimal. Most new investments made during 1998 replaced investments that matured during the same time frame.

Loans.

     During 1999, the loan portfolio experienced growth in every major loan category. Loans, including loans held for sale, totaled $635.4 million at December 31, 1999, an 11.5% increase from total loans of $569.7 million at December 31, 1998. This resulted from a continuation of the loan growth experienced by the Company for the past several years.

     Residential real estate mortgage loans increased by $49.7 million or 29.1% in 1999. During 1998, residential real estate mortgage loans decreased $.4 million or .2% from $171.3 million to $170.9 million. Residential real estate loans consist of loans secured by one-to-four family residences. The Company generally retains adjustable-rate mortgages in its portfolio but will, from time to time, retain fixed-rate mortgages. With a relatively low interest rate environment, it has been the Company's asset/liability strategy for the previous 18-24 months to hold fixed-rate mortgages in its portfolio. The yields on these assets have been higher than yields available in the investment portfolio. Consequently, loan balances in the residential mortgage held-for-sale category at December 31, 1998 were transferred into the fixed-rate residential portfolio. This transfer reflects the Company's intent to hold these loans on its balance sheet. The Company also originates fixed-rate residential loans for sale to investors in the secondary market. However, during 1999 and 1998 the volumes were minimal. Loans in the Company's residential real estate mortgage portfolio are secured by properties located in Maine.

     Commercial loans increased by $46.7 million or 17.3% during 1999. In 1998 commercial loans increased from $227.4 million to $269.7 million, an increase of $42.3 million or 18.6%. Commercial loans consist of loans secured by various corporate assets, as well as loans to provide working capital in the form of lines of credit, which may be secured or unsecured. The commercial category also includes commercial real estate loans secured by income producing commercial real estate. In addition, the Company makes loans for the acquisition, development and construction of commercial real estate. The Company focuses on lending to financially sound small- and medium-sized business customers within its geographic marketplace.

     Consumer loans increased by $5.3 million or 6.8% in 1999. In 1998 consumer loans increased from $64.2 million to $78.5 million, an increase of $14.3 million or 22.3%. Consumer loans are originated by the Company's bank subsidiaries for a wide variety of purposes to meet customers' needs. Consumer loans include credit card, overdraft protection, automobile, boat, recreation vehicle, mobile home, home equity, and secured and unsecured personal loans.

     It is the Company's policy to discontinue the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all accrued but unpaid interest is reversed. Non-performing loans, defined as non-accrual loans plus accruing loans 90 days or more past due, totaled $6.3 million or 1.0% of total loans at December 31, 1999, compared to $4.7 million or
 .82% of total loans at December 31, 1998.

     Delinquent real estate loans are reclassified as OREO when the Company takes title to the property, either through foreclosure or upon receipt of a deed in lieu of foreclosure. In such situations, the secured loan is reclassified in the Statement of Condition as OREO at the lesser of the fair value of the underlying collateral less estimated selling costs, or the recorded amount of the loan. The balance of OREO was $1.4 million and $1.1 million as of December 31, 1999 and 1998, respectively. As a percentage of total loans, OREO represented .22% and .18% as of December 31, 1999 and 1998, respectively. Losses arising from the acquisition of such properties are charged against the allowance for loan losses ("ALL"). Operating expenses and any subsequent provisions to reduce the carrying value are charged to non-interest expense. Gains and losses upon disposition are reflected in earnings as other non-interest income when realized.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

Allowance for Loan Losses / Provision for Loan Losses.

     In determining the adequacy of the allowance for loan losses, management relies primarily on its review of the loan portfolio both to ascertain whether there are specific loan losses to be reserved, and to assess the collectibility of the loan portfolio in the aggregate. Non-performing loans are examined on an individual basis to determine an estimated probable loss on these loans. In addition, management considers current and projected loan mix and loan volumes, historical net loan loss experience for each loan category, and current and anticipated economic conditions affecting each loan category. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio. The Company continues to monitor and modify its ALL as conditions dictate. For more detail, please see
Note 6 to the Consolidated Financial Statements.

     During 1999, the Company provided $3.7 million to the allowance for possible loan losses, compared to $2.1 million and $2.2 million in 1998 and 1997, respectively. During 1999, the allowance was increased because of loan growth and the need for replenishment as a result of charge-offs, primarily at United Bank. Determining an appropriate level of ALL involves a high degree of judgment. Management believes that the allowance at December 31, 1999 of $9.4 million or 1.48% of total loans outstanding was appropriate given the current economic conditions in the Company's service area and the overall condition of the loan portfolio. As a percentage of total loans outstanding, the ALL was 1.42% in 1998.

     The following table sets forth information concerning the activity in the Company's allowance for loan losses during the periods indicated.

              FIVE YEAR ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                                      Years Ended December 31,

                                             1999          1998          1997          1996          1995

Allowance at the beginning of period      $  8,092      $  6,982      $  5,365      $  4,947      $  4,364
Provision for loan losses                    3,670         2,056         2,207         1,228         1,214
Charge-offs:
   Commercial loans                          1,520           417           671           539           451
   Residential real estate loans               715           415           160           210           258
   Consumer loans                              425           444           400           308           245
                                          --------      --------      --------      --------      --------
     Total loans charge-off                  2,660         1,276         1,231         1,057           954

Recoveries:
   Commercial loans                             64           158           473            82           206
   Residential real estate loans                54            35            36            27             4
   Consumer loans                              170           137           132           138           113
                                          --------      --------      --------      --------      --------
     Total loan recoveries                     288           330           641           247           323

Net charge-offs                              2,372           946           590           810           631
                                          --------      --------      --------      --------      --------

Allowance at the end of the period        $  9,390      $  8,092      $  6,982      $  5,365      $  4,947
                                          ========      ========      ========      ========      ========

Average loans outstanding                 $605,271      $521,559      $445,599      $392,128      $363,394
                                          ========      ========      ========      ========      ========

Ratio of net charge-offs to
  average loans outstanding                   0.39%         0.18%         0.13%         0.21%         0.17%
Ratio of provision for loan losses to
  average loans outstanding                   0.61%         0.39%         0.50%         0.31%         0.33%
Ratio of allowance for loan losses to
  total loans at end of period                1.48%         1.42%         1.44%         1.30%         1.33%
Ratio of allowance for loan losses to
  net charge-offs                           395.87%       855.39%      1183.39%       662.35%       783.99%
Ratio of allowance for loan losses to
  nonperforming loans at end of period      148.32%       172.50%       162.03%       128.72%       106.87%


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

     The allowance for loan losses is available to offset credit losses in connection with any loan, but is internally allocated to various loan categories as part of the Company's process of evaluating its adequacy. The following table sets forth information concerning the allocation of the Company's allowance for loan losses by loan categories as the dates indicated.

        ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES--FIVE YEAR SCHEDULE

(Dollars in thousands)                                                   AS OF DECEMBER 31,
                                     1999               1998              1997               1996               1995
                                      Percent of          Percent of         Percent of        Percent of         Percent of
                                       loans in           loans in           loans in           loans in           loans in
                                         each               each               each               each               each
Balance at End of Period             category to        category to        category to        category to        category to
Applicable to:                          total              total              total              total              total
                                Amount  loans      Amount  loans      Amount  loans      Amount  loans      Amount  loans
Commercial loans                $5,286    52%      $4,288   51%       $4,672   49%       $3,529   47%       $2,950   47%
Residential real estate loans    2,772    35%       2,166   35%          875   37%          758   42%          497   41%
Consumer loans                     475    13%         729   14%          657   14%          529   11%          503   13%
Unfunded commitments               329     0%         324    0%          366    0%          252    0%          211    0%
Unallocated                        528    N/A         585   N/A          412   N/A          297   N/A          786   N/A
                                ------   ----      ------  ----       ------  ----       ------  ----       ------  ----
                                $9,390   100%      $8,092  100%       $6,982  100%       $5,365  100%       $4,947  100%
                                ======   ====      ======  ====       ======  ====       ======  ====       ======  ====

LIQUIDITY

     Liquidity is defined as the ability to meet current and future financial obligations of a short-term nature. The primary objective of liquidity management is to maintain a balance between sources and uses of funds to meet the cash flow needs of the Company in the most economical and expedient manner. The liquidity needs of the Company's bank subsidiaries require the availability of cash to meet the withdrawal demands of depositors and credit commitments to borrowers. Due to the potential for unexpected fluctuations in both deposits and loans, active management of the Company's liquidity is necessary. The Company seeks to maintain various sources of funding and prudent levels of liquid assets in order to satisfy its varied liquidity demands. In order to respond to the various circumstances, the Company has both on- and off-balance sheet funding resources in place.

     Each of the Company's banking subsidiaries monitors its liquidity in accordance with guidelines established by the Company and applicable regulatory requirements. As of December 31, 1999 and 1998, the Company's level of liquidity exceeded its target levels. Management believes that the Company's banking subsidiaries currently have adequate liquidity available to respond to liquidity demands. Sources of funds utilized by the Company's banking subsidiaries consist of deposits, borrowings from the Federal Home Loan Bank of Boston ("FHLB") and other sources, cash flows from operations, prepayments and maturities of outstanding loans, investments and mortgage-backed securities, and the sales of mortgage loans.

     Deposits continue to represent the Company's primary source of funds. In 1999, total deposits increased by $26.2 million or 4.1% over 1998, ending the year at $667.7 million. The Company aggressively marketed its deposit products and experienced growth in all deposit categories in 1999. Comparing year-end balances at 1999 to 1998, transaction accounts (demand deposits and NOW) increased by $7.5 million, money market accounts by $8.9 million, savings accounts by $6.4 million and certificates of deposit by $3.3 million. In 1998 total deposits increased by $157.4 million or 32.5% over 1997, partially due to the acquisition of $104.0 million in deposits in connection with branch purchases by its subsidiary banks.

     Borrowings supplement deposits as a source of liquidity. In addition to borrowings from the FHLB, the Company's bank subsidiaries purchase federal funds, sell securities under agreements to repurchase and utilize treasury tax and loan accounts. Total borrowings were $173.9 million at December 31, 1999, compared to $113.7 million at December 31, 1998, an increase of $60.2 million or 53.0%. The increase was necessary to support both loan and investment growth. The majority of the borrowings were from the FHLB, whose advances remained the largest non-deposit-related, interest-bearing funding source for the Company in both 1999 and 1998. These borrowings are secured by qualified residential real estate loans, certain investment securities and certain other assets available to be pledged. The Company views borrowed funds as an alternative funding source that should be utilized when appropriate.



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

CAPITAL RESOURCES

     Under Federal Reserve Board ("FRB") guidelines, bank holding companies such as the Company are required to maintain capital based on risk-adjusted assets. These guidelines apply to the Company on a consolidated basis. Under the current guidelines, banking organizations must maintain a risk-based capital ratio of 8.0%, of which at least 4.0% must be in the form of core capital. The risk-based ratios of the Company and its bank subsidiaries exceeded regulatory guidelines at December 31, 1999 and December 31, 1998. The Company's Tier 1 capital to risk-weighted assets was 11.7% and 12.3% at December 31, 1999 and 1998, respectively. For other capital ratios, please see Note 19 to the Consolidated Financial Statements. In addition to risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of core capital to total assets of 4.0%. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted. The Company's leverage capital ratios at December 31, 1999 and 1998 were 8.7% and 9.5%, respectively.

     As part of the Company's goal to operate a safe, sound and profitable financial organization, the Company is committed to maintaining a strong capital base. Shareholders' equity totaled $77.6 million and $77.8 million or 8.4% and 9.3% of total assets at December 31, 1999 and 1998, respectively. The $.2 million or .2% decrease in shareholders' equity in 1999 was primarily attributable to net income of $10.2 million, less (1) treasury stock activity of $.3 million, (2) $4.2 million in cash dividends and (3) $5.9 million in unrealized losses on securities available for sale, net of tax benefit.

     The principal cash requirement of the Company is to pay dividends on common stock when declared. Dividends paid on the Company's common stock in 1999 represented an 8.3% increase over 1998. The Company is primarily dependent upon the payment of cash dividends by its subsidiary banks to service its commitments. The Company, as the sole shareholder of its subsidiary banks, is entitled to dividends when and as declared by each bank's Board of Directors from legally available funds. Camden National Bank declared dividends in the aggregate amount of $8,051,000 and $12,534,000 in 1999 and 1998, respectively. In 1999 the dividends declared by Camden National Bank included $3,977,000 payable to shareholders, $2,074,000 to repurchase stock, $500,000 for holding company acquisition costs, and $1,500,000 of expense related to the cancellation of stock options. United Bank declared no dividends in 1999 and 1998. Kingfield Bank declared $205,000 and $113,000 in dividends during 1999 and 1998, respectively. As of December 31, 1999, and subject to the limitations and restrictions under applicable law, Camden National Bank, United Bank and Kingfield Bank had $6.2 million available for dividends to the Company, although there is no assurance that dividends will be paid at any time in any amount.

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

Year 2000 Risk Assessment Results.

     The Year 2000 issue refers to the fact that many computers were originally programmed using two digits rather than four digits when referring to the applicable year. There was concern that when the Year 2000 occurred, systems would read the year as 1900 rather than 2000. Unless software and hardware systems were corrected to be Year 2000 compliant, computers would generate miscalculations and create operational problems.

     To assist in identifying any and all exposures that the Company could have, and to help make all the appropriate changes necessary to allow for a smooth transition into the new millennium, the Company engaged Vitex Inc. to assist in development of a Year 2000 Plan. The Company's Executive Operations and Technology Committee managed the Year 2000 project with the assistance of Vitex Inc. The Committee developed a Year 2000 Plan to address the Company's exposure to potential problems arising from the Year 2000. The plan was based on the Federal Financial Institution Examination Council ("FFIEC") Guidelines.

     Throughout 1999 and 1998 the Company strived to strengthen customer awareness of the Year 2000 issue in various forms. An internal awareness training program was ongoing with employees, enabling the Company's staff to effectively answer customers' concerns. The Company requested compliance statements from over 150 suppliers or vendors upon which the Company relies. Some examples of these companies are utility providers, insurance companies, investment firms, other banks, and human resource service providers.

     An essential component of preparing for the Year 2000 problem and beyond was developing a Contingency Plan if any or all of the Company's systems failed or could not be made Year 2000-ready. The Company developed Year 2000 contingency plans for all of its mission critical products and services. Additionally, the Company increased its currency and coin levels starting in the


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

fall of 1999 in the event higher liquidity levels were required to meet cash needs during the transition to the Year 2000. The Company also confirmed its available lines of credit with correspondent banks, the FHLB and the Federal Reserve Bank to ensure available liquidity to meet unusual cash demands.

     The estimated expense to address Year 2000 issues was $450,000. This included approximately $200,000 to upgrade software and hardware systems, $100,000 for testing of systems, $100,000 for consulting fees, and $50,000 for existing personnel costs to effectively implement the Year 2000 Plan. During 1999 and 1998, the Company recognized expenses related to Year 2000 in the amounts of $250,000 and $200,000, respectively. There was no material change in total costs related to Year 2000 issues from original estimates.

     As of March 6, 2000, the Company had not experienced any Year 2000-related problems that have had a material impact on its operations. The Company continues to monitor major loan customers for any Year 2000-related problems.

MARKET RISK

     Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process which is governed by policies established by the bank subsidiaries' Boards of Directors that are reviewed and approved annually. Each bank's Board of Directors delegates responsibility for carrying out the asset/liability management policies to that bank's Asset/Liability Committee ("ALCO"). In this capacity ALCO develops guidelines and strategies impacting the Company's asset/liability management-related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

Interest Rate Risk.

     Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company's financial instruments also change, thereby impacting net interest income ("NII"), the primary component of the Company's earnings. ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While ALCO routinely monitors simulated NII sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk.

     The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and liabilities reflected on the Company's balance sheet as well as for off-balance sheet derivative financial instruments. None of the assets used in the simulation were held for trading purposes. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as measured periodically over the past year.

                                               Estimated
Rate Change                                 Changes in NII

                                      High       Low      Average

     +200bp                         (3.25%)      0.87%    (1.25%)
     -200bp                         (4.50%)    (0.80%)    (1.87%)

     The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including, among others, the nature and timing of interest rate levels, yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cashflows. The assumptions differed in each of the four periods included in the sensitivity analysis above. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

     When appropriate, the Company may utilize off-balance sheet instruments such as interest rate floors, caps and swaps to hedge its interest rate risk position. Board of Directors' approved hedging policy statements govern the use of these instruments by the bank subsidiaries. As of December 31, 1999, the Company had a notional principal of $10 million in an interest rate swap agreement. The estimated effects of these derivative financial instruments on the Company's earnings are included in the sensitivity analysis presented above.

     ALCO monitors the effectiveness of its derivative hedges relative to its expectation that a high correlation be maintained between the hedging instrument and the related hedged assets/liabilities. All outstanding positions are estimated to remain effective.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

     While it is not the Company's practice to unwind derivative hedges prior to their maturity, any recognized gains/losses would be deferred in the Statement of Condition and amortized to interest income or expense, as required, over the remaining period of the original hedge. To the extent that a hedge were to be deemed ineffective due to a lack of correlation with the hedged items or if the hedged items were to be settled/terminated prior to maturity of the hedging instrument, then unrecognized gains/losses associated with the hedging instrument would be recognized in the income statement with subsequent accruals and gains/losses also included in the consolidated income statement in the period they occur.

Recent Accounting Pronouncements.

     During 1999, the Financial Accounting Standards Board issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise;" SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections;" SFAS No. 136, "Transfers of Assets to a Not-For-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others;" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133."

     SFAS Nos. 134, 135 and 136 have no effect on the financial condition and results of operations of the Company.

     SFAS No. 133, which established accounting reporting standards for derivative instruments and for hedging activity, was amended by SFAS No. 137. SFAS No. 137 defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management has not determined the impact, if any, of SFAS No. 133 on the Consolidated Financial Statements.

Common Stock Information.

     The Common Stock of Camden National Corporation (ticker symbol CAC) began trading on the American Stock Exchange ("AMEX") October 7, 1997. Prior to that date, the stock was not traded on any exchange. The Company elected to repurchase stock for its treasury during 1998 and 1999. In November 1998, the shareholders approved an increase in the number of authorized shares of common stock from 5,000,000 to 10,000,000 shares. The Board of Directors subsequently approved a three-for-one split of the Company's common stock to shareholders of record on November 19, 1998, with a distribution date of December 4, 1998. On December 20, 1999, the Company completed the acquisition of KSB. Approximately 1,481,800 additional shares of Common Stock were issued in connection with this transaction.

     The Company has paid quarterly dividends since its inception in 1985. The market price (as quoted by AMEX) and cash dividends paid, per share of the Company's common stock, by calendar quarter for the past two years were as follows:

                                      1999

                     Fourth      Third    Second      First
                     Quarter    Quarter   Quarter    Quarter

High                 $21.06     $23.94     $22.75     $20.06
Low                   16.38      16.88     17.50       17.63
Close                 16.75      23.94      20.88      17.94
Dividend Paid           .13        .13        .13        .13

                                      1998

                     Fourth      Third    Second      First
                     Quarter    Quarter   Quarter    Quarter
High                 $27.67     $20.00     $19.83     $20.00
Low                   16.33      17.08      18.92      18.33
Close                 20.50      17.46      19.75      19.33
Dividend Paid           .12        .12        .12        .11

     Information concerning restrictions on the ability of the Company's affiliates to transfer funds to the Company in the form of cash dividends is set forth in the Capital Resources section on page 17.

     As of December 31, 1999, there were 8,167,358 shares of Camden National Corporation common stock outstanding held by approximately 1,130 shareholders of record.



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


                        SUMMARY OF FINANCIAL PERFORMANCE


                                   [6 CHARTS]




   NET INCOME                       ASSETS                  DEPOSITS
  (IN MILLIONS)                 (IN MILLIONS)            (IN MILLIONS)

1995         8.226            1995         605.9       1995         474.6
1996         9.359            1996         644.4       1996         463.5
1997        10.697            1997         726.6       1997         485.1
1998        11.451            1998         839.3       1998         641.6
1999        10.229            1999         928.4       1999         667.7




      LOANS                   EARNINGS PER SHARE      BOOK VALUE PER SHARE
  (IN MILLIONS)                  (IN DOLLARS)             (IN DOLLARS)

1995         371.9            1995          0.99       1995          7.37
1996         411.3            1996          1.13       1996          8.15
1997         483.3            1997          1.31       1997          9.01
1998         569.7            1998          1.40       1998          9.61
1999         635.4            1999          1.27       1999          9.51


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       SELECTED FIVE-YEAR FINANCIAL DATA

(In thousands, except per share data)                                   December 31,

Financial Condition Data                      1999           1998           1997           1996           1995

Assets                                     $928,350       $839,280       $726,644       $644,435       $605,918
Loans                                       635,434        569,705        483,348        411,336        371,858
Allowance for Loan Losses                     9,390          8,092          6,982          5,365          4,947
Investments                                 232,190        218,693        204,260        190,669        190,132
Deposits 667,720                            641,553        485,132        463,522        474,582
Borrowings                                  173,924        113,682        160,697        106,946         62,932
Shareholders' Equity                         77,623         77,789         74,111         67,614         62,178


                                                                   Year Ended December 31,

Operations Data                               1999           1998           1997           1996           1995

Interest Income                            $ 70,563       $ 62,338       $ 58,363       $ 51,719       $ 48,616
Interest Expense                             30,504         27,007         27,270         24,270         23,878
                                           --------       --------       --------       --------       --------
Net Interest Income                          40,059         35,331         31,093         27,449         24,738
Provision for Loan Losses                     3,670          2,056          2,207          1,228          1,214
                                           --------       --------       --------       --------       --------
Net Interest Income after
   Provision for Loan Losses                 36,389         33,275         28,886         26,221         23,524
Non-interest Income                           6,627          5,826          4,936          4,550          4,666
Non-interest Expense                         27,604         22,220         17,916         16,799         16,285
                                           --------       --------       --------       --------       --------
Income before Provision
   for Income Tax                            15,412         16,881         15,906         13,972         11,905
Income Tax Expense                            5,183          5,430          5,209          4,613          3,679
                                           --------       --------       --------       --------       --------
Net Income                                 $ 10,229       $ 11,451       $ 10,697       $  9,359       $  8,226
                                           ========       ========       ========       ========       ========


                                                            At or For the Year Ended December 31,

Other Data                                    1999           1998           1997           1996           1995

Basic Earnings Per Share (1)               $   1.27       $   1.40       $   1.31       $   1.13       $    .99
Diluted Earnings Per Share (1)                 1.27           1.38           1.27           1.10            .96
Dividends Per Share (1)                        0.52           0.47           0.38           0.28            .18
Book Value Per Share                           9.51           9.61           9.01           8.15           7.37
Return on Average Assets                       1.15%          1.52%          1.52%          1.50%          1.40%
Return on Average Equity                      13.16          15.09          15.11          13.70          14.07
Allowance for Loan Losses
   to Total Loans                              1.48           1.42           1.44           1.30           1.33
Non-Performing Loans to Total Loans            1.00           0.82           0.89           1.01           1.24
Stock Dividend Payout Ratio                   40.90          33.74          29.31          24.70          17.58


(1) The number of shares and per share amounts have been restated to reflect the acquisition of KSB in December 1999.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CONDITION

(In thousands, except number of shares and per share data)                  December 31,

                                                                        1999            1998

Assets
Cash and due from banks                                              $  24,230       $  18,175
Federal funds sold                                                         415            --
Securities available for sale, at market                               163,997         120,852
Securities held to maturity (market value $68,049 and
   $101,203 at December 31, 1999 and 1998, respectively)                68,193          97,841
Residential mortgages held for sale                                      6,906          32,865
Loans, less allowance for loan losses of $9,390 and
   $8,092 at December 31, 1999 and 1998, respectively                  619,138         528,748
Bank premises and equipment                                             12,093          12,093
Other real estate owned                                                  1,405           1,052
Interest receivable                                                      5,041           4,672
Core deposit intangible                                                  7,645           8,630
Other assets                                                            19,287          14,352
                                                                     ---------       ---------
     Total assets                                                    $ 928,350       $ 839,280
                                                                     =========       =========

Liabilities
Deposits:
   Demand                                                            $  80,385       $  76,688
   NOW                                                                  89,740          85,901
   Money market                                                         71,237          62,288
   Savings                                                             112,335         105,924
   Certificates of deposit                                             314,023         310,752
                                                                     ---------       ---------
     Total deposits                                                    667,720         641,553
Borrowings from Federal Home Loan Bank                                 128,866          82,912
Other borrowed funds                                                    45,058          30,770
Accrued interest and other liabilities                                   8,968           6,166
Minority interest in subsidiary                                            115              90
                                                                     ---------       ---------
     Total liabilities                                                 850,727         761,491
                                                                     ---------       ---------

Commitments (Notes 12, 14, 18 and 19)
Shareholders' Equity
Common stock, no par value; authorized 10,000,000 shares,
   issued 8,167,358 shares in 1999 and 8,095,918 shares in 1998          2,450           2,449
Surplus                                                                  5,990           5,984
Retained earnings                                                       83,583          77,581
Net unrealized gains (losses) on securities
   available for sale, net of income tax                                (5,782)             82
                                                                     ---------       ---------
                                                                        86,241          86,096
Less remaining obligation under:
   Employee stock ownership plan                                          --                68
   Bank recognition and retention plan                                      20              30
Less cost of 442,540 and 480,977 shares of
   treasury stock at December 31, 1999 and 1998, respectively            8.598           8,209
                                                                     ---------       ---------
     Total shareholders' equity                                         77,623          77,789
                                                                     ---------       ---------
     Total liabilities and shareholders' equity                      $ 928,350       $ 839,280
                                                                     =========       =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except number of shares and per share data)              Year Ended December 31,

                                                                1999            1998            1997

Interest Income
Interest and fees on loans                                  $   54,838      $   49,512      $   42,978
Interest on U.S. government and agency obligations              14,041          11,156          13,462
Interest on state and political subdivisions                       400             138             245
Interest on interest rate swap agreements                          172             365             744
Interest on federal funds sold and other investments             1,112           1,167             934
                                                            ----------      ----------      ----------
   Total interest income                                        70,563          62,338          58,363
                                                            ----------      ----------      ----------

Interest Expense
Interest on deposits                                            23,187          21,815          17,862
Interest on other borrowings                                     7,182           4,873           8,698
Interest on interest rate swap agreements                          135             319             710
                                                            ----------      ----------      ----------
   Total interest expense                                       30,504          27,007          27,270
                                                            ----------      ----------      ----------
   Net interest income                                          40,059          35,331          31,093

Provision for Loan Losses                                        3,670           2,056           2,207
                                                            ----------      ----------      ----------
   Net interest income after provision for loan losses          36,389          33,275          28,886
                                                            ----------      ----------      ----------

Other Income
Service charges on deposit accounts                              1,706           1,629           1,442
Other service charges and fees                                   1,488           1,173             956
Merchant assessments                                             1,494           1,307           1,119
Trust fees                                                         776             645             532
Other income                                                     1,163           1,072             887
                                                            ----------      ----------      ----------
   Total other income                                            6,627           5,826           4,936
                                                            ----------      ----------      ----------
                                                                43,016          39,101          33,822
                                                            ----------      ----------      ----------
Operating Expenses
Salaries and employee benefits                                  12,578          11,178           9,198
Net occupancy                                                    1,579           1,327           1,137
Furniture, equipment and data processing                         2,167           2,159           2,024
Acquisition related expenses                                     2,046            --              --
Other                                                            9,234           7,556           5,557
                                                            ----------      ----------      ----------
   Total operating expenses                                     27,604          22,220          17,916
                                                            ----------      ----------      ----------

   Income before income taxes                                   15,412          16,881          15,906

Income Taxes                                                     5,183           5,430           5,209
                                                            ----------      ----------      ----------

Net Income                                                  $   10,229      $   11,451      $   10,697
                                                            ==========      ==========      ==========

Per Share Data
Basic earnings per share                                    $     1.27      $     1.40      $     1.31
Diluted earnings per share                                        1.27            1.38            1.27
Weighted average number of shares outstanding                8,033,757       8,156,968       8,169,924

              The accompanying notes are an integral part of these
                       consolidated financial statements.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                    Net Unrealized
                                                                    Gains (Losses) Employee        Bank
                                                                     on Securities   Stock      Recognition                 Total
(In thousands, except number of   Common                  Retained     Available   Ownershipand  Retention   Treasury  Shareholders'
shares and per share data)         Stock     Surplus      Earnings     for Sale       Plan         Plan        Stock       Equity

Balance At January 1, 1997       $  2,440    $  5,551     $ 62,577     $     (6)    $   (169)    $    (79)    $ (2,699)    $ 67,615
                                 --------    --------     --------     --------     --------     --------     --------     --------
Net income for 1997                  --          --         10,697         --           --           --           --         10,697
Change in unrealized gains
  (losses) on securities
  available for sale,
  net of deferred taxes of $43       --          --           --             84         --           --           --             84
                                 --------    --------     --------     --------     --------     --------     --------     --------
     Total comprehensive income      --          --         10,697           84         --           --           --         10,781
Purchase of treasury stock
  (115,042 shares)                   --          --           --           --           --           --         (1,461)      (1,461)
Sale of treasury stock
  (15,156 shares)                    --           184         --           --           --           --           (184)        --
Retirement of treasury stock
  (4,584 shares)                     --           (12)         (27)        --           --           --             39         --
Reissuance of treasury stock
  (989 shares)                       --          --             (6)        --           --           --              8            2
Payment of obligation under
   employee stock ownership plan     --           176         --           --             52         --           --            228
Bank recognition and
  retention plan                     --          --           --           --           --             29         --             29
20,244 shares issued under
  stock option plans                 --            54         --           --           --           --           --             54
Effect of July 10, 1997
  stock split effected
  in the form of a 200% dividend        9        --             (9)        --           --           --           --           --
Cash dividends declared
  ($.38 per share)                   --          --         (3,136)        --           --           --           --         (3,136)
                                 --------    --------     --------     --------     --------     --------     --------     --------
Balance at December 31, 1997     $  2,449    $  5,953     $ 70,096     $     78     $   (117)    $    (50)    $ (4,297)    $ 74,112
                                 --------    --------     --------     --------     --------     --------     --------     --------

Net income for 1998                  --          --         11,451         --           --           --           --         11,451
Change in unrealized gains
  (losses) on securities
  available for sale,
  net of deferred taxes of $2        --          --           --              4         --           --           --              4
                                 --------    --------     --------     --------     --------     --------     --------     --------
     Total comprehensive income      --          --         11,451            4         --           --           --         11,455
Purchase of treasury stock
  (159,339 shares)                   --          --           --           --           --           --         (3,139)      (3,139)
Exercise and cancellation of
  stock options (93,000 shares),
  net of tax benefit of $604         --          (267)        --           --           --           --           (854)      (1,121)
Retirement of treasury stock
  (5,019 shares)                     --           (13)         (66)        --           --           --             81         --
Payment of obligation under
   employee stock ownership plan     --           230         --           --             49         --           --            279
Bank recognition and
  retention plan                     --          --           --           --           --             20         --             20
30,535 shares issued under
  stock option plans                 --            81         --           --           --           --           --             81
Filing fees related to
  stock split                        --          --            (35)        --           --           --           --            (35)
Cash dividends declared
  ($.47 per share)                   --          --         (3,863)        --           --           --           --         (3,863)
                                 --------    --------     --------     --------     --------     --------     --------     --------
Balance at December 31, 1998     $  2,449    $  5,984     $ 77,581     $     82     $    (68)    $    (30)    $ (8,209)    $ 77,789
                                 --------    --------     --------     --------     --------     --------     --------     --------

Net income for 1999                  --          --         10,229         --           --           --           --         10,229
Change in unrealized gains
  (losses) on securities
  available for sale,
  net of tax benefit of
  $3 million                         --          --           --         (5,864)        --           --           --         (5,864)
                                 --------    --------     --------     --------     --------     --------     --------     --------
     Total comprehensive income      --          --         10,229       (5,864)        --           --           --          4,365
Purchase of treasury stock
  (102,740 shares)                   --          --           --           --           --           --         (2,337)      (2,337)
Sale of treasury stock
  (125,000 shares)                   --          --           --           --           --           --          2,249        2,249
Exercise and cancellation of
  stock options (93,000 shares),
  net of tax benefit of $525         --          (338)        --           --           --           --           (637)        (975)
Retirement of treasury stock
  (31,983 shares)                    --          (270)         (66)        --           --           --            336         --
Payment of obligation under
   employee stock ownership plan     --           388           21         --             68         --           --            477
Bank recognition and
  retention plan                     --          --           --           --           --             10         --             10
71,440 shares issued under
  stock option plans                    1         226         --           --           --           --           --            227
Cash dividends declared
  ($.52 per share)                   --          --         (4,182)        --           --           --           --         (4,182)
                                 --------    --------     --------     --------     --------     --------     --------     --------
Balance at December 31, 1999     $  2,450    $  5,990     $ 83,583     $ (5,782)    $   --       $    (20)    $ (8,598)    $ 77,623
                                 ========    ========     ========     ========     ========     ========     ========     ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                                           Year Ended December 31,
                                                                                    1999           1998           1997

Operating Activities
Net Income                                                                        $ 10,229       $ 11,451       $ 10,697
Adjustments to reconcile net income to
   net cash provided (used) by operating activities:
     Provision for loan losses                                                       3,670          2,056          2,207
     Depreciation and amortization                                                   1,089          1,626          1,457
     Decrease in obligation under ESOP and BRRP                                        487            301            257
     (Decrease) increase in interest receivable                                       (551)            77            (67)
     Increase in other assets                                                       (3,755)        (2,787)        (2,134)
     Increase (decrease) in other liabilities                                        6,004           (489)           327
     Sale of residential mortgage loans held for sale                                4,610          7,334          6,551
     Origination of mortgage loans held for sale                                    (3,288)       (35,387)       (13,706)
     Loss on disposal of assets                                                       --                3              6
                                                                                  --------       --------       --------
     Net cash provided (used) by operating activities                               18,495        (15,818)         5,595
                                                                                  --------       --------       --------

Investing Activities
Proceeds from sales and maturities of securities held to maturity                   29,909         77,429         50,258
Proceeds from sales and maturities of securities available for sale                 20,251          6,117         13,656
Purchase of securities to be held to maturity                                         --             --          (63,620)
Purchase of securities available for sale                                          (72,072)       (88,734)        (7,018)
Purchase of Federal Home Loan Bank Stock                                              (331)          (104)        (6,785)
Net increase in loans                                                              (60,424)       (49,410)       (65,600)
Net (increase) decrease in other real estate owned                                    (353)           943              8
Purchase of premises and equipment                                                  (1,421)        (1,689)        (1,351)
Increase in minority position                                                           25              5             40
Net (increase) decrease in federal funds sold                                         (415)         1,103            971
Net cash provided by acquisitions                                                     --           74,321           --
                                                                                  --------       --------       --------
     Net cash (used) provided by investing activities                              (93,831)        19,981        (79,441)
                                                                                  --------       --------       --------

Financing Activities
Net increase in demand deposits,
   NOW accounts, money markets and savings accounts                                 22,896         35,505          9,647
Net increase in certificates of deposit                                              3,271         17,433         11,963
Net increase (decrease) in borrowings                                               60,242        (47,536)        53,751
Purchase of treasury stock                                                          (2,337)        (3,139)        (1,461)
Sale of treasury stock                                                               2,249           --             --
Proceeds from stock issuance under option plan                                         227             81             54
Exercise and cancellation of stock options                                            (975)        (1,121)          --
Filing fees related to stock split                                                    --              (35)          --
Cash dividends paid                                                                 (4,182)        (3,863)        (3,136)
                                                                                  --------       --------       --------
    Net cash provided (used) by financing activities                                81,391         (2,675)        70,818
                                                                                  --------       --------       --------
    Net increase (decrease) in cash and cash equivalents                             6,055          1,491         (3,028)
Cash and cash equivalents at beginning of year                                      18,175         16,684         19,712
                                                                                  --------       --------       --------
     Cash and cash equivalents at end of year                                     $ 24,230       $ 18,175       $ 16,684
                                                                                  ========       ========       ========

Supplemental disclosures of cash flow information:
Cash paid during the year for:
   Interest                                                                       $ 30,270       $ 26,369       $ 26,622
   Income tax                                                                        6,057          6,310          5,925
Non-Cash transactions:
   Transfer from loans to real estate owned                                          1,418          1,196          1,310
   Securitization of mortgage loans                                                   --            9,014           --
   Sale of treasury stock from exercised stock options                                --             --              184
   Transfer from loans held for sale to loan portfolio                              24,637           --             --

See Note 3 of the notes to the consolidated financial statements for branch acquisition disclosure.

              The accompanying notes are an integral part of these
                       consolidated financial statements.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

                   (Amounts in tables expressed in thousands
                  except number of shares and per share data)

                              NATURE OF OPERATIONS.

     Camden National Corporation ("the Company") is a multi-bank holding company headquartered in Camden, Maine, offering a broad range of financial services in its geographical marketplace. The Company has two wholly owned bank subsidiaries. Camden National Bank is a national banking organization, based in Camden, Maine. UnitedKingfield Bank, a state chartered bank based in Bangor, Maine, is the successor by merger, effective February 4, 2000, of United Bank and Kingfield Savings Bank. The Company also has a 51% interest in Trust Company of Maine, Inc., a non-bank subsidiary, based in Bangor, Maine.



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the significant accounting and reporting policies.

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Camden National Corporation, its wholly-owned subsidiaries, Camden National Bank, United Bank and Kingfield Bank, and its majority-owned subsidiary, Trust Company of Maine, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

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

     Cash. The Company is required to comply with various laws and regulations of the Federal Reserve which require that the Company maintain certain amounts of cash on deposit and restrict the Company from investing those amounts. The Company maintains those balances at the Federal Reserve Bank of Boston. In the normal course of business, the Company has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the Federal Deposit Insurance Corporation. For the statement of cash flows, cash equivalents consist of cash and due from banks.

     Investment Securities. The Company has classified its investment securities into investments available for sale and investments to be held to maturity.

     Securities Available for Sale. Debt and other securities that are to be held for indefinite periods of time are stated at market value. Changes in net unrealized gains or losses are recorded as an adjustment to shareholders' equity until realized.

   Market values of securities are determined by prices obtained from independent market sources. Realized gains and losses on securities sold are computed on the identified cost basis on the trade date.

     Securities Held to Maturity. Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

     Residential Mortgages Held for Sale. Residential mortgages held for sale are primarily one-to-four family real estate loans which are valued at the lower of cost or market on an individual basis, as determined by outstanding commitments from investors or current investor yield requirements. Gains and losses from sales of residential mortgages held for sale are recognized upon settlement with investors and recorded in non-interest income. These activities, together with underwriting residential mortgage loans, comprise the Company's mortgage banking business.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

     Loan Servicing. Statement of Financial Accounting Standards ("SFAS") 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was adopted January 1, 1997. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: interest rate, fixed versus variable rate, and period of origination. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

     The allowance for loan losses is maintained at a level deemed adequate to absorb future charge-offs of loans deemed uncollectible. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, known and inherent risk characteristics of the various categories of loans, adverse situations that may affect the borrower's ability to repay, estimated value of underlying collateral, and other pertinent factors. The allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Credits deemed uncollectible are charged against the allowance.

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

     Intangible Assets. The value of core deposits premium is being amortized over periods ranging from ten to fifteen years using the straight-line method. Other intangible assets, including goodwill andrecapitalization costs, are being amortized over twenty to twenty-five years using the straight-line method. Amortization of software is recognized using the straight-line method over the estimated useful life of the various software items.

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

     The Company also provides for the benefit of its employees a voluntary savings plan which qualifies under 401(k) of the Internal Revenue Code. Employees can contribute up to the maximum amount allowed by law. The Company matches a percentage of employee contributions. The Company's postretirement plans also provide medical and life insurance to certain eligible retired employees.

     Advertising. Advertising costs are expensed as incurred.

     Income Taxes. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Principal timing differences occur with respect to pension and other postretirement benefits, depreciation and provision for loan losses.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

     Earnings Per Share. Basic earnings per share data is computed based on the weighted average number of common shares outstanding during each year. Potential common stock is considered in the calculation of weighted average shares outstanding for diluted earnings per share, and is determined using the treasury stock method.

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

     Interest rate caps and floors are contracts pursuant to which a ceiling or floor is established at a specified rate and for a specified period of time. The premium paid for the contract is amortized over its life. Any cash payments received are recorded as an adjustment to net interest income.

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

     Fair Value Disclosures. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and due from banks and federal funds sold: The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

      Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of other securities approximates their fair value.

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

     Interest receivable and payable: The carrying amount of interest receivable and payable approximates fair value.

     Deposits: The fair value of demand and NOW deposits, savings accounts, and certain money market deposits is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered in the Company's market for deposits of similar remaining maturities.

     Borrowings: The carrying amounts of short-term borrowings from the Federal Home Loan Bank, securities under repurchase agreements and other short-term borrowings, approximates fair value. The fair value of long-term borrowings is based on the discounted cash flows using current rates for advances of similar remaining maturities.

     Off-balance sheet instruments: Fair values for interest rate swaps and floor and cap contracts are based on quoted market prices. The fair value of commitments to extend credit has not been presented because the future revenue derived from such commitments is not significant.

     Effect of Recently Issued Financial Standards. During 1999, the Financial Accounting Standards Board issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise;" SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections;" SFAS No. 136, "Transfers of Assets to a Not-For-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others;" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133."

     SFAS Nos. 134, 135 and 136 have no effect on the financial condition and results of operations of the Company.

     SFAS No. 133, which established accounting reporting standards for derivative instruments and for hedging activity, was amended by SFAS No. 137. SFAS No. 137 defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management has not determined the impact, if any, of SFAS No. 133 on the consolidated financial statements.

     Reclassification. Certain items from the prior year were restated to conform with the current year presentation.



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

2. MERGER

On December 20, 1999, KSB Bancorp, Inc. ("KSB") was merged into the Company. The merger was accounted for under the pooling-of-interests method. At December 31, 1999, KSB had total assets of $191,084,000 and total shareholders' equity of $13,971,000. The Company exchanged approximately 1,481,800 shares of its common stock for approximately 1,304,401 shares of KSB. Under the pooling-of-interests method, the recorded amounts of assets and liabilities of the Company and KSB have been carried forward at their previously recorded amounts. All prior period financial statements presented have been restated as if the merger took place at the beginning of such periods.

The following table sets forth the results of operations for the years ended December 31:

                                          1999         1998         1997

     Net income
       KSB Bancorp, Inc.                $ 1,236      $ 1,806      $ 1,549
       Camden National Corporation        8,993        9,645        9,148
                                        -------      -------      -------
       Combined                         $10,229      $11,451      $10,697

     Basic earnings per share
       KSB Bancorp, Inc.                $  1.01      $  1.47      $  1.30
       Camden National Corporation         1.35         1.43         1.34
       Combined                            1.27         1.40         1.31

     Diluted earnings per share
       KSB Bancorp, Inc.                $  1.01      $  1.41      $  1.23
       Camden National Corporation         1.35         1.41         1.31
       Combined                            1.27         1.38         1.27

     Dividends per share
       KSB Bancorp, Inc.                $   .16      $   .11      $   .07
       Camden National Corporation          .60          .55          .45
       Combined                             .52          .47          .38


3. BRANCH ACQUISITIONS

During 1998, the Company's three bank subsidiaries acquired eight branch locations. The excess of cost over fair value of net assets acquired in these branch acquisitions is amortized to expense using the straight-line method over ten years. The acquisitions were accounted for under the purchase method of accounting for business combinations.

The following is a summary of the transactions:

                Loans acquired                          $  19,340
                Premises and equipment                        714
                Premium on deposits                         8,553
                Other assets                                1,210
                Deposits assumed                          104,005
                Other liabilities                             133
                Net cash received                          74,321

Amortization expense of core deposit intangibles expense totaled $1,011,000, $665,000 and $103,000 in 1999, 1998 and 1997, respectively.




================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

4. INVESTMENT SECURITIES

The following tables summarize the amortized costs and market values of securities available for sale and held to maturity, as of the dates indicated:

                                                                                December 31, 1999

                                                              Amortized     Unrealized      Unrealized          Fair
                                                                 Cost          Gains           Losses           Value
     Available for sale
     U.S. treasury securities and obligations of
       U.S. government corporations and agencies              $ 67,466         $   15         $(2,435)         $ 65,046
     Obligations of states and political subdivisions            8,210           --              (690)            7,520
     Mortgage-backed securities                                 13,737           --              (633)           13,104
     Other debt securities                                      50,320           --            (3,382)           46,938
                                                              --------         ------         -------          --------
       Total debt securities                                   139,733             15          (7,140)          132,608
                                                              --------         ------         -------          --------

     Federal Home Loan Bank of Boston stock                     16,019           --              --              16,019
     Federal Reserve Bank stock                                     39           --              --                  39
     Other equity securities                                    16,966             32          (1,667)           15,331
                                                              --------         ------         -------          --------
       Total equity securities                                  33,024             32          (1,667)           31,389
                                                              --------         ------         -------          --------
         Total securities available for sale                  $172,757         $   47         $(8,807)         $163,997
                                                              --------         ------         -------          --------

     Held to maturity
     U.S. treasury securities and obligations of
       U.S. government corporations and agencies              $  5,949         $   60         $   (35)         $  5,974
     Obligations of states and political subdivisions            1,152             11              (2)            1,161
     Other debt securities                                         129           --                (3)              126
     Mortgage-backed securities                                 60,963            414            (589)           60,788
                                                              --------         ------         -------          --------
         Total securities held to maturity                    $ 68,193         $  485         $  (629)         $ 68,049
                                                              ========         ======         =======          ========




                                                                                December 31, 1998

                                                              Amortized     Unrealized      Unrealized          Fair
                                                                 Cost          Gains           Losses           Value
     Available for sale
     U.S. treasury securities and obligations of
       U.S. government corporations and agencies              $  7,047         $   48         $  --            $  7,095
     Obligations of states and political subdivisions            8,214              1             (72)            8,143
     Mortgage-backed securities                                 81,769            363            (312)           81,820
     Other debt securities                                       2,000             30              (5)            2,025
                                                              --------         ------         -------          --------
         Total debt securities                                  99,030            442            (389)           99,083
                                                              --------         ------         -------          --------

     Federal Home Loan Bank of Boston stock                     15,686           --              --              15,686
     Federal Reserve Bank stock                                     39           --              --                  39
     Other equity securities                                     5,972             72            --               6,044
                                                              --------         ------         -------          --------
       Total equity securities                                  21,697             72            --              21,769
                                                              --------         ------         -------          --------
         Total securities available for sale                  $120,727         $  514         $  (389)         $120,852
                                                              ========         ======         =======          ========

     Held to maturity
     U.S. treasury securities and obligations of
       U.S. government corporations and agencies              $  6,093         $   81         $   (30)         $  6,144
     Obligations of states and political subdivisions            1,338             42            --               1,380
     Mortgage-backed securities                                 89,428          3,265             (26)           92,667
     Other debt securities                                         982             30            --               1,012
                                                              --------         ------         -------          --------
         Total securities held to maturity                    $ 97,841         $3,418         $   (56)         $101,203
                                                              ========         ======         =======          ========


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

The amortized cost and fair values of debt securities by contractual maturity at December 31, 1999 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                 Amortized       Fair
                                                   Cost          Value

     Available for sale
     Due in one year or less                     $  1,341      $  1,298
     Due after one year through five years         30,220        27,229
     Due after five through ten years              34,104        33,734
     Due after ten years                           74,068        70,347
                                                 --------      --------
                                                 $139,733      $132,608
                                                 ========      ========


                                                 Amortized       Fair
                                                   Cost          Value

     Held to maturity
     Due in one year or less                     $   --        $   --
     Due after one year through five years          6,746         6,708
     Due after five years through ten years         8,066         8,217
     Due after ten years                           53,381        53,124
                                                 --------      --------
                                                 $ 68,193      $ 68,049
                                                 ========      ========

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated to the due-after-ten-years category.

Proceeds from the sale of investments classified as held to maturity during 1999 were $5,023,000, which resulted in a gross realized gain of $26,000. The investments were sold within three months of the maturity date. In 1999, proceeds from the sale of investments classified as available for sale were $10,637,000, which resulted in a gross realized gain of $125,000. There were no sales in the available-for-sale or held-to-maturity portfolios during 1998 or 1997.

At December 31, 1999, securities with a book value of $85.5 million and a fair value of $83.3 million were pledged to secure public deposits, securities sold under agreement to repurchase and other purposes as required or permitted by law.


5. LOANS

The composition of the Company's loan portfolio at December 31 was as follows:

                                                   1999             1998

     Commercial loans                            $316,411         $269,747
     Residential real estate loans                220,534          170,875
     Consumer loans                                83,832           78,496
     Municipal loans                                8,307           17,199
     Other loans                                      336            1,311
                                                 --------         --------
       Total loans                                629,420          537,628
     Less deferred loan fees net of cost              892              788
     Less allowance for loan losses                 9,390            8,092
                                                 --------         --------
                                                 $619,138         $528,748
                                                 ========         ========




================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

5. Loans continued

The Company's lending activities are conducted in mid-coast, central and western Maine. The Company makes single family and multi-family residential loans, commercial real estate loans, business and a variety of consumer loans. In addition, the Company makes loans for the construction of residential homes, multi-family properties and commercial real estate properties. The ability and willingness of borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the geographic area and the general economy.

As of December 31, 1999 and 1998, nonaccrual loans were $6,136,000 and $4,079,000, respectively. Interest foregone was approximately $408,000, $248,000 and $264,000 for 1999, 1998 and 1997, respectively.


6. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

                                                                                                     December 31,

                                                                                         1999             1998             1997

              Beginning Balance                                                        $ 8,092          $ 6,982          $ 5,365
              Provision for loan losses                                                  3,670            2,056            2,207
              Recoveries                                                                   288              330              641
              Loans charged off                                                         (2,660)          (1,276)          (1,231)
                                                                                       -------          -------          -------
              Net charge offs                                                           (2,372)            (946)            (590)
                                                                                       -------          -------          -------
              Ending Balance                                                           $ 9,390          $ 8,092          $ 6,982
                                                                                       =======          =======          =======

Information regarding impaired loans is as follows:

                                                                                                     December 31,

                                                                                         1999             1998             1997

              Average investment in impaired loans                                     $ 5,455          $ 4,499          $ 3,310
              Interest income recognized on impaired loans, all on cash basis              452              525              268
              Balance of impaired loans                                                  6,136            5,009            2,788
              Less portion for which no allowance for loan losses is allocated            --              2,745            1,545
              Portion of impaired loan balance for which
                an allowance for credit losses is allocated                              6,136            2,264            1,243
              Portion of allowance for loan losses
                allocated to the impaired loan balance                                   1,179              487              234


7. MORTGAGE SERVICING

Residential real estate mortgages are originated by the Company for both portfolio and for sale into the secondary market. The sale of loans are to institutional investors such as the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Under loan sale and servicing agreements with the investor, the Company generally continues to service the residential real estate mortgages. The Company pays the investor an agreed-upon rate on the loan, which, including a guaranteed fee paid to Freddie Mac, is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. As required by SFAS No. 125, the Company capitalizes mortgage servicing rights at their fair value upon sale of the related loans. Capitalized servicing rights totaled $171,000, $115,000 and $38,000 during 1999, 1998 and 1997, respectively.

Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Condition. The unpaid principal balances of mortgage loans serviced for others was $105,263,000, $112,052,000 and $116,728,000 at
December 31, 1999, 1998 and 1997, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were $216,000 and $404,000 at December 31, 1999 and 1998, respectively.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

8. BANK PREMISES AND EQUIPMENT

Details of premises and equipment, at cost, at December 31 were as follows:

                                                              1999         1998

          Land and buildings                                $11,505      $11,295
          Furniture, fixtures and equipment                  11,671       10,688
          Leasehold improvements                                604          593
          Construction in process                               223           38
                                                            -------      -------
                                                             24,003       22,614
          Less: Accumulated depreciation and amortization    11,910       10,521
                                                            -------      -------
                                                            $12,093      $12,093
                                                            =======      =======

Depreciation expense was $1.6 million, $1.5 million and $1.5 million for 1999, 1998 and 1997, respectively.


9. OTHER REAL ESTATE OWNED

The transactions in other real estate owned for the years ended December 31 were as follows:

                                     1999           1998

          Beginning balance         $1,052         $1,532
          Additions                  1,418          1,196
          Properties sold              491          1,599
          Writedowns                   574             77
                                    ------         ------
          Ending balance            $1,405         $1,052
                                    ======         ======


10. DEPOSITS

The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000, was approximately $52,224,000and $57,251,00 at December 31, 1999 and 1998, respectively. Certificates of deposit included brokered deposits in the amount of $6,014,000 and $6,003,000 at December 31, 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

                 2000                       $248,605
                 2001                         45,747
                 2002                         10,501
                 2003                          4,579
                 2004                          4,117
                 Thereafter                      474
                                            --------
                                            $314,023
                                            ========


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


11. BORROWINGS

A summary of the borrowings from the Federal Home Loan Bank ("FHLB") of Boston is as follows:

                                       December 31, 1999

             Principal Amounts          Interest Rates         Maturity Date

                $  83,866                4.06%-6.05%               2000
                    2,000                    6.08%                 2003
                    1,000                    4.80%                 2004
                    5,000                   5.09%                  2008
                   37,000                 4.83%-5.35%              2009
                ---------
                $ 128,866
                =========

                                       December 31, 1998

             Principal Amounts          Interest Rates         Maturity Date

                $  52,460                 4.95%-6.58%              1999
                    5,452                 6.02%-6.05%              2000
                   25,000                 4.99%-5.09%              2008
                ---------
                $  82,912
                =========

Short- and long-term borrowings from the FHLB consist of both fixed and adjustable rate borrowings and are collateralized by stock in the FHLB and a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one-to-four family properties, certain unencumbered investment securities and other qualified assets. The FHLB at its discretion can call $38 million of the Company's long-term borrowings. The Company, through its banking subsidiaries, has an available line of credit with FHLB of $14.3 million at December 31, 1999 and 1998. The Company had $1.3 million and $10.1 million outstanding at December 31, 1999 and 1998, respectively.

The Company utilizes other borrowings in the form of federal funds purchased; treasury, tax and loan deposits; and repurchase agreements secured by U.S. government or agency securities. Balances outstanding at December 31 are shown in the table below:

                                                          1999          1998

          Federal funds purchased                       $ 1,300       $   --
          Treasury, tax and loan deposits                 1,523            44
          Securities sold under repurchase agreements    42,235        30,726
                                                        -------       -------
          Total other borrowed funds                    $45,058       $30,770
                                                        =======       =======

          Weighted-average rate at the end of period       4.10%         4.04%


12. EMPLOYEE BENEFIT PLANS

Retirement Plan

The Company has a trusteed defined benefit noncontributory pension plan covering substantially all eligible employees over 21 years of age with one year of employment. The benefits are based on years of service and salary earned during an employee's last five years of employment. The assets of the plans are primarily invested in listed stocks.

The Company also provides a supplemental pension plan for certain executive employees to restore pension benefits which have been reduced by income tax regulations. These plans are unfunded and nonqualified.

The Company's postretirement plans provide medical and life insurance to certain eligible retired employees. It is the Company's policy to fund the cost of postretirement health care and life insurance plans as premiums are paid; therefore, there are no plan assets.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------
Information pertaining to the plans is as follows:

                                                                    Pension                           Post Retirement
                                                                    Benefits                              Benefits

                                                      1999           1998           1997         1999         1998         1997

Change in benefit obligation
Benefit obligation at beginning of the year         $ 4,024        $ 3,470        $ 3,016        $ 399        $ 356        $ 315
Service cost                                            428            350            318           25           21           19
Interest cost                                           288            258            224           28           26           23
Actuarial gain (loss)                                  --             --              (29)          50           15           12
Benefits paid                                           (54)           (54)           (59)         (21)         (19)         (13)
                                                    -------        -------        -------        -----        -----        -----
Benefit obligation at end of year                     4,686          4,024          3,470          481          399          356
                                                    -------        -------        -------        -----        -----        -----

Change in plan assets
Fair value of plan assets at beginning of year        3,419          2,947          2,469         --           --           --
Actual return on plan assets                            232            169            197         --           --           --
Employer contribution                                   352            357            340         --           --           --
Benefits paid                                           (54)           (54)           (59)        --           --           --
                                                    -------        -------        -------        -----        -----        -----
Fair value of plan assets at end of year              3,949          3,419          2,947         --           --           --
                                                    -------        -------        -------        -----        -----        -----

Funded status                                          (737)          (605)          (523)        (481)        (399)        (356)
Unrecognized net actuarial loss                         121              5              5           77           27           12
Unrecognized net prior service cost                     (99)          (107)          (115)        (110)        (126)        (142)
Transition obligation                                   (66)           (73)           (80)        --           --           --
                                                    -------        -------        -------        -----        -----        -----
Accrued benefit cost                                $  (781)       $  (780)       $  (713)       $(514)       $(498)       $(486)
                                                    =======        =======        =======        =====        =====        =====

Weighted-average assumptions
  as of December 31
Discount rate                                           7.0%           7.5%           7.5%         7.0%         7.5%         7.5%
Expected return on plan assets                          9.0%           7.5%           7.5%        --           --           --
Rate of compensation increase                           5.0%           6.0%           6.0%         6.0%         6.0%         6.0%


                                                                    Pension                           Post Retirement
                                                                    Benefits                              Benefits

                                                      1999           1998           1997         1999         1998         1997

Components of net periodic benefit cost
Service cost                                        $   428        $   350        $   318        $  25        $  21        $  19
Interest cost                                           288            258            224           28           26           23
Expected return on plan assets                         (327)          (235)          (188)        --           --           --
Amortization of prior service cost                      (16)           (16)           (14)         (16)         (16)         (16)
                                                    -------        -------        -------        -----        -----        -----
Net periodic benefit cost                           $   373        $   357        $   340        $  37        $  31        $  26
                                                    =======        =======        =======        =====        =====        =====

For measurement purposes, a 6.7% annual rate of increase in the per capita cost to cover health care benefits was assumed for 2000. The rate was assumed to decrease gradually to a 6.0% annual growth rate after seven years, and remain at 6.0% annual growth rate thereafter. A 1.0% increase or decrease in the assumed health care cost trends rate would not have a material impact on the accumulated postretirement benefit obligation due to a built-in cap on annual benefits.

The Company also sponsors an unfunded, non-qualified supplemental retirement plan for certain officers. The agreement provides supplemental retirement payments payable in installments over 15 years upon retirement or death. Effective September 1, 1999, active participants will be paid a life annuity upon retirement or death.

The expense of this supplemental plan was $309,000, $217,000 and $246,000 in 1999, 1998 and 1997, respectively. The accrued liability of this plan at December 31, 1999, 1998 and 1997 was $1,198,000, $955,000 and $749,000,
respectively.



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

12. EMPLOYEE BENEFIT PLANS CONTINUED

Employee Stock Ownership Plan

During 1999, 1998 and 1997, the Company, as successor to KSB, had an Employee Stock Ownership Plan ("ESOP"). As of the merger date (December 20, 1999), all liabilities related to this plan have been paid. Total ESOP expense was $368,765, $279,770 and $277,920 in 1999, 1998 and 1997, respectively.

Bank Recognition and Retention Plan

The Company, as successor to KSB, maintains a Bank Recognition and Retention Plan ("BRRP") as a method of providing certain officers and other employees of the Company with a proprietary interest in the Company. The Company contributed funds to the recognition plan to enable them to acquire, in aggregate, 56,045 shares of common stock. The Company recognizes expense related to the plan based on the vesting schedule. Participants are vested at a rate of 20% per year commencing one year from the date of the award. Total expense related to the plan was $9,726, $21,194 and $28,644 for 1999, 1998 and 1997, respectively.

A summary of shares outstanding under of the Bank Recognition and Retention Plan is presented below:

                                              1999          1998        1997

        Outstanding at beginning of year     56,045        44,488      46,729
        Granted during the year                   -        11,557           -
        Forfeited during the year                 -             -       2,241
                                             ------        ------      ------
        Outstanding at end of year           56,045        56,045      44,488
                                             ======        ======      ======

13. SEGMENT REPORTING

The Company through its subsidiaries (Camden National Bank, United Bank, Kingfield Bank and Trust Company of Maine, Inc.), provides a broad range of financial services to individuals and companies in mid-coast, central and western Maine. These services include lending, demand, savings and time deposits, cash management and trust services. While the Company's senior management team monitors operations of each subsidiary, these subsidiaries are primarily organized to operate in the banking industry. Substantially all revenues and services are derived from banking products and services in Maine. Accordingly, the Company's subsidiaries are considered by management to be aggregated in one reportable operating segment.


14. SHAREHOLDERS' EQUITY

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

The Company has fixed stock option plans accounted for under Accounting Principles Board Opinion 25 and related interpretations. The plans allow the Company to grant options to employees and directors for up to 676,140 shares of common stock. Under two plans, options are vested 20% per year from the date of grant and expire ten years from the date of grant. Under the remaining plans, the options are immediately vested when granted, and expire ten years from the date the option is granted. The exercise price of all options equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share for 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated on the next page.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------



                                                        Earnings Per Share
                                       Net Income       Basic       Diluted

              1999
              As reported               $10,229         $1.27       $1.27
              Pro forma                   9,985          1.24        1.24

              1998
              As reported               $11,451         $1.40       $1.38
              Pro forma                  10,256          1.26        1.23

              1997
              As reported               $10,697         $1.31       $1.27
              Pro forma                  10,485          1.28        1.25

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for all grants in 1997 dividend yield of 5.63%, expected volatility of 1.35%, risk-free interest rate of 5.75%, and expected lives of 10 years; in 1998 dividend yield of 3.0%, expected volatility of 1.35%, risk-free interest rate of 4.75%, and expected lives of 10 years; in 1999 dividend yield of 3.3%, expected volatility of 1.35%, risk-free interest rate of 4.75%, and expected lives of 10 years.

A summary of the status of the Company's fixed stock option plans as of December 31, 1999, 1998 and 1997, and changes during the years ending on those dates is presented below.



                                                          1999

                                               Number of      Weighted-average
                                                 Shares        Exercise Price

       Outstanding at beginning of year          337,366          $  9.62
       Granted during the year                    18,180            16.28
       Exercised during the year                 164,440             4.91
       Reload options granted                      8,736            10.26
                                                 -------          -------
       Outstanding at end of year                199,842          $ 14.13
                                                 =======          =======
       Exercisable at end of year                184,393          $ 13.95
                                                 =======          =======
       Weighted-average fair value of
         options granted during the year                          $ 13.42




                                                          1998

                                               Number of      Weighted-average
                                                 Shares        Exercise Price
       Outstanding at beginning of year          371,018          $  6.47
       Granted during the year                    88,272            16.55
       Exercised during the year                 123,535             5.21
       Reload options granted                      5,019            16.23
       Forfeited during the year                   3,408            16.29
                                                 -------          -------
       Outstanding at end of year                337,366          $  9.62
                                                 =======          =======
       Exercisable at end of year                270,228          $  8.33
                                                 =======          =======
       Weighted-average fair value of
         options granted during the year                          $ 13.54



                                                          1997

                                               Number of      Weighted-average
                                                 Shares        Exercise Price
       Outstanding at beginning of year          412,391          $  6.19
       Granted during the year                    13,632             6.75
       Exercised during the year                  49,007             4.60
       Forfeited during the year                   5,998             2.67
                                                 -------          -------
       Outstanding at end of year                371,018          $  6.47
                                                 =======          =======
       Exercisable at end of year                344,358          $  6.61
                                                 =======          =======
       Weighted-average fair value of
         options granted during the year                          $ 15.55



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


14. Shareholders' Equity continued

The following table summarizes information related to stock options outstanding at December 31, 1999.

                Number              Remaining         Weighted-Average
              Outstanding       Contractual Life       Exercise Price

                13,755                 3.0                 $12.44
                76,500                 6.0                  12.33
                 9,542                 7.0                   6.75
                81,865                 8.0                  16.48
                18,180                 9.0                  16.28
               -------                 ---                 ------
               199,842                 6.9                 $14.13
               =======                 ===                 ======


15. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                              1999         1998         1997

    Net income, as reported               $   10,229   $   11,451   $   10,697
    Weighted-average shares                8,033,757    8,156,968    8,169,924
    Effect of dilutive employee
      stock options                           33,877      153,658      233,607
    Adjusted weighted-average shares and
      assumed conversion                   8,067,634    8,310,626    8,403,531
    Basic earnings per share              $      1.2   $     1.40   $     1.31
    Diluted earnings per share            $     1.27   $     1.38   $     1.27


Options to purchase 24,500 and 74,882 shares of common stock at an average exercise price of $18.56 and $16.10 per share were outstanding at December 31, 1999 and 1998, respectively, but were not included in the computation of diluted earnings per share because the options exercise price was greater than the average market price of the common stock.


16. INCOME TAXES

The current and deferred components of income tax expense were as follows:

                                         1999         1998        1997

              Current:
                Federal                 $5,095       $5,889       $5,937
                State                      188          183          209
                                        ------       ------       ------
                                         5,283        6,072        6,146
                                        ------       ------       ------

              Deferred:
                Federal                   (100)        (642)        (937)
                                        ------       ------       ------
                                        $5,183       $5,430       $5,209
                                        ======       ======       ======


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

The actual expense differs from the expected tax expense computed by applying the applicable U.S. Federal corporate income tax rate to earnings before income taxes, as follows:

                                                                      1999             1998             1997

       Computed tax expense                                         $ 5,394          $ 5,881          $ 5,409
       Increase (reduction) in income taxes resulting from:
         Tax exempt income                                             (349)            (184)            (238)
         State taxes, net of federal benefit                            122              119              139
         Income from life Insurance                                     (92)             (80)             (41)
         Acquisition costs                                              452             --               --
         Low income housing credits                                     (77)            (304)            (130)
         Other                                                         (267)              (2)              70
                                                                    -------          -------          -------
                                                                    $ 5,183          $ 5,430          $ 5,209
                                                                    =======          =======          =======


Items which give rise to deferred income tax assets and liabilities and the tax effect of each are as follows:

                                                                                     1999                       1998

                                                                               Asset      Liability       Asset      Liability

       Allowance for possible losses on loans                                 $2,930         $--          $2,554         $--
       Allowance for investment losses                                            86          --              90          --
       Capitalized costs                                                        --             34           --             69
       Pension and other benefits                                                855          --             777          --
       Depreciation                                                             --            134           --            162
       Deferred loan origination fees                                           --            207           --             86
       Deferred compensation and benefits                                        268          --              89          --
       Unrealized gains (losses) of investments available for sale             2,978          --            --
                                                                                                                          159
       Unrealized appreciation (depreciation) on loans held for sale-            447          118           --
       Valuation of other real estate owned                                      148          --              29          --
       Interest receivable                                                       122          --             122          --
       Deposit premium                                                            38          --              60          --
       Mortgage servicing rights                                                  26          --              24          --
       Other                                                                     126          --             200          --
                                                                              ------         ----         ------         ----
                                                                              $7,577         $822         $4,063         $476
                                                                              ======         ====         ======         ====

The related income taxes have been calculated using a rate of 35%. No valuation allowance is deemed necessary for the deferred tax asset, which is included in other assets.

Retained earnings include $222,000 representing an allocation for income tax bad debt deductions prior to 1988, referred to as the base year reserve. No income taxes have been provided for the base year reserve, though it continues to be subject to provisions of present law that require recapture in the case of certain excess distributions to shareholders.


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


17. RELATED PARTIES

In the ordinary course of business, the Company has made loans to certain officers and directors and the companies with which they are associated. All such loans were made under terms that are consistent with the Company's normal lending policies. Changes in the composition of the board of directors or the group comprising executive officers result in additions to or deductions from loans outstanding to directors, executive officers, or principal shareholders.

Loans to related parties which in aggregate exceed $60,000 were as follows:

                                                         1999        1998

              Balance, January 1,                       $15,933     $14,604
              Loans made/advanced and additions           9,866       6,167
              Repayments and reductions                   9,621       4,838
                                                        -------     -------
              Balance, December 31                      $16,178     $15,933
                                                        =======     =======

In addition to the loans noted above, the Company had deposits outstanding at December 31, 1999 and 1998 to the same individuals of $6.0 and $5.4 million, respectively.

18. FINANCIAL INSTRUMENTS

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk, which are not reflected in the accompanying consolidated statements of condition. The Company's significant off-balance sheet risks are lending commitments, letters of credit, interest rate floors, caps, and interest rate swap agreements. Those instruments involve varying degrees of credit and interest rate risk in excess of the amount recognized in the statements of condition.

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

The Company uses off-balance sheet derivative instruments to hedge against large fluctuations in interest rates. The Company uses interest rate swaps and floor instruments to hedge against potentially lower yields on the variable prime rate loan category in a declining rate environment. If rates were to decline, resulting in reduced income on the adjustable rate loans, there would be an increased income flow from the interest rate swap and floor instruments. The Company also uses cap instruments to hedge against increases in short-term borrowing rates. If rates were to rise, resulting in an increased interest cost, there would be an increased income flow from the cap instruments.

All off-balance sheet positions are reviewed as part of the asset/liability management process at least quarterly. The instruments are factored into the Company's overall interest rate risk position. The Company regularly reviews the credit quality of the counterparties from which the instruments have been purchased. As of December 31, 1999, the Company had a $10 million (notional principal amount) interest rate swap that matures in 2004.

At December 31, 1999 and 1998, the contractual or notional amounts of off-balance sheet financial instruments were as follows:

                                                           1999        1998

              Commitments to extend credit               $119,586    $121,903
              Letters of credit                             1,303       2,059
              Swaps                                        10,000       5,000
              Floors                                          -        20,000
              Caps                                            -        10,000


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


The estimated fair values of the Company's financial instruments were as follows:

                                                                        December 31, 1999         December 31, 1998

                                                                     Carrying       Fair       Carrying       Fair
                                                                      Amount        Value       Amount        Value

              Financial assets:
              Cash and due from banks and federal funds sold         $ 24,645     $ 24,645      $ 18,175    $ 18,175
              Securities available for sale                           163,997      163,997       120,852     120,852
              Securities held to maturity                              68,193       68,049        97,841     101,203
              Loans held for sale                                       6,906        6,906        32,865      33,207
              Loans receivable                                        619,138      616,935       528,748     526,017
              Interest receivable                                       5,041        5,041         4,672       4,672

              Financial liabilities:
              Deposits                                               $667,720     $665,231      $641,553    $642,281
              Borrowings from Federal Home Loan Bank                  128,866      126,010        82,912      81,842
              Other borrowed funds                                     45,058       45,058        30,770      30,770
              Interest payable                                          3,162        3,162         3,239       3,239

The estimated fair values of the Company's off-balance sheet instruments were as follows:

                                                               December 31, 1999

                                                                                      Fair Value
                                               Notional     Contract      Maturity     Including
                                               Principal      Date          Date       Accruals

              Interest Rate Swaps              $10,000      23-Dec-99    23-Dec-04      $  -
                                               =======                                  ====

                                                                December 31, 1998

                                                                                      Fair Value
                                               Notional     Contract      Maturity     Including
                                               Principal      Date          Date       Accruals

              Interest Rate Swaps              $ 5,000     21-Jun-96     21-Jun-99      $ 34
                                               -------                                  ----

              Interest Rate Floors             $10,000     03-Jun-94     03-Jun-99      $  8
                                                10,000     13-Sep-94     13-Sep-99        11
                                               -------                                  ----
                                               $20,000                                  $ 19
                                               =======                                  ====

              Interest Rate Caps               $10,000     21-Jul-97     21-Jul-99      $ -
                                               =======                                  ====



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


19. REGULATORY MATTERS

The Company, and its bank subsidiaries, are subject to various regulatory capital requirements administered by the Federal Reserve Board, the Comptroller of the Currency, and the Federal Deposit Insurance Corporation. Failure to meet minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have direct material affect on the Company's financial statements.

These capital requirements represent quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting principles. The Company's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes that, as of December 31, 1999, the Company meets all capital requirements to which it is subject.

As of December 31, 1999, all bank subsidiaries were categorized by their supervisory regulatory agencies as well capitalized. To be categorized as well capitalized, the banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the banks' respective capital categories.

The Company's actual capital amounts and ratios are also presented in the following tables.

                                                                                                 To Be Well Capitalized
                                                                                 For Capital      Under Prompt Corrective
                                                               Actual         Adequacy Purposes      Action Provisions
                                                          Amount    Ratio      Amount     Ratio       Amount     Ratio
                                                                            (less than  (less than  (less than  (less than
                                                                             or equal)  or equal)   or equal)   or equal)

              As of December 31, 1999

              Total Capital (To Risk-Weighted Assets):
              Consolidated                                $83,841   13.0%      $51,725     8.0%         N/A
              Camden National Bank                         52,998   12.6%       33,568     8.0%     $41,960    10.0%
              United Bank                                  10,605   10.9%        7,821     8.0%       9,776    10.0%
              Kingfield Bank                               15,370   11.9%       10,336     8.0%      12,920    10.0%

              Tier I Capital (To Risk-Weighted Assets):
              Consolidated                                $77,623   11.7%      $25,863     4.0%         N/A
              Camden National Bank                         47,473   11.4%       16,784     4.0%     $25,176     6.0%
              United Bank                                  10,711    9.6%        3,911     4.0%       5,866     6.0%
              Kingfield Bank                               14,571   10.7%        5,168     4.0%       7,752     6.0%

              Tier I Capital (To Average Assets):
              Consolidated                                $77,623    8.7%      $35,674     4.0%         N/A
              Camden National Bank                         47,473    8.3%       22,974     4.0%     $28,717     5.0%
              United Bank                                  10,711    8.0%        5,339     4.0%       6,673     5.0%
              Kingfield Bank                               14,571    8.0%        7,249     4.0%       9,061     5.0%


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


                                                                                                   To Be Well Capitalized
                                                                                  For Capital      Under Prompt Corrective
                                                               Actual          Adequacy Purposes    Action Provisions
                                                          Amount     Ratio     Amount    Ratio      Amount       Ratio
                                                                            (less than  (less than  (less than  (less than
                                                                             or equal)  or equal)   or equal)   or equal)

              As of December 31, 1998

              Total Capital (To Risk-Weighted Assets):
              Consolidated                                $75,912   13.6%      $44,606     8.0%         N/A
              Camden National Bank                         50,111   14.2%       28,292     8.0%     $35,365    10.0%
              United Bank                                   9,773   10.7%        7,310     8.0%       9,138    10.0%
              Kingfield Bank                               13,183   11.7%        8,971     8.0%      11,215    10.0%

              Tier I Capital (To Risk-Weighted Assets):
              Consolidated                                $68,942   12.3%      $22,303     4.0%         N/A
              Camden National Bank                         45,690   12.9%       14,146     4.0%     $21,219     6.0%
              United Bank                                   8,631    9.5%        3,655     4.0%       5,483     6.0%
              Kingfield Bank                               11,779   10.5%        4,486     4.0%       6,729     6.0%

              Tier I Capital (To Average Assets):
              Consolidated                                $68,942    9.5%      $30,198     4.0%         N/A
              Camden National Bank                         45,690    9.1%       19,982     4.0%     $24,978     5.0%
              United Bank                                   8,631    9.0%        3,842     4.0%       4,803     5.0%
              Kingfield Bank                               11,779    7.1%        6,616     4.0%       8,269     5.0%




20. BANK HOLDING COMPANY

Following are the condensed statements of condition, income statements, and statements of cash flow for Camden National Corporation, a multi-bank and financial services holding company.

                             STATEMENTS OF CONDITION
                                  December 31,

                                                                1999            1998

       Assets
         Cash                                                 $    81         $ 2,648
         Premises and equipment                                 1,533           1,486
         Investment in subsidiaries:
           Banking subsidiaries                                72,755          74,940
           Other subsidiaries                                     120              94
         Amounts receivable from subsidiaries                   2,367           1,940
         Goodwill                                                  46              51
         Other assets                                           2,633             341
                                                              -------         -------
           Total assets                                       $79,535         $81,500
                                                              =======         =======

       Liabilities and Shareholders' Equity
         Amounts due to subsidiaries                          $ 1,300         $ 3,350
         Accrued and other expenses                               612             361
         Shareholders' equity                                  77,623          77,789
                                                              -------         -------
           Total liabilities and shareholders' equity         $79,535         $81,500
                                                              =======         =======


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


20. Bank Holding Company continued

                              STATEMENTS OF INCOME
                          For Years Ended December 31,

                                                                           1999            1998            1997

Operating Income
  Dividend income from subsidiaries                                      $ 8,256         $ 8,682         $ 4,473
  Fees from subsidiaries                                                   3,579           3,323           2,786
  Other income                                                                10              14              17
                                                                         -------         -------         -------
    Total operating income                                                11,845          12,019           7,276
                                                                         -------         -------         -------

Operating Expenses
  Salaries and employee benefits                                           2,158           2,030           1,625
  Net occupancy                                                              155             170             156
  Furniture, equipment and data processing                                   709             653             612
  Other operating expenses                                                 1,353             905             651
  Acquisition related expenses                                             1,019            --              --
                                                                         -------         -------         -------
    Total operating expenses                                               5,394           3,758           3,044
                                                                         -------         -------         -------
  Income before equity in undistributed earnings of subsidiaries           6,451           8,261
                                                                                                           4,232

Equity in undistributed earnings of subsidiaries                           3,705           3,166           6,421
                                                                         -------         -------         -------
    Net income before tax                                                 10,156          11,427          10,653
  Income tax benefit                                                          73              24              44
                                                                         -------         -------         -------
Net Income                                                               $10,229         $11,451         $10,697
                                                                         =======         =======         =======


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


                            STATEMENTS OF CASH FLOWS
                          For Years Ended December 31,

                                                                          1999              1998              1997

Operating Activities
Net income                                                             $ 10,229          $ 11,451          $ 10,697
Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
    Equity in undistributed earning of subsidiaries                      (3,705)           (3,166)           (6,421)
    Depreciation and amortization                                           300               361               197
    Decrease in obligation under ESOP and BRRP                              487               301               257
    Amortization of goodwill                                                  5                 4                 3
    (Increase) decrease in amount receivable from subsidiaries             (427)           (1,869)              175
    Increase in other assets                                             (2,292)             (103)             (169)
    (Decrease) increase in payables                                      (1,799)            4,003               151
    Other                                                                  --                (265)               11
                                                                       --------          --------          --------
    Net cash provided by operating activities                             2,798            10,717             4,901
                                                                       --------          --------          --------

Investing Activities
  Investment in Trust Company of Maine, Inc.                               --                --                 (51)
  Purchase of premises and equipment                                       (347)             (172)             (149)
                                                                       --------          --------          --------
    Net cash used by investing activities                                  (347)             (172)             (200)
                                                                       --------          --------          --------

Financing Activities
  Proceeds from sale of treasury stock                                    2,249              --                --
  Exercise and cancellation stock options                                  (975)           (1,121)             --
  Purchase of treasury stock                                             (2,337)           (3,139)           (1,461)
  Dividends paid                                                         (4,182)           (3,863)           (3,136)
  Proceeds from stock issuance under option plan                            227                81                54
  Filing fee related to stock split                                        --                 (35)             --
                                                                       --------          --------          --------
    Net cash used by financing activities                                (5,018)           (8,077)           (4,543)
                                                                       --------          --------          --------

Net (decrease) increase in cash and cash equivalents                     (2,567)            2,468               158
Cash and cash equivalents at beginning of year                            2,648               180                22
                                                                       --------          --------          --------
Cash and cash equivalents at end of year                               $     81          $  2,648          $    180
                                                                       ========          ========          ========


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


21. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 1999 and 1998:

                                                              THREE MONTHS ENDED

                                                Mar 31       June 30      Sept 30      Dec 31
              1999
              Interest income                   $16,812      $17,400      $17,870      $18,481
              Interest expense                    7,246        7,601         7,736       7,921
              Net interest income                 9,566        9,799        10,134      10,560
              Provision for loan losses             585          655           775       1,655
              Income before income taxes          4,506        4,625         4,549       1,732
              Applicable income taxes             1,445        1,513         1,445         780
              Net income                          3,061        3,112         3,104         952
              Per common share:
                Basic                              0.38         0.39          0.38        0.12
                Diluted                            0.38         0.39          0.38        0.12


                                                              THREE MONTHS ENDED

                                                Mar 31       June 30      Sept 30      Dec 31
              1998
              Interest income                  $ 14,832     $ 15,121     $ 15,430     $ 16,955
              Interest expense                    6,795        6,683         6,677       6,852
              Net interest income                 8,037        8,438         8,753      10,103
              Provision for loan losses             444          444           464         704
              Income before income taxes          3,971        3,959         4,464       4,487
              Applicable income taxes             1,318        1,284         1,441       1,387
              Net income                          2,653        2,675         3,023       3,100
              Per common share:
                Basic                              0.32         0.33          0.37        0.38
                Diluted                            0.32         0.32          0.36        0.38



================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                Auditor's Letter

(BDM&P Letterhead)
                    BERRY, DUNN, McNEIL & PARKER, LLC
                    CERTIFIED PUBLIC ACCOUNTANTS
                    MANAGEMENT CONSULTANTS
                    ------------------------------------------------------------
                    100 Middle Street/P.O. Box 1100, Portland, Maine 04104-1100/
                    (207)775-2387/FAX (207)774-2375



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Shareholders and Board of Directors
Camden National Corporation

We have audited the accompanying consolidated statements of condition of Camden National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Camden National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine
January 28, 2000


Offices in:

Bangor, Maine Portland, Maine Lebanon, New Hampshire Manchester, New Hampshire


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  BOARDS OF DIRECTORS AND BANK ADMINISTRATIONS
--------------------------------------------------------------------------------


Directors of Camden National Corporation
--------------------------------------------------------------------------------

Rendle A. Jones
Chairman, Camden National Corporation
Attorney & Partner, Harmon, Jones, Sanford & Elliott, LLP

Peter T. Allen
Private Investor

Ann W. Bresnahan
Civic Leader

Robert J. Campbell
Partner, Beck, Mack & Oliver Investments

Robert W. Daigle
President & CEO,
Camden National Corporation & Camden National Bank

Robert J. Gagnon
Store Manager, Rockland Shop 'n Save

Ward I. Graffam
Co-owner, Wayfarer Marine Corporation

John W. Holmes
President, Consumers Fuel Co.

Theodore C. Johanson
President, Falcon Shoe Co.

John S. McCormick, Jr.
Engineer & Developer,
Consolidated Real Estate and Engineering

Winfield F. Robinson
President, Timber Resource Group, LLC

Richard N. Simoneau, C.P.A.
Tax Partner, Simoneau & Norton, P.A.

Arthur E. Strout
Attorney & Partner, Strout & Payson, P.A.


Administration of Camden National Corporation
--------------------------------------------------------------------------------

Robert W. Daigle
President & CEO

Laurel J. Bouchard
Vice President, Corporate Sales & Marketing Officer

Joanne T. Campbell
Vice President & Residential Real Estate Administration Officer

Steven D. Dailey
Vice President & Information Systems Officer

James C. Ebbert
Assistant to the President

June B. Parent
Vice President & Human Resources Manager

Jeffrey D. Smith
Vice President & Chief Operations Officer

Susan M. Westfall
Vice President, Clerk, Treasurer & Chief
Financial Officer

Brenda B. Munroe
Assistant Vice President & Electronic Banking Manager

Kimberly J. Nason
Assistant Vice President & Residential Real Estate
Loan Officer

Kathryn M. Ryder
Assistant Vice President, Financial Officer & Accounting Manager

Lee Ann Szelog
Assistant Vice President & Marketing Manager

Robert E. Cleveland, Jr.
Senior Network Administrator

Ellen L. Ellis
Manager, Loan Servicing Department

Ann E. Filley
Manager, Training Department

Jennifer F. Mazurek
Manager, Deposit Services Department

Timothy J. Pratt
Manager, Items Processing Department

Timothy J. Thompson
Quality Service Manager


Directors of Camden National Bank
--------------------------------------------------------------------------------

Rendle A. Jones
Chairman, Camden National Bank
Attorney & Partner, Harmon, Jones, Sanford & Elliott, LLP

Peter T. Allen
Private Investor

Ann W. Bresnahan
Civic Leader

Robert W. Daigle
President & CEO,
Camden National Corporation & Camden National Bank

David C. Flanagan
President, Viking Lumber, Inc.

Robert J. Gagnon
Store Manager, Rockland Shop 'n Save

John W. Holmes
President, Consumers Fuel Co.

John S. McCormick, Jr.
Engineer & Developer,
Consolidated Real Estate and Engineering

Richard N. Simoneau, C.P.A.
Tax Partner, Simoneau & Norton, P.A.

Arthur E. Strout
Attorney & Partner, Strout & Payson, P.A.

Rosemary B. Weymouth
President, Megunticook Management Co.


Associate Directors of Camden National Bank
--------------------------------------------------------------------------------

C.R. deRochemont
Realtor, C.R. deRochemont Realtor

Kenneth C. Dickey
Retired Vice Chairman,
Camden National Corporation
Haskell & Corthell Real Estate

Frederick G. "Ted" Hanley
Retired Executive Vice President,
Camden National Bank

Lawrence N. Hopkins
Retired President, Camden National Bank

David H. Montgomery
Retired Chairman, Camden National Corporation
Past Chairman, Allen Agency

Keith C. Patten
Retired Chairman, Camden National Bank
Retired President & CEO, Camden National Corporation


Administration of Camden National Bank
--------------------------------------------------------------------------------

Michael A. McAvoy
Senior Vice President & Senior Loan Officer

John P. "Jack" Williams
Senior Vice President & Community Banking
Division Officer

Paul C. Doody
Vice President & Community Banking Officer

Barbara B. Hanson
Vice President & Community Banking Officer

Richard E. Littlefield
Vice President & Commercial Loan Officer

Stephen C. Staples
Vice President & Community Banking Officer

Stephen C. Wallace
Vice President & Retail Sales Manager


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


Vera E. Rand
Commercial Loan Officer

Christopher A. Frohock
Special Assets Officer

Stephen J. Matteo
Credit Administrator

Branch Administration of Camden National Bank
--------------------------------------------------------------------------------

Tamara J. Bryant
Vice President, Regional Manager & Manager,
Main Office

Robert P. Wheeler
Vice President, Regional Manager & Manager, Vinalhaven Office

Brenda J. Condon
Assistant Vice President & Manager,
Bucksport Office

Judith L. Brogden
Manager, Thomaston Office

Susan L. O'Brien
Manager, Union Office

Jane G. Pierce
Manager, Belfast Office

Walter C. Reynolds
Manager, Damariscotta Office

Todd L. Savage
Manager, Camden Square Office

R. Todd Starbird
Manager, Rockland Office

Claire E. Smith
Interim Manager, Waldoboro Office


Directors of UnitedKingfield Bank
--------------------------------------------------------------------------------

Winfield F. Robinson
Chairman, UnitedKingfield Bank
President, Timber Resource Group, LLC

Robert W. Daigle
President & CEO,
Camden National Corporation & Camden National Bank

William Dubord
Attorney & Senior Partner,
Marden, Dubord, Bernier & Stevens

Edward R. Dysart
President, Dysart Transportation Services, Inc.

William T. Gardner
President, William T. Gardner & Sons, Inc.

Theodore C. Johanson
President, Falcon Shoe Co.

Rendle A. Jones
Attorney & Partner,
Harmon, Jones, Sanford & Elliott, LLP

C. Charles Lumbert
President, Moose River Lumber Co., Inc.

Roger G. Spear
Chief Financial Officer, University of Maine at Farmington

John C. Witherspoon
President & CEO, UnitedKingfield Bank


Administration of UnitedKingfield Bank
--------------------------------------------------------------------------------

John C. Witherspoon
President & CEO

Susan D. Keiler
Vice President & Operations Officer

James M. Kimball
Vice President & Senior Commercial Lender

Charles D. Osgood
Vice President & Senior Loan Officer

Cindy Spencer
Vice President, Credit Administration

Robert D. Stone
Vice President, Sales & Marketing Officer

Gerard R. Belanger
Regional Vice President

Gordon A. Flint
Regional Vice President


Directors of Trust Company of Maine
--------------------------------------------------------------------------------

Andrew P. Averill
Chairman, President & CEO,
Trust Company of Maine, Inc.

Randall A. Bishop
Chief Financial Officer, William T. Gardner & Sons, Inc.

Robert W. Daigle
President & CEO,
Camden National Corporation & Camden National Bank

Shirley B. Kile
Executive Vice President & Treasurer,
Trust Company of Maine, Inc.

R. Paul Pasquine
Executive Vice President,
Trust Company of Maine, Inc.

Richard N. Simoneau, C.P.A.
Tax Partner, Simoneau & Norton, P.A.


Administration of Trust Company of Maine, Inc.
--------------------------------------------------------------------------------

Andrew P. Averill
Chairman, President & CEO

Shirley B. Kile
Executive Vice President & Treasurer

R. Paul Pasquine
Executive Vice President, COO & Sr. Trust Officer

Lynn M. Bowden
Vice President & Trust Officer

Susan L. Kenney
Assistant Vice President & Trust Officer

Robert M. Parker, Jr.
Assistant Vice President & Trust Officer



Credits
Benjamin Magro, Photography
Peggy Mason Graphics, Typesetting
tracey/edwards, Design


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

--------------------------------------------------------------------------------



Annual Meeting
Camden National Corporation

Tuesday, May 2, 2000, 3:30 p.m.
The Camden Opera House

The Company will provide, without charge, upon written request, a copy of Camden National Corporation's 1999 Annual Report on Securities and Exchange Commission Form 10K.

Please contact:

Susan M. Westfall, Chief Financial Officer
Camden National Corporation
P.O. Box 310
Camden, Maine 04843
(207) 236-9131, ext. 2165
swestfall@camdennational.com


                                   [CNC LOGO]

                          Camden National Corporation
                                  Member FDIC


================================================================================
                   1 9 9 9  C N C  A N N U A L  R E P O R T

                                   [CNC LOGO]