Form 10-K405, Exhibit 13
period 2000-12-31
CAMDEN NATIONAL CORP
filed 2001-04-02
CIK 750686

                       At Camden National Corporation ...
                                    we value
                                 our employees,
                                 our customers,
                                our communities,
                              and our shareholders.

                        And we value the quality of life
                            both at work and at home.

                    We present this 2000 Annual Report to you
                           as a keepsake, celebrating
                    the magnificent natural beauty of Maine.

Dear Fellow Shareholders

Values are the foundation upon which Camden National Corporation was built. That foundation is as strong today as ever. Values appear in many forms. They appear in the products and services our subsidiaries offer to our customers; in the continuing focus on generating earnings and long-term value for our shareholders; in our sincere interest in the growth and development of our employees; and in the quality of life we strive to enhance in all of the Maine communities of which we are part. Most significantly, our Company abides by a set of Core Values, shared with you on page 20, whose principles guide our employees day in and day out, resulting in superior customer service and the continued financial success of your Company.

This Annual Report is our opportunity to highlight the financial performance of the Company over the past year, as well as share with you some of the plans and initiatives that are directly related to our successes. For the first time we are including profiles of our senior managers and reports from each describing their areas of responsibility. Let me assure you that you have entrusted your capital to one of the most talented groups of leaders at any Maine financial institution today.

I am pleased to report to you that your Company enjoyed another very successful year. After experiencing a slight earnings decline in 1999, there was a resumption of growth in 2000. Diluted earnings per share grew 33% to $1.69, compared to $1.27 per share in 1999. Looking at the 2-year period of 1998 to 2000, diluted earnings per share grew at a compounded annual rate of 10.7%. Likewise, growth occurred in assets, deposits, loans and book value, all of which is detailed in the following pages. By mid-summer of 2000 the Company achieved a significant milestone when, for the first time, the combined assets of the Company and its subsidiaries exceeded one billion dollars.

The only significant disappointment this past year was that our Company's stock price showed little movement, despite growth in earnings. Nonetheless, I remain optimistic that if we maintain our operational discipline and continue to increase earnings, the market will recognize the value of our stock. Patience appears to be the watchword.

During the first quarter of last year, we merged United Bank and newly-acquired Kingfield Bank to form UnitedKingfield Bank. The purpose of this merger, as reported to you last year, was to provide certain economies of scale and to position the new bank to generate stronger market penetration into the larger Bangor, Lewiston and Farmington population centers.

By the end of the first quarter of this year, we will have completed the planned expansion of the Service Center. This expansion will provide the Company with desperately needed space and resources to support our growth, including a new mainframe computer that will speed the processing of transactions for our subsidiaries.

During 1999 Bob Daigle, President and CEO, announced the implementation of a new strategic planning process for the Company. During 2000 this process became fully integrated at the subsidiary level, resulting in a consolidated approach to our long-term planning. Progress on achieving our strategic goals is reviewed quarterly by the Boards of Directors, and new action plans are adopted as existing goals are successfully completed.

In addition to continuing our annual Corporate Culture Survey, this year the Company introduced a new 360-Degree Leadership Evaluation process for reviewing the performance of our senior executives. The leadership ability of each executive is evaluated not only by his or her superior, but also by his or her peers and staff. The value of each of these management tools is more fully described in this Annual Report by June Parent, our Director of Human Resources. It is clear that these investments are helping to create the best possible work environment for our employees.

The final comment on operations is to advise you that we continue to improve upon existing systems to better understand the financial needs of our customers and address those needs ever more successfully. As a customer of one or more of our subsidiaries, I hope that you will take advantage of the new technology that we continue to introduce and the enhanced products and services it permits us to provide.

Despite strong competitive pressures, from within the banking industry as well as from non-banking entities, I have never been more optimistic about our potential for continued success. The Company has a strong and dynamic strategic planning process, and adequate capital to complete our strategic objectives as well as to capitalize on any opportunities that come our way. Our talented management team and employees are focused on delivering superior products and personal service, supported by state-of-the-art technology and effective, efficient processes.

On behalf of the Board of Directors, I want to thank Peter Allen for his 9 years of service to the Company and its shareholders. In 2000, Peter resigned as a director of the Company. He represented shareholder interests very well, and we will miss his insight and good humor.

Two new members joined the Company's Board of Directors--Ward I. Graffam of Portland and Camden, and Robert J. Campbell of Rockport. Ward spent 30 years at Unum Corporation and served as a member of senior management since 1986. He now has his own consulting business, concentrating efforts in strategic planning. Bob is a partner in the New York money management firm of Beck, Mack & Oliver. Each of these individuals helps to broaden the range of experience of the Board, by way of their understanding of the financial markets and their specific knowledge of the businesses of insurance and investment management, respectively.

At Camden National Corporation, we are positioning ourselves for continued success and prosperity. With an obsession to live by the Company's Core Values, we continue to build on the foundation of values that began over 125 years ago. Through a staff of dedicated and motivated employees, supported by world-class products, services and technology, we are building a unique and sustainable competitive advantage that bodes well for the future of your Company.

                              Sincerely,


                              /s/  Rendle A. Jones
                              Rendle A. Jones
                              Chairman of the Board of Directors

                                   Rendle A. Jones

               Chairman of the Board of Directors,
                       Camden National Corporation

                                   PHOTO HERE

                                     VALUES

--------------------------------------------------------------------------------
                               Table of Contents

Shareholders' Letter .........................................               2-3

Senior Management Profiles ...................................              4-19

Core Values ..................................................                20

Management's Discussion and
Analysis of Financial Condition
and Results of Operation .....................................             21-31

Summary of Financial Performance .............................                32

Selected Five-Year
Financial Data ...............................................                33

Consolidated Statements ......................................             34-37

Notes to Consolidated
Financial Statements .........................................             38-56

Auditor's Letter .............................................                57

Boards of Directors and
Bank Administrations .........................................             58-59

Announcement of Annual Meeting ...............................                60
--------------------------------------------------------------------------------

Aldermere Farm - Rockport
--------------------------------------------------------------------------------

                                   PHOTO HERE

--------------------------------------------------------------------------------
"Having been raised in rural Maine, I find Aldermere Farm to be a welcome reminder of days gone by, when life was far more simple and tranquility reigned supreme." - Bob Daigle

                                  Robert W. Daigle

               Bob Daigle (right), President & CEO
                          of Camden National Bank:
              Shown here with Mike McAvoy, Sr. VP.

                                   PHOTO HERE

                                   INTEGRITY

By just about any measure, the year 2000 was one of significant achievement for Camden National Bank. Strong financial results, increased market share, wider geographic reach, and a steadfast commitment to doing whatever it takes to ensure customer satisfaction, all combined in providing the necessary impetus to make this one of our most successful years ever.

In reflecting upon our record levels of loans, deposits and net income, I feel strongly that these results were fueled by the implementation of a Preferred Way of Selling, which encourages our customer service personnel to think of selling as helping. Simply stated, we recommend a product or service to a customer only when there is mutual agreement that an identified need is being appropriately satisfied. When this approach is combined with our employees unwavering commitment to top quality customer service--the hallmark of our Company--we are able to nurture more meaningful and longer lasting relationships with our customers.

Another major contributor to bottom-line improvement was our decision to open a loan production office (LPO) in Portland. While we continue to experience steady growth in our traditional, four-county area in the mid-coast region--as evidenced by the most recent FDIC data which revealed market share increases across the board--we saw an opportunity to our south that warranted this strategic move. The office specializes in middle-market commercial real estate lending and is staffed by one of our veteran lenders who is very familiar with Cumberland County. Our first-year success can best be highlighted by the recent decision to add a second business developer in the Portland Office to help us capitalize on the opportunities.

In an industry that has undergone tremendous consolidation in recent years--witness the fact that the number of banks in Maine has declined by 70% since the 1970s--the enduring 125-year history of our local community bank is truly a source of great pride, and a reason to celebrate. Celebrate we did in 2000 with a series of community events that included special open houses at each of our branch offices, the hosting of over 2000 of our friends and neighbors to a viewing of Andrew Wyeth's artistic masterpiece, Christina's World, at the Farnsworth Museum, and the sponsorship of a spectacular century-welcoming fireworks display that lit up the skies over Mt. Battie this past New Year's Eve.

All in all it was a most successful year, made possible by the unbeatable combination of dedicated employees and loyal customers. Our senior management team looks forward to doing whatever it takes in 2001 to earn your continued loyalty and ongoing support.

                                                            /s/ Robert W. Daigle

Bigelow Preserve - Western Maine
--------------------------------------------------------------------------------

                                   PHOTO HERE

--------------------------------------------------------------------------------
"Each changing season brings a new activity to Bigelow Preserve--hunting in fall, skiing in winter, fishing in spring, hiking in summer. It's the best part of living in Maine." - John Witherspoon

                               John C. Witherspoon

              John Witherspoon (left), President &
                      CEO of UnitedKingfield Bank:
                                   Shown here with
                    Chuck Osgood (middle), Sr. VP,
                        and Bob Stone (right), VP.

                                   PHOTO HERE

                                   VIGILANCE

UnitedKingfield Bank celebrated its inaugural year in 2000. Built on values consistent with the combined 150-year history of its two predecessor banks, United Bank and Kingfield Bank, UnitedKingfield Bank is committed to providing long-term value to our constituents through the efficient delivery of high quality personalized financial services.

By virtue of our relationship with Camden National Corporation, UnitedKingfield Bank has access to expertise in marketing, bank operations, finance and technology, along with the financial backing of a large, well-capitalized Company. Our lenders, relationship managers and branch staff can draw on resources such as Internet banking, cash management, investment advice and retirement plan administration for their customers. With respect to our business banking capabilities, UnitedKingfield Bank is able to meet the varying needs of customers ranging from the corner store to a corporation requiring sophisticated cash management services and a $10 million credit facility. Importantly, as an independent community bank, UnitedKingfield's service and credit decisions are made and delivered locally by people familiar with the markets they serve.

For much of this past year the resources of UnitedKingfield Bank were focused internally--restructuring the Bank, building a new management team, strengthening our credit administration, and maximizing the use of holding company resources. These efforts have positioned us to take advantage of the opportunities in our markets with one of the strongest professional banking teams in Maine, uniquely qualified to serve the diverse financial needs of our customers.

The opportunities for our Bank are great. We plan to expand our market share in the greater Bangor and Lewiston/Auburn regions by further leveraging the resources available to us and focusing the Bank's resources on a sales and service strategy. This will result in greater value to our customers by better meeting their needs with high quality financial services. We are confident that our unique position as an independent community bank, combined with the resources available at Camden National Corporation, will result in enhanced relationships with our customers and, in turn, increased value to our shareholders.

                                                         /s/ John C. Witherspoon

Penobscot River - West Branch
--------------------------------------------------------------------------------

                                   PHOTO HERE

--------------------------------------------------------------------------------
"On the back side of the Penobscot River is the perfect calm spot between two very rough stretches. It's indescribable ... the river is constant and flat, but moving very fast." - Pete Averill

                                 Andrew P. Averill

                    Pete Averill (left), Chairman,
               President & CEO of Trust Company of
            Maine: Shown here with (left to right)
                  Shirley Kile, Executive VP; Lynn
                    Bowden, VP; and Paul Pasquine,
                                     Executive VP.

                                   PHOTO HERE

                                    TEAMWORK

During the past year, Trust Company of Maine ("TCOM") continued to build its presence and integrate its services within the Camden National family, enhancing the Corporation's position as a diversified financial services company. TCOM offers the clients of Camden National Bank and UnitedKingfield Bank the opportunity to establish a relationship that encompasses their banking services, as well as their trust, investment and estate planning needs, within one institution.

The Employee Benefit Services department continued to maintain its revenue stream while improving operating efficiency and service quality. Contributing to our strong performance in 2000 were the number and quality of referrals made by the 10 Camden National Bank branches and the 18 UnitedKingfield Bank branches. This is particularly gratifying in light of last year's volatility in the equity markets and bodes well for future growth.

During 2000 all of our software and operating systems were upgraded, providing increased functionality and the necessary platform to execute our Internet strategy, which was implemented in the fourth quarter of the year. As a result, all TCOM clients are now able to access their accounts on-line to review transactions or to obtain investment reviews. In addition, not only can our business clients access their 401(k) plan on-line, individual participants in those plans also have access to their accounts. Participants are able to make investment election changes, check their balances, model plan loans, and educate themselves regarding investment choices.

Going forward, our goal is to continue to build relationships with both banking subsidiaries as well as their customers, and to contribute to the position of the Company as the financial service provider of choice throughout the markets it serves.

TCOM's success would not be possible without the efforts of our dedicated and talented staff. Their strong work ethic and the sense of urgency with which they approach their duties have contributed to our growth over the past 6 years, and will serve to position us as a leader in providing financial services in the future

                                                           /s/ Andrew P. Averill

Damariscotta Lake - Jefferson
--------------------------------------------------------------------------------

                                   PHOTO HERE

--------------------------------------------------------------------------------
"Each day as I pass this beautiful spot on my way to work, I recall how fortunate we are to live in a place others can only dream of." - Laurie Bouchard

                                Laurel J. Bouchard

                              Laurie Bouchard, VP:
              Shown here as she teaches the class,
                   "The Preferred Way of Selling."

                                   PHOTO HERE

                                    PASSION

The retention, acquisition and expansion of customer relationships are the 3 primary objectives on which the efforts of the sales, marketing, and training areas are focused. With these 3 objectives in mind, we create initiatives designed to maximize the opportunities that exist within Camden National Bank and UnitedKingfield Bank to increase loan portfolios, retain and attract deposits, generate non-interest income, and enhance the overall profitability of our customer relationships.

In order to increase loans and deposits, we first have to focus on retaining the relationships we already have. To this end, we have redesigned the product offerings at both banks to maximize the value we provide to our relationship customers. Our mission in selling is to truly help our clients so that the value they receive far exceeds what they pay us in exchange for our services. We ensure that our most valued customers know that we appreciate them by communicating with them at least 4 times a year with special offers, gifts, or invitations to special events. It is also important for us to measure our client satisfaction. Surveys are now sent quarterly to solicit feedback on how we are doing, and the results are used to make improvements in our products, rates and service levels.

One of the best ways to generate new loans and deposits is expanding relationships with our existing customers. Of significance this past year, we instituted comprehensive training for all customer service staff on our Preferred Way of Selling. This simple process increases sales as we help customers identify and meet their financial needs. We also use our state-of-the-art Marketing Customer Information Files (MCIF) software to analyze customer, account and product information, and then target market products and services to the best prospects within our own customer base, resulting in expanded relationships in a very efficient and effective manner.

While we enjoy exceptional market share in some areas, we have great potential for growth in others. Strategic plans have been developed to ensure that our marketing resources are focused on the areas where we have the most opportunity. Attracting new customers is especially challenging as the field of competitors for financial services expands. We are confident that our newly-designed products are clearly different and better than those offered by our competitors, and they are delivered and supported by a staff that is committed to excellence in customer service. We use technology to provide added value to our customers' banking convenience (such as on-line banking), as well as to support our staff with product knowledge and competitor information through the use of our intranet.

Leading the sales, marketing and training areas into 2001 and beyond, we will continue to support the efforts of our staff at each subsidiary to retain and increase our market share, expand existing customer relationships, and attract new clients. And 2001 will bring an added focus to the internal education of our employees, because it is our staff who care for our customers, and our customers who in turn ensure an attractive return to you, our shareholders.

                                                             /s/ Laurie Bouchard

Schoodic Point - Acadia National Park
--------------------------------------------------------------------------------

                                   PHOTO HERE

--------------------------------------------------------------------------------
"Schoodic Point is a part of my life. My husband and I love to walk on the rocks and find quiet places to relax. We once spent an entire afternoon just watching the waves roll in." - Joanne Campbell

                                Joanne T. Campbell

                      Joanne Campbell (right), VP:
                       Shown here with Pam Fowles,
                              Mortgage Supervisor.

                                   PHOTO HERE

                                   COMMUNITY

Year 2000 was an exciting and challenging year for the Residential Real Estate Loan department of the Company. With the acquisition of Kingfield Bank and its merger with United Bank during the first quarter, we transitioned Camden National Bank's mortgage processing center to the holding company in order to provide services to both subsidiary banks, resulting in greater processing efficiencies and universal product menus.

We offer a wide range of secondary market and portfolio mortgage products, including a new land loan that provides for longer amortization periods and higher loan-to-value levels than previously available. The latter is in response to an increase in borrowers acquiring land with a goal of building in 3 to 5 years. For those prospective homeowners looking to reduce interest costs over the life of their loan, we anticipate introducing a bi-weekly mortgage product in the near future.

In 2001, we will focus on utilizing automated technology to improve turnaround time for the customer while providing cost savings in the processing center. Mortgage originators will utilize laptop computers to take applications at the customers' convenience, and then upload the information into an automated underwriting system to provide preliminary commitment letters at the time of application. In addition, we will be able to e-mail documentation packages to our closing agents by the end of the second quarter, streamlining the process and making it more cost effective. These technological enhancements in underwriting, processing and closing procedures will enable us to handle greater volumes of loans without adding to staff.

As to expected levels of productivity this year, we anticipate that the continued decline in mortgage rates may result in fairly strong refinance activity. Consumers with higher cost credit cards and other obligations may use this lower mortgage rate environment to obtain some payment relief by consolidating debt.

It may not be common knowledge that Maine leads the nation in per capita home-ownership. We would like to think that our superior knowledge of the Maine markets in which we operate, coupled with our comprehensive product offering and a convenient, personalized loan process, have helped more people enjoy the quality of life Maine has to offer than would otherwise have been possible.

                                                          /s/ Joanne T. Campbell

Sherman's Point Cove - Camden
--------------------------------------------------------------------------------

                                   PHOTO HERE

--------------------------------------------------------------------------------
"Living on the coast takes on new meaning every time I walk down to Sherman's Point Cove. The view of both ocean and mountains amplifies the changing beauty of the seasons." - June Parent

                                    June B. Parent

                  June Parent (left), VP and Human
                     Resources Manager: Shown here
                introducing Tammy Bryant (middle),
                VP and Manager of the Main Office,
                  to a new employee, Tracy Leavitt
                     (right), Marketing Assistant.

                                   PHOTO HERE

                                     GROWTH

In business classes, college students are asked to debate who is most important to a company--its customers, its shareholders, or its employees. While satisfying the needs of all three are critical for success, the Human Resources department believes employees are the most important. Loyal, satisfied, well-trained and rewarded employees ensure that our customers are happy with the products and services we deliver, and the retention of satisfied customers will in turn ensure that we produce an attractive return on equity for our shareholders. Thus it is only natural that we focus our energy and resources in attracting and retaining the best possible workforce, give them the skills and knowledge they need to excel in their jobs, and then recognize and reward them for their achievements.

Since two elements strongly influencing employee satisfaction are effective leadership and a positive corporate culture, we focused on these two areas in 2000. To further develop the skills of our managers, we implemented a 360-Degree Leadership Evaluation process, where leaders receive quality feedback from their supervisors, their staff and a group of their peers. The feedback is then used by each individual to develop a plan that will capitalize on their strengths and further develop areas where there is opportunity for improvement.

"Corporate culture," according to our strategic planning consultant, Cass Bettinger, is "the sum total of the beliefs, values, attitudes, ideologies and behavior patterns and norms which are shared and adhered to by a group." While our first corporate culture survey, administered in 1999 to all employees within Camden National Corporation, showed many positive characteristics to our corporate culture, we focused our attention last year on those areas identified by our employees as needing improvement. Each year we will repeat the survey, monitor our progress, and use the results to refocus our energy. Using employee feedback in this manner to make improvements directly translates into reduced turnover and higher levels of productivity.

We are confident that our staff--at all levels and in all entities--exemplifies a level of excellence rarely found in today's institutions. They are loyal, talented people who work diligently on your behalf. They collectively have what it takes to meet the mission, vision and strategic action plans put in place to ensure your Company's continued success.

                                                              /s/ June B. Parent

Appleton Ridge - Appleton
--------------------------------------------------------------------------------

                                   PHOTO HERE

--------------------------------------------------------------------------------
"I treasure the fields of Appleton Ridge--green in spring, full of hay in summer, vibrant with colors in fall, and blanketed by snow in winter. There's no better place to live." -Jeff Smith

                                  Jeffrey D. Smith

                         Jeff Smith (left), VP and
                         Chief Operations Officer:
                   Shown here as he works with his
                 Services Management team to fully
                  implement the latest technology.

                                   PHOTO HERE

                                     PRIDE

The Services Management team moved into the year 2000 with a great deal of confidence and enthusiasm as all of our efforts to address the Y2K challenge were a success. Along with most other companies, our organization found operations untouched by the speculation of date change issues deeply embedded in computer language. The results of our energies to ensure we were prepared provided a much greater benefit than thwarting the Y2K problem. As a result of a comprehensive analysis of our operations and technological infrastructure, we made a number of modifications to our processes and upgraded and standardized many of our systems.

As our Y2K efforts were winding down, we redirected our resources to the merger of Kingfield Bank with our existing banking subsidiary, United Bank. Working in concert with our accounting, marketing and mortgage departments, as well as other corporate and bank functional areas, we managed the conversion project collectively as a team. This project from start to finish spanned some 6 months, an impressively short time frame considering the complexity and vast number of tasks that were required to make this a seamless transition for both our internal and external customers. After much planning, the culmination of the project was left in the capable hands of the Service Management staff, who successfully orchestrated the final stages of the merger over just a short, two-day weekend in February. At 8:00 A.M. Monday, February 7, the new UnitedKingfield Bank opened for business.

In the late spring, having outgrown our current 15,000 square foot facility built in 1990, we broke ground on an expansion of the Service Center in Rockport. We doubled the size of the existing facility and completely renovated and upgraded the original building, creating a more efficient and secure operations center, a fully functioning training lab, as well as community and meeting rooms. By late February 2001, the project will be complete, resulting in a state-of-the-art facility with the capacity to support our future growth.

We look to 2001 with plans to support the expanding sales and service efforts of our client banks. We have established a comprehensive Technology and Operations Plan to meet the strategic initiatives of the Company and its banking and non-banking subsidiaries. In addition to a number of initiatives to bolster the banks' sales and customer service efforts, our ambitious plan includes an engagement with an outside consulting firm to further refine our processes, with an overall goal of continued improvement in the areas of efficiency and quality service.

When all is said and done, our job is to take care of the countless, unseen details, which create for our customers the difference between satisfactory service and excellence. Our team is committed to delivering the latter.

                                                                  /s/ J.D. Smith

Rockland Breakwater - Penobscot Bay
--------------------------------------------------------------------------------

                                   PHOTO HERE

--------------------------------------------------------------------------------
"After 20 years, I still find the view of the sun rising over the Rockland Breakwater to be breathtaking. It's a magnificent and peaceful place to spend the day." - Susan Westfall

                                 Susan M. Westfall

   Susan Westfall (left), Chief Financial Officer:
          Shown here with Kelly Gatcomb, Assistant
                   Manager, Accounting Department.

                                   PHOTO HERE

                                    QUALITY

The major areas of responsibility encompassed within the Accounting/Finance department of the Company include financial reporting, both internal and external, financial planning and all accounting functions. Since much of our work is reflected in the financial pages of this annual report, I would like to take this opportunity to describe to you our Company's employee incentive program, Performance Compensation for Stakeholders.

In 1997 the Company implemented a performance-based compensation program that motivates employees to think of themselves as "Stakeholders" in our business. Just as shareholders have their capital invested in our stock, every employee has a vested interest in the financial performance of our Company. Employees are motivated by and rewarded for contributions made towards the master strategy of balancing profit with growth and quality with productivity, which contributes to maximizing long-term shareholder value as well as the long-term viability of the Company. The program is designed to give employees a better understanding of the factors that contribute to strong financial performance, to take ownership and pride in the success of the Company, and be compensated accordingly. The Accounting/Finance department supports the Company's Performance Compensation for Stakeholders program by ensuring that the financial modeling of information is distributed on a timely basis each month to all stakeholders. This enables our managers to share the financial results with their staff, and discuss areas where we are performing well and others where there is room for improvement. Without question, well-informed employees, all of whom have a direct stake in our financial results, help to maximize the long-term success of the Company.

In 2001, we will further develop the value of the Performance Compensation for Stakeholders program by strengthening our coaching program, where managers and supervisors work with individuals and teams to strategize on ways to improve performance on specific "Key Performance Indicators." The ultimate objective of coaching is to unlock each employee's potential to maximize the contributions he/she is able to make, not only in his/her own personal performance, but to the Company's overall success.

By clearly setting forth financial goals, providing ongoing measurement, and offering meaningful rewards, we look forward to another outstanding year and sharing that success with both stakeholders and shareholders alike.

                                                           /s/ Susan M. Westfall

                                Our Core Values

                                   INTEGRITY

          We will all conduct our business, internally and externally, with the highest degree of honesty, integrity, consistency and fairness.

                                    PASSION

               We will all share a passion to "WOW" our customers
            by doing whatever it takes to exceed their expectations.

                                     GROWTH

    We will all demonstrate a genuine concern for all employees, by providing opportunities for professional growth and by treating one another with respect, fairness and compassion.

                                     PRIDE

    We will all strive to maximize individual productivity and organizational efficiency through stakeholder pride and a strong work ethic.

                                    COMMUNITY

            We will all contribute to the strength of our communities
        through direct employee involvement and volunteerism in community organizations and events.

                                    TEAMWORK

     We will all strive to ensure that "the whole is greater than the sum of the parts" through effective teamwork within and between all work groups in the organization.

                                   VIGILANCE

       We will all be forever vigilant in our attention to credit quality with respect to new loan requests and to loans within our existing portfolio.

                                  INVOLVEMENT

           We will all strive to ensure, through effective and timely communication, that our Board of Directors is active, involved and well-informed.

                                    QUALITY

             We will all differentiate ourselves in the marketplace with our obsession for superior quality and professionalism.

                                      FUN

             We will all contribute to an environment of having fun.

                    As we move forward in the new millennium,

                           Camden National Corporation

                              promises to continue

               to serve the financial needs of the people of Maine

             and to cherish the places in which we live and work --

                   guided by the core values we have practiced

                               for over 125 years.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Management's discussion and analysis reviews the consolidated financial condition of Camden National Corporation ("the Company") at December 31, 2000 and 1999, the consolidated results of operations for the past three years and, where appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements and Selected Consolidated Financial Data.

                           Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained in this discussion, or in any other written or oral statements made by the Company, is or may be considered to be forward-looking. Forward-looking statements relate to future operations, strategies, financial results or other developments, and typically contain words or phrases such as "may," "believe," "expects," "should" or similar expressions. Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company's control or are subject to change.

Inherent in the Company's business are certain risks and uncertainties. Therefore, the Company cautions the reader that its actual results could differ materially from those expected to occur depending on factors such as economic conditions in local markets as well as general economic conditions, including changes in interest rates and the performance of financial markets, changes in domestic and foreign laws, regulations and taxes, competition, industry consolidation, credit risks and other factors. Other factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on investment securities, rates paid on deposits, competitive effects, fee and other non-interest income earned, as well as other factors. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

GENERAL

Overview of the Company.

      The Company is a multi-bank holding company headquartered in Camden, Maine, offering a broad range of financial services in its geographic marketplace. The Company has two wholly owned bank subsidiaries. Camden National Bank is a national banking association based in Camden, Maine. UnitedKingfield Bank, a state-chartered bank based in Bangor, Maine, is the successor by merger, effective February 4, 2000, of United Bank and Kingfield Savings Bank ("Kingfield Bank"). The Company also has a 51% interest in Trust Company of Maine, Inc., a non-bank subsidiary based in Bangor, Maine.

Business.

      The Company's wholly owned bank subsidiaries are independent banks with branches serving mid-coast, central and western Maine. The banks are full-service financial institutions that focus primarily on attracting deposits from the general public through their branches and using such deposits to originate residential mortgage loans, business loans, commercial real estate loans and a variety of consumer loans in their respective service areas. In addition, the Company also invests in mortgage-backed securities and securities issued by the United States government and agencies thereof. The Company's majority owned trust subsidiary, Trust Company of Maine, Inc., offers a broad range of trust and trust investment services, in addition to retirement and pension plan management services.

      The Company's goal is to balance profit with growth and quality with productivity. Therefore, the Company emphasizes increasing its loan and deposit market shares in the communities in which its bank subsidiaries serve by offering a wide range of quality financial products and services coupled with local decision-making. In addition, the Company closely manages yields on interest-earning assets and rates on interest-bearing liabilities, and strives to increase non-interest income while controlling the growth of non-interest expenses. It is also part of the business strategy of the Company to supplement internal growth with acquisitions of other banks, branches of other banks and non-bank financial service companies when such purchases are perceived to offer enhanced long-term shareholder value.

      The Company generally does not, as a matter of policy, make any specific projections as to future earnings nor does it endorse any projections regarding future performance that may be made by others.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Acquisition.

      On December 20, 1999, the Company completed the acquisition of KSB Bancorp, Inc. ("KSB"), a bank holding company with one principal subsidiary, Kingfield Bank. Approximately 1,481,800 shares of common stock were issued in connection with this transaction. KSB was subsequently merged into the Company. KSB had total assets of $191.1 million and total shareholders' equity of $14.0 million. The acquisition of KSB was accounted for under the pooling-of-interests method and, accordingly, financial information for all periods presented prior to the date of acquisition, including the financial information discussed below, has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

REVIEW OF FINANCIAL STATEMENTS

      The discussion and analysis which follows focuses on the factors affecting the Company's consolidated results of operations during 2000, 1999 and 1998 and financial condition at December 31, 2000 and 1999. The Consolidated Financial Statements and Notes to Consolidated Financial Statements beginning on page 34 of this report should be read in conjunction with this review.

RESULTS OF OPERATIONS

Overview.

      The Company reported net income of $13.9 million in 2000, $10.2 million in 1999 and $11.5 million in 1998. Earnings per diluted share were $1.69 in 2000, $1.27 in 1999 and $1.38 in 1998. Return on average assets was 1.40% in 2000 compared to 1.15% in 1999 and 1.52% in 1998. Return on average equity was 16.43% in 2000 compared to 13.16% and 15.09% in 1999 and 1998, respectively. Net operating income of $1.65 per diluted share represented an increase of 10.74% per diluted share compared to $1.49 per diluted share for 1999. The net operating amount for 2000 excluded expenses, net of income taxes of $200,000, or $.02 per diluted share, incurred during the first quarter of 2000 related to the Company's acquisition of KSB in December 1999 and the subsequent merger of United Bank with Kingfield Bank to form UnitedKingfield Bank in February 2000. Also excluded is income after taxes of $437,000, or $.06 per diluted share, due to the changeover of the Company's defined-benefit noncontributory pension plan to a defined contribution plan, recognized during the third quarter of 2000. The 1999 net operating amount excluded the previously referenced merger-and acquisition-related expenses incurred during the fourth quarter. On an operating basis, the Company's return on average assets during 2000 was 1.38% compared to 1.35% in 1999. Return on average equity, on an operating basis, during 2000 was 16.17% compared to 15.47% in 1999. Strong loan growth during 2000 contributed to increases in interest income which, on a fully taxable equivalent basis, totaled $78.7 million in 2000 compared to $69.9 million and $61.6 million in 1999 and 1998, respectively. During this same period the cost of interest-bearing deposits and borrowings increased to $38.7 million in 2000 compared to $30.4 million and $26.7 million in 1999 and 1998, respectively. The net result was an increase in net interest income, on a fully-taxable equivalent basis, to $40.0 million in 2000 compared to $39.5 million and $34.9 million in 1999 and 1998, respectively. The Company's results of operations are also affected by the provision for loan losses, resulting from the Company's assessment of the adequacy of the allowance for loan losses, and other non-interest income and expenses. Each of these principal components of the Company's operating results is discussed on the following pages.

Net Interest Income.

      Net interest income, when expressed as a percentage of average assets, is referred to as net interest margin. The following tables on pages 23 and 24, which present changes in interest income and interest expense by major asset and liability category for 2000, 1999 and 1998, illustrate the impact of average volume growth and rate changes. The income from tax-exempt assets has been adjusted to a tax-equivalent basis, thereby allowing a uniform comparison to be made between asset yields.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Analysis Of Change In Net Interest Margin on Earning Assets

(Dollars in thousands)                          DECEMBER 31, 2000              DECEMBER 31, 1999              DECEMBER 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                          Average              Yield/    Average              Yield/    Average               Yield/
                                          Balance   Interest    Rate     Balance   Interest    Rate     Balance   Interest     Rate
Assets
Interest-earning assets:
Securities--taxable                      $224,698   $ 16,079    7.16%   $216,666   $ 15,084    6.96%   $175,357   $ 12,129     6.92%
Securities--nontaxable (1)                  8,993        595    6.62%      9,152        606    6.62%      3,126        209     6.69%
Federal funds sold                          2,215        109    4.92%      1,784         69    3.87%      4,373        195     4.46%
Loans (1) (2)                             675,316     61,899    9.17%    605,271     54,157    8.95%    521,559     49,035     9.40%
                                         --------   --------    ----    --------   --------    ----    --------   --------     ----
Total interest-earning assets             911,222     78,682    8.64%    832,873     69,916    8.39%    704,415     61,568     8.74%
                                         --------   --------    ----    --------   --------    ----    --------   --------     ----

Cash and due from banks                    27,544                         24,122                         19,720
Other assets                               58,817                         43,750                         38,389
Less allowance for loan losses             10,541                          8,895                          7,581
                                         --------                       --------                       --------

Total assets                             $987,042                       $891,850                       $754,943
                                         ========                       ========                       ========

Liabilities & Shareholders' Equity
Interest-bearing liabilities:
NOW accounts                             $ 86,783   $    889    1.02%   $ 85,861   $  1,129    1.31%   $ 61,340   $  1,003     1.64%
Savings accounts                           85,427      2,168    2.54%    109,078      3,050    2.80%     94,014      2,873     3.06%
Money market accounts                      98,559      4,467    4.53%     64,562      2,347    3.64%     60,452      1,908     3.16%
Certificates of deposit                   329,664     18,595    5.64%    312,019     16,317    5.23%    286,234     15,810     5.52%
Broker certificates of deposit             12,876        947    7.35%      6,010        344    5.72%      3,847        221     5.74%
Short-term borrowings                     198,597     11,650    5.87%    146,627      7,182    4.90%     93,204      4,873     5.23%
                                         --------   --------    ----    --------   --------    ----    --------   --------     ----
Total interest-bearing liabilities        811,906     38,716    4.77%    724,157     30,369    4.19%    599,091     26,688     4.45%
                                         --------   --------    ----    --------   --------    ----    --------   --------     ----

Demand deposits                            84,357                         79,764                         71,862
Other liabilities                           6,409                         10,229                          8,090
Shareholders' equity                       84,370                         77,700                         75,900
                                         --------                       --------                       --------
Total liabilities
and shareholders' equity                 $987,042                       $891,850                       $754,943
                                         ========                       ========                       ========
Net interest income                                   39,966                         39,547                         34,880
(fully-taxable equivalent)

Less: fully-taxable
equivalent adjustment                                   (561)                          (592)                          (342)
                                                    --------                       --------                       --------
                                                    $ 39,405                       $ 38,955                       $ 34,538
                                                    ========                       ========                       ========

Net interest rate spread
(fully-taxable equivalent)                                      3.87%                          4.20%                           4.29%
                                                                ====                           ====                            ====
Net interest margin
(fully-taxable equivalent)                                      4.39%                          4.75%                           4.95%
                                                                ====                           ====                            ====

(1)   Reported on tax-equivalent basis calculated using a rate of 34%.
(2)   Non-accrual loans are included in total average loans.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Analysis of Volume and Rate Changes on Net Interest Income

                                  DECEMBER 31, 2000 VS 1999        DECEMBER 31, 1999 VS 1998
(Dollars in thousands)            INCREASE (DECREASE) DUE TO       INCREASE (DECREASE) DUE TO
--------------------------------------------------------------------------------------------------
                                 Volume        Rate     Total     Volume         Rate     Total
Interest-earning assets:
Securities--taxable              $  559     $   436    $  995     $2,858      $    97    $2,955
Securities--nontaxable              (11)         --       (11)       403           (6)      397
Federal funds sold                   17          23        40       (115)         (11)     (126)
Loans                             6,264       1,478     7,742      7,871       (2,749)    5,122
                                 ------     -------    ------     ------      -------    ------
Total interest income             6,829       1,937     8,766     11,017       (2,669)    8,348
                                 ------     -------    ------     ------      -------    ------

Interest-bearing liabilities:
NOW accounts                         12        (252)     (240)       402         (276)      126
Savings accounts                   (662)       (220)     (882)       460         (283)      177
Money market accounts             1,237         883     2,120        130          309       439
Certificates of deposit             923       1,355     2,278      1,423         (916)      507
Broker certificates of deposit      393         210       603        124           (1)      123
Short-term borrowings             2,547       1,921     4,468      2,794         (485)    2,309
                                 ------     -------    ------     ------      -------    ------
Total interest expense            4,450       3,897     8,347      5,333       (1,652)    3,681
                                 ------     -------    ------     ------      -------    ------
Net interest income
  (fully-taxable equivalent)     $2,379     $(1,960)   $  419     $5,684      $(1,017)   $4,667
                                 ======     =======    ======     ======      =======    ======

      The Company's net interest income, on a fully-taxable equivalent basis, was $40.0 million, $39.5 million and $34.9 million in 2000, 1999 and 1998, respectively. Changes in net interest income are the result of interest rate movements, changes in the amounts and mix of interest-earning assets and interest-bearing liabilities, and changes in the level of non-interest-earning assets and non-interest-bearing liabilities.

      Net interest income in 2000 increased by $.5 million, or 1.1%, on a fully-taxable equivalent basis compared to 1999. This increase was due to the increase in both the volume and yields on loans and investments, partially offset by an increase in volume and cost of interest-bearing liabilities. During 1999, net interest income increased by $4.7 million, or 13.4%, on a fully-taxable equivalent basis, compared to 1998. This increase was due to the increase in loan and investment volumes, partially offset by a decrease in yields on average loans outstanding. Net interest income, expressed as a percentage of average interest-earning assets, was 4.39% in 2000, 4.75% in 1999 and 4.95% in 1998.

      The average amount of loans outstanding increased by $70.0 million, or 11.6%, in 2000 over 1999 and by $83.7 million, or 16.1%, in 1999 over 1998.
Interest income on loans increased by $7.7 million in 2000 compared to 1999 and by $5.1 million in 1999 compared to 1998. The weighted average yield on loans was 9.17% in 2000 compared to 9.0% in 1999 and 9.4% in 1998.

      The average amount of non-accrual loans can also affect the average yield earned on all outstanding loans. However, the average amount of non-accrual loans for 2000, 1999 and 1998 were minimal and, therefore, had an insignificant effect on average loan yield.

Interest and Dividends.

      Interest and dividends on investment securities increased by $1.0 million, on a fully-taxable equivalent basis, in 2000 compared to 1999. The primary reason was increased volume and yields. In 1999, interest and dividends on investment securities increased by $3.4 million, on a fully-taxable equivalent basis, compared to 1998. The reason for the increase was also increased volume and yields. The average balance of investments outstanding totaled $233.7 million in 2000 compared to $225.8 million in 1999 and $178.5 million in 1998. The weighted average tax-adjusted yield on investment securities was 7.14% in 2000 compared to 6.95% in 1999 and 6.91% in 1998.

      Average deposits and borrowings increased by $87.7 million, or 12.1%, in 2000 over 1999 and by $125.1 million, or 20.9%, in 1999 over 1998. Interest expense on deposits and borrowings increased by $8.3 million in 2000 compared to 1999. This increase was the result of increased volumes and rates in most categories. Interest expense on deposits and borrowings increased by $3.7 million in 1999 compared to 1998. This increase was the result of increased balances in all categories. The weighted average rate on interest-bearing liabilities was 4.77% in 2000 compared to 4.19% in 1999 and 4.45% in 1998.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

      Additionally, the Company periodically uses interest rate swaps, floors and caps, which are common derivative financial instruments, to hedge interest rate risk associated with purchases and sales of investments and loans, as well as deposit practices (see Note 19, "Financial Instruments" of the Notes to Consolidated Financial Statements, on page 51, and "Market Risk," on page 29, for further information on derivative financial instruments).

      During 2000, 1999 and 1998, the Company was a party in several agreements requiring it to make variable market-indexed interest payments in exchange for fixed-rate interest payments (interest rate swaps). The Company utilized interest rate swaps to protect a portion of its net interest income stream against the effects of falling rates on prime-based floating rate loans. The off-balance sheet instruments have an effect on net interest income. The net result of the Company's interest rate swap agreements was net interest income of $108,000 in 2000, $37,000 in 1999 and $46,000 in 1998. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts, but also interest rate risk associated with unmatched positions. Notional principal amounts are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

Non-interest Income.

      Non-interest income was $8.9 million, $7.7 million and $6.6 million for the years ended December 31, 2000, 1999 and 1998, respectively. During 2000, there was an increase of $1.2 million, or 15.9%, in total non-interest income compared to 1999. Service charges on deposit accounts increased by $107,000, or 3.9%, over 1999. Other service charges and fees increased by $276,000, or 18.5%, over the same period. The largest factors contributing to the increase in non-interest income were trust fees that increased by $505,000, or 65.1%, and merchant assessment fees that increased $308,000, or 20.6%.

      Total non-interest income increased by $1.1 million, or 17.1%, in 1999 compared to 1998. Service charges on deposit accounts increased by $397,000, or 16.7%, over 1998. Other service charges and fees increased by $315,000, or 26.9%, over the same period. The largest factor contributing to this increase was the full year of service charges and fee income generated by the 9 branches added in March and October of 1998. Merchant assessment fees increased $187,000, or 14.3%, trust fees increased $131,000, or 20.3%, and other income increased by $91,000, or 8.5%, during 1999 over 1998.

Non-interest Expenses.

      Non-interest expenses were $25.4 million, $27.6 million and $22.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. There was a decrease of $2.2 million, or 8.0%, in total non-interest expenses during 2000 compared to 1999. Salaries and employee benefits decreased by $1.0 million, or 8.1%, during this same period. Contributing to this reduction was $645,000 related to the termination of the Company's defined-benefit noncontributory pension plan. The remainder of the decrease was the result of reductions in staff due to the merger of United Bank and Kingfield Bank on February 4, 2000. All other operating expenses also decreased by $1.2 million, or 7.9%, during 2000 compared to 1999. This decrease is the net of increases in credit card, supplies and various other general operating expenses during 2000 and the $2.0 million in merger- and acquisition-related expenses related to the acquisition of KSB in 1999.

      Total non-interest expenses increased by $5.4 million, or 24.2%, in 1999 compared to 1998. The largest increase of $2.0 million was attributed to KSB merger- and acquisition-related costs. Salaries and employee benefits increased by $1.4 million, or 12.5%, from $11.2 million in 1998 to $12.6 million in 1999. The major factor contributing to this increase was the full year of expense associated with the additional staff resulting from the branch acquisitions during March and October of 1998. All other operating expenses increased by $4.0 million, or 36.1%, in 1999 over 1998. The major contributing factors to this increase were credit card expenses, data processing, marketing, supply costs, other real estate owned ("OREO") expenses and amortization of the core deposit intangibles. With the addition of 9 new branches, higher than normal expenses were incurred in the areas of data processing, marketing and supplies. In addition, the amortization of the core deposit intangibles totaled $1.0 million in 1999 and $.7 million in 1998 for the branches acquired in March and October of 1998.

FINANCIAL CONDITION

Overview.

      The year 2000 was highlighted by the merger of United Bank and Kingfield Bank to create a new community bank known as UnitedKingfield Bank during the first quarter of the year. This merger provided the Company with an opportunity to capitalize on certain economies of scale. The Company acquired KSB on December 20, 1999. Kingfield Bank had branch locations in Kingfield, Stratton, Phillips, Strong, Rangeley, Farmington, Lewiston, Bingham and Madison. The Company considers the acquisition of Kingfield Bank and its branches a logical expansion of its service areas.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

      Total assets at December 31, 2000 were $1.0 billion, an increase of $82.5 million, or 8.9%, from December 31, 1999. The change in assets consisted primarily of a $64.5 million increase in net loans, an increase in premises and equipment of $3.9 million, an increase in other assets of $8.4 million, an increase of $4.7 million in cash and due from banks and federal funds sold, and an increase in investment securities of $1.0 million. The asset growth was supported by an increase of $76.6 million in deposits and a $13.3 million increase in total shareholders' equity, combined with a decrease of $5.5 million in total borrowings and $1.9 million in other liabilities.

Investment Securities.

      Total investment securities increased by $1.0 million, or 0.5%, to $233.2 million at December 31, 2000. The Company has investment securities in both the available-for-sale and held-to-maturity categories. During 2000, the Company increased the available-for-sale portion of the investment portfolio. The change in the investment portfolio reflects the Company's desire for greater flexibility to achieve asset and liability objectives, while managing liquidity and funding needs pursuant to the policies developed by the Asset/ Liability Committee ("ALCO"). The available-for-sale category increased during 2000 by $11.6 million. Although these securities are available for sale, the Company has the ability to hold the debt securities in this portfolio until maturity. A portion of the Company's investment portfolio is also classified as held to maturity. The ability to use these securities as collateral for Federal Home Loan Bank of Boston ("FHLBB") loans enhances the Company's ability to hold the securities to maturity consistent with liquidity objectives. At December 31, 2000, the Company had $.8 million of unrealized losses on securities available for sale, net of the deferred tax benefits compared to $5.8 million of unrealized losses, net of deferred tax benefits at December 31, 1999. This reduction of unrealized losses was attributed to a decrease in market rates. Unrealized gains and losses do not impact income or regulatory capital, but are recorded as adjustments to shareholders' equity net of related deferred income taxes. In 1999, the Company had also increased the available-for-sale portion of the investment portfolio supporting the desire for greater flexibility in managing the portfolio.

Loans.

      During 2000, the loan portfolio experienced growth in every major loan category. Loans, including loans held for sale, totaled $701.3 million at December 31, 2000, a 10.4% increase from total loans of $635.4 million at December 31, 1999. This resulted from a continuation of the loan growth experienced by the Company for the past several years.

      Residential real estate mortgage loans increased by $3.1 million, or 1.4%, in 2000. During 2000, the Company originated $11.8 million of fixed-rate residential loans that were sold to investors in the secondary market. Residential real estate mortgage loans increased in 1999 by $49.7 million, or 29.1%, from $170.9 million in 1998 to $220.5 million in 1999. Residential real estate loans consist of loans secured by one-to-four family residences. The Company generally retains adjustable-rate mortgages in its portfolio but will, from time to time, retain fixed-rate mortgages. With a relatively low interest rate environment, it was the Company's asset/liability strategy during 1999 to hold fixed-rate mortgages in its portfolio. The yields on these assets were higher than yields available in the investment portfolio. All of the mortgage loans in the Company's loan portfolio are secured by properties located in Maine.

      Commercial loans increased by $47.8 million, or 15.1%, during 2000. In 1999, commercial loans increased from $269.7 million to $316.4 million, an increase of $46.7 million, or 17.3%. Commercial loans consist of loans secured by various corporate assets, as well as loans to provide working capital in the form of lines of credit, which may be secured or unsecured. The commercial category also includes commercial real estate loans secured by income producing commercial real estate. In addition, the Company makes loans for the acquisition, development and construction of commercial real estate. The Company focuses on lending to financially sound small- and medium-sized business customers within its geographic marketplace.

      Consumer loans increased by $6.4 million, or 7.6%, in 2000. In 1999, consumer loans increased from $78.5 million to $83.8 million, an increase of $5.3 million, or 6.8%. Consumer loans are originated by the Company's bank subsidiaries for a wide variety of purposes to meet customers' needs. Consumer loans include credit card, overdraft protection, automobile, boat, recreation vehicles, mobile homes, home equity, and secured and unsecured personal loans.

      It is the Company's policy to discontinue the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all accrued but unpaid interest is reversed. Non-performing loans, defined as non-accrual loans plus accruing loans 90 days or more past due, totaled $6.5 million, or 0.9%, of total loans at December 31, 2000 compared to $6.3 million, or 1.0%, of total loans at December 31, 1999.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Allowance for Loan Losses / Provision for Loan Losses.

      In determining the adequacy of the allowance for loan losses ("ALL"), management relies primarily on its review of the loan portfolio both to ascertain whether there are specific loan losses to be reserved, and to assess the collectibility of the loan portfolio in the aggregate. Non-performing loans are examined on an individual basis to determine the estimated probable loss on these loans. In addition, each quarter management conducts a formal analysis of the ALL, which considers the current loan mix and loan volumes, historical net loan loss experience for each loan category, and current economic conditions affecting each loan category. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio. The Company continues to monitor and modify its ALL as conditions dictate (see Note 6, "Allowance for Loan Losses," of the Notes to Consolidated Financial Statements, on page 44, for further information).

      During 2000, the Company provided $2.9 million to the allowance for loan losses compared to $3.7 million and $2.1 million in 1999 and 1998, respectively. Net charge-offs to average loans outstanding were .24% in 2000 compared to .39% in 1999. During 1999, the allowance was increased due to the need for replenishment as a result of charge-offs, primarily at United Bank. Determining an appropriate level of ALL involves a high degree of judgment. Management believes that the ALL at December 31, 2000 of $10.8 million, or 1.54%, of total loans outstanding was appropriate given the current economic conditions in the Company's service area and the overall condition of the loan portfolio. As a percentage of total loans outstanding, the ALL was 1.48% in 1999.

      The following table sets forth information concerning the activity in the Company's ALL during the periods indicated.

              Five-Year Activity in the Allowance for Loan Losses

(Dollars in thousands)                                                                YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                     2000        1999        1998        1997        1996
Allowance at the beginning of period                              $  9,390    $  8,092    $  6,982    $  5,365    $  4,947
Provision for loan losses                                            2,930       3,670       2,056       2,207       1,228
Charge-offs:
Commercial loans                                                     1,296       1,520         417         671         539
Residential real estate loans                                          432         715         415         160         210
Consumer loans                                                         417         425         444         400         308
                                                                  --------    --------    --------    --------    --------
Total loan charge-offs                                               2,145       2,660       1,276       1,231       1,057

Recoveries:
Commercial loans                                                       421          64         158         473          82
Residential real estate loans                                           29          54          35          36          27
Consumer loans                                                         176         170         137         132         138
                                                                  --------    --------    --------    --------    --------
Total loan recoveries                                                  626         288         330         641         247

Net charge-offs                                                      1,519       2,372         946         590         810
                                                                  --------    --------    --------    --------    --------

Allowance at the end of the period                                $ 10,801    $  9,390    $  8,092    $  6,982    $  5,365
                                                                  ========    ========    ========    ========    ========

Average loans outstanding                                         $675,316    $605,271    $521,559    $445,599    $392,128
                                                                  ========    ========    ========    ========    ========

Ratio of net charge-offs to average loans outstanding                 0.22%       0.39%       0.18%       0.13%       0.21%
Ratio of provision for loan losses to average loans outstanding       0.43%       0.61%       0.39%       0.50%       0.31%
Ratio of allowance for loan losses to total loans at end of
period                                                                1.54%       1.48%       1.42%       1.44%       1.30%
Ratio of allowance for loan losses to net charge-offs               711.06%     395.87%     855.39%    1183.39%     662.35%
Ratio of allowance for loan losses to
non-performing loans at end of period                               166.48%     148.32%     172.50%     162.03%     128.72%

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

      The allowance for loan losses is available to offset credit losses in connection with any loan, but is internally allocated to various loan categories as part of the Company's process for evaluating its adequacy. The following table sets forth information concerning the allocation of the Company's ALL by loan categories at the dates indicated.

         Allocation of the Allowance for Loan Losses--Five-Year Schedule

(Dollars in thousands)                                                AS OF DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                  2000                 1999                 1998                 1997                  1996
                                    Percent of            Percent of           Percent of           Percent of            Percent of
                                     loans in              loans in             loans in             loans in              loans in
                                       each                  each                 each                 each                  each
Balance at End of Period           category to           category to          category to          category to           category to
Applicable to:             Amount  total loans   Amount  total loans  Amount  total loans  Amount  total loans   Amount  total loans
--------------             ------  -----------   ------  -----------  ------  -----------  ------  -----------   ------  -----------
Commercial loans          $ 5,972      55%       $5,286      55%      $4,288       51%     $4,672       49%      $3,529       47%
Residential real
  estate loans              2,329      32%        2,772      35%       2,166       35%        875       37%         758       42%
Consumer loans              1,218      13%          475      13%         729       14%        657       14%         529       11%
Unfunded commitments          673       0%          329       0%         324        0%        366        0%         252        0%
Unallocated                   609     N/A           528     N/A          585      N/A         412      N/A          297      N/A
                          -------     ---        ------     ---       ------      ---      ------      ---       ------      ---
                          $10,801     100%       $9,390     100%      $8,092      100%     $6,982      100%      $5,365      100%
                          =======     ===        ======     ===       ======      ===      ======      ===       ======      ===

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

      Each of the Company's bank subsidiaries monitors its liquidity in accordance with guidelines established by the Company and applicable regulatory requirements. As of December 31, 2000 and 1999, the Company's level of liquidity exceeded its target levels. Management believes that the Company's bank subsidiaries currently have adequate liquidity available to respond to liquidity demands. Sources of funds utilized by the Company's bank subsidiaries consist of deposits, borrowings from the FHLBB and other sources, cash flows from operations, prepayments and maturities of outstanding loans, investments and mortgage-backed securities, and the sales of mortgage loans.

      Deposits continue to represent the Company's primary source of funds. In 2000, total deposits increased by $76.6 million, or 11.5%, over 1999, ending the year at $744.4 million. The Company experienced growth in all deposit categories in 2000. Comparing year-end balances at 2000 to 1999, transaction accounts (demand deposits and NOW) increased by $.8 million, money market accounts by $10.5 million, saving accounts by $8.9 million, and certificates of deposit by $56.4 million. In 1999, total deposits increased by $26.2 million, or 4.1%, over 1998, ending the year at $667.7 million.

      Borrowings supplement deposits as a source of liquidity. In addition to borrowings from the FHLBB, the Company's bank subsidiaries purchase federal funds, sell securities under agreements to repurchase and utilize treasury tax and loan accounts. Total borrowings were $168.4 million at December 31, 2000 compared to $173.9 million at December 31, 1999, a decrease of $5.5 million, or 3.2%. The reduction can be attributed to the increase in deposits, which allowed the Company to pay down borrowings. The majority of the borrowings were from the FHLBB, whose advances remained the largest non-deposit-related, interest-bearing funding source for the Company in both 2000 and 1999. Qualified residential real estate loans, certain investment securities and certain other assets available to be pledged secure these borrowings. The Company views borrowed funds as an alternative funding source that should be utilized when appropriate.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

CAPITAL RESOURCES

      Under Federal Reserve Board ("FRB") guidelines, bank holding companies such as the Company are required to maintain capital based on risk-adjusted assets. These guidelines apply to the Company on a consolidated basis. Under the current guidelines, banking organizations must maintain a risk-based capital ratio of 8.0%, of which at least 4.0% must be in the form of core capital. The risk-based ratios of the Company and its bank subsidiaries exceeded regulatory guidelines at December 31, 2000 and December 31, 1999. The Company's Tier 1 capital to risk-weighted assets was 11.8% and 11.7% at December 31, 2000 and 1999, respectively (see Note 20, "Regulatory Matters," of the Notes to Consolidated Financial Statements, on page 53, for other capital ratios). In addition to risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of core capital to total assets of 4.0%. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted. The Company's leverage ratio at December 31, 2000 and 1999 was 8.6% and 8.5%, respectively.

      As part of the Company's goal to operate a safe, sound and profitable financial organization, the Company is committed to maintaining a strong capital base. Shareholders' equity totaled $90.9 million and $77.6 million, or 9.0% and 8.4%, of total assets at December 31, 2000 and 1999, respectively. The $13.3 million, or 17.1%, increase in shareholders' equity in 2000 was primarily attributable to net income of $13.9 million, less 1) treasury stock activity of $.4 million and 2) $5.2 million in cash dividends, plus 3) $5.0 million in unrealized gains on securities available for sale, net of deferred tax benefit.

      The principal cash requirement of the Company is to pay dividends on common stock when declared. Dividends paid on the Company's common stock in 2000 represented a 21.2% increase over 1999 on a per share basis. The Company is primarily dependent upon the payment of cash dividends by its subsidiary banks to service its commitments. The Company, as the sole shareholder of its subsidiary banks, is entitled to dividends when and as declared by each bank subsidiary's Board of Directors from legally available funds. Camden National Bank declared dividends in the aggregate amount of $5,910,000 and $8,051,000 in 2000 and 1999, respectively. UnitedKingfield Bank declared dividends in the aggregate amounts of $1,846,000 and $205,000 in 2000 and 1999, respectively. As of December 31, 2000, and subject to the limitations and restrictions under applicable law, Camden National Bank and UnitedKingfield Bank had $7.7 million available for dividends to the Company, although there is no assurance that dividends will be paid at any time in any amount (see Note 14, "Shareholders' Equity," of the Notes to Consolidated Financial Statements, on page 48, for additional information).

Impact of Inflation and Changing Prices.

      The Consolidated Financial Statements and the Notes to Consolidated Financial Statements thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

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

MARKET RISK

      Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices, such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process which is governed by policies established by the bank subsidiaries' Boards of Directors that are reviewed and approved annually. Each bank subsidiary's Board of Directors delegates responsibility for carrying out the asset/liability management policies to that bank subsidiary's ALCO. In this capacity ALCO develops guidelines and strategies impacting the Company's asset/ liability management-related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

Interest Rate Risk.

      Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company's financial instruments also change, thereby impacting net interest income ("NII"), the primary component of the Company's earnings. ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While ALCO routinely monitors simulated NII sensitivity over a rolling 2-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

      The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and liabilities reflected on the Company's balance sheet as well as for off-balance sheet derivative financial instruments. None of the assets used in the simulation were held for trading purposes. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as measured periodically over the past 2 years.

                                  2000
--------------------------------------------------------------------------------
                                               Estimated
Rate Change                                 Changes in NII
--------------------------------------------------------------------------------
                                  High            Low          Average

+200bp                           (6.01%)        (3.61%)        (4.89%)
-200bp                            4.63%          1.96%          3.49%

                                  1999
--------------------------------------------------------------------------------
                                               Estimated
Rate Change                                 Changes in NII
--------------------------------------------------------------------------------
                                  High            Low          Average

+200bp                           (3.25%)         0.87%         (1.25%)
-200bp                           (4.50%)        (0.80%)        (1.87%)

      The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including, among others, the nature and timing of interest rate levels, yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cashflows. The assumptions differed in each of the periods included in the sensitivity analysis above. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

      The most significant factors affecting the changes in market risk exposures during 2000 compared to 1999 were the 1) increase in interest rates market-wide, 2) changes in the yield curve for U.S. government securities, 3) increase in the principal amount of fixed-rate loans extended by the subsidiary banks, 4) increases in adjustable borrowings and 5) increases in off-balance sheet financial instruments. With increases on the balance sheet in fixed-rate loans and variable-rate borrowings the Company was more liability sensitive during 2000 compared to 1999. Although these balance sheet changes resulted in increased market risk in a rising interest rate environment during 2000, this increased risk was within the Company's policy limits.

      When appropriate, the Company may utilize off-balance sheet instruments, such as interest rate floors, caps and swaps, to hedge its interest rate risk position. Board of Directors' approved hedging policy statements govern the use of these instruments by the bank subsidiaries. As of December 31, 2000, the Company had a notional principal of $35 million interest rate swap agreements, $10 million floor contracts and $90 million cap contracts. The estimated effects of these derivative financial instruments on the Company's earnings are included in the sensitivity analysis presented above. ALCO monitors derivative activities relative to its expectation and the Company's hedging policy.

Recent Accounting Pronouncements.

      Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," are effective for all fiscal years beginning after June 15, 2000. These statements set accounting and reporting standards for derivative instruments and hedging activities. They require an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

      At December 31, 2000, the fair value of derivative instruments, which will be reported as an asset upon adoption of SFAS No. 133, was approximately $650,000. Management is in the process of evaluating the impact on earnings of implementing SFAS No. 133. To the extent that management determines the derivatives are not effective as cash flow hedges, the fair value will be included in earnings during the first quarter of 2001, net of applicable income taxes. Effectiveness is defined as the change in the cash flows of the derivative hedging instrument in comparison to the change in expected cash flows of the hedged item. To the extent that management determines the derivatives are effective and qualify as cash flow hedges, the fair value will be recorded in other comprehensive income during the first quarter of 2001, net of applicable income taxes. Upon implementation of SFAS No. 133 on January 1, 2001, the Company will also transfer all of its investment securities classified as held to maturity to available for sale. The impact of the reclassification will be an increase to comprehensive income of $2.0 million, net of applicable income taxes.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

      SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," is effective for transfers occurring after March 31, 2001. SFAS No. 140 replaces SFAS No. 125. This statement is expected to have no material impact to the Company's consolidated financial condition and results of operation.

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

      The Company has paid quarterly dividends since its inception in 1985. The market price (as quoted by AMEX) and cash dividends paid, per share of the Company's common stock, by calendar quarter for the past 2 years were as follows:

                                             2000
--------------------------------------------------------------------------------
                             Fourth     Third     Second        First
                            Quarter    Quarter   Quarter       Quarter

High                         $15.50     $15.75    $15.88        $16.88
Low                           12.63      12.50     12.00         10.13
Close                         14.25      15.75     13.50         11.88
Dividend paid                  0.16       0.16      0.16          0.15

                                             1999
--------------------------------------------------------------------------------
                             Fourth     Third     Second        First
                            Quarter    Quarter   Quarter       Quarter

High                         $21.06     $23.94    $22.75        $20.06
Low                           16.38      16.88     17.50         17.63
Close                         16.75      23.94     20.88         17.94
Dividend paid                  0.13       0.13      0.13          0.13

      Information concerning restrictions on the ability of the Company's affiliates to transfer funds to the Company in the form of cash dividends is described in the Capital Resources section on page 29.

      As of December 31, 2000, there were 8,609,898 shares of the Company's common stock outstanding, held of record by approximately 1,026 shareholders.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                        Summary of Financial Performance

[The following tables were depicted as bar graphs in the printed material.]

NET INCOME
(IN MILLIONS)

'96            9.359
'97           10.698
'98           11.451
'99           10.229
'00           13.859

ASSETS
(IN MILLIONS)

'96            644.4
'97            726.6
'98            839.3
'99            928.4
'00          1,010.9

DEPOSITS
(IN MILLIONS)

'96            463.5
'97            485.1
'98            641.6
'99            667.7
'00            744.4

LOANS
(IN MILLIONS)

'96            411.3
'97            483.3
'98            569.7
'99            635.4
'00            701.3

EARNINGS PER SHARE
(IN DOLLARS)

'96             1.13
'97             1.31
'98             1.40
'99             1.27
'00             1.70

BOOK VALUE PER SHARE
(IN DOLLARS)

'96             8.15
'97             9.01
'98             9.61
'99             9.51
'00            11.17

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                        Selected Five-Year Financial Data

(In thousands, except number of
shares and per share data)                           DECEMBER 31,
------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA          2000         1999         1998         1997         1996
Assets                      $1,010,883   $  928,350   $  839,280   $  726,644   $  644,435
Loans                          701,340      635,434      569,705      483,348      411,336
Allowance for Loan Losses       10,801        9,390        8,092        6,982        5,365
Investments                    233,242      232,190      218,693      204,260      190,669
Deposits                       744,360      667,720      641,553      485,132      463,522
Borrowings                     168,440      173,924      113,682      160,697      106,946
Shareholders' Equity            90,923       77,623       77,789       74,112       67,614

                                                      YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------
OPERATIONS DATA                             2000      1999      1998      1997      1996
Interest Income                          $79,555   $69,496   $61,591   $58,363   $51,719
Interest Expense                          40,042    30,504    27,007    27,270    24,270
                                         -------   -------   -------   -------   -------
Net Interest Income                       39,513    38,992    34,584    31,093    27,449
Provision for Loan Losses                  2,930     3,670     2,056     2,207     1,228
                                         -------   -------   -------   -------   -------
Net Interest Income after
  Provision for Loan Losses               36,583    35,322    32,528    28,886    26,221
Non-interest Income                        8,915     7,694     6,573     4,936     4,550
Non-interest Expense                      25,396    27,604    22,220    17,916    16,799
                                         -------   -------   -------   -------   -------
Income before Provision for Income Tax    20,102    15,412    16,881    15,906    13,972
Income Tax Expense                         6,243     5,183     5,430     5,209     4,613
                                         -------   -------   -------   -------   -------
Net Income                               $13,859   $10,229   $11,451   $10,697   $ 9,359
                                         =======   =======   =======   =======   =======

                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------
OTHER DATA                                  2000      1999      1998      1997      1996
Basic Earnings Per Share                   $ 1.70    $ 1.27    $ 1.40    $ 1.31    $ 1.13
Diluted Earnings Per Share                   1.69      1.27      1.38      1.27      1.10
Dividends Per Share                          0.63      0.52      0.47      0.38      0.28
Book Value Per Share                        11.17      9.51      9.61      9.01      8.15
Return on Average Assets                     1.40%     1.15%     1.52%     1.52%     1.50%
Return on Average Equity                    16.43%    13.16%    15.09%    15.11%    13.70%
Allowance for Loan Losses to Total Loans     1.54%     1.48%     1.42%     1.44%     1.30%
Non-Performing Loans to Total Loans          0.93%     1.00%     0.82%     0.89%     1.01%
Stock Dividend Payout Ratio                 37.17%    40.90%    33.74%    29.31%    24.70%

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Condition

(In thousands, except number of shares and per share data)                           DECEMBER 31,
------------------------------------------------------------------------------------------------------
                                                                                 2000          1999
Assets
Cash and due from banks                                                       $   29,337    $   24,230
Federal funds sold                                                                    --           415
Securities available for sale, at market                                         175,547       163,997
Securities held to maturity (market value $60,698 and $68,049
  at December 31, 2000 and 1999, respectively)                                    57,695        68,193
Residential mortgages held for sale                                               12,838         6,906
Loans, less allowance for loan losses of $10,801 and $9,390
  at December 31, 2000 and 1999, respectively                                    677,701       619,138
Premises and equipment                                                            16,023        12,093
Other real estate owned                                                              380         1,405
Interest receivable                                                                6,959         5,041
Core deposit intangible                                                            6,660         7,645
Other assets                                                                      27,743        19,287
                                                                              ----------    ----------
    Total assets                                                              $1,010,883    $  928,350
                                                                              ==========    ==========

Liabilities
Deposits:
  Demand                                                                      $   83,631    $   80,385
  NOW                                                                             87,270        89,740
  Money market                                                                    81,730        71,237
  Savings                                                                        121,292       112,335
  Certificates of deposit                                                        370,437       314,023
                                                                              ----------    ----------
    Total deposits                                                               744,360       667,720
Borrowings from Federal Home Loan Bank                                           132,348       128,866
Other borrowed funds                                                              36,092        45,058
Accrued interest and other liabilities                                             6,984         8,968
Minority interest in subsidiary                                                      176           115
                                                                              ----------    ----------
    Total liabilities                                                            919,960       850,727
                                                                              ----------    ----------

Commitments (Notes 12, 14, 18, 19 and 20)
Shareholders' Equity
Common stock, no par value; authorized 10,000,000 shares,
  issued 8,609,898 shares in 2000 and 1999                                         2,450         2,450
Surplus                                                                            5,909         5,990
Retained earnings                                                                 92,292        83,583
Accumulated other comprehensive loss
  Net unrealized losses on securities available for sale, net of income tax         (812)       (5,782)
                                                                              ----------    ----------
                                                                                  99,839        86,241
Less remaining obligation under:
  Bank recognition and retention plan                                                 14            20
Less cost of 464,557 and 442,540 shares of
  treasury stock on December 31, 2000 and 1999                                     8,902         8,598
                                                                              ----------    ----------
    Total shareholders' equity                                                    90,923        77,623
                                                                              ----------    ----------
    Total liabilities and shareholders' equity                                $1,010,883    $  928,350
                                                                              ==========    ==========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income

(In thousands, except number of shares and per share data)       YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------
                                                             2000         1999         1998
Interest Income
Interest and fees on loans                                $   61,540   $   53,771   $   48,765
Interest on U.S. government and agency obligations            14,753       14,041       11,156
Interest on state and political subdivision obligations          393          400          138
Interest on interest rate swap agreements                      1,434          172          365
Interest on federal funds sold and other investments           1,435        1,112        1,167
                                                          ----------   ----------   ----------
  Total interest income                                       79,555       69,496       61,591
                                                          ----------   ----------   ----------

Interest Expense
Interest on deposits                                          27,066       23,187       21,815
Interest on other borrowings                                  11,650        7,182        4,873
Interest on interest rate swap agreements                      1,326          135          319
                                                          ----------   ----------   ----------
  Total interest expense                                      40,042       30,504       27,007
                                                          ----------   ----------   ----------
  Net interest income                                         39,513       38,992       34,584

Provision for Loan Losses                                      2,930        3,670        2,056
                                                          ----------   ----------   ----------
  Net interest income after provision for loan losses         36,583       35,322       32,528
                                                          ----------   ----------   ----------

Other Income
Service charges on deposit accounts                            2,880        2,773        2,376
Other service charges and fees                                 1,764        1,488        1,173
Merchant assessments                                           1,802        1,494        1,307
Trust fees                                                     1,281          776          645
Other income                                                   1,188        1,163        1,072
                                                          ----------   ----------   ----------
  Total other income                                           8,915        7,694        6,573
                                                          ----------   ----------   ----------
                                                              45,498       43,016       39,101
                                                          ----------   ----------   ----------
Operating Expenses
Salaries and employee benefits                                11,558       12,578       11,178
Net occupancy                                                  1,666        1,579        1,327
Furniture, equipment and data processing                       2,097        2,167        2,159
Merchant program                                               1,778        1,488        1,268
Amortization of core deposit intangible                          986        1,011          665
Acquisition related                                              232        2,046           --
Other                                                          7,079        6,735        5,623
                                                          ----------   ----------   ----------
  Total operating expenses                                    25,396       27,604       22,220
                                                          ----------   ----------   ----------

  Income before income taxes                                  20,102       15,412       16,881

Income Taxes                                                   6,243        5,183        5,430
                                                          ----------   ----------   ----------

Net Income                                                $   13,859   $   10,229   $   11,451
                                                          ==========   ==========   ==========

Per Share Data
Basic earnings per share                                  $     1.70   $     1.27   $     1.40
Diluted earnings per share                                      1.69         1.27         1.38
Weighted average number of shares outstanding              8,164,188    8,033,757    8,156,968

The accompanying notes are an integral part of these Consolidated Financial Statements.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

           Consolidated Statements of Changes in Shareholders' Equity

                                                                                                          Net Unrealized
                                                                                                          Gains (Losses)
                                                                                                          on Securities
(In thousands, except number                                      Common                      Retained      Available
of shares and per share data)                                      Stock        Surplus       Earnings       for Sale
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                      $ 2,449       $ 5,953        $70,096        $    78
                                                                  -------       -------        -------        -------

Net income for 1998                                                    --            --         11,451             --
Change in unrealized gains (losses) on securities
  available for sale, net of deferred taxes of $2                      --            --             --              4
                                                                  -------       -------        -------        -------
    Total comprehensive income                                         --            --         11,451              4
Purchase of treasury stock (159,339 shares)                            --            --             --             --
Exercise and repurchase of stock options
  (93,000 shares), net of tax benefit of $604                          --          (267)            --             --
Retirement of treasury stock (5,019 shares)                            --           (13)           (68)            --
Payment of obligation under
  employee stock ownership plan                                        --           230             --             --
Bank recognition and retention plan                                    --            --             --             --
30,535 shares issued under stock option plans                          --            81             --             --
Filing fees related to stock split                                     --            --            (35)            --
Cash dividends declared ($0.47 / share)                                --            --         (3,863)            --
                                                                  -------       -------        -------        -------
Balance at December 31, 1998                                      $ 2,449       $ 5,984        $77,581        $    82
                                                                  -------       -------        -------        -------

Net income for 1999                                                    --            --         10,229             --
Change in unrealized gains (losses) on securities
  available for sale, net of tax benefit of $3 million                 --            --             --         (5,864)
                                                                  -------       -------        -------        -------
    Total comprehensive income                                         --            --         10,229         (5,864)
Purchase of treasury stock (102,740 shares)                            --            --             --             --
Sale of treasury stock (125,000 shares)                                --            --             --             --
Exercise and repurchase of stock options
  (93,000 shares), net of tax benefit of $525                          --          (338)            --             --
Retirement of treasury stock (31,983 shares)                           --          (270)           (66)            --
Payment of obligation under
  employee stock ownership plan                                        --           388             21             --
Bank recognition and retention plan                                    --            --             --             --
71,440 shares issued under stock option plans                           1           226             --             --
Cash dividends declared ($0.52 / share)                                --            --         (4,182)            --
                                                                  -------       -------        -------        -------
Balance at December 31, 1999                                      $ 2,450       $ 5,990        $83,583        $(5,782)
                                                                  -------       -------        -------        -------

Net income for 2000                                                    --            --         13,859             --
Change in unrealized gains (losses) on securities
  available for sale, net of deferred taxes of $2.6 million            --            --             --          4,970
                                                                  -------       -------        -------        -------
    Total comprehensive income                                         --            --         13,859          4,970
Purchase of treasury stock (24,950 shares)                             --            --             --             --
Exercise and repurchase of stock options
  (8,680 shares), net of tax benefit of $6                             --           (62)            --             --
Exercise of stock options (2,933 shares),
  net of deferred taxes of $11                                         --           (19)            --             --
Bank recognition and retention plan                                    --            --             --             --
Cash dividends declared ($0.63 / share)                                --            --         (5,150)            --
                                                                  -------       -------        -------        -------
Balance at December 31, 2000                                      $ 2,450       $ 5,909        $92,292        $  (812)
                                                                  =======       =======        =======        =======


                                                                     Employee         Bank
                                                                      Stock       Recognition                       Total
(In thousands, except number                                        Ownership    and Retention     Treasury     Shareholders'
of shares and per share data)                                          Plan           Plan          Stock          Equity
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                         $  (117)       $   (50)       $(4,297)       $74,112
                                                                     -------        -------        -------        -------

Net income for 1998                                                       --             --             --         11,451
Change in unrealized gains (losses) on securities
  available for sale, net of deferred taxes of $2                         --             --             --              4
                                                                     -------        -------        -------        -------
    Total comprehensive income                                            --             --             --         11,455
Purchase of treasury stock (159,339 shares)                               --             --         (3,139)        (3,139)
Exercise and repurchase of stock options
  (93,000 shares), net of tax benefit of $604                             --             --           (854)        (1,121)
Retirement of treasury stock (5,019 shares)                               --             --             81             --
Payment of obligation under
  employee stock ownership plan                                           49             --             --            279
Bank recognition and retention plan                                       --             20             --             20
30,535 shares issued under stock option plans                             --             --             --             81
Filing fees related to stock split                                        --             --             --            (35)
Cash dividends declared ($0.47 / share)                                   --             --             --         (3,863)
                                                                     -------        -------        -------        -------
Balance at December 31, 1998                                         $   (68)       $   (30)       $(8,209)       $77,789
                                                                     -------        -------        -------        -------

Net income for 1999                                                       --             --             --         10,229
Change in unrealized gains (losses) on securities
  available for sale, net of tax benefit of $3 million                    --             --             --         (5,864)
                                                                     -------        -------        -------        -------
    Total comprehensive income                                            --             --             --          4,365
Purchase of treasury stock (102,740 shares)                               --             --         (2,337)        (2,337)
Sale of treasury stock (125,000 shares)                                   --             --          2,249          2,249
Exercise and repurchase of stock options
  (93,000 shares), net of tax benefit of $525                             --             --           (637)          (975)
Retirement of treasury stock (31,983 shares)                              --             --            336             --
Payment of obligation under
  employee stock ownership plan                                           68             --             --            477
Bank recognition and retention plan                                       --             10             --             10
71,440 shares issued under stock option plans                             --             --             --            227
Cash dividends declared ($0.52 / share)                                   --             --             --         (4,182)
                                                                     -------        -------        -------        -------
Balance at December 31, 1999                                         $    --        $   (20)       $(8,598)       $77,623
                                                                     -------        -------        -------        -------

Net income for 2000                                                       --             --             --         13,859
Change in unrealized gains (losses) on securities
  available for sale, net of deferred taxes of $2.6 million               --             --             --          4,970
                                                                     -------        -------        -------        -------
    Total comprehensive income                                            --             --             --         18,829
Purchase of treasury stock (24,950 shares)                                --             --           (394)          (394)
Exercise and repurchase of stock options
  (8,680 shares), net of tax benefit of $6                                --             --             40            (22)
Exercise of stock options (2,933 shares),
  net of deferred taxes of $11                                            --             --             50             31
Bank recognition and retention plan                                       --              6             --              6
Cash dividends declared ($0.63 / share)                                   --             --             --         (5,150)
                                                                     -------        -------        -------        -------
Balance at December 31, 2000                                         $    --        $   (14)       $(8,902)       $90,923
                                                                     =======        =======        =======        =======

The accompanying notes are an integral part of these Consolidated Financial Statements.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

(In thousands)                                                             YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------
                                                                        2000        1999        1998
Operating Activities
Net Income                                                            $ 13,859    $ 10,229    $ 11,451
Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
    Provision for loan losses                                            2,930       3,670       2,056
    Depreciation and amortization                                        1,371       1,089       1,626
    Decrease in obligation under ESOP and BRRP                               6         487         301
    (Decrease) increase in interest receivable                          (1,117)       (551)         77
    Increase (decrease) in other assets                                  2,744      (3,755)     (2,787)
    (Decrease) increase in other liabilities                            (5,343)      6,004        (489)
    Sale of residential mortgage loans held for sale                    11,767       4,610       7,334
    Origination of mortgage loans held for sale                        (17,699)     (3,288)    (35,387)
    Increase in minority position                                           61          25           5
    Loss on disposal of assets                                              --          --           3
                                                                      --------    --------    --------
    Net cash provided (used) by operating activities                     8,579      18,520     (15,810)
                                                                      --------    --------    --------

Investing Activities
Proceeds from sales and maturities of securities held to maturity       10,587      29,909      77,429
Proceeds from sales and maturities of securities available for sale      8,509      20,251       6,117
Purchase of securities available for sale                              (12,456)    (72,072)    (88,734)
Purchase of Federal Home Loan Bank Stock                                  (174)       (331)       (104)
Net increase in loans                                                  (61,493)    (69,424)    (49,410)
Net increase (decrease) in other real estate owned                       1,025        (353)        943
Purchase of premises and equipment                                      (5,506)     (1,421)     (1,689)
Net decrease (increase) in federal funds sold                              415        (415)      1,103
Purchase of bank-owned life insurance                                  (10,000)         --          --
Net cash provided by acquisitions                                           --          --      74,321
                                                                      --------    --------    --------
    Net cash (used) provided by investing activities                   (69,093)    (93,856)     19,976
                                                                      --------    --------    --------

Financing Activities
Net increase in demand deposits, NOW accounts,
  money markets and savings accounts                                    20,226      22,896      35,505
Net increase in certificates of deposit                                 56,414       3,271      17,433
Net increase (decrease) in borrowings                                   (5,484)     60,242     (47,536)
Purchase of treasury stock                                                (394)     (2,337)     (3,139)
Sale of treasury stock                                                      --       2,249          --
Proceeds from stock issuance under option plan                              31         227          81
Exercise and repurchase of stock options                                   (22)       (975)     (1,121)
Filing fees related to stock split                                          --          --         (35)
Cash dividends paid                                                     (5,150)     (4,182)     (3,863)
                                                                      --------    --------    --------
    Net cash provided (used) by financing activities                    65,621      81,391      (2,675)
                                                                      --------    --------    --------
    Net increase in cash and cash equivalents                            5,107       6,055       1,491
Cash and cash equivalents at beginning of year                          24,230      18,175      16,684
                                                                      --------    --------    --------
    Cash and cash equivalents at end of year                          $ 29,337    $ 24,230    $ 18,175
                                                                      ========    ========    ========

Supplemental disclosures of cash flow information
Cash paid during the year for:
  Interest                                                            $ 39,516    $ 30,270    $ 26,369
  Income tax                                                             6,320       6,057       6,310
Non-Cash transactions:
  Transfer from loans to other real estate owned                           302       1,418       1,196
  Securitization of mortgage loans                                          --          --       9,014
  Transfer from loans held for sale to loan portfolio                       --      24,637          --

See Note 3, "Branch Acquisitions," of the Notes to Consolidated Financial Statements, on page 41, for branch acquisition disclosure. The accompanying notes are an integral part of these Consolidated Financial Statements.

                                   [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                        December 31, 2000, 1999 and 1998

            (Amounts in tables expressed in thousands, except number
                          of shares and per share data)

                              NATURE OF OPERATIONS.

The Company is a multi-bank and financial services holding company. The Company has 2 wholly owned bank subsidiaries. Camden National Bank is a national banking association based in Camden, Maine. UnitedKingfield Bank, a state-chartered bank based in Bangor, Maine, is the successor by merger, effective February 4, 2000, of United Bank and Kingfield Bank. The Company also has a 51% interest in Trust Company of Maine, Inc., a non-bank subsidiary based in Bangor, Maine.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the significant accounting and reporting policies.

      Principles of Consolidation. The accompanying Consolidated Financial Statements include the accounts of the Company, its wholly owned bank subsidiaries, Camden National Bank and UnitedKingfield Bank, and its majority owned non-bank subsidiary, Trust Company of Maine, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

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

      Cash. The Company is required to comply with various laws and regulations of the FRB which require the Company to maintain certain amounts of cash on deposit and restrict the Company from investing those amounts. The Company maintains those balances at the Federal Reserve Bank of Boston. In the normal course of business, the Company has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the Federal Deposit Insurance Corporation ("FDIC"). For the statement of cash flows, cash equivalents consist of cash and due from banks.

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

      Residential Mortgages Held for Sale. Residential mortgages held for sale are primarily one-to-four family real estate loans which are valued at the lower of cost or market on an individual basis, as determined by quoted market prices from the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Gains and losses from sales of residential mortgages held for sale are recognized upon settlement with investors and recorded in other income. These activities, together with underwriting residential mortgage loans, comprise the Company's mortgage banking business.

      Loan Servicing. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: interest rate, fixed versus variable rate, and period of origination. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

      Loans. Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid, accrued interest is reversed.

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

      Other Real Estate Owned. Other real estate owned represents real estate acquired through foreclosure or upon receipt of a deed in lieu of foreclosure and is recorded at the lower of the recorded amount of the loan or market value of the underlying collateral, less estimated selling costs, determined by an independent appraisal, with any difference at the time of acquisition treated as a loan loss. Subsequent reductions in market value below the carrying cost are charged directly to other operating expenses.

      Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets.

      Intangible Assets. The value of core deposits premium is being amortized over periods ranging from 10 to 15 years using the straight-line method. Other intangible assets, including goodwill, are being amortized over 20 to 25 years using the straight-line method. Amortization of software is recognized using the straight-line method over the estimated useful lives of the various software items. On an ongoing basis, management reviews the valuation and amortization of intangible assets to determine possible impairment.

      Other Borrowed Funds. Other borrowed funds consist of commercial and consumer repurchase agreements and treasury tax and loan deposits. Securities sold under agreements to repurchase generally mature within 30 days and are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

      Treasury tax and loan deposits generally do not have fixed maturity dates.

      Income Taxes. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Principal temporary differences occur with respect to pension and other postretirement benefits, depreciation and the provision for loan losses.

      Earnings Per Share. Basic earnings per share data is computed based on the weighted average number of the Company's common shares outstanding during each year. Potential common stock is considered in the calculation of weighted-average shares outstanding for diluted earnings per share, and is determined using the treasury stock method.

      In 1998, the shareholders approved a three-for-one split of the Company's common stock to shareholders of record on November 19, 1998. The number of shares and per share amounts have been restated to reflect this transaction.

      Financial Instruments with Off-Balance Sheet Risk. The Company uses off-balance sheet financial instruments as part of its asset/liability management activities. The Company presently does not intend to sell any of these instruments.

      In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

      Derivative Financial Instruments. As part of its asset/liability management, the Company uses interest rate contracts, which include swaps to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.

      Interest Rate Exchange Agreements (swaps) are accounted for using the accrual method. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis.

      Interest Rate Caps and Floors are contracts in which a ceiling or floor is established at a specified rate and for a specified period of time. The premium paid for the contract is amortized over its life. Any cash payments received are recorded as an adjustment to net interest income.

      Fair Value Disclosures. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Cash and due from banks and federal funds sold: The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

      Investment securities and securities available for sale: Fair values for investment securities and securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of other securities approximate their fair value.

      Residential mortgages held for sale: Fair values are based on quoted market prices from Freddie Mac.

      Loans receivable: For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of other loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      Interest receivable and payable: The carrying amounts of interest receivable and payable approximate their fair value.

      Life insurance policies: The carrying amounts of life insurance policies approximate their fair value.

      Deposits: The fair value of demand and NOW deposits, savings accounts, and certain money market deposits is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered in the Company's market for deposits of similar remaining maturities.

      Borrowings: The carrying amounts of short-term borrowings from the FHLBB, securities under repurchase agreements and other short-term borrowings, approximate fair value. The fair value of long-term borrowings is based on the discounted cash flows using current rates for advances of similar remaining maturities.

      Off-balance sheet instruments: Fair values for interest rate swaps and floor and cap contracts are based on quoted market prices.

      In the course of originating loans and extending credit and standby letters of credit, the Company charges fees in exchange for its lending commitment. While these commitment fees have value, the Company does not believe their value is material to its financial statements due to the short-term nature of the underlying commitments.

      Effect of Recently Issued Financial Standards. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," are effective for all fiscal years beginning after June 15, 2000. These statements set accounting and reporting standards for derivative instruments and hedging activities. They require an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

      At December 31, 2000, the fair value of derivative instruments, which will be reported an asset upon adoption of SFAS No. 133, was approximately $650,000. Management is in the process of evaluating the impact on earnings of implementing SFAS No. 133. To the extent that management determines the derivatives are not effective as cash flow hedges, the fair value will be included in earnings during the first quarter of 2001, net of applicable income taxes. Effectiveness is defined as the change in the expected cash flows of the derivative hedging instrument in comparison to the change in expected cash flows of the hedged item. To the extent that management determines the derivatives are effective and qualify as cash flow hedges, the fair value will be recorded in other comprehensive income during the first quarter of 2001, net of applicable income taxes. Upon implementation of SFAS No. 133 on January 1, 2001, the Company will also transfer all of its investment securities classified as held to maturity to available for sale. The impact of the reclassification will be an increase to comprehensive income of $2.0 million net of applicable income taxes.

      SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," is effective for transfers occurring after March 31, 2001. SFAS No. 140 replaces SFAS No. 125. This statement is expected to have no material impact to the Company's consolidated financial condition and results of operations.

      Reclassification. Certain items from the prior year were restated to conform with the current year presentation.

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

2.    MERGER

On December 20, 1999, KSB was merged into the Company. The merger was accounted for under the pooling-of-interests method. KSB had total assets of $191,084,000 and total shareholders' equity of $13,971,000. The Company exchanged approximately 1,481,800 shares of its common stock for approximately 1,304,401 shares of KSB common stock. Under the pooling-of-interests method, the recorded amounts of assets and liabilities of the Company and KSB have been carried forward at their previously recorded amounts. All prior period financial statements presented have been restated as if the merger took place at the beginning of such periods.

The following table sets forth the results of operations for the years ended December 31:

                                                              1999         1998
--------------------------------------------------------------------------------
Net income
  KSB Bancorp, Inc.                                         $ 1,236      $ 1,806
  Camden National Corporation                                 8,993        9,645
                                                            -------      -------
  Combined                                                  $10,229      $11,451

Basic earnings per share
  KSB Bancorp, Inc.                                         $  1.01      $  1.47
  Camden National Corporation                                  1.35         1.43
  Combined                                                     1.27         1.40

Diluted earnings per share
  KSB Bancorp, Inc.                                         $  1.01      $  1.41
  Camden National Corporation                                  1.35         1.41
  Combined                                                     1.27         1.38

Dividends per share
  KSB Bancorp, Inc.                                         $   .16      $   .11
  Camden National Corporation                                   .60          .55
  Combined                                                      .52          .47

On February 4, 2000, United Bank was merged with Kingfield Bank to create a new community bank, UnitedKingfield Bank, having total assets of $325,233,000.

3.    BRANCH ACQUISITIONS

During 1998, the Company's 2 bank subsidiaries acquired 8 branch locations. The excess of cost over fair value of net assets acquired in these branch acquisitions has been amortized to expense using the straight-line method over 10 years. The acquisition was accounted for under the purchase method of accounting for business combinations.

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

Amortization expense of core deposit intangibles was $986,000, $1,011,000 and $665,000 in 2000, 1999 and 1998, respectively.

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

4.    INVESTMENT SECURITIES

The following tables summarize the amortized costs and market values of securities available for sale and held to maturity, as of the dates indicated:

                                                                DECEMBER 31, 2000
---------------------------------------------------------------------------------------------
                                                  Amortized  Unrealized  Unrealized     Fair
                                                     Cost       Gains      Losses      Value
Available for sale
U.S. treasury securities and obligations of
  U.S. government corporations and agencies        $ 57,919   $  1,088   $   (299)   $ 58,708
Obligations of states and political subdivisions      8,208         --       (280)      7,928
Mortgage-backed securities                           30,174        179       (236)     30,117
Other debt securities                                45,780         --     (1,313)     44,467
                                                   --------   --------   --------    --------
  Total debt securities                             142,081      1,267     (2,128)    141,220
                                                   --------   --------   --------    --------

Federal Home Loan Bank of Boston stock               16,193         --         --      16,193
Federal Reserve Bank stock                               39         --         --          39
Other equity securities                              18,464        150       (519)     18,095
                                                   --------   --------   --------    --------
  Total equity securities                            34,696        150       (519)     34,327
                                                   --------   --------   --------    --------
    Total securities available for sale            $176,777   $  1,417   $ (2,647)   $175,547
                                                   ========   ========   ========    ========

Held to maturity
U.S. treasury securities and obligations of
  U.S. government corporations and agencies        $    300   $     --   $    (25)   $    275
Obligations of states and political subdivisions      1,142         12         --       1,154
Other debt securities                                   595         14        (11)        598
Mortgage-backed securities                           55,658      3,038        (25)     58,671
                                                   --------   --------   --------    --------
    Total securities held to maturity              $ 57,695   $  3,064   $    (61)   $ 60,698
                                                   ========   ========   ========    ========

                                                               DECEMBER 31, 1999
---------------------------------------------------------------------------------------------
                                                   Amortized Unrealized Unrealized     Fair
                                                     Cost       Gains     Losses       Value
Available for sale
  U.S. treasury securities and obligations of
U.S. government corporations and agencies          $ 67,466   $     15   $ (2,435)   $ 65,046
Obligations of states and political subdivisions      8,210         --       (690)      7,520
Mortgage-backed securities                           13,737         --       (633)     13,104
Other debt securities                                50,320         --     (3,382)     46,938
                                                   --------   --------   --------    --------
    Total debt securities                           139,733         15     (7,140)    132,608
                                                   --------   --------   --------    --------

Federal Home Loan Bank of Boston stock               16,019         --         --      16,019
Federal Reserve Bank stock                               39         --         --          39
Other equity securities                              16,966         32     (1,667)     15,331
                                                   --------   --------   --------    --------
  Total equity securities                            33,024         32     (1,667)     31,389
                                                   --------   --------   --------    --------
    Total securities available for sale            $172,757   $     47   $ (8,807)   $163,997
                                                   ========   ========   ========    ========

Held to maturity
U.S. treasury securities and obligations of
  U.S. government corporations and agencies        $  5,949   $     60   $    (35)   $  5,974
Obligations of states and political subdivisions      1,152         11         (2)      1,161
Other debt securities                                   129         --         (3)        126
Mortgage-backed securities                           60,963        414       (589)     60,788
                                                   --------   --------   --------    --------
    Total securities held to maturity              $ 68,193   $    485   $   (629)   $ 68,049
                                                   ========   ========   ========    ========

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

The amortized cost and fair values of debt securities by contractual maturity at December 31, 2000 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized        Fair
                                                           Cost           Value
--------------------------------------------------------------------------------
Available for sale
Due in one year or less                                  $     --       $     --
Due after one year through five years                      41,386         51,112
Due after five years through ten years                     39,362         39,315
Due after ten years                                        61,333         50,793
                                                         --------       --------
                                                         $142,081       $141,220
                                                         ========       ========

                                                          Amortized       Fair
                                                            Cost          Value
--------------------------------------------------------------------------------
Held to maturity
Due in one year or less                                    $ 1,897       $ 1,871
Due after one year through five years                        5,980         7,572
Due after five years through ten years                       3,600         3,736
Due after ten years                                         46,218        47,519
                                                           -------       -------
                                                           $57,695       $60,698
                                                           =======       =======

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated to the due-after-ten-years category.

There were no sales in either the available-for-sale or held-to-maturity portfolios during 2000. Proceeds from the sale of investments classified as held to maturity during 1999 were $5,023,000, which resulted in a gross realized gain of $26,000. The investments were sold within 3 months of the maturity date. In 1999, proceeds from the sale of investments classified as available for sale were $10,637,000, which resulted in a gross realized gain of $125,000. There were no sales in the available-for-sale or held-to-maturity portfolios during 1998.

At December 31, 2000 and 1999, securities with a book value of $78,539,000 and $85,469,000 and a fair value of $79,504,000 and $83,311,000, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and other purposes required or permitted by law.

5.    LOANS

The composition of the Company's loan portfolio at December 31 was as follows:

                                                           2000           1999
--------------------------------------------------------------------------------
Commercial loans                                         $364,169       $316,411
Residential real estate loans                             223,625        220,534
Consumer loans                                             90,231         83,832
Municipal loans                                            10,924          8,307
Other loans                                                   462            336
                                                         --------       --------
  Total loans                                             689,411        629,420
Less deferred loan fees net of costs                          909            892
Less allowance for loan losses                             10,801          9,390
                                                         --------       --------
                                                         $677,701       $619,138
                                                         ========       ========

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

As of December 31, 2000 and 1999, nonaccrual loans were $4,644,000 and $6,136,000, respectively. Interest foregone was approximately $528,000, $408,000 and $248,000 for 2000, 1999, and 1998, respectively.

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

6.    ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

                                                         DECEMBER 31,
--------------------------------------------------------------------------------
                                                 2000         1999         1998

Beginning balance                             $ 9,390      $ 8,092      $ 6,982
Provision for loan losses                       2,930        3,670        2,056
Recoveries                                        626          288          330
Loans charged off                              (2,145)      (2,660)      (1,276)
                                              -------      -------      -------
Net charge offs                                (1,519)      (2,372)        (946)
                                              -------      -------      -------
Ending balance                                $10,801      $ 9,390      $ 8,092
                                              =======      =======      =======

Information regarding impaired loans is as follows:

                                                                                               DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------
                                                                                          2000     1999     1998
Average investment in impaired loans                                                     $5,871   $5,455   $4,499
Interest income recognized on impaired loans, all on cash basis                             241      452      525
Balance of impaired loans                                                                 4,644    6,136    5,009
Less portion for which no allowance for loan losses is allocated                             --       --    2,745
Portion of impaired loan balance for which an allowance for credit losses is allocated    4,644    6,136    2,264
Portion of allowance for loan losses allocated to the impaired loan balance                 860    1,179      487

7.    MORTGAGE SERVICING

Residential real estate mortgages are originated by the Company for both portfolio and for sale into the secondary market. The sale of loans are to institutional investors such as Freddie Mac. Under loan sale and servicing agreements with the investor, the Company generally continues to service the residential real estate mortgages. The Company pays the investor an agreed-upon rate on the loan, which, including a guarantee fee paid to Freddie Mac, is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. As required by SFAS No. 125, the Company capitalizes mortgage servicing rights at their fair value upon sale of the related loans. Capitalized servicing rights totaled $107,000, $171,000 and $115,000 during 2000, 1999 and 1998, respectively. Amortization expense totaled $32,000 and $22,000 for 2000 and 1999, respectively. There was no amortization expense during 1998, the year SFAS No. 125 was implemented.

Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Condition of the Company. The unpaid principal balance of mortgage loans serviced for others was $111,002,000, $105,263,000 and $112,052,000 at December 31, 2000, 1999 and 1998, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were $267,000 and $216,000 at December 31, 2000 and 1999, respectively.

8.    PREMISES AND EQUIPMENT

Details of premises and equipment, at cost, at December 31 were as follows:

                                                               2000        1999
--------------------------------------------------------------------------------
Land and buildings                                           $12,265     $11,505
Furniture, fixtures and equipment                             12,813      11,671
Leasehold improvements                                         1,186         604
Construction in process                                        2,524         223
                                                             -------     -------
                                                              28,788      24,003
Less: Accumulated depreciation and amortization               12,765      11,910
                                                             -------     -------
                                                             $16,023     $12,093
                                                             =======     =======

Depreciation expense was $1,529,000, $1,553,000 and $1,489,000 for 2000, 1999
and 1998, respectively.

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

9.    OTHER REAL ESTATE OWNED

The transactions in other real estate owned for the years ended December 31 were as follows:

                                             2000           1999           1998
--------------------------------------------------------------------------------
Beginning balance                           $1,405         $1,052         $1,532
Additions                                      302          1,418          1,196
Properties sold                              1,180            491          1,599
Writedowns                                     147            574             77
                                            ------         ------         ------
Ending balance                              $  380         $1,405         $1,052
                                            ======         ======         ======

10.   DEPOSITS

The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000, was approximately $74,329,000 and $52,224,000 at December 31, 2000 and 1999, respectively. Certificates of deposit included brokered deposits in the amount of $26,931,000 and $6,014,000 at December 31, 2000 and 1999, respectively.

At December 31, 2000, the scheduled maturities of certificates of deposit were as follows:

                           2001                 $295,286
                           2002                   35,771
                           2003                    7,734
                           2004                    3,756
                           2005                    2,217
                           Thereafter             25,673
                                                --------
                                                $370,437
                                                ========

11.   BORROWINGS

A summary of the borrowings, including the outstanding balance of lines of credit, from the FHLBB is as follows:

                               DECEMBER 31, 2000
--------------------------------------------------------------------------------
  Principal Amounts              Interest Rates            Maturity Date

      $ 78,348                   6.52% - 6.67%                 2001
        32,000                   6.08% - 6.12%                 2003
        12,000                   4.88% - 4.97%                 2009
        10,000                       4.95%                     2010
      --------
      $132,348
      ========

                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
  Principal Amounts              Interest Rates            Maturity Date

      $ 83,866                   4.06% - 6.05%                 2000
         2,000                       6.08%                     2003
         1,000                       4.80%                     2004
         5,000                       5.09%                     2008
        37,000                   4.83% - 5.35%                 2009
      --------
      $128,866
      ========

Short- and long-term borrowings from the FHLBB consist of both fixed and adjustable rate borrowings and are collateralized by all stock in the FHLBB and a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one-to-four family properties, certain unencumbered investment securities and other qualified assets. The carrying value of loans pledged as collateral was $228,511,000 and $225,039,000 at December 31, 2000 and 1999, respectively. The FHLBB at its discretion can call $52,000,000 of the Company's long-term borrowings. The Company, through its bank subsidiaries, has an available line of credit with FHLBB of $12,980,000 and $14,292,000 at December 31, 2000 and 1999, respectively. The Company had no outstanding balance on its line of credit with the FHLBB at December 31, 2000 and $1,284,000 outstanding at December 31, 1999.

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

11.   Borrowings continued

The Company utilizes other borrowings in the form of federal funds purchased; treasury, tax and loan deposits; and repurchase agreements secured by U.S. government or agency securities. Balances outstanding at December 31 are shown in the table below:

                                                            2000          1999
--------------------------------------------------------------------------------
Federal funds purchased                                   $    --       $ 1,300
Treasury, tax and loan deposits                             1,031         1,523
Securities sold under repurchase agreements                35,061        42,235
                                                          -------       -------
Total other borrowed funds                                $36,092       $45,058
                                                          =======       =======

Weighted-average rate at the end of period                   4.24%         4.10%

12.   EMPLOYEE BENEFIT PLANS

Pension and Other Postretirement Plans

The Company's postretirement plans provide medical and life insurance to certain eligible retired employees. It is the Company's policy to fund the cost of postretirement health care and life insurance plans as premiums are paid; therefore, there are no plan assets.

On October 17, 2000, the Company terminated the defined-benefit noncontributory pension plan, which covered substantially all eligible employees over 21 years of age with 1 year of employment. Total plan assets of $5,168,000 are expected to be distributed to eligible employees during the first half of 2001. During 2000, the Company recognized $437,000 of net income due to the over accrual of the benefit obligation at the date of plan termination.

                                                           POSTRETIREMENT
                                                              BENEFITS
--------------------------------------------------------------------------------
                                                      2000      1999      1998

Change in benefit obligation
  Benefit obligation at beginning of the year        $ 481     $ 399     $ 356
  Service cost                                          38        25        21
  Interest cost                                         32        28        26
  Actuarial gain                                       200        50        15
  Benefits paid                                        (27)      (21)      (19)
                                                     -----     -----     -----
  Benefit obligation at end of year                    724       481       399
                                                     -----     -----     -----

Funded status                                         (724)     (481)     (399)
Unrecognized net actuarial loss                        273        77        27
Unrecognized net prior service cost                    (94)     (110)     (126)
                                                     -----     -----     -----
Accrued benefit cost                                 $(545)    $(514)    $(498)
                                                     =====     =====     =====

Weighted-average discount rate assumption              7.0%      7.0%      7.5%

                                                           POSTRETIREMENT
                                                              BENEFITS
--------------------------------------------------------------------------------
                                                      2000      1999      1998

Components of net periodic benefit cost
Service cost                                         $  38     $  25     $  21
Interest cost                                           32        28        26
Amortization of prior service cost                     (16)      (16)      (16)
Recognized net actuarial loss                            3        --        --
                                                     -----     -----     -----
Net periodic benefit cost                            $  57     $  37     $  31
                                                     =====     =====     =====

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

For measurement purposes, a 6.4% annual rate of increase in the per capita cost to cover health care benefits was assumed for 2001. The rate was assumed to decrease gradually to a 6.0% annual growth rate after 7 years, and remain at a 6.0% annual growth rate thereafter. A 1.0% increase or decrease in the assumed health care cost trends rate would not have a material impact on the accumulated postretirement benefit obligation due to a built-in cap on annual benefits.

The Company also sponsors an unfunded, non-qualified supplemental retirement plan for certain officers. The agreement provides supplemental retirement payments payable in installments over 15 years upon retirement or death. Effective September 1, 1999, active participants will be paid a life annuity upon retirement or death.

The expense of this supplemental plan was $347,000, $309,000 and $217,000 in 2000, 1999 and 1998, respectively. The accrued liability of this plan at December 31, 2000, 1999 and 1998 was $1,318,000, $1,198,000 and $955,000,
respectively.

401(k) Plan

The Company has a 401(k) plan whereby substantially all employees participate in the plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions based on Board of Director approval. For the years ended December 31, 2000, 1999 and 1998, expenses attributable to the 401(k) plan amounted to $214,000, $171,000 and $138,000, respectively.

Employee Stock Ownership Plan

During 1999 and 1998, the Company, as successor to KSB, had an Employee Stock Ownership Plan ("ESOP"). As of the merger date (December 20, 1999), all liabilities related to this plan were paid. Total ESOP expense was $368,765 and $279,770 in 1999 and 1998, respectively.

Bank Recognition and Retention Plan

The Company, as successor to KSB, maintains a Bank Recognition and Retention Plan ("BRRP") as a method of providing certain officers and other employees of the Company with a proprietary interest in the Company. During 1994, the Company contributed funds to the BRRP to enable such Company officers and employees to acquire, in the aggregate, 56,045 shares of common stock of the Company. The Company recognizes expense related to the BRRP based on the vesting schedule. Participants are vested at a rate of 20% per year commencing 1 year from the date of the award. Total expense related to the BRRP was $5,712, $9,726 and $21,194 for 2000, 1999 and 1998, respectively.

A summary of shares outstanding under the BRRP is presented below:

                                                   2000        1999        1998
--------------------------------------------------------------------------------
Outstanding at beginning of year                  56,045      56,045      44,488
Granted during the year                               --          --      11,557
Forfeited during the year                             --          --          --
                                                  ------      ------      ------
Outstanding at end of year                        56,045      56,045      56,045
                                                  ======      ======      ======

13.   SEGMENT REPORTING

The Company, through its bank and non-bank subsidiaries, provides a broad range of financial services to individuals and companies in mid-coast, central and western Maine. These services include lending, demand, savings and time deposits; cash management; and trust services. While the Company's senior management team monitors operations of each subsidiary, these subsidiaries are primarily organized to operate in the banking industry. Substantially all revenues and services are derived from banking products and services in Maine. Accordingly, the Company's subsidiaries are considered by management to be aggregated in 1 reportable operating segment.

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

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

The Company has 4 fixed stock option plans accounted for under Accounting Principles Board Opinion 25 and related interpretations. The plans allow the Company to grant options to employees for up to 676,140 shares of Company common stock. Under 2 plans, options are vested 20% per year from the date of the grant and expire 10 years from the date of the grant. Under the remaining 2 plans, the options are immediately vested when granted, and expire 10 years from the date the option was granted. The exercise price of all options equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share for 1999 and 1998 would have been reduced to the pro forma amounts indicated below. The Company's net income and earnings per share for 2000 is equal to pro forma amounts since there were no options granted during the year ended December 31, 2000.

                                                         EARNINGS PER SHARE
                                     NET INCOME        BASIC           DILUTED
--------------------------------------------------------------------------------
2000

As reported                            $13,859         $1.70            $1.69
Pro forma                               13,859          1.70             1.69

1999

As reported                            $10,229         $1.27            $1.27
Pro forma                                9,985          1.24             1.24

1998

As reported                            $11,451         $1.40            $1.38
Pro forma                               10,256          1.26             1.23

The fair value of each option granted is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for all grants; in 1998 dividend yield of 3.0%, expected volatility of 1.35%, risk-free interest rate of 4.75%, and expected lives of 10 years; in 1999 dividend yield of 3.3%, expected volatility of 1.35%, risk-free interest rate of 4.75%, and expected lives of 10 years.

A summary of the status of the Company's fixed stock option plans as of December 31, 2000, 1999 and 1998, and changes during the years ended on those dates is presented below.

                                                        2000
--------------------------------------------------------------------------------
                                           Number of           Weighted-average
                                             Shares             Exercise Price

Outstanding at beginning of year            199,842                $ 14.13
Exercised during the year                    11,613                  11.55
Forfeited during the year                     4,500                  14.47
                                            -------                -------
Outstanding at end of year                  183,729                $ 14.29
                                            =======                =======
Exercisable at end of year                  183,729                $ 14.29
                                            =======                =======

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                                                                                     1999
---------------------------------------------------------------------------------------------------------
                                                                         Number of       Weighted-average
                                                                           Shares         Exercise Price
Outstanding at beginning of year                                          337,366            $  9.62
Granted during the year                                                    18,180              16.28
Exercised during the year                                                 164,440               4.91
Reload options granted during the year                                      8,736              10.26
                                                                          -------            -------
Outstanding at end of year                                                199,842            $ 14.13
                                                                          =======            =======
Exercisable at end of year                                                184,393            $ 13.95
                                                                          =======            =======
Weighted-average fair value of options granted during the year                               $ 13.42

                                                                                     1998
--------------------------------------------------------------------------------------------------------
                                                                         Number of      Weighted-average
                                                                           Shares        Exercise Price
Outstanding at beginning of year                                          371,018            $  6.47
Granted during the year                                                    88,272              16.55
Exercised during the year                                                 123,535               5.21
Reload options granted during the year                                      5,019              16.23
Forfeited during the year                                                   3,408              16.29
                                                                          -------            -------
Outstanding at end of year                                                337,366            $  9.62
                                                                          =======            =======
Exercisable at end of year                                                270,228            $  8.33
                                                                          =======            =======
Weighted-average fair value of options granted during the year                               $ 13.54

The following table summarizes information related to options outstanding at December 31, 2000:

            Number               Remaining            Weighted-average
         Outstanding          Contractual Life         Exercise Price

            10,822                   2.0                   $12.95
            70,500                   5.0                    12.33
             9,542                   6.0                     6.75
            80,365                   7.0                    16.44
            12,500                   8.0                    18.38
           -------                   ---                   ------
           183,729                   6.0                   $14.29
           =======                   ===                   ======

15.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                             2000         1999         1998
----------------------------------------------------------------------------------------------
Net income, as reported                                   $   13,859   $   10,229   $   11,451
Weighted-average shares                                    8,164,188    8,033,757    8,156,968
Effect of dilutive employee stock options                     14,617       33,877      153,658
Adjusted weighted-average shares and assumed conversion    8,178,805    8,067,634    8,310,626
Basic earnings per share                                  $     1.70   $     1.27   $     1.40
Diluted earnings per share                                $     1.69   $     1.27   $     1.38

Options to purchase 93,908 and 24,500 shares of common stock at an average exercise price of $16.54 and $18.56 per share were outstanding at December 31, 2000 and 1999, respectively, but were not included in the computation of diluted earnings per share because the options exercise price was greater than the average market price of the common stock.

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

16.   INCOME TAXES

The current and deferred components of income tax expense were as follows:

                                         2000            1999             1998
--------------------------------------------------------------------------------
Current:
  Federal                              $ 5,070         $ 5,095          $ 5,889
  State                                    219             188              183
                                       -------         -------          -------
                                         5,289           5,283            6,072
Deferred:
  Federal                                  954            (100)            (642)
                                       -------         -------          -------
                                       $ 6,243         $ 5,183          $ 5,430
                                       =======         =======          =======

The actual expense differs from the expected tax expense computed by applying the applicable U.S. fbederal corporate income tax rate to earnings before income taxes, as follows:

                                                         2000       1999       1998
------------------------------------------------------------------------------------
Computed tax expense                                   $ 7,036    $ 5,394    $ 5,881
Increase (reduction) in income taxes resulting from:
  Tax exempt income                                       (471)      (349)      (184)
  State taxes, net of federal benefit                      142        122        119
  Income from life insurance                              (264)       (92)       (80)
  Acquisition costs                                         27        452         --
  Low income housing credits                              (106)       (77)      (304)
  Other                                                   (121)      (267)        (2)
                                                       -------    -------    -------
                                                       $ 6,243    $ 5,183    $ 5,430
                                                       =======    =======    =======

Items which give rise to deferred income tax assets and liabilities and the tax effect of each are as follows:

                                                                 2000                      1999
--------------------------------------------------------------------------------------------------------
                                                          Asset      Liability      Asset      Liability
Allowance for possible losses on loans                   $3,697       $   --       $2,930       $   --
Allowance for investment losses                              86           --           86           --
Capitalized costs                                           231           --           --           34
Pension and other benefits                                  652           --          855           --
Depreciation                                                 --          183           --          134
Deferred loan origination fees                               --          226           --          207
Deferred compensation and benefits                          312           --          268           --
Unrealized gains on investments available for sale          418           --        2,978           --
Unrealized appreciation on loans held for sale              167           --           --          447
Valuation of other real estate owned                         20           --          148           --
Interest receivable                                         185           --          122           --
Deposit premium                                              80           --           38           --
Mortgage servicing rights                                    --           82           26           --
Other                                                        26           --          126           --
                                                         ------       ------       ------       ------
                                                         $5,874       $  491       $7,577       $  822
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

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

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

Loans to related parties which in aggregate exceed $60,000 were as follows:

                                                           2000            1999
--------------------------------------------------------------------------------
Balance, January 1,                                      $16,178         $15,933
Loans made/advanced and additions                          4,545           9,866
Repayments and reductions                                  6,425           9,621
                                                         -------         -------
Balance, December 31                                     $14,298         $16,178
                                                         =======         =======

In addition to the loans noted above, the Company had deposits at December 31, 2000 and 1999 to the same individuals of $4,763,000 and $5,970,000, respectively.

18.   LEGAL CONTINGENCIES

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's Consolidated Financial Statements.

19.   FINANCIAL INSTRUMENTS

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk, which are not reflected in the accompanying Consolidated Statements of Condition. The Company's significant off-balance sheet risks are lending commitments, letters of credit, interest rate floors, caps, and interest rate swap agreements. Those instruments involve varying degrees of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Condition.

The Company follows the same credit policies in making commitments to extend credit and conditional obligations as it does for on-balance sheet instruments, including requiring similar collateral or other security to support financial instruments with credit risk. The Company's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of those instruments. Since many of the commitments are expected to expire without being drawn upon, the total amount does not necessarily represent future cash requirements. The Company has not incurred any losses on its commitments in 2000, 1999 or 1998.

The Company uses off-balance sheet derivative instruments as hedges against large fluctuations in interest rates. The Company uses interest rate swaps and floor instruments to hedge against potentially lower yields on the variable prime rate loan category in a declining rate environment. If rates were to decline, resulting in reduced income on the adjustable rate loans, there would be an increased income flow from the interest rate swap and floor instruments. The Company also uses cap instruments to hedge against increases in short-term borrowing rates. If rates were to rise, resulting in an increased interest cost, there would be an increased income flow from the cap instruments.

All off-balance sheet positions are reviewed as part of the asset/liability management process at least quarterly. The instruments are factored into the Company's overall interest rate risk position. The Company regularly reviews the credit quality of the counterparties from which the instruments have been purchased. As of December 31, 2000, the Company had $35 million (notional principal amount) in interest rate swaps, $10 million in floor contracts and $90 million in cap contracts. The Company has interest rate swaps maturing in 2004, 2006 and 2010. The floor contracts have a strike rate of 6.00% and mature in 2005. The two cap contracts ($20 million and $70 million) have strike rates of 7.50% and 7.00%, respectively, and both mature in 2002.

At December 31, 2000 and 1999, the contractual or notional amounts of off-balance sheet financial instruments were as follows:

                                                         2000             1999
--------------------------------------------------------------------------------
Contractual
  Commitments to extend credit                         $ 99,108         $119,586
  Letters of credit                                       1,865            1,303
Notional
  Swaps                                                  35,000           10,000
  Floors                                                 10,000               --
  Caps                                                   90,000               --

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

19.   Financial Instruments continued

 The estimated fair values of the Company's financial instruments reported in the Consolidated Statements of Condition were as follows:

                                                  DECEMBER 31, 2000     DECEMBER 31, 1999
------------------------------------------------------------------------------------------
                                                 Carrying     Fair     Carrying     Fair
                                                  Amount      Value     Amount      Value
Financial assets:
Cash and due from banks and federal funds sold   $ 29,337   $ 29,337   $ 24,645   $ 24,645
Securities available for sale                     175,547    175,547    163,997    163,997
Securities held to maturity                        57,695     60,698     68,193     68,049
Residential mortgages held for sale                12,838     12,838      6,906      6,906
Loans receivable                                  677,701    674,814    619,138    616,935
Interest receivable                                 6,959      6,959      5,041      5,041
Life insurance policies                            16,842     16,842      5,402      5,402

Financial liabilities:
Deposits                                         $744,360   $745,291   $667,720   $665,231
Borrowings from Federal Home Loan Bank            132,348    131,680    128,866    126,010
Other borrowed funds                               36,092     36,092     45,058     45,058
Interest payable                                    3,963      3,963      3,162      3,162

The estimated fair values of the Company's off-balance sheet instruments were as follows:

                                                  DECEMBER 31, 2000
------------------------------------------------------------------------------------------
                                                                                Fair Value
                            Notional          Contract          Maturity        Including
                           Principal            Date              Date           Accruals
Interest Rate Swaps         $10,000           23-Dec-99         23-Dec-04          $316
                             20,000           11-Aug-00         11-Aug-10            39
                              5,000           23-Aug-00         23-Feb-06            13
                            -------                                                ----
                            $35,000                                                $368
                            =======                                                ====

Interest Rate Floors        $10,000           10-May-00         12-May-05          $258
                            =======                                                ====

Interest Rate Caps          $20,000           26-Jul-00         26-Jul-02          $ 12
                             70,000           23-Oct-00         23-Oct-02            31
                            -------                                                ----
                            $90,000                                                $ 43
                            =======                                                ====

                                                  DECEMBER 31, 1999
------------------------------------------------------------------------------------------
                                                                                Fair Value
                            Notional          Contract          Maturity        Including
                           Principal            Date              Date           Accruals
Interest Rate Swaps         $10,000           23-Dec-99         23-Dec-04          $ --
                            =======                                                ====

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

20.   REGULATORY MATTERS

The Company and its bank subsidiaries are subject to various regulatory capital requirements administered by the FRB, the Comptroller of the Currency, and the FDIC. Failure to meet minimum capital requirements can result in mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's Consolidated Financial Statements.

These capital requirements represent quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgments by its regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that, as of December 31, 2000, the Company and its bank subsidiaries meet all capital requirements to which they are subject.

As of December 31, 2000, both bank subsidiaries were categorized by their supervisory regulatory agencies as well capitalized. To be categorized as well capitalized, each bank subsidiary of the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the banks' respective capital categories.

The Company's actual capital amounts and ratios are also presented in the table.

                                                                                                     To Be Well Capitalized
                                                                                For Capital         Under Prompt Corrective
                                                       Actual                Adequacy Purposes          Action Provisions
                                                Amount         Ratio      Amount>         Ratio>     Amount>         Ratio>
                                                                                -              -           -              -
---------------------------------------------------------------------------------------------------------------------------
As of December 31, 2000

Total Capital (To Risk-Weighted Assets):
Consolidated                                   $94,077         13.1%      $57,618          8.0%          N/A
Camden National Bank                            59,373         12.3%       38,735          8.0%      $48,419         10.0%
UnitedKingfield Bank                            27,685         11.7%       18,883          8.0%       23,603         10.0%

Tier 1 Capital (To Risk-Weighted Assets):
Consolidated                                   $85,074         11.8%      $28,809          4.0%          N/A
Camden National Bank                            53,320         11.0%       19,368          4.0%      $29,051          6.0%
UnitedKingfield Bank                            24,734         10.5%        9,441          4.0%       14,162          6.0%

Tier 1 Capital (To Average Assets):
Consolidated                                   $85,074          8.6%      $39,482          4.0%          N/A
Camden National Bank                            53,320          8.3%       25,722          4.0%      $32,152          5.0%
UnitedKingfield Bank                            24,734          7.3%       13,548          4.0%       16,935          5.0%

As of December 31, 1999

Total Capital (To Risk-Weighted Assets):
Consolidated                                   $83,841         13.0%      $51,725          8.0%          N/A
Camden National Bank                            52,998         12.6%       33,568          8.0%      $41,960         10.0%
UnitedKingfield Bank                            25,975         11.4%       18,157          8.0%       22,697         10.0%

Tier 1 Capital (To Risk-Weighted Assets):
Consolidated                                   $75,759         11.7%      $25,863          4.0%          N/A
Camden National Bank                            47,753         11.4%       16,784          4.0%      $25,176          6.0%
UnitedKingfield Bank                            23,138         10.2%        9,079          4.0%       13,618          6.0%

Tier 1 Capital (To Average Assets):
Consolidated                                   $75,759          8.5%      $35,674          4.0%          N/A
Camden National Bank                            47,753          8.3%       22,974          4.0%      $28,717          5.0%
UnitedKingfield Bank                            23,138          7.4%       12,587          4.0%       15,734          5.0%

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

21.   HOLDING COMPANY

Following are the condensed Statements of Condition, Income and Cash Flows for the Company.

                             Statements of Condition
                                  DECEMBER 31,
--------------------------------------------------------------------------------
                                                              2000         1999
Assets
  Cash                                                      $   216      $    81
  Premises and equipment                                      4,731        1,533
  Investment in subsidiaries:
    Bank subsidiaries                                        83,903       72,755
    Other subsidiaries                                          184          120
  Amounts receivable from subsidiaries                           --        2,367
  Goodwill                                                       41           46
Other assets                                                  2,762        2,633
                                                            -------      -------
    Total assets                                            $91,837      $79,535
                                                            =======      =======

Liabilities & Shareholders' Equity
  Amounts due to subsidiaries                               $   663      $ 1,300
  Accrued and other expenses                                    251          612
  Shareholders' equity                                       90,923       77,623
                                                            -------      -------
    Total liabilities and shareholders' equity              $91,837      $79,535
                                                            =======      =======

                                         Statements of Income
                                     FOR YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------
                                                                      2000          1999         1998
Operating Income
  Dividend income from subsidiaries                                 $ 7,756       $ 8,256      $ 8,682
  Fees from subsidiaries                                              6,300         3,579        3,323
  Other income                                                           70            10           14
                                                                    -------       -------      -------
    Total operating income                                           14,126        11,845       12,019
                                                                    -------       -------      -------

Operating Expenses
  Salaries and employee benefits                                      3,698         2,158        2,030
  Net occupancy                                                         218           155          170
  Furniture, equipment and data processing                              886           709          653
  Other operating expenses                                            1,558         1,353          905
  Acquisition related expenses                                          129         1,019           --
                                                                    -------       -------      -------
    Total operating expenses                                          6,489         5,394        3,758
                                                                    -------       -------      -------
Income before equity in undistributed earnings of subsidiaries        7,637         6,451        8,261

Equity in undistributed earnings of subsidiaries                      6,240         3,705        3,166
                                                                    -------       -------      -------
    Income before income taxes                                       13,877        10,156       11,427
  Income tax (expense) benefit                                          (18)           73           24
                                                                    -------       -------      -------
Net Income                                                          $13,859       $10,229      $11,451
                                                                    =======       =======      =======

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                                        Statements of Cash Flows
                                      FOR YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------
                                                                      2000          1999          1998
Operating Activities
Net income                                                          $13,859       $10,229       $11,451
Adjustments to reconcile net income earnings to net cash
  provided by operating activities:
    Equity in undistributed earnings of subsidiaries                 (6,240)       (3,705)       (3,166)
    Depreciation and amortization                                       299           300           361
    Decrease in obligation under ESOP and BRRP                            6           487           301
    Amortization of goodwill                                              5             5             4
    (Increase) decrease in amount receivable from subsidiaries        2,367          (427)       (1,869)
    Increase in other assets                                           (131)       (2,292)         (103)
    (Decrease) increase in payables                                    (998)       (1,799)        4,003
    Other                                                                --            --          (265)
                                                                    -------       -------       -------
    Net cash provided by operating activities                         9,167         2,798        10,717
                                                                    -------       -------       -------

Investing Activities
  Purchase of premises and equipment                                 (3,497)         (347)         (172)
                                                                    -------       -------       -------
    Net cash used by investing activities                            (3,497)         (347)         (172)
                                                                    -------       -------       -------

Financing Activities
  Proceeds from sale of treasury stock                                   --         2,249            --
  Exercise and repurchase of stock options                              (22)         (975)       (1,121)
  Purchase of treasury stock                                           (394)       (2,337)       (3,139)
  Dividends paid                                                     (5,150)       (4,182)       (3,863)
  Proceeds from stock issuance under stock plan                          31           227            81
  Filing fee related to stock split                                      --            --           (35)
                                                                    -------       -------       -------
    Net cash used by financing activities                            (5,535)       (5,018)       (8,077)
                                                                    -------       -------       -------

Net increase (decrease) in cash                                         135        (2,567)        2,468
Cash at beginning of year                                                81         2,648           180
                                                                    -------       -------       -------
Cash at end of year                                                 $   216       $    81       $ 2,648
                                                                    =======       =======       =======

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

22.   QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999:

                                                THREE MONTHS ENDED
--------------------------------------------------------------------------------
                                   Mar 31      June 30      Sept 30       Dec 31

2000
Interest income                   $18,694      $19,547      $20,386      $20,928
Interest expense                    8,795        9,795       10,577       10,875
Net interest income                 9,899        9,752        9,809       10,053
Provision for loan losses             644          644          609        1,033
Income before income taxes          4,632        4,781        5,902        4,787
Applicable income taxes             1,438        1,458        1,878        1,469
Net income                          3,194        3,323        4,024        3,318
Per common share:
  Basic                              0.39         0.41         0.49         0.41
  Diluted                            0.39         0.41         0.49         0.40

                                                THREE MONTHS ENDED
--------------------------------------------------------------------------------
                                   Mar 31      June 30      Sept 30       Dec 31

1999
Interest income                   $16,548      $17,107      $17,601      $18,240
Interest expense                    7,246        7,601        7,736        7,921
Net interest income                 9,302        9,506        9,865       10,319
Provision for loan losses             585          655          775        1,655
Income before income taxes          4,506        4,625        4,549        1,732
Applicable income taxes             1,445        1,513        1,445          780
Net income                          3,061        3,112        3,104          952
Per common share:
  Basic                              0.38         0.39         0.38         0.12
  Diluted                            0.38         0.39         0.38         0.12

During the third quarter of 2000, the Company recognized net income of $437,000, or $0.06 per diluted share, resulting from a changeover of the Company's defined-benefit noncontributory pension plan to a 401(k) defined contribution plan and company profit-sharing program.

During the fourth quarter of 1999, the Company made a special provision to its loan loss reserve and had OREO writedowns aggregating $1.9 million. In addition, during that period the Company incurred merger- and acquisition-related expenses, net of income taxes, in the amount of $1,434,000, or $0.17 per diluted share, due to its acquisition of KSB in December 1999, and the subsequent merger of United Bank and Kingfield Bank in February 2000.

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                                Auditor's Letter

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                  Boards of Directors and Bank Administrations

------------------------------------
Directors of
Camden National Corporation

Rendle A. Jones
Chairman, Camden National Corporation
Attorney & Partner,
Harmon, Jones, Sanford & Elliot, LLP

Ann W. Bresnahan
Civic Leader

Robert J. Campbell
Partner, Beck, Mack & Oliver, LLC

Robert W. Daigle
President & CEO, Camden National Corporation
& Camden National Bank

Robert J. Gagnon
Store Manager, Rockland Shop 'n Save

Ward I. Graffam
Graffam & Associates

John W. Holmes
President, Consumers Fuel Company

Theodore C. Johanson
Managing Director, Harbor Wharf, LLC

John S. McCormick, Jr.
Engineer & Developer,
Consolidated Real Estate and Engineering

Winfield F. Robinson
President, Timber Resource Group, LLC

Richard N. Simoneau, C.P.A.
Tax Partner,
Simoneau, Norton, Masters & Alex, P.A.

Arthur E. Strout
Attorney, Strout & Payson, P.A.

------------------------------------
Administration of
Camden National Corporation

Robert W. Daigle
President & CEO

Laurel J. Bouchard
Vice President, Corporate Sales
& Marketing Officer

Joanne T. Campbell
Vice President & Residential Real Estate
Administration Officer

James C. Ebbert
Assistant to the President

June B. Parent
Vice President & Human Resource Manager

Jeffrey D. Smith
Vice President & Chief Operations Officer

Susan M. Westfall
Vice President, Clerk, Treasurer
& Chief Financial Officer

John A. Gobel
Vice President & Information Systems Manager

Kimberly J. Nason
Assistant Vice President
& Residential Real Estate Loan Officer

Kathryn M. Ryder
Assistant Vice President, Financial Officer
& Accounting Manager

Lee Ann Szelog
Assistant Vice President & Marketing Manager

Robert E. Cleveland, Jr.
Senior Network Administrator

Kathleen L. Downing
Risk Management Officer

Ellen L. Ellis
Loan Servicing Manager

Ann E. Filley
Training Manager

Pamela J. Fowles
Residential Real Estate Loan Officer

Lorraine M. Ivers
Quality Services Manager

Elizabeth L. Laiho
Call Center/Internet Banking Manager

Jennifer F. Mazurek
Unit Manager, Deposit Services
& Electronic Banking

Jane G. Pierce
Residential Real Estate Underwriter

Timothy J. Pratt
Unit Manager, Items Processing
& Loan Servicing

------------------------------------
Directors of
Camden National Bank

Rendle A. Jones
Chairman, Camden National Bank
Attorney & Partner,
Harmon, Jones, Sanford & Elliot, LLP

Ann W. Bresnahan
Civic Leader

Robert W. Daigle
President & CEO, Camden National Corporation
& Camden National Bank

David C. Flanagan
President, Viking Lumber, Inc.

Robert J. Gagnon
Store Manager, Rockland Shop 'n Save

John W. Holmes
President, Consumers Fuel Company

John S. McCormick, Jr.
Engineer & Developer,
Consolidated Real Estate and Engineering

Richard N. Simoneau, C.P.A.
Tax Partner,
Simoneau, Norton, Masters & Alex, P.A.

Arthur E. Strout
Attorney, Strout & Payson, P.A.

Rosemary B. Weymouth
President, Megunticook Management Co.

------------------------------------
Associate Directors of
Camden National Bank

C.R. de Rochemont
C.R. de Rochemont, Realtor

Kenneth C. Dickey
Retired Vice Chairman,
Camden National Corporation
Haskell & Corthell Real Estate

Frederick G. "Ted" Hanley
Retired Executive Vice President,
Camden National Bank

David H. Montgomery
Retired Chairman, Camden National Corporation
Past Chairman, Allen Agency

Keith C. Patten
Retired Chairman, Camden National Bank
Retired President & CEO,
Camden National Corporation

------------------------------------
Administration of
Camden National Bank

Robert W. Daigle
President & CEO

Michael A. McAvoy
Senior Vice President, Senior Loan Officer,
Commercial Services Group

John P. "Jack" Williams
Senior Vice President, Small Business Group

Jayne Crosby-Giles
Vice President, Small Business Group

Barbara B. Hanson
Vice President, Small Business Group

Michael F. Jones
Vice President, Commercial Services Group

Richard E. Littlefield
Vice President, Commercial Services Group

Stephen C. Staples
Vice President, Small Business Group

Stephen C. Wallace
Vice President, Retail Group

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                  Boards of Directors and Bank Administrations

Vera E. Rand
Assistant Vice President,
Commercial Services Group

Todd L. Savage
Assistant Vice President,
Commercial Services Group

Stephen J. Matteo
Credit Administrator

Barry J. King
Credit Analyst

------------------------------------
Branch Administration of
Camden National Bank

Tamara J. Bryant
Vice President, Manager,
Main Office & Camden Square Office

Robert P. Wheeler
Vice President, Manager, Vinalhaven Office

Judith L. Brogden
Manager, Thomaston Office

Laverne M. Hatch
Manager, Belfast Office & Bucksport Office

Susan L. O'Brien
Manager, Union Office

Walter C. Reynolds
Manager, Waldoboro Office

R. Todd Starbird
Manager, Rockland Office

Raymond B. Teixeira
Manager, Damariscotta Office

------------------------------------
Directors of UnitedKingfield Bank

Winfield F. Robinson
Chairman, UnitedKingfield Bank
President, Timber Resource Group, LLC

Robert W. Daigle
President & CEO, Camden National Corporation
& Camden National Bank

William Dubord
Attorney & Senior Partner,
Marden, Dubord, Bernier & Stevens

William T. Gardner
President, William T. Gardner & Sons, Inc.

Dr. Joyce B. Hedlund
President, Eastern Maine Technical College

Theodore C. Johanson
Managing Director, Harbor Wharf, LLC

Rendle A. Jones
Attorney & Partner,
Harmon, Jones, Sanford & Elliott, LLP

C. Charles Lumbert
President, Moose River Co., Inc.

Roger G. Spear
Chief Financial Officer,
University of Maine at Farmington

John C. Witherspoon
President & CEO, UnitedKingfield Bank

------------------------------------
Administration of
UnitedKingfield Bank

John C. Witherspoon
President & CEO

Charles D. Osgood
Senior Vice President & Senior Loan Officer

Timothy P. Nightingale
Regional Vice President & Market Manager,
Penobscot & Piscataquis Counties

Gordon A. Flint
Regional Vice President & Market Manager,
Franklin & Somerset Counties

Robert D. Stone
Vice President & Market Manager,
Androscoggin County

Gerard R. Belanger
Regional Vice President, Commercial Loan
Officer, Androscoggin County

Valarie A. Coolong
Commercial Loan Officer, Bangor

Joseph E. Hackett
Commercial Loan Officer, Bangor

John B. Ellrich
Commercial Loan Officer, Franklkin County

Joseph T. McOscar
Credit Administrator

Susan H. Froehlich
Retail Underwriting Manager

------------------------------------
Branch Administration of
UnitedKingfield Bank

Michael A. Durgin
Regional Sales Manager, Hermon

John M. Farrell
Regional Sales Manager, Lewiston

Leslie M. Ferguson
Regional Sales Manager, Rangeley

Linda D. Gilbert
Regional Sales Manager, Dover-Foxcroft

Cynthia J. Gilmore
Regional Sales Manager, Kingfield

Stephen D. Gray
Regional Sales Manager, Farmington

Joseph G. Poulin
Regional Sales Manager, Madison

Catherine L. Moore
Branch Administrator

------------------------------------
Directors of
Trust Company of Maine, Inc.

Andrew P. Averill
Chairman, President & CEO,
Trust Company of Maine, Inc.

Randall A. Bishop
Chief Financial Officer,
William T. Gardner & Sons, Inc.

Robert W. Daigle
President & CEO, Camden National Corporation
& Camden National Bank

Shirley B. Kile
Executive Vice President & Treasurer,
Trust Company of Maine, Inc.

R. Paul Pasquine
Executive Vice President,
Trust Company of Maine, Inc.

Richard N. Simoneau, C.P.A.
Tax Partner,
Simoneau, Norton, Masters & Alex, P.A.

John C. Witherspoon
President & CEO, UnitedKingfield Bank

------------------------------------
Administration of
Trust Company of Maine, Inc.

Andrew P. Averill
President & CEO

R. Paul Pasquine
Executive Vice President & Senior Trust Officer

Shirley B. Kile
Executive Vice President
Employee Benefits Division

Lynn M. Bowden
Vice President, New Business Development

Susan L. Kenney
Assistant Vice President & Trust Officer

Robert M. Parker, Jr.
Assistant Vice President & Trust Officer

Pamela M. Webster
Sr. Employee Benefits Officer

Jana D. Hanscom
Employee Benefits Officer

Leander MacVane
Employee Benefits Officer

Kathy Pelletier
Employee Benefits Officer

                                    [GRAPHIC]
                  CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                                 Annual Meeting
                           Camden National Corporation

--------------------------------------------------------------------------------
                         Tuesday, May 1, 2001, 3:30 pm.
                             The Camden Opera House

           The Company will provide, upon written request and without charge, a copy of Camden National Corporation's 2000 Annual
             Report on Securities and Exchange Commission Form 10K.

           Please contact: Susan M. Westfall, Chief Financial Officer
                           Camden National Corporation
                           P.O. Box 310
                           Camden, Maine 04843
                           207-236-9131, ext. 2165
                           swestfall@camdennational.com
--------------------------------------------------------------------------------

[MAP]

Sharing Maine's Natural Beauty ...

A. Bull Moose at Sandy Stream Pond, Baxter State Park - Cover
B. Katahdin Falls, Baxter State Park - 1
C. Aldermere Farm, Rockport - 4
D. Bigelow Preserve, Western Maine - 6
E. Penobscot River, West Branch - 8
F. Damariscotta Lake, Jefferson - 10
G. Schoodic Point, Acadia National Park - 12
H. Sherman's Point Cove, Camden - 14
I. Appleton Ridge, Appleton - 16
J. Rockland Breakwater, Penobscot Bay - 18
K. Mooselookmeguntic Lake, Rangeley - Inside Back Cover

Credits ...

Copy Editing - Joanne Miller
Design & Layout - Peggy Mason, ABC-webdesign & graphics, inc.
Photography
  Nature Photographs - Thomas Mark Szelog
  Rendell Jones Portrait - Mark Haskell
  Senior Management Portraits - Benjamin Magro
Printing - Spectrum Printing & Graphics Inc.


60