Form 10-K405, Exhibit 13
period 2001-12-31
CAMDEN NATIONAL CORP
filed 2002-03-29
CIK 750686

          Exhibit #13 The Company's 2001 Annual Report to Shareholders
          ------------------------------------------------------------

                                    [PHOTO]

                                   [LOGO]CNC

                                                     Camden National Corporation
                                                     Annual Report 2001

                                    [PHOTO]

Maine trees are the foundation of many finely handcrafted wood products.
Since 1875, we have provided a foundation for high-quality financial services in Maine.

Maine Trees...

     have endured over the ages, ever changing and growing. Maples, pines, cedars and birches are firmly rooted in the earth and reach upward with their branches. From these trees, dedicated artisans craft a multitude of fine-quality wood products that serve our everyday needs and even fulfill our dreams.

     Like these trees, Camden National Corporation serves as the foundation for a myriad of high-quality financial products that are delivered by dedicated employees in all our subsidiaries. Since 1875, we have been reaching out to meet the ever-changing financial needs of our clients and to help make their dreams a reality. Camden National proudly stands tall among financial service providers.

                                     [PHOTO]

                                     [PHOTO]

                                     [PHOTO]

Table of Contents

Shareholders' Letter .......................................2-3
Subsidiary Reports .........................................4-9
Management's Discussion and
Analysis of Financial Condition
and Results of Operations ............................... 10-21
Summary of Financial Performance.............................22
Selected Five-Year Financial Data ...........................23
Consolidated Statements ................................. 24-27
Notes to Consolidated Statements .........................28-47
Auditor's Letter ............................................48
Boards of Directors and
Bank Administrations .....................................49-51
Announcement of Annual Meeting ..............................52

                                    [PHOTO]

Rendle A. Jones (right), Chairman of the Board of Directors, and Robert W. Daigle, President & CEO of Camden National Corporation, work closely to ensure our continuing financial success.

Craftsmen have a passion for creating works of art.
We have a passion for serving clients' financial needs.

Dear Shareholders

     The true skill of a craftsman is to take raw material, readily available to anyone, and through his or her own sense of quality and passion for excellence, create a unique product that will withstand the test of time. Camden National Corporation and its subsidiaries approach clients and customers with that same unique sense of quality and passion for excellence in crafting a set of financial services that will benefit them and their families for generations. Our acquisitions, the introduction of a new line of business, our expansion into a relatively new market, and the recruitment of top-caliber personnel in 2001 reflect a continuation of our 126-year tradition of crafting and delivering the best possible financial solutions for our customers and clients.

     Diversification of the Company's revenues through the expansion of our investment management products and expertise had been targeted as an area of strategic importance for some time. However, the right selection of partners to provide those services within our banking franchises was determined to be one of the most critical factors to realizing success. We were pleased that, after careful review, Acadia Trust, N.A. and Gouws Capital Management, Inc., both controlled by Johann Gouws, joined Camden National Corporation in July 2001. We further augmented our personal investment management services by forming Acadia Financial Consultants, a division of Camden National Bank, and hiring Marcia Mansfield as its President in October 2001. Marcia had previously served over 500 clients through her own brokerage and investment advisory enterprise based in mid-coast Maine. The final piece of our revenue diversification strategy in 2001 was to gain 100 percent ownership of Trust Company of Maine, Inc. through our acquisition of its remaining minority interests.

     In fulfillment of yet another strategic planning objective, we added deposit-gathering capabilities to complement our commercial lending activities in the Portland market. This was the culmination of a series of steps designed to take advantage of changes in the southern Maine banking landscape that provided an opportunity for Camden National's brand of community banking. This began in 1999 when we traveled from Camden to Portland to work with some existing customers who themselves were expanding into that market. A loan production office followed in 2000, staffed with first one and then two lenders. On October 9, 2001, we opened our newly expanded Portland Office in the heart of the "Old Port" area. We designed this office to specifically meet the financial needs of our Portland customers, based on their direct input about what matters most in a financial partnership. Our growth in this new market has exceeded our expectations, and customers seem pleasantly surprised with the breadth of our banking services and the personalized manner in which they are delivered.

     Several other important strategic initiatives were undertaken during 2001 to support our financial and organizational growth objectives. Management implemented a number of capital and funding strategies triggered by historically low interest rates. A balance sheet restructuring program, which began in the third quarter, was implemented to provide flexibility in managing the Company's assets and liabilities. A share repurchase program was announced to give investors liquidity in a tax-efficient manner and to take advantage of opportunities in our stock price valuation. A state-ofthe- art telecommunications system was installed to efficiently deliver enhanced voice and data communications throughout the Company. Finally, we created a corporate risk management function that analyzes and monitors credit risks for our banking subsidiaries and ensures proactive and uniform management of those risks.

     The Board of Directors of the Company changed its composition during the year as John S. McCormick, Jr. retired from the Board after 26 years of service. We wish to thank Jack for his nurturing guidance during a period of considerable growth for our Company. The Board also welcomed Johann Gouws as its newest member following the acquisition of Acadia Trust, N.A. and Gouws Capital Management, Inc. Johann's extensive background in the investment arena will serve as a valuable resource to the Board.

     Through all these events and in the midst of a challenging economic environment, your Company reported strong financial results for the year. Diluted earnings per share grew 11.83% from 2000 to $1.89 in 2001, resulting in a full-year average return on assets of 1.47%. The stock price of the Company also increased over 31% from the end of December 2000 to the end of December 2001. We encourage all shareholders to carefully review the financial statements and associated footnotes, as well as the management discussion and analysis that are included as part of this annual report.

     As we look back at the economic, business and social changes that swirled about us during the past year, we are proud of the efforts put forth by the employees of your Company to meet each challenge as craftsmen in their own right. We are optimistic that the strategies we've implemented in 2001 will serve as the foundation to provide the flexibility necessary to take advantage of new challenges and opportunities that await us in 2002 and beyond.

     Sincerely,


     /s/ Rendle A. Jones
     -------------------
     Rendle A. Jones
     Chairman of the Board of Directors


     /s/ Robert W. Daigle
     --------------------
     Robert W. Daigle
     President & Chief Executive Officer

                                     [PHOTO]

A sculptor meticulously details a wing to create a lifelike bird carving from a piece of basswood.

With patience and skill, wood sculptors create realistic bird carvings.
With understanding and expertise, we help customers make their dreams a reality.

Camden National Bank

In keeping with our promise to do whatever it takes to support our strategic mission and commitments to our shareholders, customers, community and employees, I am pleased to report on several initiatives that contributed to Camden National Bank's success during 2001.

Commitment to Shareholders: To maximize our contribution to long-term shareholder value.

To fulfill this most important commitment, we embarked on several exciting initiatives designed to enhance our geographic and functional diversification. By expanding the capabilities of our Portland office to gather deposits, we created a new, low-cost funding resource that has exceeded our expectations. The formation of Acadia Financial Consultants, our new full-service brokerage and insurance division, will add further diversification to the Bank's revenue stream. This puts Camden National Bank another step closer to providing its customers with the convenience of one-stop shopping for their financial services.

Commitment to Customers: To deliver high-quality financial solutions, which create value for each targeted customer segment.

In January, we repositioned our entire deposit product line, providing thousands of relationship customers with a better value proposition for services such as checking accounts, loans, certificates of deposit and online banking. Combined with enrolling over 160 of our employees in the Preferred Way of Selling program, we equipped the sales force with the tools, resources and techniques to better help customers with their financial needs.

Commitment to Community: To contribute, through community reinvestment and employee volunteerism, to the social and economic well-being of the communities we serve.

I am especially proud to report that Joanne T. Campbell, Senior Vice President in the Residential Real Estate Loan Department, was the recipient of the prestigious Volunteer Banker of the Year Award presented annually by the Maine Bankers Association, in recognition of her outstanding community service in the area of affordable-housing. Her dedication and commitment have served as an inspiration to all of our employees, who combined provide over 850 hours per month of community service in the Bank's four-county trade area.

Commitment to Employees: To foster an environment that attracts, rewards and retains exceptional employees who, through performance and loyalty, demonstrate a commitment to the success of our Company.

Based on the belief that "the organization with the best people wins," Camden National Bank took several steps in 2001 to ensure our ability to attract and retain the best possible work force. From the feedback we received in the 2000 corporate culture survey, we learned that employees want more recognition for outstanding performance. As a result, we restructured our employee incentive program and added the Top Performer Program, which is designed to reward those who clearly demonstrate superior performance. In addition, new employees attend a day-long orientation program that includes a welcome video highlighting our core values and rich history. These programs resulted in an overall improvement in productivity, increased focus on service quality and overall efficiency improvements, as well as helping us retain our best performing employees.

In summary, our fundamental mission and commitments focus on strategies that put the needs of our shareholders, customers, community and employees first. Through a dedicated and motivated team, supported by state-of-the-art technology, innovative products and premier service quality, we are creating a truly unique and sustainable competitive advantage that will help ensure a successful future for Camden National Bank.

                                          Sincerely,


                                          /s/ Robert W. Daigle
                                          --------------------
                                          Robert W. Daigle, President & CEO

                                    [PHOTO]

A wreath maker handpicks and wires boughs of balsam fir before adding the final decorative touches.

Artisans select the best balsam branches to create fragrant, seasonal wreaths. We select the best people and products to enhance our customers' experience.

UnitedKingfield Bank

     In 2001 UnitedKingfield Bank continued to build its value within Camden National Corporation by strategically positioning itself to take advantage of the unique opportunities in its marketplace. Our long-range plan focuses the Bank's resources on the diverse financial needs of our consumer and business customers, while maintaining our commitment to our communities. We believe that we have great opportunities to grow in markets currently underserved by our competitors, and that many of our prospects would benefit from a relationship with a true "one-to-one financial partner."

     One exciting opportunity involves focusing resources on growing our share of the business banking markets in Androscoggin and Penobscot counties. Since we know that the quality of a banking relationship depends on the quality of the banker, we have named a market manager in each county with the authority and expertise to serve the needs of our customers and the communities. The market managers are responsible not only for business development, but also to serve as advocates for the business owners and for the communities in which they live and work.

     Creating solutions to meet the diverse financial needs of our customers was a priority in 2001. With the establishment of Acadia Financial Consultants, a division of UnitedKingfield Bank, we now provide full-service brokerage and insurance services to retail customers and business owners who desire to work with a representative who will take the time to understand their needs and financial objectives. In addition, our affiliation with Acadia Trust, N.A. gives our customers access to trust, wealth management and investment services. These services complement our traditional banking products, providing clients with convenient access to a wide range of solutions to meet the financial challenges which individuals and businesses constantly face.

     Another strategic initiative undertaken in 2001 was a review of the Bank's allocation of resources. In order to focus on the opportunities for growth, we concluded that our branch delivery system must become more efficient. As a result of our study, we closed two offices and restructured the hours at some of our smaller, less active branches. With expanded online banking and bill payment services, these changes allow us to serve customers in smaller communities in a more cost-effective manner.

     UnitedKingfield Bank is uniquely positioned for success in 2002 and beyond. We have an opportunity to grow our market share in Androscoggin and Penobscot counties, the second and third largest markets in Maine. We have realized greater cost and operating efficiencies through our corporate affiliation, resulting in not only products and services clearly different and better than those of the competition, but also in exceptional customer service, technology and support. With these resources, an aggressive strategic plan and a dedicated and experienced team, UnitedKingfield Bank will continue to make significant financial contributions to Camden National Corporation's success in building long-term shareholder value.

                                            Sincerely,


                                            /s/ John C. Witherspoon
                                            -----------------------
                                            John C. Witherspoon, President & CEO

                                    [PHOTO]

Boat builders exhibit their mastery of engineering and art with the mahogany and cedar double-planked hull of this sloop.

Woodworkers build solid, finely crafted boats that ensure smooth sailing.
We build enduring client relationships that foster future financial success.

Acadia Trust, N.A.
Trust Company of Maine, Inc.

     Acadia Trust, N.A. ("Acadia") and Gouws Capital Management, Inc. ("Gouws Capital") became the newest affiliates of Camden National Corporation in July of last year. Acadia is a federally regulated, non-depository trust company; Gouws Capital, an investment advisory firm, was merged into Acadia at the end of 2001.

     Our mission is to build enduring relationships with clients by helping them accumulate, manage and conserve wealth. In conjunction with Trust Company of Maine, Inc., Acadia offers a comprehensive set of trust, investment, wealth management and retirement plan services to individuals, families, businesses, endowments and foundations. Our strategic alliance with Camden National Corporation gives each subsidiary bank the ability to offer their clients access to a full range of financial services from any branch location.

     Like our parent company, we believe that client satisfaction is, by far, our most important business objective. Every decision we make is measured by its impact on our ability to service our clients. We work closely with each client to understand and define objectives and explore various strategies, before pursuing the plan to achieve those objectives. Indeed, we judge our very success by the degree of client satisfaction.

     As we continue to refine our product and service offerings, our thought process parallels that of the highly skilled boat builders found along the coast of Maine. No seafarer dares venture far offshore in a vessel of unproven design or haphazard construction. Maine's leading boat builders combine sophisticated hull construction techniques and innovative technology with meticulous, handcrafted joinery and clarity of line that satisfy the observer's aesthetic sense. The builder seeks to please the owner, but avoids design and construction elements that jeopardize the integrity of the vessel.

     In many ways, we conduct our trust and investment business with a similar mindset. The strategy fits the mission, which is to meet the financial objectives of the client. Long-term goals cannot be achieved without a plan which, as with the design of a vessel, requires tradeoffs among conflicting considerations. Portfolio construction is based on what is realistic and doable, and technology is used to enhance the result. On the surface, the plan is well crafted and its execution is elegant, while behind the scenes we fulfill our responsibility by steering around the risks that would endanger the achievement of the client's stated objectives.

     Looking forward to 2002, we envision that the synergies created in our alliance with Camden National Corporation, along with our enhanced ability to meet the financial needs of our mutual clients, bode well for our continued success.

                                  Sincerely,


                                  /s/ Johann H. Gouws
                                  --------------------
                                      Johann H. Gouws, Chairman, President & CEO

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Management's discussion and analysis reviews the consolidated financial condition of Camden National Corporation (the "Company") at December 31, 2001 and 2000, the consolidated results of operations for the past 3 years and, where appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements and Selected Consolidated Financial Data.

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained in this discussion, or in any other written or oral statements made by the Company, is or may be considered to be forwardlooking.Forward-looking statements relate to future operations, strategies, financial results or other developments, and typically contain words or phrases such as "may," "believe," "expects," "should" or similar expressions. Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company's control or are subject to change.

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

GENERAL

Overview

Camden National Corporation (the "Company"), as a multi-bank holding company, provides financial services to its customers through four principal subsidiaries. Camden National Bank and UnitedKingfield Bank provide traditional commercial and consumer banking services through 28 branch locations in central, southern, mid-coast and western Maine and also by online access. Acadia Trust, N.A. and Trust Company of Maine, Inc. provide trust and investment management services to the Company's clients, who are primarily located in the State of Maine, and to the clients of the Company's two banking affiliates. Additionally, the Company invests in securities issued by the United States government and its agencies, as well as mortgage backed securities and high grade corporate securities to supplement and diversify its revenue base.

The Company has implemented a strategy to provide a diversified set of financial products to its customers located within its geographic boundaries and to opportunistically expand those boundaries. As part of this strategy, and to diversify its sources of revenues, the Company acquired Acadia Trust, N.A. ("Acadia") and Gouws Capital Management Inc. ("Gouws Capital") on July 19, 2001. These companies, which were merged on December 31, 2001, provide trust and investment services, as well as investment management expertise. Also, in furtherance of its strategy to diversify its revenue, the Company acquired the remaining minority interests in Trust Company of Maine, Inc. on October 24, 2001. The Company had previously acquired its majority interest in Trust Company of Maine, Inc. through its acquisition of UnitedCorp, a one-bank holding company with two principal subsidiaries, United Bank and Trust Company of Maine, Inc., on December 31, 1995. The Acadia Trust, N.A., Gouws Capital Management Inc. and Trust Company of Maine Inc. acquisitions were accounted for under the purchase method of accounting as prescribed by SFAS No. 141, "Business Combinations."

As part of its geographic diversification strategy, on October 8, 2001, the Company's Camden National Bank subsidiary converted its Portland, Maine loan production office to a full service banking branch. This allowed the Company to expand its deposit gathering activities to the Portland, Maine market.

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

REVIEW OF FINANCIAL STATEMENTS

The discussion and analysis which follows focuses on the factors affecting the Company's consolidated results of operations during 2001, 2000 and 1999 and financial condition at December 31, 2001 and 2000. The Consolidated Financial Statements and Notes to Consolidated Financial Statements beginning on page 24 of this report should be read in conjunction with this review.

RESULTS OF OPERATIONS

Summary Financial Overview

The Company reported net income of $15.4 million, or $1.89 per diluted share, for 2001 compared to $13.9 million and $1.69 per diluted share in 2000. Return on average assets was 1.47% in 2001 compared to 1.40% in 2000 and return on average shareholders' equity was 15.55% in 2001 compared to 16.43% in 2000. This performance primarily reflected loan growth from its Portland, Maine location, expansion of fee based revenues from its banking subsidiaries, revenues from its acquired investment management subsidiaries, and control of its operating expenses.

Total revenues for 2001 were $57.3 million compared to $48.4 million in 2000, an increase of 18.3%, primarily reflecting improved non-interest income and revenues from increased lending activities. Revenues of Acadia Trust, N.A. contributed $676,000, while revenues from the sale of loans, securities and the securitization of a portion of the Company's residential mortgage portfolio contributed $1.3 million. Excluding these factors, revenues increased $6.9 million or 14.2% from the prior year.

Non-interest expenses for the Company during 2001 were $31.0 million compared to $25.4 million in 2000, an increase of 22.1%. Expenses from the companies acquired during the year and associated acquisition costs incurred by the Company totaled $1.7 million during 2001 while the Company's UnitedKingfield Bank subsidiary recorded costs of $1.0 million in connection with the settlement of a lawsuit. Additionally, during 2000, the Company terminated its defined-benefit noncontributory pension plan which resulted in a one-time expense reduction of $645,000. Excluding these factors, non-interest expenses increased $2.3 million, or 8.7%.

The Company's consolidated provision for loan losses was $3.7 million during 2001 compared to $2.9 million in 2000 which resulted in the Company increasing its ratio of allowance for loan losses ("ALL") to total loans from 1.54% in 2000 to 1.87% in 2001. The reserve was increased in response to management's view of probable economic deterioration in its central, eastern and western Maine geographic markets which could negatively affect some of the Company's lending relationships in those geographic areas. Reflective of this view, non-performing assets, defined as non-accrual loans, accruing loans 90 days or more past due, and other real estate owned, increased from $6.9 million in 2000 to $8.3 million in 2001, resulting in the ratio of non-performing assets to total loans increasing from 0.93% in 2000 to 1.11% in 2001.

The Company recorded a 7.8% growth in total assets during 2001 to $1.1 billion at December 31, 2001. Loan growth of $22.7 million during 2001 was primarily a result of the Company's continued expansion in the Portland, Maine market as well as moderate growth throughout its geographic franchise.

Net Interest Income

Net interest income, which reflects revenues from interest earning assets less associated funding expenses, was $44.7 million in 2001 compared to $40.0 million in 2000, an increase of 11.8%. The following tables on pages 12 and 13, present changes in interest income and interest expense by major asset and liability category for 2001, 2000 and 1999, and illustrate the impact of average volume growth and rate changes. The income from tax-exempt assets has been adjusted to a tax-equivalent basis, thereby allowing a uniform comparison to be made between asset yields.

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Analysis of Change in Net Interest Margin on Earning Assets

(Dollars in thousands)                        DECEMBER 31, 2001             DECEMBER 31, 2000              DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------------------------------------
                                        Average               Yield/   Average               Yield/    Average              Yield/
                                        Balance    Interest   Rate     Balance    Interest    Rate     Balance   Interest   Rate
                                      ----------   --------   ------   --------   -------    ------   --------   --------   ------
Assets
------
Interest-earning assets:
   Securities--taxable                $  234,835   $15,666     6.67%   $224,698   $16,079    7.16%    $216,666    $15,084    6.96%
   Securities--nontaxable (1)              9,161       589     6.43%      8,993       595    6.62%       9,152        606    6.62%
   Federal funds sold                      3,399        83     2.44%      2,215       109    4.92%       1,784         69    3.87%
   Loans (1) (2)                         732,460    63,065     8.61%    675,316    61,899    9.17%     605,271     54,157    8.95%
                                      ----------   -------     ----    --------   -------    ----     --------    -------    ----
Total interest-earning assets            979,855    79,403     8.10%    911,222    78,682    8.64%     832,873     69,916    8.39%
                                      ----------   -------     ----    --------   -------    ----     --------    -------    ----
Cash and due from banks                   24,742                         27,544                         24,122
Other assets                              57,874                         58,817                         43,750
Less allowance for loan losses            12,200                         10,541                          8,895
                                      ----------                       --------                       --------
Total assets                          $1,050,271                       $987,042                       $891,850
                                      ==========                       ========                       ========

Liabilities & Shareholders' Equity
----------------------------------
Interest-bearing liabilities:
   NOW accounts                       $   92,111     $ 733     0.80%   $ 86,783     $ 889    1.02%    $ 85,861    $ 1,129    1.31%
   Savings accounts                       84,201     1,646     1.95%     85,427     2,168    2.54%     109,078      3,050    2.80%
   Money market accounts                 128,106     4,333     3.38%     98,559     4,467    4.53%      64,562      2,347    3.64%
   Certificates of deposit               321,503    16,047     4.98%    329,664    18,595    5.64%     312,019     16,317    5.23%
   Broker certificates of deposit         34,659     2,136     6.16%     12,876       947    7.35%       6,010        344    5.72%
   Borrowings                            199,615     9,846     4.95%    198,597    11,650    5.87%     146,627      7,182    4.90%
                                      ----------   -------     ----    --------   -------    ----     --------    -------    ----
Total interest-bearing liabilities       860,195    34,741     4.04%    811,906    38,716    4.77%     724,157     30,369    4.19%
                                      ----------   -------     ----    --------   -------    ----     --------    -------    ----
Demand deposits                           82,572                         84,357                         79,764
Other liabilities                          8,327                          6,409                         10,229
Shareholders' equity                      99,177                         84,370                         77,700
                                      ----------                       --------                       --------
Total liabilities
and shareholders' equity              $1,050,271                       $987,042                       $891,850
                                      ==========                       ========                       ========
Net interest income                                 44,662                         39,966                          39,547
(fully-taxable equivalent)
Less: fully-taxable
   equivalent adjustment                              (481)                          (561)                           (592)
                                                   -------                        -------                         -------
                                                   $44,181                        $39,405                         $38,955
                                                   =======                        =======                         =======
Net interest rate spread
(fully-taxable equivalent)                                     4.06%                         3.87%                           4.20%
                                                               ====                          ====                            ====
Net interest margin
(fully-taxable equivalent)                                     4.56%                         4.39%                           4.75%
                                                               ====                          ====                            ====

(1)  Reported on tax-equivalent basis calculated using a rate of 35%.
(2)  Non-accrual loans are included in total average loans.

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

Analysis of Volume and Rate Changes on Net Interest Income

                                   DECEMBER 31, 2001 VS 2000      DECEMBER 31, 2000 VS 1999
(Dollars in thousands)            INCREASE (DECREASE) DUE TO     INCREASE (DECREASE) DUE TO
---------------------------------------------------------------------------------------------
                                  Volume     Rate     Total      Volume     Rate     Total
Interest-earning assets:
Securities--taxable              $   725   $(1,138)  $  (413)   $   559   $   436   $   995
Securities--nontaxable                11       (17)       (6)       (11)       --       (11)
Federal funds sold                    58       (84)      (26)        17        23        40
Loans                              5,238    (4,073)    1,165      6,264     1,478     7,742
                                 -------   -------   -------    -------   -------   -------
Total interest income              6,032    (5,312)      720      6,829     1,937     8,766
                                 -------   -------   -------    -------   -------   -------
Interest-bearing liabilities:
NOW accounts                          55      (211)     (156)        12      (252)     (240)
Savings accounts                     (31)     (491)     (522)      (662)     (220)     (882)
Money market accounts              1,339    (1,473)     (134)     1,237       883     2,120
Certificates of deposit             (460)   (2,124)   (2,584)       923     1,355     2,278
Broker certificates of deposit     1,602      (413)    1,189        393       210       603
Borrowings                            60    (1,828)   (1,768)     2,547     1,921     4,468
                                 -------   -------   -------    -------   -------   -------
Total interest expense             2,565    (6,540)   (3,975)     4,450     3,897     8,347
                                 -------   -------   -------    -------   -------   -------
Net interest income
 (fully-taxable equivalent)      $ 3,467   $ 1,228   $ 4,695    $ 2,379   $(1,960)  $   419
                                 =======   =======   =======    =======   =======   =======

     The Company reported increased net interest income of $44.7 million during 2001 compared to $40.0 million in 2000 due to changes in the yields, volumes and compositions of its interest-earning assets and interest-bearing liabilities. During 2001, the Company benefited from the declining interest rate environment which affected income received on interest-earning assets and expenses on interest-bearing liabilities. Interest income on variable rate earning assets declined as a result of the declining interest rate environment and contributed to the decline of $5.3 million in interest income attributed to the "rate" component in the Analysis of Volume and Rate Changes on Net Interest Income table above. This decrease was offset by an increase in interest earning assets from 2000 to 2001, which contributed to the increase of $6.0 million related to the "volume" component in the table above. The Company also benefited from the declining interest rate environment as its interest expenses on variable rate borrowings and deposit accounts were reduced during 2001. This contributed to a reduction in interest expenses due to "rate" of $6.5 million which was partially offset by increased "volume" of funding required to support the growth in earning assets of $2.6 million.

     Investments in U.S. government securities, U.S. government agency securities and highly rated corporate bonds are used by the Company to diversify its revenues as well as provide interest rate risk and credit risk diversification. The Company periodically uses interest rate swaps, floors and caps, which are common derivative financial instruments, to hedge interest rate risk associated with its loan and investment portfolios as well as its deposit and borrowing strategies. Footnote 20, "Financial Instruments" of the Notes to Consolidated Financial Statements, on page 42, and the "Market Risk" section, on page 19, should be reviewed for further discussion of the Company's derivative and market risk strategies.

     During 2001, the Company's taxable investment portfolio interest income declined $413,000 primarily due to the declining interest rate environment, while the Company's non-taxable investment portfolio interest income declined $6,000, both partially offset by increased volumes in the portfolios. During 2001 and 2000, the Company was a party to several interest rate swap agreements that were part of the Company's strategy to protect a portion of its interest income revenue stream against a changing interest rate environment. These instruments contributed $422,000 to interest income in 2001 and $108,000 in 2000. Interest rate swap agreements involve risks associated with counterparties to the agreements and their abilities to meet the contractual terms of the agreements as well as risks associated with a changing interest rate environment. Notional principal amounts are used to reflect the volume of these transactions, but credit risks associated with these agreements are limited to the

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

forecasted payment stream expected from counterparties. The Company's counterparties to these agreements had an investment grade rating by Moody's and Standard and Poor's rating agencies. These instruments involve only the exchange of fixed- and variable-rate interest payments based upon a notional principal amount and maturity date. At December 31, 2001, the Company's notional value of derivative financial instruments was $90.0 million, compared to $135.0 million on December 31, 2000. Footnote 20 on page 42 should be reviewed for further discussion of derivative instruments.

Non-interest Income

     Non-interest income was $13.1 million and $8.9 million for the years ended December 31, 2001 and 2000, respectively. During 2001, the increase of $4.2 million, or 46.9%, in total non-interest income compared to 2000 reflects the effects of various balance sheet management activities which included the securitization of $57.0 million of the Company's residential mortgages (i.e. the sale of residential mortgages purchased back by the Company as mortgage-backed securities) and sales of various investments which resulted in $1.2 million of non-interest income. Additionally, due to the declining interest rate environment, the Company recognized $932,000 of non-interest income from the sale of interest rate derivatives. Service charges on deposit accounts increased by $662,000, or 23.0%, over 2000 as a result of a product redesign initiative focused on customer relationships and the introduction of a fee based overdraft privilege service for its customers. Other service charges and fees increased by $626,000, or 35.5%, over the same period primarily due to mortgage servicing fees associated with the sale of residential real estate loans. Merchant program fees increased $284,000, or 15.8%, over 2000 due to a combination of restructured pricing and increased volumes, while trust fees increased $1.2 million, or 95.4%, during the same period. The major contributing factor for this increase in trust fees was the acquisition of Acadia and Gouws Capital on July 19, 2001.

Non-interest Expenses

     Non-interest expenses increased to $31.0 million for the year ended December 31, 2001 from $25.4 million in 2000, or 22.1%. Salaries and employee benefits increased by $2.7 million, or 23.5%, during this same period reflecting, in part, increased salaries and employee benefits associated with the Acadia and Gouws Capital acquisitions of $854,900. Also included in 2000 results was a one-time expense reduction of $645,000 associated with the Company terminating its defined-benefit noncontributory pension plan. Occupancy expenses increased $409,000, or 24.5%, due to the renovation and expansion of several of the Company's branch facilities and expansion of its operations center. Expenses associated with the processing of merchant transactions increased $217,000, or 12.2%, during 2001 compared to 2000 reflecting increased volumes. Other expenses increased by $2.3 million, or 32.2%, in 2001 compared to 2000 due to expenses related to the Company's new subsidiaries, courier costs, debit card processing costs, and closing and solicitation costs associated with a home equity loan promotion.

Comparison of 2000 to 1999

     The Company reported net income of $13.9 million, or $1.69, per diluted share in 2000 compared to $10.2 million, or $1.27, per diluted share in 1999. Return on average assets was 1.40% in 2000 compared to 1.15% in 1999, while return on average shareholders' equity was 16.43% in 2000 compared to 13.16% in 1999. During 1999, the Company acquired Kingfield Savings Bank which was accounted for under the pooling-of-interests method and accordingly, the Consolidated Financial Statements of the Company have been restated to reflect the acquisition as though it occurred at the beginning of each period presented. On February 4, 2000, Kingfield Savings Bank, and the Company's United Bank subsidiary were merged to create UnitedKingfield Bank.

     Net interest income on a fully-taxable equivalent basis was $40.0 million in 2000 compared to $39.5 million in 1999, reflecting increased yields on earning assets and growth in the Company's loan and investment portfolios. The increase of $419,000 was primarily due to an increase in earning asset volumes and yields, partially offset by higher funding costs.

     The Company reported $2.9 million of provision for loan losses in 2000 compared to $3.7 million in 1999. The allowance for loan losses increased from 1.48% of total loans at the end of 1999 to 1.54% at the end of 2000.

     Non-interest income increased $1.2 million from $7.7 million in 1999 to $8.9 million in 2000. The primary factors contributing to this increase were increased trust fees of $505,000 and merchant program fees of $308,000.

     Non-interest expenses were $25.4 million in 2000, compared to $27.6 million in 1999. The primary factors contributing to the decrease in non-interest expenses during the period were the Company's termination of its defined-benefit noncontributory pension program which resulted in a one-time expense reduction of $645,000 in 2000, and cost savings which were recognized as part of the merger of United Bank and Kingfield Savings Bank in 2000.

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

FINANCIAL CONDITION

Overview

     Total assets at December 31, 2001 were $1.1 billion, an increase of $78.5 million, or 7.8%, from December 31, 2000. The change in assets consisted primarily of a $46.8 million increase in investment securities, an increase in net loans of $20.0 million, an increase of $9.5 million in cash and due from banks, an increase in premises and equipment of $1.4 million, and an increase in other assets of $0.8 million. The asset growth was supported by an increase of $42.4 million in total borrowings, a $19.2 million increase in deposits, a $2.7 million increase in other liabilities, and an increase of $14.1 million in total shareholders' equity.

Investment Securities

     Total investment securities increased $46.8 million, or 21.6%, to $263.8 million at December 31, 2001. The Company has investment securities in both the available-for-sale and held-to-maturity categories. The largest portion is in the available-for-sale category of the investment portfolio reflecting the Company's desire for flexibility in managing liquidity and funding needs pursuant to the policies developed by the Asset/Liability Committee ("ALCO"). The available-for-sale category increased during 2001 by $103.5 million. Upon implementation of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," the Company transferred $68.2 million of its investment securities classified as held to maturity to available for sale. In addition, the Company implemented a balance sheet restructuring program that included the conversion of over $57.0 million of fixed-rate residential mortgages into mortgage-backed securities, which are classified as securities available for sale and the sale of several long-term corporate bonds previously classified as securities available for sale. The restructuring program was undertaken to take advantage of the declining interest rate environment and management's desire to provide flexibility and liquidity in the Company's balance sheet. Although these securities are available for sale, the Company has the ability to hold the debt securities in this portfolio until maturity. The ability to use these securities as collateral for Federal Home Loan Bank of Boston ("FHLBB") loans enhances the Company's ability to hold the securities to maturity consistent with liquidity objectives. At December 31, 2001, the Company had $4.5 million of unrealized gains on securities available for sale, net of the deferred tax expense, compared to $0.8 million of unrealized losses, net of deferred tax benefits at December 31, 2000. The increase in unrealized appreciation was attributed to a decrease in market rates. Unrealized gains and losses do not impact income or regulatory capital, but are recorded as adjustments to shareholders' equity net of related deferred income taxes. Unrealized gains and losses, net of related deferred income taxes are a component of the Company's other comprehensive income contained in the Consolidated Statement of Changes in Shareholder's Equity.

Loans

     Loans, including loans held for sale, totaled $724.0 million at December 31, 2001, a 3.2% increase from total loans of $701.3 million at December 31, 2000. This reflects the continuation of strong loan growth experienced in the commercial loan portfolio less the $57.0 million of fixed-rate residential mortgage loans converted to securities available for sale by the Company during 2001.

     Residential real estate mortgage loans decreased by $18.8 million, or 8.4%, in 2001. During 2001 the Company securitized $57.0 million of fixed-rate residential mortgage loans into mortgage-backed securities, which are classified as securities available for sale. Residential real estate mortgage loans increased by $3.1 million, or 1.4%, in 2000. During 2000, the Company originated $11.8 million of fixed-rate residential loans that were sold to investors in the secondary market. Residential real estate loans consist of loans secured by one-to-four family residences. The Company generally retains adjustable-rate mortgages in its portfolio and will, from time to time, retain fixed-rate mortgages. With a relatively low interest rate environment, it was the Company's asset/liability strategy during 2001 to sell the majority of its fixed-rate residential mortgages in its loan portfolio.

     Commercial loans increased by $59.7 million, or 16.4%, during 2001. In 2000, commercial loans increased by $47.8 million, or 15.1%. Commercial loans consist of loans secured by various corporate assets, as well as loans to provide working capital in the form of lines of credit, which may be secured or unsecured. The commercial category also includes commercial real estate loans secured by income producing commercial real estate. In addition, the Company makes loans for the acquisition, development and construction of commercial real estate. The Company focuses on lending to small- and medium-sized business customers within its geographic market.

     Consumer loans decreased by $3.9 million, or 4.3%, in 2001 as a result of consumers taking advantage of a low interest rate environment and consolidating their consumer debt into residential mortgages. In 2000, consumer loans increased by $6.4 million, or 7.6%. Consumer loans are originated by the Company for a wide variety of purposes to meet customers' needs. Consumer loans include credit card, overdraft protection, automobile, boat, recreation vehicles, mobile homes, home equity, and secured and unsecured personal loans.

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

     It is the Company's policy to discontinue the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, interest income is reduced for all accrued but unpaid interest on such loans. Non-performing loans, defined as non-accrual loans plus accruing loans 90 days or more past due, totaled $8.1 million, or 1.1%, of total loans at December 31, 2001 compared to $6.5 million, or 0.9%, of total loans at December 31, 2000.

Allowance for Loan Losses / Provision for Loan Losses

     In determining the allowance for loan losses ("ALL"), management relies primarily on its review of the loan portfolio both to ascertain whether there are specific loans to be reserved against, and to assess the collectibility of the loan portfolio in the aggregate. Non-performing loans are examined on an individual basis to determine the estimated probable loss on these loans. In addition, each quarter management conducts a formal analysis of the ALL, which considers the current loan mix and loan volumes, historical net loan loss experience for each loan category, and current economic conditions affecting each loan category. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio. The Company continues to monitor and modify its ALL as conditions dictate (see Note 6, "Allowance for Loan Losses," of the Notes to Consolidated Financial Statements, on page 34, for further information).

     During 2001, the Company recognized $3.7 million of expense to the allowance for loan losses compared to $2.9 million and $3.7 million in 2000 and 1999, respectively. Net charge-offs to average loans outstanding were 0.13% in 2001 compared to 0.24% in 2000. During 2001, economic conditions indicated potential weakening in the loan portfolio. Several large credits were downgraded resulting in the necessity to increase the provision to the ALL. Determining an appropriate level of ALL involves a high degree of judgment. Management believes that the ALL at December 31, 2001 of $13.5 million, or 1.87%, of total loans outstanding was appropriate given the current economic conditions in the Company's service area and the overall condition of the loan portfolio. As a percentage of total loans outstanding, the ALL was 1.54% in 2000.

     The table on the next page sets forth information concerning the activity in the Company's ALL during the periods indicated.

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

Five-Year Activity in the Allowance for Loan Losses

(Dollars in thousands)                                                   YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
                                                          2001        2000        1999        1998        1997
Allowance at the beginning of period                    $ 10,801    $  9,390    $  8,092    $  6,982    $  5,365
Provision for loan losses                                  3,681       2,930       3,670       2,056       2,207
Charge-offs:
   Commercial loans                                          536       1,296       1,520         417         671
   Residential real estate loans                             552         432         715         415         160
   Consumer loans                                            461         417         425         444         400
                                                        --------    --------    --------    --------    --------
      Total loan charge-offs                               1,549       2,145       2,660       1,276       1,231

Recoveries:
   Commercial loans                                          324         421          64         158         473
   Residential real estate loans                              64          29          54          35          36
   Consumer loans                                            193         176         170         137         132
                                                        --------    --------    --------    --------    --------
      Total loan recoveries                                  581         626         288         330         641

Net charge-offs                                              968       1,519       2,372         946         590

Allowance at the end of the period                      $ 13,514    $ 10,801    $  9,390    $  8,092    $  6,982
                                                        ========    ========    ========    ========    ========
Average loans outstanding                               $732,460    $675,316    $605,271    $521,559    $445,599
                                                        ========    ========    ========    ========    ========
Ratio of net charge-offs to average loans outstanding       0.13%       0.22%       0.39%       0.18%       0.13%
Ratio of provision for loan losses
   to average loans outstanding                             0.50%       0.43%       0.61%       0.39%       0.50%
Ratio of allowance for loan losses
   to total loans at end of period                          1.87%       1.54%       1.48%       1.42%       1.44%
Ratio of allowance for loan losses to net charge-offs    1396.07%     711.06%     395.87%     855.39%    1183.39%
Ratio of allowance for loan losses
   to non-performing loans at end of period               167.46%     166.48%     148.32%     172.50%     162.03%

The allowance for loan losses is available to offset credit losses in connection with any loan, but is internally allocated to various loan categories as part of the Company's process for evaluating its adequacy. The following table sets forth information concerning the allocation of the Company's ALL by loan categories at the dates indicated.

Allocation of the Allowance for Loan Losses--Five-Year Schedule

(Dollars in thousands)                                          AS OF DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                          2001                    2000                   1999                   1998                   1997

                             Percent of              Percent of             Percent of             Percent of             Percent of
                              loans in                loans in               loans in               loans in               loans in
Balance at End                  each                    each                   each                   each                   each
of Period                   category to             category to            category to            category to            category to
Applicable to:     Amount   total loans    Amount   total loans   Amount   total loans   Amount   total loans   Amount   total loans
Commercial loans  $11,079       60%       $ 5,972       55%       $5,286       52%       $4,288       51%       $4,672       49%
Residential real
  estate loans      1,068       28%         2,329       32%        2,772       35%        2,166       35%          875       37%
Consumer loans      1,084       12%         1,218       13%          475       13%          729       14%          657       14%
Unallocated           283      N/A          1,282      N/A           857      N/A           909      N/A           778      N/A
                  -------      ---        -------      ---        ------      ---        ------      ---        ------      ---
                  $13,514      100%       $10,801      100%       $9,390      100%       $8,092      100%       $6,982      100%
                  =======      ===        =======      ===        ======      ===        ======      ===        ======      ===

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

LIQUIDITY

     Liquidity is defined as the ability to meet current and future financial obligations of a short-term nature. The primary objective of liquidity management is to maintain a balance between sources and uses of funds to meet the cash flow needs of the Company in the most economical and expedient manner. The liquidity needs of the Company require the availability of cash to meet the withdrawal demands of depositors and credit commitments to borrowers. Due to the potential for unexpected fluctuations in both deposits and loans, active management of the Company's liquidity is necessary. The Company maintains various sources of funding and levels of liquid assets in excess of regulatory guidelines in order to satisfy its varied liquidity demands. The Company monitors its liquidity in accordance with its internal guidelines and all applicable regulatory requirements. As of December 31, 2001 and 2000, the Company's level of liquidity exceeded its target levels. Management believes that the Company currently has appropriate liquidity available to respond to liquidity demands. Sources of funds utilized by the Company consist of deposits, borrowings from the FHLBB and other sources, cash flows from operations, prepayments and maturities of outstanding loans, investments and mortgage-backed securities, and the sales of mortgage loans.

     Deposits continue to represent the Company's primary source of funds. In 2001, total deposits increased by $19.2 million, or 2.6%, over 2000, ending the year at $763.6 million. The Company experienced growth in all deposit categories in 2001 except certificates of deposit. Comparing year-end balances 2001 to 2000, transaction accounts (demand deposits and NOW) increased by $20.9 million, money market accounts by $13.0 million, and savings accounts by $6.5 million. Certificates of deposit decreased by $21.3 million, in part, as a result of depositors converting to more liquid deposit instruments during a period of low interest rates. In 2000, total deposits increased by $76.6 million, or 11.5%, over 1999, ending the year at $744.4 million.

     Borrowings supplement deposits as a source of liquidity. In addition to borrowings from the FHLBB, the Company purchases federal funds, sells securities under agreements to repurchase and utilizes treasury tax and loan accounts. Total borrowings were $210.8 million at December 31, 2001 compared to $168.4 million at December 31, 2000, an increase of $42.4 million, or 25.2%. The majority of the borrowings were from the FHLBB, whose advances remained the largest non-deposit-related, interest-bearing funding source for the Company in both 2001 and 2000. Qualified residential real estate loans, certain investment securities and certain other assets available to be pledged secure these borrowings.

CAPITAL RESOURCES

     Under Federal Reserve Board ("FRB") guidelines, bank holding companies such as the Company are required to maintain capital based on risk-adjusted assets. These guidelines apply to the Company on a consolidated basis. Under the current guidelines, banking organizations must maintain a risk-based capital ratio of 8.0%, of which at least 4.0% must be in the form of core capital. The risk-based ratios of the Company and its subsidiaries exceeded regulatory guidelines at December 31, 2001 and December 31, 2000. The Company's Tier 1 capital to risk-weighted assets was 12.9% and 11.8% at December 31, 2001 and 2000, respectively (see Note 21, "Regulatory Matters," of the Notes to Consolidated Financial Statements, on page 44, for other capital ratios). In addition to risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of core capital to total assets of 4.0%. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted. The Company's leverage ratio at December 31, 2001 and 2000 was 8.7% and 8.6%, respectively.

     As part of the Company's goal to operate a safe, sound and profitable financial organization, the Company is committed to maintaining a strong capital base. Shareholders' equity totaled $105.1 million and $90.9 million, or 9.6% and 9.0%, of total assets at December 31, 2001 and 2000, respectively. The $14.1 million, or 15.6%, increase in shareholders' equity in 2001 was primarily attributable to net income of $15.4 million, less the costs associated with open market repurchases of approximately $1.4 million of the Company's common stock in compliance with the Company's previously announced stock repurchase policy and $5.2 million in cash dividends to the Company's shareholders, plus $5.3 million in unrealized gains on securities available for sale, net of deferred tax expense.

     The principal cash requirement of the Company is the payment of dividends on the Company's common stock as and when declared by the Board of Directors. Dividends paid per share during the year ended December 31, 2001 increased by 3.2% over the corresponding period in 2000. The Company is primarily dependent upon the payment of cash dividends by its subsidiaries to service its commitments. The Company, as the sole shareholder of its subsidiaries, is entitled to dividends when and as declared by each subsidiary's Board of Directors from legally available funds. Camden National Bank declared dividends in the aggregate amount of $11.5 million and $5.9 million in 2001 and 2000, respectively. UnitedKingfield Bank declared dividends in the aggregate amount of $3.3 million and $1.9 million in 2001

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

and 2000, respectively. As of December 31, 2001, and subject to the limitations and restrictions under applicable law, Camden National Bank and UnitedKingfield Bank had a total of $7.9 million available for dividends to the Company, although there is no assurance that dividends will be paid at any time in any amount (see Note 15, "Shareholders' Equity," of the Notes to Consolidated Financial Statements, on page 38, for additional information).

Impact of Inflation and Changing Prices

     The Consolidated Financial Statements and the Notes to Consolidated Financial Statements presented elsewhere herein have been prepared in accordance with accounting principles generally accepted in the United States which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.


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

MARKET RISK

     Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices, such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process which is governed by policies established by the subsidiaries' Boards of Directors that are reviewed and approved annually. Each subsidiary's Board of Directors delegates responsibility for carrying out the asset/liability management policies to Company's management ALCO. In this capacity, ALCO develops guidelines and strategies impacting the Company's asset/liability management-related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

Interest Rate Risk

     Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and interest expenses associated with the Company's financial instruments also change, thereby impacting net interest income ("NII"), the primary component of the Company's earnings. ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While ALCO routinely monitors simulated NII sensitivity over a rolling 2-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk.

     The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interestbearing liabilities reflected on the Company's balance sheet as well as for derivative financial instruments. None of the assets used in the simulation were held for trading purposes. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as measured periodically over the past 2 years.


                2001
----------------------------------------
                       Estimated
 Rate Change          Changes in NII
----------------------------------------
                High     Low     Average

+200bp         (4.31%)   0.95%   (1.80%)
-200bp          2.14%   (0.24%)   0.79%

                2001
----------------------------------------
                       Estimated
 Rate Change          Changes in NII
----------------------------------------
                High     Low     Average
+200bp         (6.01%)  (3.61%)  (4.89%)
-200bp          4.63%    1.96%    3.49%

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

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

     The most significant factors affecting the changes in market risk exposure during 2001 compared to 2000 were the decrease in interest rates market-wide, changes in the yield curve for U.S. government securities, the increase in the aggregate principal amount in fixed-rate loans extended by the subsidiary banks, and the increase of fixedrate FHLBB borrowings. With increases on the balance sheet in fixed-rate loans and borrowings, the Company reduced its opportunity to lower funding costs in a declining rate environment. Due to the current low level of market rates the Company decreased its exposure in a rising rate environment, while increasing its market risk in both a flat or declining interest rate environment. The increased risk in the flat or declining interest rate environment is well within the Company's policy limits.

     When appropriate, the Company may utilize derivative financial instruments, such as interest rate floors, caps and swaps, to hedge its interest rate risk position. The Board of Directors' approved hedging policy statements govern the use of these instruments by the subsidiaries. As of December 31, 2001, the Company had a notional principal of $90 million in interest rate cap agreements. In a purchased interest rate cap agreement, cash interest payments are received only if current interest rates rise above predetermined interest rates. These agreements were purchased to protect the Company's exposure to fixed rate instruments in a rising rate environment. The estimated effects of these derivative financial instruments on the Company's earnings are included in the sensitivity analysis presented above. ALCO monitors derivative activities relative to its expectation and the Company's hedging policy.

Recent Accounting Pronouncements

During 2001 several accounting pronouncements were promulgated by the Financial Accounting Standards Board ("FASB") which affected the operations of the Company. The following summarizes the specific pronouncements that affected the Company, while the FASB may have issued additional pronouncements which did not have a material impact on the Company.

On January 1, 2001, the Company implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These statements set accounting and reporting standards for derivative instruments and hedging activities. They require an entity to recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. Upon implementation of SFAS No. 133, the Company transferred all of its investment securities classified as held to maturity to available for sale. The impact of this reclassification was an increase to other comprehensive income of $2.0 million, net of applicable taxes. Comprehensive income does not impact net income or regulatory capital, but is recorded as adjustments to shareholders' equity.

SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," is effective for transfers occurring after June 30, 2001. SFAS No. 140 replaces SFAS No. 125. The Company adhered to the requirements of SFAS No. 140 upon the effective date for various transfers of financial assets after June 30, 2001. This pronouncement also includes standards for the accounting of various off-balance sheet financial vehicles, commonly referred to bankruptcy remote Special Purpose Vehicles ("SPV"). The Company has not sponsored SPVs or other similar off-balance sheet funding vehicles.

During 2001, the FASB issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 improves the transparency of the accounting and reporting for business combinations by requiring that all business combinations be accounted for under a single method--the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. In recording its acquisitions of Acadia, Gouws Capital and the minority interests of Trust Company of Maine, Inc., the Company implemented this pronouncement.

SFAS No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which will be January 1, 2002. The goodwill resulting from the Company's acquisitions of Acadia, Gouws Capital and Trust Company of Maine, Inc. was accounted for under SFAS No. 142. (See Note 2 to the Consolidated Financial Statements, on page 31, for more information.)

SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," were promulgated during the year. SFAS Nos. 143 and 144 provide guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets and obligations associated with the retirement of tangible long-lived assets.

Management does not expect these statements to have a material effect on the Company's consolidated financial condition and results of operations.

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

Related Party Transactions

     The Company, in the normal course of business, has made loans to certain officers and directors of the Company and its subsidiaries under such terms that are consistent with the Company's lending policies. In addition to extending loans to certain officers and directors of the Company and its subsidiaries at terms consistent with the Company's lending policies, federal banking regulations also require training, audit and examination of the Company's adherence to this policy by representatives of the Company's federal, national and state regulators. As described more fully in footnote 18 on page 41, the Company has not entered into significant non-lending related party transactions.

Common Stock Information

     The Company has paid quarterly dividends since its inception in 1985. The market price (as quoted by AMEX) and cash dividends paid, per share of the Company's common stock, by calendar quarter for the past 2 years were as follows:

                                2001
-----------------------------------------------------
                 Fourth    Third     Second    First
                Quarter   Quarter   Quarter   Quarter

High            $18.80    $18.99    $17.10    $17.15

Low              16.15     15.40     12.70     12.82

Close            18.70     16.58     16.00     13.55

Dividend paid     0.16      0.16      0.16      0.16

                                2000
-----------------------------------------------------
                Fourth    Third     Second    First
                Quarter   Quarter   Quarter   Quarter

High            $15.50    $15.75    $15.88    $16.88

Low              12.63     12.50     12.00     10.13

Close            14.25     15.75     13.50     11.88

Dividend paid     0.16      0.16      0.16      0.15

     Information concerning restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends is described in the Capital Resources section on page 18.

     As of December 31, 2001, there were 8,057,781 shares of the Company's common stock outstanding, held of record by approximately 1,004 shareholders.

Summary of Financial Performance

NET INCOME
(IN MILLIONS)

[CHART]

1997          10.698

1998          11.451

1999          10.229

2000          13.859

2001          15.418

ASSETS
(IN MILLIONS)

[CHART]

1997            726.6

1998            839.3

1999            928.4

2000          1,010.9

2001          1,089.4

DEPOSITS
(IN MILLIONS)

[CHART]

1997            485.1

1998            641.6

1999            667.7

2000            744.4

2001            763.6

LOANS
(IN MILLIONS)

[CHART]

1997            483.3

1998            569.7

1999            635.4

2000            701.3

2001            724.0

EARNINGS PER SHARE
(IN DOLLARS)

[CHART]

1997            1.31

1998            1.40

1999            1.27

2000            1.70

2001            1.90

BOOK VALUE PER SHARE
(IN DOLLARS)

[CHART]

1997            9.01

1998            9.61

1999            9.51

2000           11.17

2001           13.04

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

Selected Five-Year Financial Data

(In thousands, except number of shares and per share data)                           DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA                                        2001          2000          1999       1998        1997
Assets                                                       $1,089,355    $1,010,883    $928,350    $839,280    $726,644
Loans                                                           724,042       701,340     635,434     569,705     483,348
Allowance for Loan Losses                                        13,514        10,801       9,390       8,092       6,982
Investments                                                     263,810       217,010     216,132     202,967     188,638
Deposits                                                        763,568       744,360     667,720     641,553     485,132
Borrowings                                                      210,843       168,440     173,924     113,682     160,697
Shareholders' Equity                                            105,068        90,923      77,623      77,789      74,112

                                                                                  YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------
OPERATIONS DATA                                                 2001          2000          1999       1998        1997

Interest Income                                              $   79,870    $   79,555    $ 69,496    $ 61,591    $ 58,363
Interest Expense                                                 35,689        40,042      30,504      27,007      27,270
                                                             ----------    ----------    ---------   --------    --------
Net Interest Income                                              44,181        39,513      38,992      34,584      31,093
Provision for Loan Losses                                         3,681         2,930       3,670       2,056       2,207
                                                             ----------    ----------    --------    --------    --------
Net Interest Income after
Provision for Loan Losses                                        40,500        36,583      35,322      32,528      28,886
Non-interest Income                                              13,094         8,915       7,694       6,573       4,936
Non-interest Expense                                             31,014        25,396      27,604      22,220      17,916
                                                             ----------    ----------    --------    --------    --------
Income before Provision for Income Tax                           22,580        20,102      15,412      16,881      15,906
Income Tax Expense                                                7,162         6,243       5,183       5,430       5,209
                                                             ----------    ----------    --------    --------    --------
Net Income                                                   $   15,418    $   13,859    $ 10,229    $ 11,451    $ 10,697
                                                             ==========    ==========    ========    ========    ========

                                                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------
OTHER DATA                                                      2001          2000          1999       1998        1997

Basic Earnings Per Share                                     $     1.90    $     1.70    $   1.27    $   1.40    $   1.31
Diluted Earnings Per Share                                         1.89          1.69        1.27        1.38        1.27
Dividends Per Share                                                0.64          0.63        0.52        0.47        0.38
Book Value Per Share                                              13.04         11.17        9.51        9.61        9.01
Return on Average Assets                                           1.47%         1.40%       1.15%       1.52%       1.52%
Return on Average Equity                                          15.55%        16.43%      13.16%      15.09%      15.11%
Allowance for Loan Losses to Total Loans                           1.87%         1.54%       1.48%       1.42%       1.44%
Non-Performing Loans to Total Loans                                1.14%         0.98%       1.00%       0.82%       0.89%
Stock Dividend Payout Ratio                                       33.90%        37.17%      40.90%      33.74%      29.31%

CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

Consolidated Statements of Condition

(In thousands, except number of shares and per share data)                            DECEMBER 31,
--------------------------------------------------------------------------------------------------------
                                                                                   2001          2000

Assets
Cash and due from banks                                                         $   38,861   $    29,337
Securities available for sale, at market value                                     262,866       159,315
Securities held to maturity (market value $944 and $60,698
  at December 31, 2001 and 2000, respectively)                                         944        57,695
Residential mortgages held for sale                                                     --        12,838
Loans, less allowance for loan losses of $13,514 and $10,801
  at December 31, 2001 and 2000, respectively                                      710,528       677,701
Premises and equipment                                                              17,437        16,023
Other real estate owned                                                                195           380
Interest receivable                                                                  5,054         6,959
Core deposit intangible                                                              5,708         6,660
Other assets                                                                        47,762        43,975
                                                                                ----------   -----------
    Total assets                                                                $1,089,355   $ 1,010,883
                                                                                ==========   ===========

Liabilities
Deposits:
  Demand                                                                        $   96,162   $    83,631
  NOW                                                                               95,664        87,270
  Money market                                                                     134,333       121,292
  Savings                                                                           88,226        81,730
  Certificates of deposit                                                          349,183       370,437
                                                                                ----------   -----------
    Total deposits                                                                 763,568       744,360
Borrowings from Federal Home Loan Bank                                             168,832       132,348
Other borrowed funds                                                                42,011        36,092
Accrued interest and other liabilities                                               9,876         6,984
Minority interest in subsidiary                                                         --           176
                                                                                ----------   -----------
    Total liabilities                                                              984,287       919,960
                                                                                ----------   -----------

Commitments (Notes 4, 13, 15, 19, 20 and 21)
Shareholders' Equity
Common stock, no par value; authorized 10,000,000 shares,
  issued 8,609,898 shares in 2001 and 2000                                           2,450         2,450
Surplus                                                                              5,795         5,909
Retained earnings                                                                  102,630        92,292
Accumulated other comprehensive income (loss)
  Net unrealized gains (losses) on securities available for sale, net of tax         4,514          (812)
                                                                                ----------   -----------
                                                                                   115,389        99,839

Less remaining obligation under:
  Bank recognition and retention plan                                                    9            14
Less cost of 552,117 and 464,557 shares of treasury stock
  on December 31, 2001 and 2000, respectively                                       10,312         8,902
                                                                                ----------   -----------
    Total shareholders' equity                                                     105,068        90,923
                                                                                ----------   -----------
    Total liabilities and shareholders' equity                                  $1,089,355   $ 1,010,883
                                                                                ==========   ===========

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

Consolidated Statements of Income

(In thousands, except number of shares and per share data)        Year Ended December 31,
-------------------------------------------------------------------------------------------------
                                                                2001         2000         1999

Interest Income
Interest and fees on loans                                   $   62,362   $   61,540   $   53,771
Interest on U.S. government and agency obligations               14,659       14,753       14,041
Interest on state and political subdivision obligations             388          393          400
Interest on interest rate swap agreements                         1,370        1,434          172
Interest on federal funds sold and other investments              1,091        1,435        1,112
                                                             ----------   ----------   ----------
  Total interest income                                          79,870       79,555       69,496
                                                             ----------   ----------   ----------

Interest Expense
Interest on deposits                                             24,895       27,066       23,187
Interest on other borrowings                                      9,846       11,650        7,182
Interest on interest rate swap agreements                           948        1,326          135
                                                             ----------   ----------   ----------
  Total interest expense                                         35,689       40,042       30,504
                                                             ----------   ----------   ----------
  Net interest income                                            44,181       39,513       38,992

Provision for Loan Losses                                         3,681        2,930        3,670
                                                             ----------   ----------   ----------
  Net interest income after provision for loan losses            40,500       36,583       35,322
                                                             ----------   ----------   ----------

Other Income
Service charges on deposit accounts                               3,542        2,880        2,773
Other service charges and fees                                    2,390        1,764        1,488
Merchant assessments                                              2,086        1,802        1,494
Trust fees                                                        2,503        1,281          776
Gain on sale of derivatives                                         932           --           --
Gain on sale of securities                                          336           --          151
Other income                                                      1,305        1,188        1,012
                                                             ----------   ----------   ----------
  Total other income                                             13,094        8,915        7,694
                                                             ----------   ----------   ----------
                                                                 53,594       45,498       43,016
                                                             ----------   ----------   ----------

Operating Expenses
Salaries and employee benefits                                   14,279       11,558       12,578
Net occupancy                                                     2,075        1,666        1,579
Furniture, equipment and data processing                          2,125        2,097        2,167
Merchant program                                                  1,995        1,778        1,488
Amortization of core deposit intangible                             952          986        1,011
Acquisition related                                                 353          232        2,046
Other                                                             9,235        7,079        6,735
                                                             ----------   ----------   ----------
  Total operating expenses                                       31,014       25,396       27,604
                                                             ----------   ----------   ----------

  Income before income taxes                                     22,580       20,102       15,412

Income Taxes                                                      7,162        6,243        5,183
                                                             ----------   ----------   ----------

Net Income                                                   $   15,418   $   13,859   $   10,229
                                                             ==========   ==========   ==========

Per Share Data
Basic earnings per share                                     $     1.90   $     1.70   $     1.27
Diluted earnings per share                                         1.89         1.69         1.27
Weighted average number of shares outstanding                 8,123,928    8,164,188    8,033,757

The accompanying Notes are an integral part of these Consolidated Financial Statements

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

                                                                                               Net Unrealized
                                                                                               Gains (Losses)   Employee
                                                                                               on Securities      Stock
(In thousands, except number                                 Common                Retained       Available     Ownership
of shares and per share data)                                Stock     Surplus     Earnings       for Sale        Plan
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                               $   2,449   $ 5,984    $  77,581      $      82       $ (68)
                                                           ---------   -------    ---------      ---------       -----
Net income for 1999                                               --        --       10,229             --          --
Change in unrealized gains (losses) on securities
 available for sale, net of tax benefit of $3 million             --        --           --         (5,864)         --
                                                           ---------   -------    ---------      ---------       -----
    Total comprehensive income                                    --        --       10,229         (5,864)         --
Purchase of treasury stock (102,740 shares)                       --        --           --             --          --
Sale of treasury stock (125,000 shares)                           --        --           --             --          --
Exercise and repurchase of stock options
 (93,000 shares), net of tax benefit of $525                      --      (338)          --             --          --
Retirement of treasury stock (31,983 shares)                      --      (270)         (66)            --          --
Payment of obligation under
 employee stock ownership plan                                    --       388           21             --          68
Bank recognition and retention plan                               --        --           --             --          --
71,440 shares issued under stock option plans                      1       226           --             --          --
Cash dividends declared ($0.52 / share)                           --        --       (4,182)            --          --
                                                           ---------   -------    ---------      ---------       -----
Balance at December 31, 1999                               $   2,450   $ 5,990    $  83,583      $  (5,782)      $  --
                                                           ---------   -------    ---------      ---------       -----

Net income for 2000                                               --        --       13,859             --          --
Change in unrealized gains on securities available
 for sale, net of deferred taxes of $2.6 million                  --        --           --          4,970          --
                                                           ---------   -------    ---------      ---------       -----
    Total comprehensive income                                    --        --       13,859          4,970          --
Purchase of treasury stock (24,950 shares)                        --        --           --             --          --
Exercise and repurchase of stock options
 (8,680 shares), net of tax benefit of $6                         --       (62)          --             --          --
Exercise of stock options (2,933 shares),
 net of tax benefit of $11                                        --       (19)          --             --          --
Bank recognition and retention plan                               --        --           --             --          --
Cash dividends declared ($0.63 / share)                           --        --       (5,150)            --          --
                                                           ---------   -------    ---------      ---------       -----
Balance at December 31 2000                                $   2,450   $ 5,909    $  92,292      $    (812)      $  --
                                                           ---------   -------    ---------      ---------       -----

Net income for 2001                                               --        --       15,418             --          --
Cumulative effect to record unrealized appreciation
 on securities held to maturity transferred to securities
 available for sale (net of taxes of $1,021)                      --        --           --          1,982          --
Change in unrealized gains on securities available
 for sale, net of deferred taxes of $1.7 million                  --        --           --          3,344          --
                                                           ---------   -------    ---------      ---------       -----
    Total comprehensive income                                    --        --       15,418          5,326          --
Purchase of treasury stock (87,560 shares)                        --        --           --             --          --
Exercise and repurchase of stock options
 (19,926 shares), net of tax benefit of $41                       --      (114)          --             --          --
Bank recognition and retention plan                               --        --           --             --          --
Acquisition of minority interest                                  --        --          146             --          --
Cash dividends declared ($0.64 / share)                           --        --       (5,226)            --          --
                                                           ---------   -------    ---------      ---------       -----
Balance at December 31, 2001                               $   2,450   $ 5,795    $ 102,630      $   4,514       $  --
                                                           =========   =======    =========      =========       =====

                                                              Bank
                                                           Recognition                   Total
(In thousands, except number                              and Retention    Treasury   Shareholders'
of shares and per share data)                                  Plan         Stock        Equity
---------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                 $    (30)     $ (8,209)    $  77,789
                                                             --------      --------     ---------
Net income for 1999                                                --            --        10,229
Change in unrealized gains (losses) on securities
available for sale, net of tax benefit of $3 million               --            --        (5,864)
                                                             --------      --------     ---------
Total comprehensive income                                         --            --         4,365
Purchase of treasury stock (102,740 shares)                        --        (2,337)       (2,337)
Sale of treasury stock (125,000 shares)                            --         2,249         2,249
Exercise and repurchase of stock options
(93,000 shares), net of tax benefit of $525                        --          (637)         (975)
Retirement of treasury stock (31,983 shares)                       --           336            --
Payment of obligation under
employee stock ownership plan                                      --            --           477
Bank recognition and retention plan                                10            --            10
71,440 shares issued under stock option plans                      --            --           227
Cash dividends declared ($0.52 / share)                            --            --        (4,182)
                                                             --------      --------     ---------
Balance at December 31, 1999                                 $    (20)     $ (8,598)    $  77,623
                                                             --------      --------     ---------

Net income for 2000                                                --            --        13,859
Change in unrealized gains on securities available
for sale, net of deferred taxes of $2.6 million                    --            --         4,970
                                                             --------      --------     ---------
Total comprehensive income                                         --            --        18,829
Purchase of treasury stock (24,950 shares)                         --          (394)         (394)
Exercise and repurchase of stock options
(8,680 shares), net of tax benefit of $6                           --            40           (22)
Exercise of stock options (2,933 shares),
net of tax benefit of $11                                          --            50            31
Bank recognition and retention plan                                 6            --             6
Cash dividends declared ($0.63 / share)                            --            --        (5,150)
                                                             --------      --------     ---------
Balance at December 31 2000                                  $    (14)     $ (8,902)    $  90,923
                                                             --------      --------     ---------

Net income for 2001                                                --            --        15,418
Cumulative effect to record unrealized appreciation
on securities held to maturity transferred to securities
available for sale (net of taxes of $1,021)                        --            --         1,982
Change in unrealized gains on securities available
for sale, net of deferred taxes of $1.7 million                    --            --         3,344
                                                             --------      --------     ---------
Total comprehensive income                                         --            --        20,744
Purchase of treasury stock (87,560 shares)                         --        (1,444)       (1,444)
Exercise and repurchase of stock options
(19,926 shares), net of tax benefit of $41                         --            34           (80)
Bank recognition and retention plan                                 5            --             5
Acquisition of minority interest                                   --            --           146
Cash dividends declared ($0.64 / share)                            --            --        (5,226)
                                                             --------      --------     ---------
Balance at December 31, 2001                                 $     (9)     $(10,312)    $ 105,068
                                                             ====t===      ========     =========

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

Consolidated Statements of Cash Flows

(In thousands)                                                                 YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------
                                                                         2001           2000         1999
Operating Activities
Net Income                                                            $    15,418   $    13,859   $    10,229
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for loan losses                                               3,681         2,930         3,670
    Depreciation and amortization                                           2,545         1,371         1,089
    Decrease in obligation under ESOP and BRRP                                  5             6           487
    Decrease (increase) in interest receivable                              1,905        (1,117)         (551)
    (Increase) decrease in other assets                                    (1,659)        2,744        (3,755)
    Increase (decrease) in other liabilities                                2,474        (5,343)        6,004
    Decrease (increase) in residential mortgage loans held for sale        12,838        (5,932)        1,322
    (Decrease) increase in minority position                                 (176)           61            25
    Gain on sale of securities                                               (336)           --          (151)
                                                                      -----------   -----------   -----------
    Net cash provided by operating activities                              36,695         8,579        18,369
                                                                      -----------   -----------   -----------

Investing Activities
Proceeds from sales and maturities of securities held to maturity              --        10,587        29,909
Proceeds from sales and maturities of securities available for sale        39,805         8,509        20,402
Purchase of securities held to maturity                                      (944)           --            --
Purchase of securities available for sale                                 (77,217)      (12,456)      (72,072)
Purchase of Federal Home Loan Bank Stock                                       --          (174)         (331)
Net increase in loans                                                     (36,508)      (61,493)      (69,424)
Net decrease (increase) in other real estate owned                            185         1,025          (353)
Purchase of premises and equipment                                         (3,503)       (5,506)       (1,421)
Net decrease (increase) in federal funds sold                                  --           415          (415)
Purchase of bank-owned life insurance                                          --       (10,000)           --
Cash paid in connection with acquisitions                                  (4,563)           --            --
Cash received through acquisitions                                            567            --            --
                                                                      -----------   -----------   -----------
    Net cash used by investing activities                                 (82,178)      (69,093)      (93,705)
                                                                      -----------   -----------   -----------

Financing Activities
Net increase in deposits                                                   19,208        76,640        26,167
Proceeds from Federal Home Loan Bank borrowings                         3,698,976     5,299,675     2,611,375
Repayments on Federal Home Loan Bank borrowings                        (3,662,492)   (5,296,193)   (2,565,421)
Net increase (decrease) in other borrowed funds                             5,919        (8,966)       14,288
Purchase of treasury stock                                                 (1,444)         (394)       (2,337)
Sale of treasury stock                                                         --            --         2,249
Proceeds from stock issuance under option plan                                 --            31           227
Exercise and repurchase of stock options                                      (80)          (22)         (975)
Acquisition of minority interest                                              146            --            --
Cash dividends paid                                                        (5,226)       (5,150)       (4,182)
                                                                      -----------   -----------   -----------
    Net cash provided by financing activities                              55,007        65,621        81,391
                                                                      -----------   -----------   -----------
    Net increase in cash and cash equivalents                               9,524         5,107         6,055
Cash and cash equivalents at beginning of year                             29,337        24,230        18,175
                                                                      -----------   -----------   -----------
    Cash and cash equivalents at end of year                          $    38,861   $    29,337   $    24,230
                                                                      ===========   ===========   ===========

Supplemental disclosures of cash flow information
Cash paid during the year for:
  Interest                                                            $    36,594   $    39,516   $    30,270
  Income tax                                                                7,878         6,320         6,057
Non-Cash transactions:
  Transfer from loans to other real estate owned                              371           302         1,418
  Securitization of mortgage loans                                         57,000            --            --
  Transfer from securities held to maturity to available for sale          57,695            --            --
  Transfer from loans held for sale to loan portfolio                          --            --        24,637

See Note 2, "Acquisitions," of the Notes to Consolidated Financial Statements, on page 31, for acquisition disclosure.
The accompanying Notes are an integral part of these Consolidated Financial Statements.

[GRAPHIC]CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000 and 1999
(Amounts in tables expressed in thousands, except number of shares and per share data)

NATURE OF OPERATIONS.

     Camden National Corporation (the "Company"), as a multi-bank holding company, provides financial services to its customers through four principal subsidiaries. Camden National Bank and UnitedKingfield Bank provide traditional commercial and consumer financial services through 28 branch locations in central, southern, mid-coast and western Maine and by online access. Acadia Trust, N.A. and Trust Company of Maine, Inc. provide trust and investment management services to their clients, who are primarily located in the State of Maine, and to the clients of the Company's two banking subsidiaries.

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies conform to accounting principles generally accepted in the United States and to general practice within the banking industry. The following is a summary of the significant accounting and reporting policies.

     Principles of Consolidation. The accompanying Consolidated Financial Statements include the accounts of the Company, its wholly owned bank subsidiaries, Camden National Bank and UnitedKingfield Bank, and its wholly owned non-bank subsidiaries, Acadia Trust, N.A. and Trust Company of Maine, Inc. All intercompany accounts and transactions have been eliminated in consolidation. Assets held by the non-bank subsidiaries in a fiduciary capacity are not assets of the Company and, therefore, are not included in the Consolidated Statement of Condition.

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

     Cash. The Company is required to comply with various laws and regulations of the Federal Reserve Bank ("FRB") which require the Company to maintain certain amounts of cash on deposit and restrict the Company from investing those amounts. The Company maintains those balances at the FRB of Boston. In the normal course of business, the Company has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the Federal Deposit Insurance Corporation ("FDIC"). For the statement of cash flows, cash equivalents consist of cash and due from banks.

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

     Securities Held to Maturity. Bonds and notes for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

                           CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES[GRAPHIC]

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

     Loans. Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, interest income is reduced for all accrued but unpaid interest.

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

     Intangible Assets. The value of core deposits premium with respect to $104.0 million in deposits acquired by the Company in connection with the acquisition, in 1998, of 8 branch locations is being amortized over periods ranging from 10 to 15 years using the straight-line method. Accumulated amortization of core deposit intangibles was $3,921,000 and $2,969,000 at December 31, 2001 and 2000, respectively. Amortization of software is recognized using the straight-line method over the estimated useful lives of the various software items, which primarily is 3 years. On an ongoing basis, management reviews the valuation and amortization of intangible assets to determine possible impairment.

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

     Income Taxes. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax implications attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Principal temporary differences occur with respect to pension and other postretirement benefits, depreciation and the provision for loan losses.

[GRAPHIC]CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

     Earnings Per Share. Basic earnings per share data is computed based on the weighted average number of the Company's common shares outstanding during each year. Potential common stock is considered in the calculation of weighted-average shares outstanding for diluted earnings per share, and is determined using the treasury stock method.

     Financial Instruments with Off-Balance Sheet Risk. In the ordinary course of business, the Company has entered into credit related financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

     Derivative Financial Instruments Designated as Hedges. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which sets accounting and reporting standards for derivative instruments and hedging activities. The Statement, as amended by SFAS No. 138, requires the Company to recognize all derivatives in the Consolidated Statement of Condition at fair value. The Company adopted the Statement effective January 1, 2001 and transferred all of its investment securities classified as held to maturity to the available-for-sale classification. The impact of this reclassification was an increase to other comprehensive income of $2.0 million, net of applicable taxes, which was reported as a cumulative effect adjustment to other comprehensive income.

     Under the provisions of SFAS No. 133, the Company recognizes all derivatives in the Consolidated Statement of Condition at fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"), a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value hedge") or a "held for trading" ("trading instrument") instrument. The Company formally documents relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Company also assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. Changes in fair value of a derivative that is highly effective and that qualifies as a cash flow hedge are recorded in other comprehensive income and are reclassified into earnings when the forecasted transaction or related cash flows affect earnings. Changes in fair value of a derivative that qualifies as a fair value hedge, and the change in fair value of the hedged item are both recorded in earnings and offset each other when the transaction is highly effective. Those derivatives that are classified as trading activities are recorded at fair value with changes in fair value recorded in earnings. The Company discontinues hedge accounting when it determines that the derivative is no longer highly effective in offsetting changes in the cash flows of the hedged item, that it is unlikely that the forecasted transaction will occur, or that the designation of the derivative as a hedging instrument is no longer appropriate.

     Fair Value Disclosures. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and due from banks: The carrying amounts of cash and due from banks approximates its fair value.

     Securities held to maturity and securities available for sale: Fair values of securities held to maturity and securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of other securities approximate their fair value.

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

     Borrowings: The carrying amounts of short-term borrowings from the Federal Home Loan Bank of Boston ("FHLBB"), securities under repurchase agreements and other short-term borrowings approximate fair value. The fair value of long-term borrowings is based on the discounted cash flows using current rates for advances of similar remaining maturities.

                           CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES[GRAPHIC]

     Derivative financial instruments: Fair values for interest rate swaps, floor and cap contracts are based on quoted market prices.

     Credit related financial instruments: In the course of originating loans and extending credit and standby letters of credit, the Company charges fees in exchange for its lending commitment. While these commitment fees have value, the Company does not believe their value is material to its financial statements due to the short-term nature of the underlying commitments.

     Effect of Recently Issued Financial Standards. During 2001, the FASB issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

     SFAS No. 141 requires that the purchase method be used to account for business combinations initiated after June 30, 2001.

     SFAS No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement on January 1, 2002.

     SFAS Nos. 143 and 144 provide guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets and obligations associated with the retirement of tangible long-lived assets. Management does not expect these statements to have any material effect on the Company's consolidated financial condition and results of operations.

     Reclassification. Certain items from the prior year were restated to conform with the current year presentation.

2.ACQUISITIONS

On July 19, 2001, the Company acquired 100% of the outstanding common stock of Acadia Trust, N.A. ("Acadia") and Gouws Capital Management, Inc. ("Gouws Capital"). Acadia, headquartered in Portland, Maine and founded in 1991, is a nationally chartered trust company offering traditional trust services and was custodian and trustee, at the date of acquisition, for approximately $300 million in assets. Gouws Capital, founded in 1984 and also headquartered in Portland, Maine, offers investment advisory services to high net worth individuals and institutions. Gouws Capital had approximately $342 million of assets under management at the date of acquisition, of which approximately $300 million was held at Acadia. The purchase of Acadia and Gouws Capital was accounted for as a "purchase" under SFAS No. 141, "Business Combinations."

The Company has recognized goodwill equal to the sum of the cost of the acquisition and the difference between the fair value of the assets acquired less the liabilities assumed as follows:

 Cost ofacquisition                    $ 4,563
 Fair value of assets acquired          (2,479)
 Liabilities assumed                     1,076
                                       -------
Goodwill related to acquisition        $ 3,160
                                       =======

On October 24, 2001, the Company acquired the remaining 49% of Trust Company of Maine, Inc. ("TCOM"). The Company acquired the majority ownership (51%) of TCOM in December 1995 through the Company's merger with UnitedCorp, then the parent of TCOM. TCOM is a trust company chartered under the laws of the State of Maine and has its principal office in Bangor, Maine. TCOM provides a broad range of trust, trust-related and investment services, in addition to retirement and pension plan management services, to both individual and institutional clients. This transaction resulted in the recognition of $1.1 million in goodwill.

Goodwill recorded as part of the acquisitions has not been amortized and will be measured for impairment as required by SFAS No. 142. In addition, under the purchase method of accounting, the results of operations of the acquired subsidiaries are included in the results of operations only from their respective dates of acquisition.

[GRAPHIC]CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

3. INVESTMENT SECURITIES

The following tables summarize the amortized costs and market values of securities available for sale and held to maturity, as of the dates indicated:

                                                                 DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------
                                                   AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                     COST        GAINS        LOSSES      VALUE

Available for sale
U.S. Treasury securities and obligations of
 U.S.government corporations and agencies           $ 58,204     $2,894       $  --      $ 61,098
Obligations of states and political subdivisions       8,923         21        (164)        8,780
Mortgage-backed securities                           136,094      3,391         (26)      139,459
Other debt securities                                 41,295        826        (158)       41,963
                                                    --------     ------       -----      --------
    Total debt securities                            244,516      7,132        (348)      251,300
                                                    --------     ------       -----      --------

Equity securities                                     11,509        133         (76)       11,566
                                                    --------     ------       -----      --------

    Total securities available for sale             $256,025     $7,265       $(424)     $262,866
                                                    ========     ======       =====      ========
Held to maturity
U.S. Treasury securities and obligations of
 U.S.government corporations and agencies           $    944     $   --       $  --      $    944
                                                    --------     ------       -----      --------

    Total securities held to maturity               $    944     $   --       $  --      $    944
                                                    ========     ======       =====      ========

                                                                 DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------
                                                   AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                     COST        GAINS        LOSSES      VALUE

Available for sale
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies          $ 57,919     $1,088       $  (299)   $ 58,708
Obligations of states and political subdivisions       8,208         --          (280)      7,928
Mortgage-backed securities                            30,174        179          (236)     30,117
Other debt securities                                 45,780         --        (1,313)     44,467
                                                    --------     ------       -------    --------
    Total debt securities                            142,081      1,267        (2,128)    141,220
                                                    --------     ------       -------    --------

Equity securities                                     18,464        150          (519)     18,095
                                                    --------     ------       -------    --------

    Total securities available for sale             $160,545     $1,417       $(2,647)   $159,315
                                                    ========     ======       =======    ========

Held to maturity
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies          $    300     $   --       $   (25)   $    275
Obligations of states and political subdivisions       1,142         12            --       1,154
Other debt securities                                    595         14           (11)        598
Mortgage-backed securities                            55,658      3,038           (25)     58,671
                                                    --------     ------       -------    --------
    Total securities held to maturity               $ 57,695     $3,064       $   (61)   $ 60,698
                                                    ========     ======       =======    ========

                           CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES[GRAPHIC]

The amortized cost and fair values of debt securities by contractual maturity at December 31, 2001 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             AMORTIZED    FAIR
                                                               COST      VALUE
--------------------------------------------------------------------------------
Available for sale
Due in one year or less                                      $  8,545   $  8,812
Due after one year through five years                          60,115     62,972
Due after five years through ten years                         28,171     28,800
Due after ten years                                           147,685    150,716
                                                             --------   --------
                                                             $244,516   $251,300
                                                             ========   ========

                                                             AMORTIZED   FAIR
                                                               COST      VALUE
--------------------------------------------------------------------------------
Held to maturity
Due in one year or less                                        $944       $944
                                                               ----       ----
                                                               $944       $944
                                                               ====       ====

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated to the due-after-ten-years category.

Proceeds from the sale of investments classified as available for sale during 2001 were $7,356,490, which resulted in gross realized gains of $336,423. There were no sales in the held-to-maturity portfolio during 2001. There were no sales in either the available-forsale or held-to-maturity portfolios during 2000. Proceeds from the sale of investments classified as held to maturity during 1999 were $5,023,000, which resulted in a gross realized gain of $26,000. The investments were sold within 3 months of the maturity date. In 1999, proceeds from the sale of investments classified as available for sale were $10,637,000, which resulted in a gross realized gain of $125,000.

At December 31, 2001 and 2000, securities with an amortized cost of $78,113,000 and $78,539,000 and a fair value of $80,934,000 and $79,504,000, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and other purposes required or permitted by law.

4.DERIVATIVE FINANCIAL INSTRUMENTS

The Company has interest rate protection agreements (caps) with notional amounts of $90.0 million at December 31, 2001. These caps are used to limit the Company's exposure to a rising rate environment. Under these agreements the Company paid up front premiums of $239,000 for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement. In accordance with SFAS No. 133, management designates these caps as cash-flow hedges. For a qualifying cash flow hedge, an interest rate cap will be carried on the Consolidated Statement of Condition at fair value with the time and option volatility value changes reflected in the current Consolidated Statement of Income. Any intrinsic value will be recorded in other comprehensive income and recognized in future Consolidated Statements of Income as an offset to related future interest costs. As of December 31, 2001 the caps have no fair value and therefore there was no effect on the Consolidated Statement of Income or other comprehensive income.

As part of its interest rate risk management, the Company used interest rate swap agreements to hedge a portfolio of brokered certificates of deposit. These swaps were designated as a fair value hedge since they were used to convert the cost of the certificates of deposit from a fixed to a variable rate. These swaps were called during the third quarter and subsequently the Company exercised the call option on the brokered certificates of deposit offsetting the swaps. Since the hedge relationship was estimated to be 100 percent effective (gain or loss on the swap agreements will completely offset the gain or loss on the brokered certificates of deposit) there was no impact on the Consolidated Statement of Income or on the Consolidated Statement of Changes in Shareholders' Equity.

On April 11, 2001 the Company sold an interest rate floor agreement and an interest rate swap agreement. The purpose of the interest rate floor was to protect net interest income from falling interest rates by "flooring" certain asset yields for a contracted period of time, and thus provide a minimum earnings level from these assets. The purpose of the interest rate swap agreement was to exchange a

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

variable rate asset for a fixed rate asset, thus protecting certain asset yields from falling interest rates. With a substantial decline in the interest rate environment, it was determined that it would be economically advantageous to sell both the interest rate floor agreement and the interest rate swap agreement rather than wait for the potential cash flows over the life of these instruments. In addition, subsequent to the Company having purchased these instruments, other strategies were implemented to protect the balance sheet in a declining interest rate environment including the use of short-term funding and the extension of fixed rate assets. The impact of the sale of the interest rate floor and interest rate swap agreements was an increase to net income of $614,800, net of applicable taxes.

5.   LOANS

The composition of the Company's loan portfolio at December 31 was as follows:

                                                              2001       2000
-------------------------------------------------------------------------------
Commercial loans                                            $423,893   $364,169
Residential real estate loans                                204,819    223,625
Consumer loans                                                86,375     90,231
Municipal loans                                                9,234     10,924
Other loans                                                      497        462
                                                            --------   --------
 Total loans                                                 724,818    689,411
Less deferred loan fees net of costs                             776        909
Less allowance for loan losses                                13,514     10,801
                                                            --------   --------
                                                            $710,528   $677,701
                                                            ========   ========

The Company's lending activities are conducted in mid-coast, southern, central and western Maine. The Company makes single family and multi-family residential loans, commercial real estate loans, business loans and a variety of consumer loans. In addition, the Company makes loans for the construction of residential homes, multi-family properties and commercial real estate properties. The ability and willingness of borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the geographic area and the general economy.

As of December 31, 2001 and 2000, nonaccrual loans were $7,022,000 and $4,644,000, respectively. Interest foregone was approximately $505,000, $528,000 and $408,000 for 2001, 2000 and 1999, respectively.

6.   ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

                                                           DECEMBER 31,
-------------------------------------------------------------------------------
                                                   2001       2000       1999

Beginning balance                                $ 10,801   $  9,390   $  8,092
Provision for loan losses                           3,681      2,930      3,670
Recoveries                                            581        626        288
Loans charged off                                  (1,549)    (2,145)    (2,660)
                                                 --------   --------   --------
Net charge offs                                      (968)    (1,519)    (2,372)
                                                 --------   --------   --------
Ending balance                                   $ 13,514   $ 10,801   $  9,390
                                                 ========   ========   ========

Information regarding impaired loans is as follows:

                                                           DECEMBER 31,
-------------------------------------------------------------------------------
                                                   2001       2000       1999

Average investment in impaired loans             $  6,030   $  5,871   $  5,455
Interest income recognized on impaired loans,
 all on cash basis                                    330        241        452
Balance of impaired loans                           7,022      4,644      6,136
Portion of impaired loan balance for which an
 allowance for credit losses is allocated           7,022      4,644      6,136
Portion of allowance for loan losses allocated
 to the impaired loan balance                       1,862        860      1,179

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

7.   SECURITIZATION OF MORTGAGE LOANS

During September 2001, the Company implemented a balance sheet restructuring program that included the securitization, with Freddie Mac, of $57.0 million of fixed rate residential mortgages. This transaction resulted in the Company's loan balances decreasing, as those assets shifted to investment securities. The Company will receive annual servicing fees as compensation for servicing the outstanding balances. The Company has no retained interests in the securitized residential mortgage loans. In addition, $677,300 of mortgage servicing rights associated with this transaction were recognized in income during 2001. The Company did not securitize any loans during 2000 or 1999.

8.   MORTGAGE SERVICING

Residential real estate mortgages are originated by the Company both for portfolio and for sale into the secondary market. The sale of loans is to institutional investors such as Freddie Mac. Under loan sale and servicing agreements with the investor, the Company generally continues to service the residential real estate mortgages. The Company pays the investor an agreed-upon rate on the loan, which, including a guarantee fee paid to Freddie Mac, is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. As required by SFAS No. 140, the Company capitalizes mortgage servicing rights at their fair value upon sale of the related loans. Capitalized servicing rights totaled $829,000, $107,000 and $171,000 during 2001, 2000 and 1999, respectively. Amortization expense totaled $217,000, $32,000 and $22,000 for 2001, 2000 and 1999, respectively.

Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Condition of the Company. The unpaid principal balance of mortgage loans serviced for others was $147,232,000, $111,002,000 and $105,263,000 at December 31, 2001, 2000 and 1999, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were $341,000 and $267,000 at December 31, 2001 and 2000, respectively.

9.   PREMISES AND EQUIPMENT

Details of premises and equipment, at cost, at December 31 were as follows:

                                                              2001       2000
-------------------------------------------------------------------------------
Land and buildings                                          $ 15,857   $ 12,265
Furniture, fixtures and equipment                             15,151     12,813
Leasehold improvements                                         1,222      1,186
Construction in process                                           --      2,524
                                                            --------   --------
                                                              32,230     28,788
Less: Accumulated depreciation and amortization               14,793     12,765
                                                            --------   --------
                                                            $ 17,437   $ 16,023
                                                            ========   ========

Depreciation expense was $1,911,000, $1,529,000 and $1,553,000 for 2001, 2000
and 1999, respectively.

10.  OTHER REAL ESTATE OWNED

The transactions in other real estate owned for the years ended December 31 were as follows:

                                                   2001       2000       1999
-------------------------------------------------------------------------------
Beginning balance                                $    380   $  1,405   $  1,052
Additions                                             371        302      1,418
Properties sold                                       554      1,180        491
Writedowns                                              2        147        574
                                                 --------   --------   --------
Ending balance                                   $    195   $    380   $  1,405
                                                 ========   ========   ========

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

11.  DEPOSITS

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $63,451,000 and $74,329,000 at December 31, 2001 and
2000, respectively. Certificates of deposit included brokered deposits in the amount of $46,196,000 and $26,931,000 at December 31, 2001 and 2000,
respectively.

At December 31, 2001, the scheduled maturities for all certificates of deposit were as follows:

                          2002         $218,511
                          2003           53,161
                          2004           50,315
                          2005           16,700
                          2006            6,066
                          Thereafter      4,430
                                       --------
                                       $349,183
                                       ========

12.  BORROWINGS

A summary of the borrowings, including the outstanding balance of lines of credit, from the FHLBB is as follows:

                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
                Principal Amounts    Interest Rates    Maturity Date

                    $ 24,578          4.82% - 5.19%       2002
                      45,000          4.24% - 6.12%       2003
                      12,000          3.27% - 5.19%       2004
                      31,254          3.97% - 5.55%       2006
                      12,000          4.88% - 4.97%       2009
                      10,000              4.95%           2010
                      34,000          4.07% - 5.02%       2011
                    --------
                    $168,832
                    ========

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
                    --------
                    $132,348
                    ========

Short- and long-term borrowings from the FHLBB consist of both fixed and adjustable rate borrowings and are collateralized by all stock in the FHLBB and a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one-to-four family properties, certain unencumbered investment securities and other qualified assets. The carrying value of loans pledged as collateral was $194,659,000 and $228,511,000 at December 31, 2001 and 2000, respectively. The FHLBB at its discretion can call $86,000,000 of the Company's long-term borrowings. The Company, through its bank subsidiaries, has an available line of credit with FHLBB of $12,980,000 at December 31, 2001 and 2000. The Company had no outstanding balance on its line of credit with the FHLBB at December 31, 2001 or December 31, 2000.

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

The Company utilizes other borrowings in the form of treasury, tax and loan deposits and repurchase agreements secured by U.S. government or agency securities. Balances outstanding at December 31 are shown in the table below:

                                                              2001       2000
-------------------------------------------------------------------------------
Treasury, tax and loan deposits                             $  1,058   $  1,031
Securities sold under repurchase agreements                   40,953     35,061
                                                            --------   --------
Total other borrowed funds                                  $ 42,011   $ 36,092
                                                            ========   ========

Weighted-average rate at the end of period                      3.68%      4.24%

13.  EMPLOYEE BENEFIT PLANS

Pension and Other Postretirement Plans

The Company's postretirement plans provide medical and life insurance to certain eligible retired employees. It is the Company's policy to fund the cost of postretirement health care and life insurance plans as premiums are paid; therefore, there are no plan assets.

On October 17, 2000, the Company terminated the defined-benefit noncontributory pension plan, which covered substantially all eligible employees over 21 years of age with 1 year of employment. Total plan assets of $5,168,000 were distributed to eligible employees during the first half of 2001. During 2000, the Company recognized $437,000 of net income due to the overaccrual of the benefit obligation at the date of plan termination.

Information regarding the postretirement benefit plan is as follows:

                                                   2001       2000       1999
-------------------------------------------------------------------------------
Change in benefit obligation
 Benefit obligation at beginning of the year     $    724   $    481   $    399
 Service cost                                          43         38         25
 Interest cost                                         50         32         28
 Actuarial (gain) loss                                (22)       200         50
 Benefits paid                                        (30)       (27)       (21)
                                                 --------   --------   --------
 Benefit obligation at end of year                    765        724        481
                                                 --------   --------   --------

 Funded status                                       (765)      (724)      (481)
 Unrecognized net actuarial loss                      237        273         77
 Unrecognized net prior service cost                  (78)       (94)      (110)
                                                 --------   --------   --------
 Accrued benefit cost                            $   (606)  $   (545)  $   (514)
                                                 ========   ========   ========

Weighted-average discount rate assumption             7.0%       7.0%       7.0%

                                                   2001       2000       1999
-------------------------------------------------------------------------------
Components of net periodic benefit cost
 Service cost                                    $     43   $     38   $     25
 Interest cost                                         50         32         28
 Amortization of prior service cost                   (16)       (16)       (16)
 Recognized net actuarial loss                         14          3         --
                                                 --------   --------   --------
 Net periodic benefit cost                       $     91   $     57   $     37
                                                 ========   ========   ========

For measurement purposes, a 6.3% annual rate of increase in the per capita cost to cover health care benefits was assumed for 2002. The rate was assumed to decrease gradually to a 6.0% annual growth rate after 5 years, and remain at a 6.0% annual growth rate thereafter. A 1.0% increase or decrease in the assumed health care cost trends rate would not have a material impact on the accumulated postretirement benefit obligation due to a built-in cap on annual benefits.

The Company also sponsors an unfunded, non-qualified supplemental retirement plan for certain officers. The agreement provides participants will be paid a life annuity upon retirement or death. Prior to September 1, 1999 the plan provided supplemental retirement payments over 15 years upon retirement or death.

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

The expense of this supplemental plan was $399,000, $347,000 and $309,000 in 2001, 2000 and 1999, respectively. The accrued liability of this plan at December 31, 2001 and 2000 was $1,562,000 and $1,318,000, respectively.

401(k) / Profit Sharing Plan

The Company has a 401(k) plan whereby substantially all employees participate in the plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions and may make additional contributions subject to the discretion of the Board of Directors. For the years ended December 31, 2001, 2000 and 1999, aggregate expenses under the plan amounted to $527,000, $214,000 and $171,000, respectively.

Employee Stock Ownership Plan

During 1999, the Company, as successor to KSB Bancorp, Inc. ("KSB"), had an Employee Stock Ownership Plan ("ESOP"). As of the merger date (December 20,
1999), all liabilities related to this plan were paid. Total ESOP expense was $368,765 in 1999.

Bank Recognition and Retention Plan

The Company, as successor to KSB, maintains a Bank Recognition and Retention Plan ("BRRP") as a method of providing certain officers and other employees of the Company with a proprietary interest in the Company. During 1994, the Company contributed funds to the BRRP to enable such Company officers and employees to acquire, in the aggregate, 56,045 shares of common stock of the Company. The Company recognizes expense related to the BRRP based on the vesting schedule. Participants are vested at a rate of 20% per year commencing 1 year from the date of the award. Total expense related to the BRRP was $5,712 for 2001 and 2000, and $9,726 for 1999.

14.SEGMENT REPORTING

The Company, through its bank and non-bank subsidiaries, provides a broad range of financial services to individuals and companies in the State of Maine. These services include lending, demand deposits, savings and time deposits, cash management and trust services. While the Company's senior management team monitors operations of each subsidiary, these subsidiaries primarily operate in the banking industry. Substantially all revenues and services are derived from banking products and services in Maine. Accordingly, the Company's subsidiaries are considered by management to be aggregated in 1 reportable operating segment.

15.SHAREHOLDERS' EQUITY

The primary source of funds available to the Company for payment of dividends to its shareholders are dividends paid to the Company by its subsidiaries. The Company's subsidiary banks are subject to certain requirements imposed by state and federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by the subsidiary banks to the Company.

The Company has 3 stock option plans accounted for under Accounting Principles Board Opinion 25 ("APB 25") and related interpretations, as permitted under SFAS No. 123, "Accounting for Stock-Based Compensation." The 1993 stock option plan, which is the plan currently available for future grants, allows the Company to grant options to employees for up to 19,732 additional shares of Company common stock. Under all 3 plans, the options are immediately vested when granted, and expire 10 years from the date the option was granted. The exercise price of all options equals the market price of the Company's stock on the date of grant. Therefore, in accordance with APB 25, no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings per share for 2001 and 1999 would have been reduced to the pro forma amounts indicated below. The Company's net income and earnings per share for 2000 are equal to pro forma amounts since there were no options granted during the year ended December 31, 2000.

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

                                                           EARNINGS PER SHARE
                                              NET INCOME    BASIC   DILUTED
--------------------------------------------------------------------------------
2001

As reported                                    $15,418      $1.90    $1.89
Pro forma                                       15,348       1.89     1.88

2000

As reported                                    $13,859      $1.70    $1.69
Pro forma                                       13,859       1.70     1.69

1999

As reported                                    $10,229      $1.27    $1.27
Pro forma                                        9,985       1.24     1.24


The fair value of each option granted is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for all grants; in 2001 dividend yield of 2.6%, expected volatility of 1.35%, risk-free interest rate of 4.93%, and expected lives of 10 years; in 1999 dividend yield of 3.3%, expected volatility of 1.35%, risk-free interest rate of 4.75%, and expected lives of 10 years.

A summary of the status of the Company's stock option plans as of December 31, 2001, 2000 and 1999, and changes during the years ended on those dates is presented below.

                                                                                   2001
----------------------------------------------------------------------------------------------------
                                                                        Number of   Weighted-average
                                                                         Shares      Exercise Price
Outstanding at beginning of year                                         183,729         $14.29
Granted during the year                                                    5,000          16.00
Exercised during the year                                                 19,926          11.13
Forfeited during the year                                                 21,640          16.56
                                                                         -------         ------
Outstanding at end of year                                               147,163         $14.44
                                                                         =======         ======
Exercisable at end of year                                               147,163         $14.44
                                                                         =======         ======
Weighted-average fair value of options granted during the year                           $14.06


                                                                                  2000
----------------------------------------------------------------------------------------------------
                                                                        Number of   Weighted-average
                                                                          Shares     Exercise Price
Outstanding at beginning of year                                         199,842        $14.13
Exercised during the year                                                 11,613         11.55
Forfeited during the year                                                  4,500         14.47
                                                                         -------        ------
Outstanding at end of year                                               183,729        $14.29
                                                                         =======        ======
Exercisable at end of year                                               183,729        $14.29
                                                                         =======        ======

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                                                                                 1999
----------------------------------------------------------------------------------------------------
                                                                        Number of   Weighted-average
                                                                          Shares     Exercise Price
Outstanding at beginning of year                                         337,366        $ 9.62
Granted during the year                                                   18,180         16.28
Exercised during the year                                                164,440          4.91
Reload options granted during the year                                     8,736         10.26
                                                                         -------        ------
Outstanding at end of year                                               199,842        $14.13
                                                                         =======        ======
Exercisable at end of year                                               184,393        $13.95
                                                                         =======        ======
Weighted-average fair value of options granted during the year                          $13.42

The following table summarizes information related to options outstanding at December 31, 2001:

                   Number        Remaining       Weighted-average
                Outstanding   Contractual Life    Exercise Price

                  10,246            1.0               $12.80
                  67,500            4.0                12.33
                  59,917            6.0                16.67
                   4,500            7.0                18.38
                   5,000           10.0                16.00
                 -------           ----               ------
                 147,163            4.9               $14.44
                 =======           ====               ======

16.EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                  2001         2000         1999
---------------------------------------------------------------------------------------------------
Net income, as reported                                        $   15,418   $   13,859   $   10,229
Weighted-average shares                                         8,123,928    8,164,188    8,033,757
Effect of dilutive employee stock options                          33,558       14,617       33,877
Adjusted weighted-average shares and assumed conversion         8,157,486    8,178,805    8,067,634
Basic earnings per share                                       $     1.90   $     1.70   $     1.27
Diluted earnings per share                                     $     1.89   $     1.69   $     1.27


Options to purchase 10,500 and 93,908 shares of common stock at an average exercise price of $18.75 and $16.54 per share were outstanding at December 31, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common stock.

17.INCOME TAXES

The current and deferred components of income tax expense were as follows:

                                                   2001     2000     1999
--------------------------------------------------------------------------
Current:
   Federal                                        $5,759   $4,836   $5,095
   State                                             241      219      188
                                                  ------   ------   ------
                                                   6,000    5,055    5,283
Deferred:
   Federal                                         1,162    1,188     (100)
                                                  ------   ------   ------
                                                  $7,162   $6,243   $5,183
                                                  ======   ======   ======

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

The actual expense differs from the expected tax expense computed by applying the applicable U.S. federal corporate income tax rate to earnings before income taxes, as follows:

                                                           2001     2000     1999
----------------------------------------------------------------------------------
Computed tax expense                                      $7,903   $7,036   $5,394
Increase (reduction) in income taxes resulting from:
   Tax exempt income                                        (342)    (471)    (349)
   State taxes, net of federal benefit                       157      142      122
   Income from life insurance                               (305)    (264)     (92)
   Acquisition costs                                          89       27      452
   Low income housing credits                               (303)    (303)    (221)
   Other                                                     (37)      76     (123)
                                                          ------   ------   ------
                                                          $7,162   $6,243   $5,183
                                                          ======   ======   ======

Items which give rise to deferred income tax assets and liabilities and the tax effect of each are as follows:

                                                                     2001                2000
-----------------------------------------------------------------------------------------------------
                                                               Asset   Liability   Asset    Liability
Allowance for possible losses on loans                        $4,643    $   --     $3,697     $ --
Allowance for investment losses                                   86        --         86       --
Capitalized costs                                                175        --        231       --
Pension and other benefits                                       760        --        652       --
Depreciation                                                     153        --         --      183
Deferred loan origination fees                                    --       354         --      226
Deferred compensation and benefits                               336        --        312       --
Unrealized (gains) losses on investments available for sale       --     2,325        418       --
Unrealized appreciation on loans held for sale                    40        --        167       --
Valuation of other real estate owned                              --        --         20       --
Interest receivable                                              229        --        185       --
Deposit premium                                                  326        --         80       --
Mortgage servicing rights                                         --       296         --       82
Other                                                            113        --         26       --
                                                              ------    ------     ------     ----
                                                              $6,861    $2,975     $5,874     $491
                                                              ======    ======     ======     ====

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

18.RELATED PARTIES

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

Loans to related parties which in aggregate exceed $60,000 were as follows:

                                                    2001      2000
--------------------------------------------------------------------
Balance, January 1,                                $14,298   $16,178
Loans made/advanced and additions                    5,328     4,545
Repayments and reductions                            5,089     6,425
                                                   -------   -------
Balance, December 31                               $14,537   $14,298
                                                   =======   =======

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

In addition to the loans noted on the previous page, the Company had deposits at December 31, 2001 and 2000 from the same individuals of $4,936,000 and $4,763,000, respectively.

19.  LEGAL CONTINGENCIES

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's Consolidated Financial Statements.

20.  FINANCIAL INSTRUMENTS

Credit Related Financial Instruments

In the normal course of business, the Company is a party to credit related financial instruments with off-balance sheet risk, which are not reflected in the accompanying Consolidated Statements of Condition. These financial instruments include lending commitments and letters of credit. Those instruments involve varying degrees of credit risk in excess of the amount recognized in the Consolidated Statements of Condition.

The Company follows the same credit policies in making commitments to extend credit and conditional obligations as it does for on-balance sheet instruments, including requiring similar collateral or other security to support financial instruments with credit risk. The Company's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of those instruments. Since many of the commitments are expected to expire without being drawn upon, the total amount does not necessarily represent future cash requirements. The Company has not incurred any losses on its commitments in 2001, 2000 or 1999.

Derivative Financial Instruments

The Company uses derivative instruments as hedges against large fluctuations in interest rates. The Company uses interest rate swap and floor instruments to hedge against potentially lower yields on the variable prime rate loan category in a declining rate environment. If rates were to decline, resulting in reduced income on the adjustable rate loans, there would be an increased income flow from the interest rate swap and floor instruments. The Company also uses cap instruments to hedge against increases in short-term borrowing rates. If rates were to rise, resulting in an increased interest cost, there would be an increased income flow from the cap instruments.

At least quarterly, all financial instruments are reviewed as part of the asset/liability management process. The financial instruments are factored into the Company's overall interest rate risk position. The Company regularly reviews the credit quality of the counterparty from which the instruments have been purchased.

As of December 31, 2001, the Company had $90 million (notional principal amount) in cap contracts ($20 million and $70 million) with strike rates of 7.50% and 7.00%, respectively, and both mature in 2002. During 2001, the Company had $25 million (notional principal amount) in callable interest rate swaps that were called. The Company also sold $10 million (notional principal amount) in interest rate swaps and $10 million (notional principal amount) in floor contracts during 2001.

At December 31, 2001 and 2000, the contractual or notional amounts of credit related and derivative financial instruments were as follows:

                                                             2001        2000
------------------------------------------------------------------------------

Contractual
 Commitments to extend credit                              $124,261    $99,108
 Letters of credit                                            1,506      1,865
Notional
 Swaps                                                           --     35,000
 Floors                                                          --     10,000
 Caps                                                        90,000     90,000

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

The estimated fair values of the Company's financial instruments reported in the Consolidated Statements of Condition were as follows:

                                            DECEMBER 31, 2001     DECEMBER 31, 2000
------------------------------------------------------------------------------------
                                           Carrying     Fair     Carrying     Fair
                                            Amount      Value     Amount      Value

Financial assets:
Cash and due from banks                    $ 38,861   $ 38,861   $ 29,337   $ 29,337
Securities available for sale               262,866    262,866    159,315    159,315
Securities held to maturity                     944        944     57,695     60,698
Residential mortgages held for sale              --         --     12,838     12,838
Loans receivable                            710,528    703,750    677,701    674,814
Interest receivable                           5,054      5,054      6,959      6,959
Life insurance policies                      17,713     17,713     16,842     16,842

Financial liabilities:
Deposits                                   $763,568   $763,298   $744,360   $745,291
Borrowings from Federal Home Loan Bank      168,832    163,834    132,348    131,680
Other borrowed funds                         42,011     42,011     36,092     36,092
Interest payable                              3,058      3,058      3,963      3,963

The estimated fair values of the Company's derivative financial instruments were as follows:

                                          DECEMBER 31, 2001
--------------------------------------------------------------------------------
                                                                      Fair Value
                             Notional     Contract      Maturity      Including
                            Principal       Date          Date        Accruals

Interest Rate Caps           $ 20,000     26-Jul-00     26-Jul-02        $  --
                               70,000     23-Oct-00     23-Oct-02           --
                               ------                                    -----
                             $ 90,000                                    $  --
                             ========                                    =====

                                          DECEMBER 31, 2000
--------------------------------------------------------------------------------
                                                                      Fair Value
                            Notional       Contract      Maturity      Including
                            Principal        Date          Date         Accruals

Interest Rate Swaps         $ 10,000      23-Dec-99     23-Dec-04        $316
                              20,000      11-Aug-00     11-Aug-10          39
                               5,000      23-Aug-00     23-Feb-06          13
                            --------                                     ----
                            $ 35,000                                     $368
                            ========                                     ====

Interest Rate Floors        $ 10,000      10-May-00     12-May-05        $258
                            ========                                     ====

Interest Rate Caps          $ 20,000      26-Jul-00     26-Jul-02        $ 12
                              70,000      23-Oct-00     23-Oct-02          31
                            --------                                     ----
                            $ 90,000                                     $ 43
                            ========                                     ====

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

21.  REGULATORY MATTERS

The Company and its bank subsidiaries are subject to various regulatory capital requirements administered by the FRB, the Comptroller of the Currency and the FDIC. Failure to meet minimum capital requirements can result in mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's Consolidated Financial Statements.

These capital requirements represent quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgments by its regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that, as of December 31, 2001, the Company and its bank subsidiaries meet all capital requirements to which they are subject.

As of December 31, 2001, both bank subsidiaries were categorized by their supervisory regulatory agencies as well capitalized. To be categorized as well capitalized, each bank subsidiary of the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the banks' respective capital categories.

The ability of the Company to pay cash dividends depends on the receipt of dividends from its subsidiaries. The Company, as the sole shareholder of its subsidiaries, is entitled to dividends from legally available funds when and as declared by each subsidiary's Board of Directors.

The Company's actual capital amounts and ratios are also presented in the table.

                                                                                        To Be Well Capitalized
                                                                     For Capital        Under Prompt Corrective
                                                    Actual        Adequacy Purposes        Action Provisions
                                               Amount    Ratio   Amount>=     Ratio>=   Amount>=        Ratio>=
---------------------------------------------------------------------------------------------------------------
As of December 31, 2001

Total Capital (To Risk-Weighted Assets):
Consolidated                                  $100,533   14.2%    $56,650       8.0%        N/A
Camden National Bank                            58,979   12.4%     37,996       8.0%    $47,495          10.0%
UnitedKingfield Bank                            26,722   11.6%     18,444       8.0%     23,055          10.0%

Tier 1 Capital (To Risk-Weighted Assets):
Consolidated                                  $ 91,624   12.9%    $28,325       4.0%        N/A
Camden National Bank                            53,010   11.2%     18,998       4.0%    $28,497           6.0%
UnitedKingfield Bank                            23,814   10.3%      9,222       4.0%     13,833           6.0%

Tier 1 Capital (To Average Assets):
Consolidated                                  $ 91,624    8.7%    $42,011       4.0%        N/A
Camden National Bank                            53,010    7.7%     27,733       4.0%    $34,666           5.0%
UnitedKingfield Bank                            23,814    6.8%     14,014       4.0%     17,517           5.0%

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

As of December 31, 2000

Total Capital (To Risk-Weighted Assets):
Consolidated                                  $94,077   13.1%   $57,618   8.0%       N/A
Camden National Bank                           59,373   12.3%    38,735   8.0%   $48,419   10.0%
UnitedKingfield Bank                           27,685   11.7%    18,883   8.0%    23,603   10.0%

Tier 1 Capital (To Risk-Weighted Assets):
Consolidated                                  $85,074   11.8%   $28,809   4.0%       N/A
Camden National Bank                           53,320   11.0%    19,368   4.0%   $29,051    6.0%
UnitedKingfield Bank                           24,734   10.5%     9,441   4.0%    14,162    6.0%

Tier 1 Capital (To Average Assets):
Consolidated                                  $85,074    8.6%   $39,482   4.0%       N/A
Camden National Bank                           53,320    8.3%    25,722   4.0%   $32,152    5.0%
UnitedKingfield Bank                           24,734    7.3%    13,548   4.0%    16,935    5.0%

22.  HOLDING COMPANY

Following are the condensed Statements of Condition, Income and Cash Flows for the Company.

                            Statements of Condition
                                  December 31,
--------------------------------------------------------------------------------

                                                            2001           2000
Assets
 Cash                                                     $  2,411       $   216
 Premises and equipment                                      6,034         4,731
 Investment in subsidiaries:
   Bank subsidiaries                                        90,266        83,903
   Other subsidiaries                                        4,659           184
 Amounts receivable from subsidiaries                          292            --
  Goodwill                                                      --            41
  Other assets                                               2,965         2,762
                                                          --------       -------
   Total assets                                           $106,627       $91,837
                                                          ========       =======

 Liabilities & Shareholders' Equity
  Amounts due to subsidiaries                             $     --       $   663
  Accrued and other expenses                                 1,559           251
  Shareholders' equity                                     105,068        90,923
                                                          --------       -------
   Total liabilities and shareholders' equity             $106,627       $91,837
                                                          ========       =======

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                              Statements of Income
                          For Years Ended December 31,
--------------------------------------------------------------------------------------------
                                                                   2001      2000      1999
Operating Income
  Dividend income from subsidiaries                              $14,787   $ 7,756   $ 8,256
  Fees from subsidiaries                                           7,999     6,300     3,579
  Other income                                                        12        70        10
                                                                 -------   -------   -------
    Total operating income                                        22,798    14,126    11,845
                                                                 -------   -------   -------
Operating Expenses
  Salaries and employee benefits                                   4,537     3,698     2,158
  Net occupancy                                                      387       218       155
  Furniture, equipment and data processing                           893       886       709
  Other operating expenses                                         2,275     1,558     1,353
  Acquisition related expenses                                       271       129     1,019
                                                                 -------   -------   -------
    Total operating expenses                                       8,363     6,489     5,394
                                                                 -------   -------   -------
Income before equity in undistributed earnings of subsidiaries    14,435     7,637     6,451

Equity in undistributed earnings of subsidiaries                     961     6,240     3,705
                                                                 -------   -------   -------
    Income before income taxes                                    15,396    13,877    10,156
  Income tax benefit (expense)                                        22       (18)       73
                                                                 -------   -------   -------
Net Income                                                       $15,418   $13,859   $10,229
                                                                 =======   =======   =======

                            Statements of Cash Flows
                          For Years Ended December 31,
----------------------------------------------------------------------------------------------
                                                                     2001      2000      1999
Operating Activities
Net income                                                         $15,418   $13,859   $10,229
Adjustments to reconcile net income earnings to net cash
  provided by operating activities:
    Equity in undistributed earnings of subsidiaries                  (961)   (6,240)   (3,705)
    Depreciation and amortization                                      404       299       300
    Decrease in obligation under ESOP and BRRP                           5         6       487
    Amortization of goodwill                                            41         5         5
    (Increase) decrease in amount receivable from subsidiaries        (292)    2,367      (427)
    Increase in other assets                                          (203)     (131)   (2,292)
    Increase (decrease) in payables                                    645      (998)   (1,799)
                                                                   -------   -------   -------
    Net cash provided by operating activities                       15,057     9,167     2,798
                                                                   -------   -------   -------
Investing Activities
  Purchase of premises and equipment                                (1,707)   (3,497)     (347)
  Investment in Acadia Trust, N.A                                   (4,551)       --        --
                                                                   -------   -------   -------
    Net cash used by investing activities                           (6,258)   (3,497)     (347)
                                                                   -------   -------   -------
Financing Activities
  Proceeds from sale of treasury stock                                  --        --     2,249
  Exercise and repurchase of stock options                             (80)      (22)     (975)
  Acquisition of minority interest                                     146        --        --
  Purchase of treasury stock                                        (1,444)     (394)   (2,337)
  Dividends paid                                                    (5,226)   (5,150)   (4,182)
  Proceeds from stock issuance under stock option plan                  --        31       227
                                                                   -------   -------   -------
    Net cash used by financing activities                           (6,604)   (5,535)   (5,018)
                                                                   -------   -------   -------
Net increase (decrease) in cash                                      2,195       135    (2,567)
Cash at beginning of year                                              216        81     2,648
                                                                   -------   -------   -------
Cash at end of year                                                $ 2,411   $   216   $    81
                                                                   =======   =======   =======

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

23.  QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000:

                                                   THREE MONTHS ENDED
--------------------------------------------------------------------------------
                                         Mar 31    June 30    Sept 30     Dec 31
2001

Interest income                         $20,751    $20,552    $19,989    $18,578
Interest expense                         10,483      9,423      8,469      7,314
Net interest income                      10,268     11,129     11,520     11,264
Provision for loan losses                   714        714        789      1,464
Income before income taxes                5,382      5,992      6,460      4,746
Applicable income taxes                   1,762      1,989      1,980      1,431
Net income                                3,620      4,003      4,480      3,315
Per common share:
  Basic                                    0.44       0.50       0.55       0.41
  Diluted                                  0.44       0.49       0.55       0.41

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

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Auditor's Letter
--------------------------------------------------------------------------------

                           BERRY DUNN MCNELL & PARKER

                                 --------------
                                     [LOGO]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Shareholders and Board of Directors
Camden National Corporation

We have audited the accompanying consolidated statements of condition of Camden National Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and signigicant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Camden National Corporation and Subsidaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001, in conformity with U.S. generally accepted accounting principles.

/s/
-------------------------
Portland, Maine
January 22, 2002

--------------------------------------------------------------------------------

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

Boards of Directors and Bank Administrations

Camden National Corporation

DIRECTORS

Rendle A. Jones
Chairman, Camden National Corporation
Attorney & Partner,
Harmon, Jones, Sanford & Elliot, LLP

Ann W. Bresnahan
Civic Leader

Robert J. Campbell
Partner, Beck, Mack & Oliver Investments

Robert W. Daigle
President & CEO, Camden National
Corporation & Camden National Bank

Robert J. Gagnon
Civic Leader

Johann H. Gouws
Chairman, President & CEO,
Acadia Trust, N.A.

Ward I. Graffam
Graffam & Associates

John W. Holmes
President, Consumers Fuel Company

Theodore C. Johanson
Managing Director, Harbor Wharf, LLC

Winfield R. Robinson
President, Timber Resource Group, LLC

Richard N. Simoneau, CPA
Tax Partner,
Simoneau, Norton, Masters & Alex, P.A.

Arthur E. Strout
Attorney & Partner, Strout & Payson, P.A.

ADMINISTRATION

Robert W. Daigle
President & CEO, Camden National
Corporation & Camden National Bank

Laurel J. Bouchard
Senior Vice President, Corporate Administration

Joanne T. Campbell
Senior Vice President, Residential Real Estate

Gregory A. Dufour
Senior Vice President, Finance

Jeffrey D. Smith
Senior Vice President, Operations & Technology

John A. Gobel
Vice President, Information Technology

Kimberly J. Nason
Vice President, Residential Real Estate

June B. Parent
Vice President & Human Resource Manager

Susan M. Westfall
Vice President, Clerk, Treasurer & Controller

Scott R. Westhrin
Vice President, Loan Servicing

Eric Y. Boucher, CPA
Assistant Vice President &
Accounting Manager

Jennifer F. Mazurek
Assistant Vice President,
Deposit Services & Electronic Banking

Timothy J. Pratt
Assistant Vice President, Items Processing

Kathryn M. Ryder
Assistant Vice President,
Asset & Liability Manager

Lee Ann Szelog
Assistant Vice President &
Marketing Manager

Robert E. Cleveland, Jr.
Senior Network Administrator

Ann E. Filley
Training Manager

Lorraine M. Ivers
Quality Service Manager

Jane G. Pierce
Residential Real Estate Underwriter

Danny L. Swindler, II
Facilities & Purchasing Manager

Vanessa H. Tilton
Internet Banking Manager

Karen W. Vaughan
Call Center Manager

Camden National Bank

DIRECTORS

Rendle A. Jones
Chairman, Camden National Bank
Attorney & Partner,
Harmon, Jones, Sanford & Elliot, LLP

Ann W. Bresnahan
Civic Leader

Robert W. Daigle
President & CEO, Camden National
Corporation & Camden National Bank

David C. Flanagan
President, Viking Lumber, Inc.

Robert J. Gagnon
Civic Leader

John W. Holmes
President, Consumers Fuel Co.

Richard N. Simoneau, CPA
Tax Partner,
Simoneau, Norton, Masters & Alex, P.A.

Arthur E. Strout
Attorney & Partner, Strout & Payson, P.A.

Rosemary B. Weymouth
President, Megunticook Management Co.

ASSOCIATE DIRECTORS

Peter T. Allen
Private Investor

C.R. deRochemont
Realtor, C.R. deRochemont Realtor

Kenneth C. Dickey
Retired Vice Chairman,
Camden National Corporation
Haskell & Corthell Real Estate

Frederick G. "Ted" Hanley
Retired Executive Vice President,
Camden National Bank

John S. McCormick, Jr.
Engineer & Developer,
Consolidated Real Estate and Engineering

David H. Montgomery
Retired Chairman,
Camden National Corporation
Past Chairman, Allen Agency

Keith C. Patten
Retired Chairman, Camden National Bank
Retired President & CEO,
Camden National Corporation

                                                                       continued

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

Boards of Directors and Bank Administrations

Camden National Bank

ADMINISTRATION

Robert W. Daigle
President & CEO, Camden National
Corporation & Camden National Bank

Michael A. McAvoy
Senior Vice President,
Senior Risk Management Officer

John P. "Jack" Williams
Senior Vice President, Senior Loan Officer

Jayne Crosby-Giles
Vice President, Commercial Services Group

Barbara B. Hanson
Vice President, Commercial Services Group

Michael F. Jones
Vice President, Commercial Services Group

Richard E. Littlefield
Vice President, Commercial Services Group

Stephen J. Matteo
Vice President, Credit Administration

Vera E. Rand
Vice President, Commercial Services Group

Stephen C. Staples
Vice President, Commercial Services Group

Stephen C. Wallace
Vice President, Retail Group

Todd L. Savage
Assistant Vice President,
Commercial Services Group

Barry J. King
Credit Analyst

John P. Quesnel
Special Assets Officer

BRANCH ADMINISTRATION

Tamara J. Bryant
Vice President & Manager,
Main Office & Camden Square Office

R. Todd Starbird
Assistant Vice President & Manager,
Rockland Office

Judith L. Brogden
Manager, Thomaston Office

Laverne M. Hatch
Manager, Belfast Office & Bucksport Office

Emily B. Lane
Manager, Vinalhaven Office

Richard H. Newell, Jr.
Manager, Damariscotta Office

Susan L. O'Brien
Manager, Union Office

William H. Pusey, III
Manager, Portland Office

Walter C. Reynolds
Manager, Waldoboro Office

UnitedKingfield Bank

DIRECTORS

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

Rendle A. Jones
Attorney & Partner,
Harmon, Jones, Sanford & Elliott, LLP

C. Charles Lumbert
President, Moose River Co., Inc.

Roger G. Spear
Chief Financial Officer,
University of Maine at Farmington

John C. Witherspoon
President & CEO, UnitedKingfield Bank

ADMINISTRATION

John C. Witherspoon
President & CEO

Timothy P. Nightingale
Vice President, Senior Loan Officer
& Market Manager,
Penobscot & Piscataquis Counties

Gordon A. Flint
Vice President & Market Manager,
Franklin & Somerset Counties

Robert D. Stone
Vice President & Market Manager,
Androscoggin County

Valarie A. Coolong
Commercial Loan Officer, Greater Bangor

John B. Ellrich
Commercial Loan Officer, Farmington

George C. Dilts
Commercial Loan Officer, Greater Bangor

Cynthia C. Wheeler
Commercial Loan Officer, Greater Bangor

Susan H. Froehlich
Retail Underwriting Manager

Brenda L. Gerow
Human Resources Manager & Sales Manager

Joseph T. McOscar
Credit Administrator

BRANCH ADMINISTRATION

Michael A. Durgin
Regional Sales Manager, Bangor

Linda D. Gilbert
Regional Sales Manager, Dover-Foxcroft

Cynthia J. Gilmore
Regional Sales Manager, Kingfield

Stephen D. Gray
Regional Sales Manager, Farmington

Joseph G. Poulin
Regional Sales Manager, Madison

Raymond B. Teixeira
Regional Sales Manager, Lewiston

Catherine L. Moore
Branch Administrator

Kathy Pelletier
Employee Benefits Officer

                          CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES [GRAPHIC]

Acadia Trust, N.A.

Directors

Johann H. Gouws
Chairman, President & CEO,
Acadia Trust, N.A.

Ward I. Graffam
Graffam & Associates

John M. Albin, CPA
Retired Senior Partner,
Albin, Randall and Bennett

Robert J. Campbell
Partner, Beck, Mack & Oliver Investments

Robert G. Fuller, Jr., Esq.
Private Trustee

Officers

Johann H. Gouws
Chairman, President & CEO

Frank E. Kemna, Jr.,
Senior Vice President & Senior Trust Officer

John L. Simpson
Senior Vice President &
Chief Investment Officer

Diane M. Aston
Vice President, Trust Operations

Lawrence A. Blaisdell
Vice President & Portfolio Manager

Patricia N. O'Donnell
Vice President, Marketing & Development

Jan F. Macleod
Vice President & Director of Research

Joan M. Smith
Vice President, Chief Financial Officer
& Chief Operating Officer

Barbara Brown
Trust Tax Officer

Trust Company of Maine, Inc.

DIRECTORS

Andrew P. Averill
Retired Chairman,
Trust Company of Maine, Inc.

Randall A. Bishop
Chief Financial Officer,
William T. Gardner & Sons, Inc.

Robert W. Daigle
President & CEO, Camden National
Corporation & Camden National Bank

Johann H. Gouws
Chairman, President & CEO,
Acadia Trust, N.A.

Richard N. Simoneau, CPA
Tax Partner,
Simoneau, Norton, Masters & Alex, P.A.

John C. Witherspoon
President & CEO, UnitedKingfield Bank

ADMINISTRATION

Johann H. Gouws
Chairman, President & CEO

R. Paul Pasquine
Executive Vice President & Senior Trust Officer

Shirley B. Kile
Executive Vice President,
Employee Benefits Division

Lynn M. Bowden
Vice President, New Business Development

Susan L. Kenney
Assistant Vice President & Trust Officer

Robert M. Parker, Jr.
Assistant Vice President & Trust Officer

Pamela M. Webster
Senior Employee Benefits Officer

Jana D. Hanscom
Employee Benefits Officer

Kathy Pelletier
Employee Benefits Officer

Acadia Financial Consultants

Marcia Mansfield
President

Lisa Masters
Account Executive,
Camden National Bank

Robert McKay
Account Executive,
UnitedKingfield Bank

Dorothy M. Peters,
Executive Assistant

[GRAPHIC] CAMDEN NATIONAL CORPORATION AND SUBSIDIARIES

                 Annual Meeting of Camden National Corporation

                       Tuesday, April 30, 2002, 3:00 p.m.

                             The Camden Opera House

  The Company will provide, upon written request and without charge, a copy of
   Camden National Corporation's 2001 Annual Report on Securities and Exchange
                              Commission Form 10K.

Please contact:
                  Gregory A. Dufour, Senior Vice President of Finance Camden National Corporation
                  P.O. Box 310
                  Camden, Maine 04843
                  207-236-9131, ext. 2106
                  gdufour@camdennational.com

Credits:

Design & Layout   Peggy Mason, ABC-webdesign & graphics, inc.

Copy Writing      Joanne Miller

Photography       Front and back covers ~ Thomas Mark Szelog(C)2002

                  Inside front cover ~ Sara Gray(C)2002

                  Table of Contents
                    Birds ~ Joe Devenney(C)2002
                    Wreath ~ Thomas Mark Szelog(C)2002
                    Ship's wheel ~ Benjamin Mendlowitz(C)2002

                  Page 2
                    Birch trees ~ Michele Stapleton(C)2002
                    Portrait ~ Benjamin Magro(C)2002

                  Page 4
                    Flying geese ~ Thomas Mark Szelog(C)2002
                    Bird sculptor ~ Joe Devenney(C)2002

                  Page 6
                    Pine trees ~ Michele Stapleton(C)2002
                    Wreath maker ~ Thomas Mark Szelog(C)2002

                  Page 8
                    Boat sailing ~ Benjamin Mendlowitz(C)2002
                    Boat hull ~ Benjamin Mendlowitz(C)2002

                  Financial pages
                    Various tree images ~ Michele Stapleton(C)2002 and Sara Gray(C)2002

                  Inside back cover ~ Thomas Mark Szelog(C)2002

Printing          Spectrum Printing & Graphics Inc.

                 [RINGS OF TREE GRAPHIC APPEARS IN BACKGROUND]

                             The rings of a tree...

                  are the evidence of its growth and maturity.


                         Camden National Corporation's

                       record of financial performance...

                is the evidence of its consistency and strength.

                        Constantly growing and changing,

                       we remain dedicated to our roots,

                       carefully crafting and delivering

               the best financial products and services in Maine.

                        [GRAPHIC OF TREES APPEARS HERE]