Form 10-K, Exhibit 13
period 2002-12-31
CAMDEN NATIONAL CORP
filed 2003-03-26
CIK 750686

Exhibit 13 The Company's 2002 Annual
Report to Shareholders

[GRAPHIC APPEARS HERE]


[LOGO OF CNC]

CAMDEN NATIONAL CORPORATION
ANNUAL REPORT 2002

[GRAPHIC APPEARS HERE]

From the northern woods and inland lakes of UnitedKingfield Bank's service area (green) to Penobscot Bay and the coast of Camden National Bank's service area
(blue), and with Acadia Trust, N.A. serving clients statewide, Camden National Corporation is committed to providing personalized financial services to the communities in which we live and work.

Maine Facts

Capital: Augusta
Statehood: 23rd state, March 15, 1820
Population: 1,274,923
Size: 33,215 square miles
Length of Coastline: 3,500 miles
Lakes and Ponds: 6,000
Forests: 17 million acres
Highest Point: 5,262 feet: Mount Katahdin,
   Baxter State Park
State Motto: Dirigo (I Lead)
State Nickname: The Pine Tree State
State Slogan: Vacationland

Camden National Corporation Facts

Headquarters: Camden, Maine
Founded: 1875
Subsidiaries: Camden National Bank
              UnitedKingfield Bank
              Acadia Trust, N.A.
Number of Branches: 28
Number of Employees: 332
Households Served: 38,266
Businesses Served: 8,641
Total Salaries and Benefits: $16.5 million
AMEX Ticker Symbol: CAC
Community Volunteer Hours: 1,091 per month

[GRAPHIC APPEARS HERE]

MAINE has it all ...rugged spirit, native beauty and adventure....a kaleidoscope of images that change with the four seasons. The challenge becomes how best to explore all that Maine has to offer, from the shores of the rocky coast to the peaks of the forested mountains, and everywhere in between.

Just as professional outdoor guides have been helping people enjoy the seasonal splendors of Maine for centuries, Camden National Corporation has a longstanding tradition of guiding customers to financial solutions that best meet their needs. Since 1875, the Company has provided local expertise and decision making to individuals and businesses in many communities across the state. Throughout the seasons, we continue to explore new directions and opportunities to strengthen the quality of our services, so that our customers will continue to rely on our guidance as they make their financial decisions.

                        TABLE OF CONTENTS

                        Shareholders' Letter                            2-3
                        Subsidiary Reports                              4-17
                        Maine ~ Our Home                                18-19
                        Certification Pursuant to Section 302(a)
                         of the Sarbanes-Oxley Act of 2002              20
                        Management's Discussion and
                        Analysis of Financial Condition
                         and Results of Operations                      21-37
                        Summary of Financial Performance                38
                        Selected Five-Year Financial Data               39
                        Consolidated Statements                         40-43
                        Notes to Consolidated Statements                44-64
                        Auditor's Letter                                65
                        Boards of Directors and
                         Bank Administrations                           66-69
                        Announcement of Annual Meeting                  70

[GRAPHIC APPEARS HERE]

[PHOTO OF RENDLE A. JONES AND ROBERT W. DAIGLE]

Rendle A. Jones, right, Chairman of the Board of Directors, and Robert W. Daigle, President & CEO, Camden National Corporation.

Dear Shareholders

Residing and working in Maine, we take great pride in the splendid scenery, rich history, diverse wildlife and broad range of leisure pursuits of our home state. From Kittery to Fort Kent and Lubec to Rangeley, we love to explore Maine's highways and back roads in search of exciting discoveries.

In 2002, we embarked on another yearlong trek here at Camden National Corporation (the "Company"), seeking to uncover opportunities for increased productivity, efficiency, market share and customer satisfaction. To recount the progress of our journey, this year's Annual Report employs a seasonal travel guide theme. Join us now for a chronicle of destinations successfully reached, despite the unsettled skies and detours encountered.

From a financial viewpoint, we are pleased to report to you that your Company enjoyed another very successful year. Record net income of $17.0 million was reported, which was 10.6% better than the prior year. Return on assets and return on equity were 1.48% and 15.38%, respectively; both rank us most favorably among our peers. By year-end, all-time highs were reached in total assets of $1.2 billion, loans of $808.9 million and deposits of $850.1 million. These results, along with an efficiency ratio of 52.7%, reflect our on-going strategic philosophy of delivering superior financial performance through prudent management practices.

Lending significance to these results is the fact that they were achieved in an economic environment that featured 41-year lows in interest rates, a third straight year of declines in the stock market, and skyrocketing health insurance premiums.

Despite these challenges, our steadfast commitment to being a low-cost producer with a strong balance sheet allowed your Company to take advantage of numerous opportunities during 2002. For example, in response to the low interest rate environment, we generated historically high levels of new residential mortgage production. This was accomplished through a well-orchestrated sales initiative that stressed service quality, yet met our asset and liability management requirements. This effort, along with continued high quality growth from our commercial lending activities, helped minimize the adverse effect of a declining rate environment on our net interest margin.

The poor performance of the stock market, and the resulting impact on investor confidence, presented earnings challenges to our investment management entities. As a result, and in accordance with the Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," we recorded a $449,000 after-tax writedown on the goodwill resulting from the acquisition of Acadia Trust, N.A. While the financial performance of Acadia Trust, N.A., Trust Company of Maine, Inc., and Acadia Financial Consultants (the brokerage and insurance division of our two banks) did not meet our expectations during the year, we remain committed to our strategy of providing a full array of financial and investment products to our customers. We remain convinced that, going forward, the successful acquisition and retention of customers will be inextricably linked to our overall effectiveness in integrating bank, brokerage and wealth management services.

In keeping with our commitment to maintain a competitive edge, several important strategic investments were made during the year. These included a new, state-of-the-art check image system, purchase of mainframe computer hardware to create our own disaster recovery "hot site" at an alternate location, and the expansion of our marketing resources, which have enabled us to exploit the unique brand profiles of each affiliate. These initiatives demonstrate our commitment to continually seek out ways to add long-term value for shareholders, customers, communities and employees.

The strong performance of your Company, its subsidiaries, and its employees was noted in several commendations received during the year. Among the more notable was Camden National Corporation (AMEX: CAC) being named to the Russell 2000 Index, which provides greater visibility for your stock to a wider universe of potential investors. Later in this report, you will read about a most coveted award having been presented to Camden National Bank by Maine's then Governor, Angus King. Finally, many of our employees throughout the Company received public recognition for their volunteer efforts in support of countless community service organizations. With nearly 1,100 hours per month of employee time devoted to volunteerism, there is not a week that goes by that one of our colleagues is not being thanked or recognized. It is indeed the personification of all that is community banking.

On the corporate governance front, we proactively took steps to meet and/or beat implementation timelines with respect to mandates promulgated by the Sarbanes-Oxley Act, which became law in July 2002. First, Bob Daigle, Chief Executive Officer, and Greg Dufour, Principal Financial Officer, have personally been attesting to the accuracy of the Company's financial reports since the second quarter of 2002. Further, Bob resigned his ex officio membership on the Compensation Committee. The Company also announced that it would voluntarily expense stock options granted to employees. Finally, in this Annual Report, we are providing more explicit explanations of our statement of condition, the current business environment in which we are operating, and our strategic outlook.

On a somber note, we mourned the passing of our good friend, trusted advisor and fellow director, Robert J. Gagnon. Bob's contribution to the success of this Company and his community were significant, and he will be greatly missed by all of us who came to be in his presence.

Indeed, 2002 was a year of many memorable events, most of positive consequence for your Company. As we move into the new year, there are considerably more words of caution being bandied about. Despite all the concerns that envelop our world and our country today, rest assured Camden National Corporation remains "rock solid" in its financial standing and resolute in its mission to be Maine's premier financial service provider.

We value your on-going loyalty and support, and invite you to continue with us on our journey to the future.

         Sincerely,

         /s/ Rendle A. Jones
         Rendle A. Jones
         Chairman of the Board of Directors

         /s/ Robert W. Daigle
         Robert W. Daigle
         President & Chief Executive Officer

[GRAPHIC APPEARS HERE]

WINTER's INSPIRATION, a time for PLANNING new BEGINNINGS.

                                                                          WINTER

When the snow flies in Maine, many coastal towns slow down, and folks fire up the wood stove, bracing themselves for three months of icy Atlantic winds. At the same time, other Maine communities come alive, as local people and visitors alike come to enjoy the pristine beauty and excitement of Maine's winter season.

Downhill and cross-country skiing, ice fishing, tobogganing and snow shoeing are among the popular activities attracting people to our beautiful winter recreation areas and lakeside communities. And, after an exhilarating and active day in Maine's winter wonderland, there's nothing better than a warming mug of hot chocolate in front of a roaring fire at a local inn, bed and breakfast, or ski lodge.

The pure, bracing Maine winter air stimulated new thinking, creativity and planning among the Camden National team; let us share a few of the initiatives we undertook.

First, the Marketing Team embarked on an exciting journey to identify and establish clear, coherent and relevant identities for each brand in the Camden National family. To continue our long-term growth objectives, we will ensure that all of our brands are uniquely positioned to attract new customers, and cement and build on existing relationships, as well as achieve maximum consumer acceptance, profitability and market share.

In developing our approach, we asked Maine consumers and businesses from our various communities to tell us how they currently perceive our brands. We then used this research to evaluate each brand's current image equity among bank customers, non-customers and our own stakeholders.

Throughout the balance of 2002, the Marketing Team applied this knowledge to a process where we defined ideal imagery and long-term positioning strategies for three brands in our portfolio: Camden National Corporation, Camden National Bank and UnitedKingfield Bank. This exploration will continue in 2003 with our other two brands, Acadia Trust, N.A. and Acadia Financial Consultants (the brokerage and insurance division of each bank).

Second, the Camden National Service Center Team set out to upgrade technology in order to enhance customer satisfaction and efficiency. One such initiative was to establish online account maintenance, giving our branch and Customer Assistance Center staff the ability to access and immediately update customer address, telephone number and email information online. This saves time, increases the accuracy of our account records and helps us to exceed our customers' expectations.

Another enhancement involved our Bill Payment Service, initiated only two years ago. We took advantage of an opportunity to upgrade the service, providing the customer with greater benefits, such as: eliminating the need for a second log-in I.D. and password; providing same day processing for payments made on weekdays before 1:00 p.m.; and issuing payments drawn on the customer's own account, giving them the advantage of the "float." These added benefits have enhanced customer satisfaction and increased usage of our Bill Payment Service.

On the business front, we recognized that a later deadline for same day processing of online external fund transfer transactions (such as direct deposits, payroll or tax payments) would help many of our customers with their accounting work flow. To address this need, the Electronic Banking Team created a new weekday deadline of 8:00 p.m. for these transactions, a competitive advantage compared to the 3:00 p.m. deadline offered by most other banks.

It's evident that Maine's pristine, snow-covered vistas and invigorating winter temperatures stimulated our creativity and spurred us on to uncover untapped potential, explore new paths and pursue new ideas to lead the way for success through the coming seasons.

[GRAPHIC APPEARS HERE]

SPRING's PROMISE, a BLOSSOMING of new POTENTIAL.

SPRING

When the sun rises before you wake, it's spring in Maine. Eagerly searching for more hints that this wonderful season of warmth and vibrancy is really here, we mark each change with welcome. We gauge when the ice will go out on local lakes and ponds. We count and conserve the last of our wood, just in case, and order an extra cord for next fall. And as we reclaim our yards and gardens from winter hibernation, we delight in discovering the first crocus, welcome the arrival of robins and bluebirds, and revel in longer days and warmer sunshine. We long for the wild, graceful lupine that dot hillsides and roadways at will. We appreciate the change that light brings and look forward to a season of open windows and the return of friends from away.

At Camden National Corporation, we harnessed this spirit of spring fever and used the energy to hone our customer service skills in order to prepare ourselves for the busiest months ahead.

The Customer(R) program is an employee development and team building program in which staff focus on serving external and internal customers, with the objective of achieving the highest level of customer satisfaction and employee loyalty possible. After UnitedKingfield Bank's President and CEO John Witherspoon first facilitated the program for Kingfield Bank in 1996 (before it became part of UnitedKingfield Bank in 2000), he noted, "No doubt, this program was the one single initiative that has had the biggest impact on our Bank, and it continues to influence the way we deliver service six years later!"

With this vote of confidence, Laurie Bouchard, Senior Vice President of Corporate Administration, and Jeffrey Smith, Senior Vice President and Chief Operating Officer of UnitedKingfield Bank, set their course for Phoenix, Arizona, to become certified facilitators of The Customer(R) program. They returned to launch the first customer class at Camden National in May. In all, 63 employees graduated from the program in 2002.

Robert W. Daigle, President and CEO of Camden National Corporation, who was an active participant in the second session, confirmed the value of the program saying, "The Customer(R) program can be likened to a key, which in turn can be used to unlock the store of untapped potential residing within each of us. It truly is a gift."

Laurie Bouchard, a driving force behind implementation of The Customer(R) program, concluded, "The program has been very well received by staff at all levels of the Company. The whole organization is benefiting from enhanced communications and teamwork, and individuals have grown both personally and professionally. For some, it has been life-changing."

Spring 2002 gave us the opportunity to examine customer service, internally and externally, in a new light. Given the opportunity and a nurturing environment in which to learn and try new things, our employees blossomed.

[GRAPHIC APPEARS HERE]

SUMMER's LEISURE, a time for ENJOYING new PASSAGES.

SUMMER

Whether you enjoy sandy beaches, the rockbound coast, quiet inland lakes, or the rugged mountains, there's a great selection of outdoor activities for your summer enjoyment. Here in Maine, summer is fleeting, so everyone tries to make the most of this spectacular time of year when the warm, sunny days seem endless and the starry night skies so inviting.

Even at work, we tried to make the most of this past summer by focusing our energy on enhancing our performance. We set our course to find new and better ways to work more efficiently and provide our customers with service that is second to none.

Inspired by trusted Maine Guides who can navigate a wandering river or blaze a new trail, our Operations and Technology team designed and implemented three innovative and timesaving initiatives to further our goal of service excellence:
Enhanced Check Imaging, EZTeller32(R) and the Loan Process Quality Improvement Initiative.

The installation of our new Check Imaging System prompted a very favorable response from our customers. This technological enhancement provides customers with high-quality, full-size images of canceled checks and transaction slips, which are available instantly online by accessing account transaction data on NetTeller. They can also be printed quickly by a branch teller or included monthly with a statement. Customers appreciate this information being, quite literally, at their fingertips.

To serve customers more quickly in our branches, we upgraded our teller software to EZTeller32(R). This new Windows-based platform offers faster, easier processing of teller transactions and access to features of the corporate-wide network including check imaging, local administration and email. With greater access to a broader range of information, tellers can provide more accurate and efficient service. For our customers, this means less time in line.

The Loan Process Quality Improvement Initiative ("LPQII") led by Vice President of Operations and Technology, Scott Westhrin, produced a number of important outcomes for our Company. To achieve greater consistency, efficiency and overall improved servicing of loans, we consolidated our loan files into one convenient location at the Service Center in Rockport. And while local decision-making continues as the hallmark of our community-based banking, this initiative led to a centralized process for reviewing loan requests for consistency and prudent underwriting. Finally, LPQII allowed for standardization of products and pricing between our banks and reduced some operating costs.

In the summer of 2002, we successfully scouted out these new opportunities to not only improve our efficiency, but also strengthen our service quality, further delighting our customers.

[GRAPHIC APPEARS HERE]

AUTUMN'S HARVEST a time for REAPING new REWARDS.

AUTUMN

Autumn is a special time of year in Maine. The days are still warm; the nights are cool. There's a crisp feeling in the air. The landscape is a blaze of vibrant red, gold and yellow hues, which signify that autumn is upon us. The harvest reaps sweet juicy apples and round orange pumpkins for all to enjoy.

Autumn in Maine gives us renewed energy to help our customers get organized and conserve resources for the coming winter.

In 2002, we harvested new opportunities to enhance our business customer relationships. We introduced a new product called One Business Solution, CD-ROM statements and a new debit card designed specifically for business customers. We also entered into a partnership with a new merchant credit card processor.

With our field knowledge of small business needs, we designed a new business product that adds value to existing relationships and attracts new customers because it simplifies business banking. The One Business Solution package includes over nine different services for a single, low monthly fee, eliminating the need to sign up for each service separately. Many of the services include preferred pricing, rewarding the customer for expanding their relationship with our Bank.

With our new Check Imaging system in place, we developed the capability to give our business customers a choice between traditional paper statements and a new CD-ROM statement. By choosing to receive monthly account statements on a CD-ROM, customers have the ability to sort, print and export account information with the click of a mouse. For the year ending 2003, our customers will be able to request an annual statement, conveniently storing 12-months worth of account history on a CD-ROM for increased analytical and record-keeping flexibility. These statements are also friendlier to the environment, reducing paper consumption and ultimately saving more of our forests.

Since debit card transactions are rapidly replacing cash, checks and credit cards as the payment method of choice for consumers, we wanted to provide this advantage to business owners and managers as well. This business debit card, featuring an attractive new design, not only provides convenience and safety to business customers, but also minimizes our Company's cost of processing paper checks.

Late in the year, we formed a new merchant bankcard processing alliance with NOVA Information Systems ("NOVA"). As a leader in the industry, NOVA provides customers with specialized services and technology, a wider variety of products, and a dedicated sales representative to service merchant needs. This new alliance with NOVA will ensure long-term benefits for our merchant customers.

In autumn 2002, we harvested ways to enhance our products and services in order to WOW our customers and position the Company for a bright new year.

[GRAPHIC APPEARS HERE]

CAMDEN NATIONAL BANK

Three words best describe the achievements realized at Camden National Bank during 2002--milestones, innovation and recognition. It never ceases to amaze me how, just when I think the Bank has outdone itself, barriers get broken and expectations are once again exceeded.

From a budgetary standpoint, superb results were achieved in several areas during the past year, including record net income, loans, deposits and core non-interest revenues. One of the leading examples of record productivity was reflected in the residential mortgage division. Low interest rates precipitated a consumer-driven refinance boom. However, it was the aggressive prospecting strategies employed by our well-trained sales force, coupled with the "don't let the service suffer" attitude of our loan processing team, that served as critical factors in the Bank retaining its #1 status in residential mortgage originations in mid-coast Maine.

Meanwhile, our geographic footprint continued to grow with the expansion of the Portland Office and the opening of a limited-purpose branch in Kennebunk. The primary business development focus for each of these southern Maine offices is commercial clients and high net-worth individuals. This new branch business model has proven to be enormously successful for our Bank, due in large measure to a staff of seasoned professionals who are equipped to provide responsive decision-making along with high-touch, personalized service.

Competitive products and services remain a critical element of any successful financial service organization today, and our association with Camden National Corporation has proven highly beneficial. The talent and financial resources resident in the holding company enabled our Bank to offer outstanding new tools that enhanced our value proposition, giving our sales force the competitive edge to both retain and acquire customers. Products such as enhanced check imaging, business CD-ROM deposit statements and One Business Solution, all described in more detail within this Annual Report, have made us clearly different and better in the eyes of our customers.

Underlying our comprehensive product menu and supporting technology is the true essence of why we are successful as a company--service excellence. Already bolstered by an informed and committed workforce, Camden National Bank embarked on an initiative in 2002 designed to further differentiate us from those who constantly seek to imitate our brand. The Customer(R) program is a human-relations initiative focused on enhancing internal and external customer satisfaction. Participants have the opportunity to realize their untapped potential while fine-tuning interpersonal skills that can enhance the quality of both their professional and personal lives.

The residual effect of an energized and motivated workforce has greatly benefited the communities served by the Bank in 2002, as record volunteer hours were committed to countless causes. Perhaps the best example of this altruism is our employee-sponsored Community Spirit of Christmas Project, which provided food, clothing and gifts to 85 families, including nearly 200 children. Also noteworthy was the public recognition bestowed upon colleagues too numerous to mention for their distinguished service on behalf of affordable housing, youth and education initiatives. Establishing a position entitled Vice President of Community Development and Government Banking, now filled by long-time Camden Town Manager Roger Moody, will provide us with yet another valuable connection to the growing number of communities being served by the Bank.

Receiving the Governor's Award for Business Excellence at a gathering on the campus of Colby College last March was indeed the capstone for 2002. As one of only six companies in Maine to be so honored, Camden National Bank was cited for "its outstanding commitment to the communities it serves, its passion for excellence in serving the needs of its customers, its emphasis on employee development, and its dedication to creating long-term shareholder value." The pride I felt that day was beyond compare. It proved to me, once again, how fortunate I am to be among such a great group of co-workers who make it their daily practice to do whatever it takes (SM) in order to exceed both their customers' and their communities' expectations.

                                              Sincerely,

                                              /s/ Robert W. Daigle
                                              Robert W. Daigle, President & CEO

Sail with fresh sea breezes along the peninsulas and coves of Maine's rugged coastline. Explore the history and natural beauty of this region, where forts and lighthouses stand watch over nesting Atlantic puffins and mountain vistas give way to blueberry barrens. From Kennebunk to Bucksport, Camden National Bank is here to do whatever it takes (SM) to help you on your financial journey.

[GRAPHIC APPEARS HERE]

UNITEDKINGFIELD BANK

UnitedKing field Bank continued to make significant progress toward its goal of being a leader among Maine-based financial service companies. Our strategic initiatives during 2002 focused on strengthening our management team, completing centralization efforts to leverage corporate resources, expanding our product offerings and, perhaps most importantly, creating a sales and service organization focused on meeting the expanding needs of our client base.

We pride ourselves on our skill in using our collective knowledge and experience to deliver high quality personalized service. Partnerships are formed between our clients and our internal "stakeholders," a term we use in place of "employees" to describe their critical role. Clearly, the effectiveness of these partnerships is dependent on the quality and dedication of our stakeholders. To this end, we are very pleased to report that our team today is stronger and even more committed to maximizing the value we are capable of bringing to both our clients and the Company as a whole.

Our team was strengthened through management restructuring and the addition of two senior level officers who joined our Bank in September. Jeffrey Smith, former Senior Vice President of Operations and Technology for Camden National Corporation, was appointed our Chief Operating Officer, based at our headquarters in Bangor. He is responsible for overseeing the day-to-day operations of the Bank and is charged with leveraging the use of corporate resources. Ken Additon joined us as Vice President and Market Manager, bringing more than thirty years of commercial banking experience in the Lewiston/Auburn market. The Bangor- and Lewiston-based teams are focused on our goal of becoming the premier bank for businesses and their owners in Maine's second and third largest metropolitan areas.

We are pleased to report on two successful projects completed in cooperation with the Company. First, UnitedKingfield Bank centralized a number of operational functions in order to increase our efficiency and overall service quality. The consolidation of our credit analysis and compliance functions, combined with the results of a loan process quality improvement initiative, have improved the quality of our loan portfolio, established the framework for continued risk mitigation and provided a platform to better meet the needs of our client base. Second, we worked closely with the Corporate Marketing Group to establish a brand identity for our Bank, intended to differentiate us in the marketplace in 2003 and beyond.

With these synergies in place, we were able to move ahead with establishing our banking franchise as a true customer focused, sales and service organization. A number of well-designed sales initiatives and promotions produced solid deposit growth and record loan volume. On the product front, Acadia Trust, N.A. and Acadia Financial Consultants now offer our clients a wide range of investment, trust, brokerage and insurance options. With these added services, we now can meet virtually all of a client's financial needs, both personally and professionally.

Having completed our third year as UnitedKingfield Bank, we are poised to capitalize on the momentum established in 2002. The team we have in place is strong and committed, and we are now uniquely positioned to realize the considerable potential that exists within our franchise. I look forward to reporting on our successes in next year's edition of this Annual Report.

                                           Sincerely,

                                           /s/ John C. Witherspoon
                                           John C. Witherspoon, President & CEO

Home to bears and moose, the scenic mountains of eastern, central and western Maine change with the seasons, beckoning you to explore the region. You'll find spectacular lakes from Rangeley to Greenville, mountain trails from Kingfield to Jackman or an eclectic mix of industry and architecture in cities such as Lewiston and Bangor. UnitedKingfield Bank serves this extensive market, meeting all of your personal and business financial needs.

[GRAPHIC APPEARS HERE]

ACADIA TRUST, N.A.

The year 2002 represented challenges in abundance for Acadia Trust, N.A., along with notable achievements. The seamless merger of Acadia Trust, N.A. and Trust Company of Maine, Inc. into one fully integrated firm offering investment management, trust administration, custody services and retirement plan administration was the major internal challenge this past year. The operational, technological and financial integration process went exceptionally well under the watchful attention of our senior managers, and we are pleased with the significant enhancement in capabilities. Offices are maintained in both Portland and Bangor.

Externally, the stock market environment proved to be the major challenge for the year. We are pleased to report that, even during these uncertain times, we have been able to retain the majority of our clients, as well as attract new clients, due to their satisfaction with our attentiveness and high-touch level of service. Nonetheless, the revenue impact of the decline in equity prices was felt. Fortunately, almost all portfolios we manage have some fixed income component, which benefited from our emphasis on high-quality issuers and our fondness for laddered maturities, a strategy that has served our clients well over the past three years.

We also began to focus during the year on building linkages with our two bank affiliates in order to bring to all clients a full range of financial service capabilities. This is both the primary objective and the greatest opportunity that stands behind the assemblage of banking, trust and investment firms brought together under the Camden National Corporation banner. As an example of such synergies, we launched midyear a Camden National Bank money market account for the benefit of Acadia Trust, N.A. clients. This account offers an attractive premium over the modest money market yields currently available in the industry.

The theme of this Annual Report seems particularly analogous to how we choose to serve our clients. Making a journey involves identifying a destination, selecting and equipping a mode of transportation, choosing a route and measuring progress toward the destination. There are expectations of what one will find at the end of the trip, and milestones and landmarks that punctuate the travel.

We discovered a long time ago when we sat down with clients to discuss their investment objectives that they do not describe their goals in terms of the tradeoff between risk and return or by referring to some other portfolio-driven specification. Instead, they identify their life goals: their lifestyle expectations, when and how they plan to enter into and live in retirement, how they plan to enter into and live in retirement, how they will relate to their children in personal and financial terms, and how they ultimately want their residual assets to be handled.

Our assignment is to convert the client's aspirations for their life's journey into specific financial plans and strategies, so that all parties to the journey have clear expectations and responsibilities. We assess where we are, the resources that are available and that can be developed, the modes of transportation--investment portfolios, trusts, retirement accounts--that will be employed, the degree of risk that is tolerable, and what we likely will find when we arrive at the destination. In order to do all this, we ask, we listen, we analyze, we plan, we assemble resources, we execute and we measure progress.

This is an important and enormously satisfying mission.

                                      Sincerely,

                                      /s/ Johann H. Gouws
                                      Johann H. Gouws, Chairman, President & CEO

From Maine's rocky coastline you can see the brilliant sun rise over the ocean. You can admire the dazzling fall foliage as you hike the numerous inland trails. And later, as you watch the sun set, you can hear the cry of the loon echoing across a serene lake. Whether you enjoy the scenic spaciousness of nature or the rich cultural closeness of cities, you're never far from the Acadia Trust, N.A. specialists who are ready to manage your assets and plan for your tomorrows.

MAINE ~ OUR HOME

[GRAPHIC APPEARS HERE]

The communities and regions that Camden National Corporation serves through its subsidiaries, Camden National Bank, UnitedKingfield Bank, and Acadia Trust, N.A., offer exceptional opportunities to explore the history and culture of Maine and to enjoy the many outdoor activities that are available each season of the year. From the eastern shores to western mountains, Maine offers something that appeals to every one of our customers, employees, community members and shareholders.

IN THE WOODS

[GRAPHIC APPEARS HERE]

All through the year, the woods of Maine abound with opportunities for enjoying the pleasures of nature. From the pine-studded, rocky islands of the coast to the densely forested mountains of the west and north, you can spend endless hours in the great outdoors.

   . Favorite activities from spring through fall include hiking, mountain biking, running and horseback riding on the many trails that meander through the woods. You can also track and watch abundant wildlife, such as moose, deer, bears, cats, coyote, eagles and wild turkeys.

   . Designed to be as varied as the terrain, our 33 state parks along the shore, lakes and mountains are perfect for camping and hiking. The largest of these is Baxter State Park, where our 275-mile section of the Appalachian Trail ends at Mount Katahdin. On Mount Desert Island, Acadia National Park features 120 miles of hiking trails and 45 miles of carriage trails.

   . And during September and October, the vibrant colors of Maine's fall foliage against clear blue skies draw "leaf peepers" of all ages from far and wide.

ON THE WATER

[GRAPHIC APPEARS HERE]

Summer fun in Maine can be measured in part by the miles of coastline, thousands of lakes and innumerable rivers covering the landscape. Water activities of one sort or another appeal to everyone, whether it's quietly watching loons or energetically splashing in the surf.

   . At the ocean you can sea kayak, sail, cruise on windjammers, scuba dive, swim and fish. Naturalists will enjoy bird watching and sightings of whales, seals, dolphins, puffins and comorants.

   . On ponds and lakes scattered all across the state, you can paddle canoes and kayaks, boat, sail, swim, and fish for trout, whitefish and bass.

   . And in early spring, with the first crack of ice out on the rivers, you can prepare for the start of whitewater rafting through challenging rapids.

WINTER FUN

[GRAPHIC APPEARS HERE]

Winter in Maine seems to last forever. With deep snow on the mountains, thick ice on ponds, and cold, crisp days, it's only natural for you to dress warmly, head out doors and enjoy it while it lasts.

   . With the powdery snow you can head to the slopes for a day of downhill skiing or snowboarding, or disappear into the woods on cross-country skis or snowshoes.

   . With ice on the lakes and ponds, you can spend the day ice fishing or grab your skates for an invigorating hour of skating or ice hockey with friends.

   . And for those who prefer less vigorous activities, you can enjoy a ride across the snow-covered fields while bundled up on a dog sled or horse-drawn sleigh.

LIGHTHOUSES

[GRAPHIC APPEARS HERE]

Lighting the way to safety for those at sea, Maine's 63 lighthouses evoke memories of the past two centuries. Although most are now automated, you can still visit these picturesque and often photographed beacons to admire the buildings and their commanding views of the ocean and coast.

   . Maine's first, Portland Head Light was built and lit in 1791 by order of George Washington. Further up the coast, the Rockland Breakwater Light offers a unique walk along the granite pier extending into the harbor on Penobscot Bay.

FAIRS AND FESTIVALS

[GRAPHIC APPEARS HERE]

Celebrations of the Maine way of life provide feasting and fun for the whole family. Highlighting the state's agricultural heritage, fairs showcase animals and produce. You can find everything from sheep to cows and apples to potatoes, all raised and grown on local farms. Festivals held year round underscore the wonders of the four seasons, from winter's snow festivals to summer's schooner races, and reflect the varied interests of the people and communities of Maine.

   . You can visit ever popular fairs, such as the Bangor State Fair in July, the Union Fair and State of Maine Blueberry Festival in August, and the Common Ground Fair (Unity) in September.

   . The statewide Maine Maple Sunday in March, MooseMania on Moosehead Lake in
     May, Rockland's Maine Lobster Festival in August, the Great Falls Balloon Festival of Auburn in August, and Camden's Windjammer Weekend in September are but a few of the festivals that you can enjoy throughout the region.

ARTS AND HISTORY

[GRAPHIC APPEARS HERE]

From museums to theaters, the arts are alive with sights and sounds that dazzle and please. In addition, an outstanding variety of buildings and museums, centering on such themes as the military and industry, preserve Maine's rich, diverse history.

   . Some exhibits focus on fine arts, architecture and culture, such as the renowned Farnsworth Museum in Rockland. In cities such as Bangor and Lewiston and at local colleges, you can see year-round and summer theater groups dance and perform, or you can attend musical concerts ranging from jazz to classical.

   . Other museums are dedicated to the history and heritage of the fishing, logging, papermaking, shipbuilding, railroading, transportation and maritime industries of Maine. Two favorites are the Owls Head Transportation Museum near Rockland and Cole Land Transportation Museum in Bangor.

   . Historic homes, taverns, covered bridges and old villages, as well as military museums and forts, round out the list of places to visit, all making for enjoyable and educational day trips.

   Certification Pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

I, Robert W. Daigle, certify that:

     1. I have reviewed this annual report on Form 10-K of Camden National Corporation;
     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;
     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;
     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:
          a)designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;
          b)evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and
          c)presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;
     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):
          a)all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and
          b)any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and
     6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

     Date:  March 26, 2003

     /s/  Robert W. Daigle
     ---------------------

     Robert W. Daigle
     President & Chief Executive Officer

I, Gregory A. Dufour, certify that:

     1. I have reviewed this annual report on Form 10-K of Camden National Corporation;
     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;
     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;
     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:
          a)designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;
          b)evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and
          c)presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;
     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):
          a)all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and
          b)any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and
     6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

     Date:  March 26, 2003

     /s/ Gregory A. Dufour
     ---------------------

     Gregory A. Dufour
     Senior Vice President - Finance, Operations & Technology
     Principal Financial Officer

Management's Discussion and Analysis of Financial Condition and Results of Operations

Management's discussion and analysis reviews the consolidated financial condition of Camden National Corporation (the "Company") at December 31, 2002 and 2001, the consolidated results of operations for the past 3 years and, where appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements and Selected Consolidated Financial Data.

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

GENERAL
Overview
     Camden National Corporation (the "Company"), with $1.2 billion in assets, is a multi-bank and financial services holding company located in Camden, Maine. The Company provides commercial and consumer banking services in its 28 branch locations, through its two bank subsidiaries, Camden National Bank and UnitedKingfield Bank. It also provides brokerage and insurances services through Acadia Financial Consultants, which operates as a division of the two banking subsidiaries. The Company also provides wealth management services and employee benefit administration through its other subsidiary Acadia Trust, N.A., which is located in Portland and Bangor, Maine. In addition to serving as a holding company, the Company provides managerial, operational and technology services to its subsidiaries. These services include general management, financial management, risk management and bank operations.
     The Company's two banking subsidiaries conduct operations throughout eastern, central, western, southern and mid-coast Maine. As a result, the Company has a presence in the State's three largest markets (Portland, Lewiston and Bangor), as well as in the State's fastest growing area, York County. During 2002, Camden National Bank opened a branch location in Kennebunk, Maine as part of its expansion into York County.
     Acadia Trust, N.A. has locations in Portland and Bangor and provides wealth management and employee benefit services to clients in those areas, as well as in other states. As of January 1, 2003, Acadia Trust, N.A. merged with Trust Company of Maine, Inc., a wholly owned subsidiary of the Company, and Acadia Trust, N.A. remained as the surviving entity. In addition to acquiring customers through its separate marketing efforts, Acadia Trust, N.A. provides services to clients of the Company's banking subsidiaries.

REVIEW OF FINANCIAL STATEMENTS
     The discussion and analysis which follows focuses on the factors affecting the Company's consolidated results of operations during 2002, 2001 and 2000 and financial condition at December 31, 2002 and 2001. The Consolidated Financial Statements and Notes to Consolidated Financial Statements beginning on page 40 of this report should be read in conjunction with this review.

CRITICAL ACCOUNTING POLICIES
     Management's discussion and analysis of the Company's financial condition are based on the consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses and accounting for acquisitions and the related review of goodwill and intangible assets for impairment. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis in making judgments about the carrying values of assets that are not readily apparent from other sources. Actual results could differ from the amount derived from management's estimates under different assumptions or conditions.
     Management believes the allowance for loan losses ("ALL") is a critical accounting policy that requires the most significant estimates and assumptions used in the preparation of the Consolidated Financial Statements. The ALL is based on management's evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Management regularly evaluates the ALL for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of probable losses. The use of different estimates or assumptions could produce different provisions for loan losses. Please see "Allowance for Loan Losses/Provisions for Loan Losses" and "Certain Factors Affecting Future Operating Results--Our Allowance for Loan Losses may not be adequate to cover actual loan losses" for more information.
     Periodically the Company acquires property in connection with foreclosures or in satisfaction of debt previously contracted. The valuation of this property is accounted for individually at the lower of the "book value of the loan satisfied" or its net realizable value on the date of acquisition. At the time of acquisition, any excess in the book value of the loan satisfied over the net realizable value of the property is charged against the ALL. If the value of the property becomes permanently impaired, as determined by an appraisal or an evaluation in accordance with the Company's appraisal policy, the Company will record the decline by showing a charge against current earnings. Upon acquisition of a property valued at $25,000 or more, a current appraisal or a broker's opinion must substantiate "market value" for the property.
     Management utilizes numerous techniques to estimate the value of various assets held by the Company. As previously discussed, management utilized various methods to determine the appropriate carrying value of goodwill as required under Statement of Financial Accounting Standards ("SFAS") No. 142. In addition, goodwill from a purchase acquisition is subject to ongoing periodic impairment tests. Goodwill is evaluated for impairment using several standard valuation techniques including discounted cash flow analyses, as well as an estimation of the impact of business conditions. Different estimates or assumptions are also utilized to determine the appropriate carrying value of other assets including, but not limited to, property, plant and equipment, mortgage servicing rights, overall collectibility of loans and receivables. The use of different estimates or assumptions could produce different estimates of carrying value.

RESULTS OF OPERATIONS

Summary Financial Overview
     The Company reported net income after the cumulative effect of a change in accounting for goodwill ("SFAS No. 142") of $17.0 million, or $2.11 per diluted share, for 2002 compared to $15.4 million and $1.89 per diluted share in 2001. The improved results were attributable to increases of 6.1% and 10.4% in net interest income and non-interest income respectively, over 2001, including a gain on the sale of the Company's merchant business credit card product during 2002, which were partially offset by an increase of 4.2% in non-interest expenses and the previously mentioned SFAS No. 142 adjustment. Return on average assets was 1.48% in 2002 compared to 1.47% in 2001 and return on average shareholders' equity was 15.38% in 2002 compared to 15.55% in 2001. The slight increase in return on average assets was primarily due to growth in both the loan and investment portfolios resulting in increased net interest income and non-interest income. The decline in return on average equity was primarily due to increased retained earnings and the increase in the fair value of securities available for sale and derivative instruments, which resulted in higher levels of equity.
     The Company's consolidated provision for loan losses was $3.1 million during 2002 compared to $3.7 million in 2001. This resulted in the Company increasing its ratio of ALL to total loans from 1.87% in 2001 to 1.88% in 2002. Non performing assets, defined as non-accrual loans, accruing loans 90 days or more past due, and other real estate owned, increased from $8.3 million in 2001 to $8.8 million in 2002, however, as a percentage of total loans outstanding non-performing assets actually decreased during 2002 due to the growth in the loan portfolio. Non-performing assets to total loans was 1.09% at December 31, 2002 compared to 1.14% at December 31, 2001.

Net Interest Income
     Net interest income accounted for 76.4% of total revenues for the Company, and is the Company's largest source of revenue. Net interest income reflects revenues generated through income from earning assets plus loan fees, less interest paid on interest bearing deposits and borrowings. Net interest income was $47.2 million on a fully-taxable equivalent basis in 2002 compared to $44.7 million in 2001, an increase of 5.6%. The Company's level of net interest income fluctuates over time for three primary reasons. First, interest earned from earning assets and expenses from interest bearing deposits and borrowings fluctuate due to changes in interest rates. This is referred to as the "yield" or "rate" component of net interest income. Second, net interest income changes due to the amount of earning assets the Company maintains as well as the amount of non-interest bearing deposits and borrowings the Company holds. This is referred to as the "volume" component of net interest income. Finally, net interest income fluctuates as a result of the change over time in the components of earning assets and non-interest bearing deposits, interest bearing deposits and borrowings. This is referred to as the "mix" component of net interest income. It is the Company's goal to ultimately maximize net interest income by providing competitive products to its customers that, within various risk parameters, maximize interest income while minimizing interest expense. Management uses several analytical models, such as the tables presented on pages 24 and 25, to assess and monitor these factors that affect net interest income and to assess the Company's performance in meeting its goals and to determine future strategies.

Analysis of Change in Net Interest Margin on Earning Assets

(Dollars in thousands)                               DECEMBER 31, 2002                    DECEMBER 31, 2001
                                            Average                     Yield/     Average                    Yield/
                                            Balance      Interest        Rate      Balance     Interest       Rate
Assets
Interest-earning assets:
      Securities--taxable                $    292,279   $   17,459       5.97%   $   234,835  $    15,666      6.67%
      Securities--nontaxable(1)                 8,936          562       6.29%         9,161          589      6.43%
      Federal funds sold                       15,729          250       1.59%         3,399           83      2.44%
      Loans(1)(2)(3)                          757,733       55,370       7.31%       732,460       63,065      8.61%
                                         ------------   ----------      ------   -----------  -----------    -------
    Total interest-earning assets           1,074,677       73,641       6.86%       979,855       79,403      8.10%
                                         ------------   ----------      ------   -----------  -----------    -------

    Cash and due from banks                    28,189                                 24,742
    Other assets                               63,565                                 57,874
    Less allowance for loan losses             14,232                                 12,200
                                         ------------                            -----------

    Total assets                         $  1,152,199                            $ 1,050,271
                                         ------------                            -----------
Liabilities & Shareholders' Equity
Interest-bearing liabilities:
      NOW accounts                       $     96,707   $      401       0.41%   $    92,111  $       733      0.80%
      Savings accounts                         92,839          815       0.88%        84,201        1,646      1.95%
      Money market accounts                   155,742        2,397       1.54%       128,106        4,333      3.38%
      Certificates of deposit                 309,413       10,880       3.52%       321,503       16,047      4.98%
      Broker certificates of deposit           55,642        2,597       4.67%        34,659        2,136      6.16%
      Borrowings                              224,659        9,325       4.15%       199,615        9,846      4.95%
                                         ------------   ----------      ------   -----------  -----------    -------
    Total interest-bearing liabilities        935,002       26,415       2.83%       860,195       34,741      4.04%
                                         ------------   ----------      ------   -----------  -----------    -------

    Demand deposits                            95,824                                 82,572
    Other liabilities                          10,496                                  8,327
    Shareholders' equity                      110,877                                 99,177
                                         ------------                            -----------
    Total liabilities
     and shareholders' equity            $  1,152,199                            $ 1,050,271
                                         ------------                            -----------
Net interest income
 (fully-taxable equivalent)                                 47,226                                 44,662

Less:fully-taxable equivalent adjustment                      (369)                                  (481)
                                                        ----------                            -----------
Net interest income                                     $   46,857                            $    44,181
                                                        ----------                            -----------

Net interest rate spread
 (fully-taxable equivalent)                                              4.03%                                 4.06%
                                                                        ------                               -------

Net interest margin
 (fully-taxable equivalent)                                              4.39%                                 4.56%
                                                                        ------                               -------

(Dollars in thousands)                                 DECEMBER 31, 2000
                                             Average                      Yield/
                                             Balance      Interest        Rate
Assets
Interest-earning assets:
      Securities--taxable                   $   224,698   $    16,079      7.16%
      Securities--nontaxable(1)                   8,993           595      6.62%
      Federal funds sold                          2,215           109      4.92%
      Loans(1)(2)(3)                            675,316        62,007      9.17%
                                            -----------   -----------     ------
    Total interest-earning assets               911,222        78,790      8.63%
                                            -----------   -----------     ------

    Cash and due from banks                      27,544
    Other assets                                 58,817
    Less allowance for loan losses               10,541
                                            -----------
    Total assets                            $   987,042
                                            -----------

Liabilities & Shareholders' Equity
Interest-bearing liabilities:
      NOW accounts                          $    86,783   $       889      1.02%
      Savings accounts                           85,427         2,168      2.54%
      Money market accounts                      98,559         4,467      4.53%
      Certificates of deposit                   329,664        18,595      5.64%
      Broker certificates of deposit             12,876           947      7.35%
      Borrowings                                198,597        11,650      5.87%
                                            -----------   -----------     ------
    Totalinterest-bearing liabilities           811,906        38,716      4.77%
                                            -----------   -----------     ------

    Demand deposits                              84,357
    Other liabilities                             6,409
    Shareholders' equity                         84,370
                                            -----------

    Total liabilities
     and shareholders' equity               $   987,042
                                            -----------
Net interest income
 (fully-taxable equivalent)                                    40,074

Less:fully-taxable equivalent adjustment                         (561)
                                                          -----------
Net interest income                                       $    39,513
                                                          -----------

Net interest rate spread
 (fully-taxable equivalent)                                                3.87%
                                                                          ------

Net interest margin
 (fully-taxable equivalent)                                                4.39%
                                                                          ------

(1) Reported on tax-equivalent basis calculated using a rate of 35%.
(2) Non-accrual loans are included in total average loans.
(3) Includes net interest income on interest swap agreements.

Analysis of Volume and Rate Changes on Net Interest Income

                                                  DECEMBER 31, 2002 VS 2001                       DECEMBER 31, 2001 VS 2000
(Dollars in thousands)                            INCREASE (DECREASE) DUE TO                      INCREASE (DECREASE) DUE TO
                                            Volume           Rate            Total           Volume          Rate            Total
Interest-earning assets:
       Securities--taxable             $      3,832    $     (2,039)   $      1,793    $        725    $     (1,138)   $       (413)
       Securities--nontaxable                   (14)            (13)            (27)             11             (17)             (6)
       Federal funds sold                       301            (134)            167              58             (84)            (26)
       Loans                                  2,176          (9,871)         (7,695)          5,238          (4,073)          1,165
                                       ------------    ------------    ------------    ------------    ------------    ------------
     Total interest income                    6,295         (12,057)         (5,762)          6,032          (5,312)            720
                                       ------------    ------------    ------------    ------------    ------------    ------------
Interest-bearing liabilities:
       NOW accounts                              37            (369)           (332)             55            (211)           (156)
       Savings accounts                         169          (1,000)           (831)            (31)           (491)           (522)
       Money market accounts                    935          (2,871)         (1,936)          1,339          (1,473)           (134)
       Certificates of deposit                 (603)         (4,564)         (5,167)           (460)         (2,124)         (2,584)
       Broker certificates of deposit         1,293            (832)            461           1,602            (413)          1,189
       Borrowings                             1,235          (1,756)           (521)             60          (1,828)         (1,768)
                                       ------------    ------------    ------------    ------------    ------------    ------------
     Total interest expense                   3,066         (11,392)         (8,326)          2,565          (6,540)         (3,975)
                                       ------------    ------------    ------------    ------------    ------------    ------------
     Net interest income
      (fully-taxable equivalent)       $      3,229    $       (665)   $      2,564    $      3,467    $      1,228    $      4,695
                                       ------------    ------------    ------------    ------------    ------------    ------------

     The Company reported increased net interest income on a fully-taxable equivalent basis of $47.2 million during 2002 compared to $44.7 million in 2001 due to changes in the yields, volumes and mix of its interest-earning assets and interest-bearing liabilities. During 2002, overall interest rates in the United States were at 40-year lows, as highlighted by a federal funds discount rate of 1.25% at December 31, 2002. This affected the Company's net interest income in several ways. First and foremost, the Company's interest-bearing assets, which are contractually allowed to reprice based on various benchmarks such as Prime Rate and the London Inter-Bank Offer Rate ("LIBOR"), resulted in a reduction in gross revenues (these products are also referred to as "variable" or "floating" rate instruments) as these benchmarks declined in 2002. Second, as a result of the historically low interest rate environment and the Company operating in a highly competitive marketplace, interest rates on new loans were also lower than previously experienced. The Company was able to partially compensate for the reduction in revenues due to these factors by lowering the interest rate it paid on various deposit products. Third, while amortization and pay-off of existing loans and investments were experienced during the year, those funds were either used to fund additional loans or reinvested in securities, each of which earned lower rates of interest than in previous years due to the historic low interest rate environment. Finally, numerous customers refinanced to a lower interest rate various debt obligations they had to the Company, which in turn lowered the interest income the Company earned. Many fixed-rate products the Company offers contain pre-payment penalties, but other products, such as residential mortgages, do not.
     Offsetting the effects of the interest rate environment was the fact that the Company generated additional loan volume of $28.2 million through its previously announced expansion into new markets and increased volume of activity in its other existing marketplaces. During 2002, residential mortgages increased $39.9 million, or 19.5%, and consumer loans (including home equities) increased $9.9 million, or 11.5%, during 2002. The Company also benefited from revenues from an interest rate swap agreement, which was entered into in early 2002 as a hedge against falling interest rates. As rates fell, revenues from the interest rate swap increased.
     Investments in U.S. government securities, U.S. government agency securities and highly rated corporate bonds are used by the Company to diversify its revenues as well as provide interest rate risk and credit risk diversification. The Company periodically uses interest rate swaps, floors and caps, which are common derivative financial instruments, to hedge interest rate risk associated with its loan and investment portfolios as well as its deposit and borrowing strategies. Note 22, "Financial Instruments," of the Notes to Consolidated Financial Statements, on page 59, and the "Market Risk" section, on page 33, should be reviewed for further discussion of the Company's derivative and market risk strategies.
     During 2002, interest income on the Company's taxable investment portfolio increased $1.8 million primarily due to the increase in volume in the portfolio, while the Company's non-taxable investment portfolio interest income declined $27,000, due to both volume and rate declines in the portfolio. During 2002 and 2001, the Company was a party to several interest rate swap agreements that were a component of the Company's strategy to protect a portion of its interest income revenue stream against a changing interest rate environment. These instruments contributed $597,000 to interest income in 2002 and $422,000 in 2001. Interest rate swap agreements involve risks associated with counterparties to the agreements and their abilities to meet the contractual terms of the agreements, as well as risks associated with a changing interest rate environment. Notional principal amounts are used to reflect the volume of these transactions, but credit risks associated with these agreements are limited to the forecasted payment stream expected from counterparties. The Company's counterparties to these agreements had an investment grade rating by Moody's and Standard and Poor's rating agencies. These instruments involve only the exchange of fixed- and variable-rate interest payments based upon a notional principal amount and maturity date. At December 31, 2002, the Company's notional value of derivative financial instruments was $30.0 million, compared to $90.0 million on December 31, 2001. Note 22, "Financial Instruments," of the Notes to Consolidated Financial Statements, on page 59, should be reviewed for further discussion of derivative instruments.

Non-interest Income
     Non-interest income was $14.5 million and $13.1 million for the years ended December 31, 2002 and 2001, respectively. This includes the $1.3 million gain from the sale of the Company's merchant business credit card product to NOVA Information Systems during November 2002 (recorded in "Other income") and a gain of $932,000 realized from the sale of derivative instruments during 2001. Income from deposit services increased $228,000 primarily due to volume and fee increases related to transaction accounts. Other service charges and fees declined $425,000 due to the acceleration of the amortization of the capitalized mortgage servicing rights asset, that is netted against servicing rights income, associated with increased prepayments on previously sold residential real estate loans that the Company services. Trust fees increased $1.1 million, or 44.8%, during 2002 primarily due to the acquisition of Acadia Trust, N.A. on July 19, 2001. Brokerage and insurance commissions increased $222,000 as a result of the addition of Acadia Financial Consultants, the banks' full-service brokerage and insurance sales division, during the fourth quarter of 2001.
     Although increases were recorded in non-interest income related to the Company's financial services business lines, the general stock market environment negatively impacted revenue. Decreased market values of clients' assets under management resulted in lower management fees. In addition, it is the Company's belief that an overall negative investor sentiment toward the stock market affected the Company's ability to attract and retain clients who use the Company's investment management services. Conversely, the Company believes the impact of the existing stock market performance has benefited the Company's banking subsidiaries as disenchanted stock market investors searched for safer investment opportunities such as certificates of deposit, money market funds and other bank products.

Non-interest Expenses
     Non-interest expenses increased to $32.3 million for the year ended December 31, 2002 from $31.0 million in 2001, approximately $1.3 million, or 4.2%. Salaries and employee benefits increased by $2.2 million, or 15.6%, during this same period reflecting, in part, increased salaries and employee benefits of $1.3 million associated with the Acadia Trust, N.A. acquisition in July 2001 and establishment of Acadia Financial Consultants in October 2001. In addition to this amount, there was an increase of $821,000, or 6.5%, due to annual salary increases and higher employee benefit costs. Occupancy expenses increased $224,000, or 10.8%, due in part to the full year of Acadia Trust, N.A. and a new branch facility in Kennebunk, Maine. Expenses associated with the processing of merchant business credit card transactions decreased $183,000, or 9.2%, during 2002 compared to 2001 reflecting the sale of the Company's merchant program to NOVA Information Systems effective in November 2002. Other expenses decreased by $683,000, or 7.4%, in 2002 compared to 2001 primarily due to a legal settlement of $1.0 million paid in 2001.

Comparison of 2001 to 2000
     The Company reported net income of $15.4 million or $1.89 per diluted share in 2001 compared to $13.9 million or $1.69 per diluted share in 2000. Return on average assets was 1.47% in 2001 compared to 1.40% in 2000, while return on average shareholders' equity was 15.55% in 2001 compared to 16.43% in 2000. This performance primarily reflected loan growth from the Company's Portland, Maine location, expansion of fee based revenues from its banking subsidiaries, revenues from its acquired investment management subsidiary, and control of its operating expenses. On February 4, 2000, Kingfield Savings Bank and the Company's United Bank subsidiary were merged to create UnitedKingfield Bank.
     Net interest income on a fully-taxable equivalent basis was $44.7 million in 2001 compared to $40.0 million in 2000. During 2001, the Company benefited from the declining interest rate environment as expenses on interest-bearing liabilities decreased faster than income received on interest-earning assets.
     The Company reported $3.7 million of provision for loan losses in 2001 compared to $2.9 million in 2000. The allowance for loan losses increased from 1.54% of total loans at the end of 2000 to 1.87% at the end of 2001. The reserve was increased in response to management's view of probable economic deterioration in its central, eastern and western Maine geographic markets.

     Non-interest income increased $4.2 million from $8.9 million in 2000 to $13.1 million in 2001. The increase of 46.9%, in total non-interest income reflected the effects of various balance sheet management activities, which included the securitization of $57.0 million of the Company's residential mortgages (i.e. the sale of residential mortgages purchased back by the Company as mortgage-backed securities) and sales of various investments, which resulted in $1.2 million of non-interest income. In 2001, the Company also recognized $932,000 from the sale of interest rate derivatives and increased trust fees of $1.2 million due to the acquisition of Acadia Trust, N.A. on July 19, 2001.
     Non-interest expenses were $31.0 million in 2001, compared to $25.4 million in 2000. Salaries and employee benefits increased by $2.7 million, reflecting, in part, increased salaries and employee benefits of $855,000 associated with the Acadia Trust, N.A. acquisition. Occupancy expenses increased $409,000 during 2001 compared to 2000 due to the renovation and expansion of several of the Company's branch facilities and expansion of its operations center. Other expenses increased by $2.3 million due to expenses related to the Company's new subsidiaries, courier costs, legal settlement and debit card processing costs.

FINANCIAL CONDITION
Overview
     Total assets at December 31, 2002 were $1.2 billion, an increase of $129.1 million, or 11.8%, from December 31, 2001. The change in assets consisted primarily of a $51.0 million increase in investment securities, an increase in net loans of $83.1 million, a decrease of $5.3 million in cash and due from banks, a decrease in net premises and equipment of $700,000, and an increase in other assets of $1.0 million. The asset growth was supported by an increase of $28.0 million in total borrowings, an $86.6 million increase in deposits, a $700,000 increase in other liabilities, and an increase of $13.8 million in total shareholders' equity.

Investment Securities
     The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. Total investment securities increased $51.0 million, or 19.3%, to $314.8 million at December 31, 2002. The Company has investment securities in both the available-for-sale and held-to-maturity categories. During 2002, the Company sold fixed rate residential mortgages which were converted into mortgage-backed securities and purchased back by the Company and are classified as securities available for sale (also known as "securitization.") These transactions resulted in the Company's loan balances decreasing, as those assets shifted to investment securities. Converting residential mortgages into mortgage-backed securities provides flexibility and liquidity in the Company's balance sheet. As a result of the securitization activity in 2002 and 2001, the Company generated and maintained $73.7 million of mortgage-backed securities through this program. This strategy reflects the fact that mortgage backed securities are a more liquid investment alternative to residential mortgages, thus allowing the Company to provide its customers competitive residential mortgages while maintaining adequate liquidity on its balance sheet. The Company also purchases mortgage-backed securities and other investment securities as part of its overall investment portfolio strategy.
     The Company conforms to SFAS No. 115, which requires all investments to be categorized as "trading securities," "available for sale" or "held to maturity." All realized gains or losses from investments in any category are recorded as an effect to net income in the period incurred. Unrealized gains or losses from investments are recorded based on its respective classification. Unrealized gains or losses from investments categorized as "trading securities" are immediately recorded in the Company's income statement. During 2002, the Company did not hold any securities in this category. Unrealized gains or losses from investments categorized as "held to maturity" are only recorded when and if the gain or loss is recognized. In most cases, due to the strict interpretation of this classification, these securities are not sold. Unrealized gains or losses on securities classified as "available for sale" are recorded as adjustments to shareholders' equity, net of related deferred income taxes, and are a component of the Company's other comprehensive income contained in the Consolidated Statement of Changes in Shareholders' Equity. At December 31, 2002, the Company had $6.8 million of unrealized gains on securities available for sale, net of the deferred taxes, compared to $4.5 million of unrealized gains, net of deferred taxes at December 31, 2001. The increase in unrealized appreciation was attributed to a decrease in market interest rates.

Loans
     The Company's bank subsidiaries provide loans to customers primarily located within the banks' geographic market area. Loans, including loans held for sale, totaled $808.9 million at December 31, 2002, an 11.7% increase from total loans of $724.0 million at December 31, 2001. This reflects the continuation of strong loan growth experienced in the commercial, residential real estate and consumer loan portfolios, less the $52.1 million of fixed-rate residential mortgage loans that were either sold on the secondary market or converted to securities available for sale by the Company during 2002.
     Residential real estate mortgage loans increased by $39.9 million, or 19.5%, in 2002. During 2002, the Company securitized $16.7 million of fixed-rate residential mortgage loans into mortgage-backed securities, which are classified as securities available for sale. In addition, the Company originated and sold $35.4 million of fixed-rate residential mortgage loans on the secondary market. Residential real estate mortgage loans decreased by $18.8 million, or 8.4%, in 2001. During 2001, the Company securitized $57.0 million of fixed-rate residential mortgages loans into mortgage-backed securities, which are classified as securities available for sale. These transactions resulted in the Company's loan balances decreasing, as those assets shifted to investment securities. The Company will receive annual servicing fees as compensation for servicing the outstanding balances. These loans were sold to Freddie Mac without recourse, which means Freddie Mac assumes the risk of loss from borrower defaults subject to the terms and conditions of the purchase documents. Residential real estate loans consist of loans secured by one-to-four family residences. The Company generally retains adjustable-rate mortgages in its portfolio and will, from time to time, retain fixed-rate mortgages. With a relatively low interest rate environment, the Company's asset/liability strategy during 2002 was to keep a portion of its fixed-rate residential mortgages in its loan portfolio.
     Commercial loans consist of loans secured by various corporate assets, as well as loans to provide working capital in the form of lines of credit, which may be secured or unsecured and includes commercial real estate loans secured by income producing commercial real estate. The Company focuses on lending to financially sound small- and medium-sized business customers within its geographic marketplace as well as offering loans for the acquisition, development and construction of commercial real estate. Commercial loans increased by $37.9 million, or 9.0%, during 2002. In 2001, commercial loans increased by $59.7 million, or 16.4%, over the prior year.
     Consumer loans are originated by the Company for a wide variety of purposes to meet customers' needs. Consumer loans include credit card, overdraft protection, automobile, boat, recreation vehicles, mobile homes, home equity, and secured and unsecured personal loans. Consumer loans increased by $9.9 million, or 11.5%, in 2002 as a result of consumers taking advantage of the continued low interest rate environment and utilizing home equity loans to consolidate debt and make home improvements. In 2001, consumer loans decreased by $3.9 million, or 4.3%, from the prior year.
     The Company's policy is to discontinue the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. When a loan is placed on "non-accrual" status, all payments received from the customer are applied to outstanding loan principal first and accrued interest receivable once the principal obligation has been satisfied. If, in the opinion of management, a loan on non-accrual is determined to be creditworthy, it may be placed back on accrual status. Payments received on loans that are returned to accrual status are recorded from that time forward to the appropriate interest income and principal reduction categories. Non-performing loans, defined as non-accrual loans plus accruing loans 90 days or more past due, totaled $8.3 million, or 1.0%, of total loans at December 31, 2002 compared to $8.1 million, or 1.1%, of total loans at December 31, 2001.

Allowance for Loan Losses / Provision for Loan Losses
     In determining the adequacy of the ALL, management reviews the loan portfolio both to ascertain whether there are specific loans to be reserved against, and to assess the collectibility of the loan portfolio in the aggregate. Non-performing loans are examined on an individual basis to determine the estimated probable loss on these loans. In addition, the ongoing evaluation process includes a formal analysis of the ALL each quarter, which considers, among other factors, the current loan mix and loan volumes, loan growth, delinquency trends, historical net loan loss experience for each loan category, and business and economic conditions affecting each loan category. Although management uses available information to establish the appropriate level of the ALL, no assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio. The Company continues to monitor and modify its ALL as conditions dictate (see Note 8, "Allowance for Loan Losses," of the Notes to Consolidated Financial Statements, on page 52, for further information).
     During 2002, the Company recognized $3.1 million of expense to the allowance for loan losses compared to $3.7 million and $2.9 million in 2001 and 2000, respectively. Provisions are made to the ALL in order to maintain the ALL at a level which management believes is reasonable and reflective of the overall risk of loss inherent in the loan portfolio. Accordingly, the provision decreased from $3.7 million in 2001 to $3.1 million in 2002. Net charge-offs to average loans outstanding were 0.18% in 2002 compared to 0.13% in 2001. A continued softening of the economy in the central and western Maine markets had an adverse impact on asset quality during the first half of 2002. Determining an appropriate level of ALL involves a high degree of judgment. Management believes that the ALL at December 31, 2002 of $15.2 million, or 1.88%, of total loans outstanding was appropriate given the current economic conditions in the Company's service area and the overall condition of the loan portfolio. As a percentage of total loans outstanding, the ALL was 1.87% in 2001.
     The table on the next page sets forth information concerning the activity in the Company's ALL during the periods indicated.

Five-Year Activity in the Allowance for Loan Losses

(Dollars in thousands)                                                   YEARS ENDED DECEMBER 31,
                                                           2002        2001        2000        1999        1998
Allowance at the beginning of period                   $  13,514      10,801   $     9,390   $    8,092  $     6,982
Provision for loan losses                                  3,080       3,681         2,930        3,670       2,056
Charge-offs:
   Commercial loans                                        1,034         536         1,296        1,520         417
   Residential real estate loans                             678         552           432          715         415
   Consumer loans                                            378         461           417          425         444
                                                       ---------   ---------   -----------   ----------  -----------
     Total loan charge-offs                                2,090       1,549         2,145        2,660       1,276

Recoveries:
   Commercial loans                                          212         324           421           64         158
   Residential real estate loans                             311          64            29           54          35
   Consumer loans                                            215         193           176          170         137
                                                       ---------   ---------   -----------   ----------  -----------
     Total loan recoveries                                   738         581           626          288         330

Net charge-offs                                            1,352         968         1,519        2,372         946
                                                       ---------   ---------   -----------   ----------  -----------
Allowance at the end of the period                     $  15,242   $  13,514   $    10,801   $    9,390  $     8,092
                                                       ---------   ---------   -----------   ----------  -----------
Average loans outstanding                              $ 757,733   $ 732,460   $   675,316   $  605,271  $   521,559
                                                       ---------   ---------   -----------   ----------  -----------
Ratio of net charge-offs to average loans outstanding       0.18%       0.13%         0.22%        0.39%        0.18%
Ratio of provision for loan losses
 to average loans outstanding                               0.41%       0.50%         0.43%        0.61%        0.39%
Ratio of allowance for loan losses
 to total loans at end of period                            1.88%       1.87%         1.54%        1.48%        1.42%
Ratio of allowance for loan losses to net charge-offs    1127.37%    1396.07%       711.06%      395.87%      855.39%
Ratio of allowance for loan losses
 to non-performing loans at end of period                 183.64%     167.46%       166.48%      148.32%      172.50%

     The allowance for loan losses is available to offset credit losses in connection with any loan, but is internally allocated to various loan categories as part of the Company's process for evaluating its adequacy. The following table sets forth information concerning the allocation of the Company's ALL by loan categories at the dates indicated.

Allocation of the Allowance for Loan Losses--Five-Year Schedule

(Dollars in thousands)                                                AS OF DECEMBER 31,
                                                            2002                           2001
                                                        Percent of                      Percent of
                                                          loans in                       loans in
                                                            each                            each
                                                         category to                    category to
Balance at End of Period Applicable to:           Amount         total loans      Amount         total loans
Commercial loans                                $     12,418              58%   $     11,079              60%
Residential real estate loans                          1,395              30%          1,068              28%
Consumer loans                                         1,256              12%          1,084              12%
Unallocated                                              173             N/A             283             N/A
                                                ------------    ------------    ------------    ------------
                                                $     15,242             100%   $     13,514             100%
                                                ------------    ------------    ------------    ------------
                                                                     AS OF DECEMBER 31,
                                                           2000                             1999
                                                        Percent of                       Percent of
                                                         loans in                         loans in
                                                           each                              each
                                                        category to                      category to
Balance at End of Period Applicable to:            Amount       total loans       Amount         total loans
Commercial loans                                $      5,972              55%   $      5,286              52%
Residential real estate loans                          2,329              32%          2,772              35%
Consumer loans                                         1,218              13%            475              13%
Unallocated                                            1,282             N/A             857             N/A
                                                ------------    ------------    ------------    ------------
                                                $     10,801             100%   $      9,390             100%
                                                ------------    ------------    ------------    ------------

                                                      AS OF DECEMBER 31,
                                                           1998
                                                        Percent of
                                                          loans in
                                                           each
                                                        category to
Balance at End of Period Applicable to:            Amount       total loans
Commercial loans                                $      4,288              51%
Residential real estate loans                          2,166              35%
Consumer loans                                           729              14%
Unallocated                                              909             N/A
                                                ------------    ------------
                                                $      8,092             100%
                                                ------------    ------------

LIQUIDITY
     Liquidity is defined as the ability to meet current and future financial obligations. The primary objective of liquidity management is to maintain a balance between sources and uses of funds to meet the cash flow needs of the Company in the most economical and expedient manner. The liquidity needs of the Company require the availability of cash to meet the withdrawal demands of depositors and credit commitments to borrowers. Due to the potential for unexpected fluctuations in both deposits and loans, active management of the Company's liquidity is necessary. The Company maintains various sources of funding and levels of liquid assets in excess of regulatory guidelines in order to satisfy its varied liquidity demands. The Company monitors its liquidity in accordance with its internal guidelines and all applicable regulatory requirements. As of December 31, 2002 and 2001, the Company's level of liquidity exceeded its target levels. Management believes that the Company currently has appropriate liquidity available to respond to liquidity demands. Sources of funds utilized by the Company consist of deposits, borrowings from the Federal Home Loan Bank of Boston ("FHLBB") and other sources, cash flows from operations, prepayments and maturities of outstanding loans, investments and mortgage-backed securities, and the sales of mortgage loans.
     Deposits continue to represent the Company's primary source of funds. In 2002, total deposits increased by $86.6 million, or 11.3%, over 2001, ending the year at $850.1 million. The Company experienced growth in all deposit categories in 2002. Comparing year-end balances 2002 to 2001, money market accounts increased by $35.1 million, certificates of deposit by $20.8 million, transaction accounts (demand deposits and NOW) by $20.6 million, and savings accounts by $10.0 million. In 2001, total deposits increased by $19.2 million, or 2.6%, over 2000, ending the year at $763.6 million. Borrowings supplement deposits as a source of liquidity. In addition to borrowings from the FHLBB, the Company purchases federal funds, sells securities under agreements to repurchase, and utilizes treasury tax and loan accounts. Total borrowings were $238.8 million at December 31, 2002 compared to $210.8 million at December 31, 2001, an increase of $28.0 million, or 13.3%. The majority of the borrowings were from the FHLBB, whose advances remained the largest non-deposit-related, interest-bearing funding source for the Company. Qualified residential real estate loans, certain investment securities and certain other assets available to be pledged secure these borrowings. The carrying value of loans pledged as collateral at the FHLBB was $236.3 million and $194.6 million at December 31, 2002 and 2001, respectively. The Company also pledges securities as collateral at the FHLBB depending on its borrowing needs. The Company, through its bank subsidiaries, has an available line of credit with FHLBB of $13.0 million at December 31, 2002 and 2001. The Company had no outstanding balance on its line of credit with the FHLBB at December 31, 2002 or 2001.
     In addition to the liquidity sources discussed above, the Company believes the investment portfolio and residential loan portfolio provide a significant amount of contingent liquidity that could be accessed in a reasonable time period through sales. The Company also believes that it has significant untapped access to the national brokered deposit market. These sources are considered as liquidity alternatives in the Company's contingent liquidity plan. The Company believes that the level of liquidity is sufficient to meet current and future funding requirements.

OFF-BALANCE SHEET ITEMS
     In the normal course of business, the Company is a party to credit related financial instruments with off-balance sheet risk, which are not reflected in the Consolidated Statements of Condition. These financial instruments include lending commitments and letters of credit. Those instruments involve varying degrees of credit risk in excess of the amount recognized in the Consolidated Statements of Condition.
     The Company follows the same credit policies in making commitments to extend credit and conditional obligations as it does for on-balance sheet instruments, including requiring similar collateral or other security to support financial instruments with credit risk. The Company's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of those instruments. Since many of the commitments are expected to expire without being drawn upon, the total amount does not necessarily represent future cash requirements. At December 31, 2002, the Company had the following levels of commitments to extend credit.

                                      Total Amount              Commitment Expires in:
                                       Committed       *1 year     1-3 years   4-5 years    **5 years
(Dollars in thousand)
Letters of Credit                     $      1,892   $       992   $     900   $      --   $       --
Other Commitments
to Extend Credit                            46,395        47,360      29,743       4,333       64,959
                                      ------------   -----------   ---------   ---------   ----------
Total                                 $    148,287   $    48,352   $  30,643   $   4,333   $   64,959
                                      ------------   -----------   ---------   ---------   ----------

----------
*  LESS THAN
** GREATER THAN

     The Company is a party to several off-balance sheet contractual obligations through lease agreements on a number of branch facilities. The Company has an obligation and commitment to make future payments under these contracts. These commitments and the related payments are made during the normal course of business. At December 31, 2002, the Company had the following levels of contractual obligations.

                                       Total Amount                   Payments Due Per Period
                                      of Obligations  *1 year      1-3 years   4-5 years    **5 years
(Dollars in thousand)
Operating Leases                      $      2,728   $       545   $   1,149   $     252   $      782
Capital Leases                                   -             -           -           -            -
Long-Term Debt                                   -             -           -           -            -
Other Long-Term
Obligations                                      -             -           -           -            -
                                      ------------   -----------   ---------   ---------   ----------
Total                                 $      2,728   $       545   $   1,149   $     252   $      782
                                      ------------   -----------   ---------   ---------   ----------

----------
*  LESS THAN
** GREATER THAN

     The Company uses derivative instruments as partial hedges against large fluctuations in interest rates. The Company uses interest rate swap and floor instruments to partially hedge against potentially lower yields on the variable prime rate loan category in a declining rate environment. If rates were to decline, resulting in reduced income on the adjustable rate loans, there would be an increased income flow from the interest rate swap and floor instruments. The Company also uses cap instruments to partially hedge against increases in short-term borrowing rates. If rates were to rise, resulting in an increased interest cost, there would be an increased income flow from the cap instruments. These financial instruments are factored into the Company's overall interest rate risk position. The Company regularly reviews the credit quality of the counterparty from which the instruments have been purchased. At December 31, 2002, the Company had swap agreements with a notional amount of $30 million with the following cash flows.

                                                     Payments Due Per Period
                                         *1 year      1-3 years    4-5 years   **5 years
(Dollars in thousand)
Fixed Payments from Counterparty      $      2,070   $     2,243   $       -   $       -
Payments based on Prime Rate                 1,275         1,381           -           -
                                      ------------   -----------   ---------   ---------
Net Cash Flow                         $        795   $       862   $       -   $       -
                                      ------------   -----------   ---------   ---------

----------
*  LESS THAN
** GREATER THAN

     The net cash flow reflected on the table above is based on the current rate environment. The Company receives a fixed 6.9% on the notional amount during the contract period from the counterparty on the swap agreements and pays a variable rate based on the prime rate, which is currently at 4.25%. The cash flow will remain positive for the Company as long as the prime rate remains below 6.9%. This derivative instrument was put into place to partially hedge against potential lower yields on the variable prime rate loan category in a declining rate environment. If the prime rate increases, the Company will experience a reduction of cash flow from this derivative instrument that will be offset by an increase in cash flow for the variable prime rate loans.

CAPITAL RESOURCES

     Under Federal Reserve Board ("FRB") guidelines, bank holding companies such as the Company are required to maintain capital based on risk-adjusted assets. These capital requirements represent quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgments by its regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). These guidelines apply to the Company on a consolidated basis. Under the current guidelines, banking organizations must maintain a risk-based capital ratio of 8.0%, of which at least 4.0% must be in the form of core capital (as defined). The risk-based ratios of the Company and its subsidiaries exceeded regulatory guidelines at December 31, 2002 and December 31, 2001. The Company's Tier 1 capital to risk weighted assets was 12.6% and 12.9% at December 31, 2002 and 2001, respectively (see Note 23, "Regulatory Matters," of the Notes to Consolidated Financial Statements, on page 61, for other capital ratios). In addition to risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of core capital to total assets of 4.0%. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted. The Company's leverage ratio at December 31, 2002 and 2001 was 8.7%.
     As part of the Company's goal to operate a safe, sound and profitable financial organization, the Company is committed to maintaining a strong capital base. Shareholders' equity totaled $118.8 million and $105.0 million, or 9.8% and 9.6%, of total assets at December 31, 2002 and 2001, respectively. The $13.8 million, or 13.1%, increase in shareholders' equity in 2002 was primarily attributable to net income of $17.0 million, less the costs associated with open market repurchases of approximately $0.9 million of the Company's common stock in compliance with the Company's previously announced stock repurchase policy and $5.5 million in cash dividends to the Company's shareholders, plus $3.2 million in unrealized gains on securities available for sale and derivative instruments, net of deferred tax expense.
     The principal cash requirement of the Company is the payment of dividends on the Company's common stock as and when declared by the Board of Directors. Dividends paid per share during the year ended December 31, 2002 increased by 6.2% over the corresponding period in 2001. The Company is primarily dependent upon the payment of cash dividends by its subsidiaries to service its commitments. The Company, as the sole shareholder of its subsidiaries, is entitled to dividends when and as declared by each subsidiary's Board of Directors from legally available funds. Camden National Bank declared dividends in the aggregate amount of $6.5 million and $11.5 million in 2002 and 2001, respectively. UnitedKingfield Bank declared dividends in the aggregate amount of $1.5 million and $3.3 million in 2002 and 2001, respectively. As of December 31, 2002, and subject to the limitations and restrictions under applicable law, Camden National Bank and UnitedKingfield Bank had a total of $13.9 million available for dividends to the Company, although there is no assurance that dividends will be paid at any time in any amount (see Note 17, "Shareholders' Equity," of the Notes to Consolidated Financial Statements, on page 56, for additional information).
     On June 25, 2002, the Board of Directors of the Company voted to authorize the Company to purchase up to 409,500 shares, or approximately 5% of its outstanding common stock. The authority may be exercised from time to time and in such amounts as market conditions warrant. Any purchases are intended to make appropriate adjustments to the Company's capital structure, including meeting share requirements related to employee benefit plans and for general corporate purposes. As of December 31, 2002, the Company has repurchased 37,950 shares of common stock at an average price of $24.21 under this plan.
     Effective August 27, 2002, the Company elected to adopt a fair value-based method of accounting for employee stock compensation plans prospectively and expense the compensation costs over the vesting period of the options in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." In prior periods the Company disclosed in the Notes to Consolidated Financial Statements, the pro forma effect on net income of compensation costs based on the fair value of the options at the grant dates consistent with SFAS No. 123. SFAS No. 123 allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company did not grant any options during 2002.

Impact of Inflation and Changing Prices
     The Consolidated Financial Statements and the Notes to Consolidated Financial Statements presented elsewhere herein have been prepared in accordance with accounting principles generally accepted in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates and yield curve may not necessarily move in the same direction or in the same magnitude as inflation.

MARKET RISK
     Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices, such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process, which is governed by policies established by the subsidiaries' Boards of Directors that are reviewed and approved annually. Each bank subsidiary's Board of Directors' Asset/Liability Committee ("Board ALCO") delegates responsibility for carrying out the asset/liability management policies to Company's Management Asset/Liability Committee ("Management ALCO"). In this capacity, Management ALCO develops guidelines and strategies impacting the Company's asset/liability management-related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends. The Management ALCO and Board ALCO jointly meet on a quarterly basis to review strategies, policies, economic conditions and various activities as part of the management of these risks.
Interest rate risk
     Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company's financial instruments also change, thereby impacting net interest income ("NII"), the primary component of the Company's earnings. Board and Management ALCO utilize the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While Board and Management ALCO routinely monitor simulated NII sensitivity over a rolling 2-year horizon, they also utilize additional tools to monitor potential longer-term interest rate risk.
     The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company's balance sheet as well as for derivative financial instruments. None of the assets used in the simulation were held for trading purposes. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 basis point ("bp") upward and 100 bp downward shift in interest rates for 2002 and both a 200 bp upward and downward shift in interest rates for 2001. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as measured periodically over the past 2 years.

                                                        2002 Estimated
Rate Change                                             Changes in NII
                                                 High        Low      Average
+200 bp                                           4.76%      0.92%      2.79%
-100 bp                                          (3.57%)    (3.22%)    (3.40%)

                                                       2001 Estimated
Rate Change                                            Changes in NII
                                                High         Low      Average
+200 bp                                         (4.31%)      0.95%    (1.80%)
-200 bp                                          2.14%      (0.24%)    0.79%

     The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including, among others, the nature and timing of interest rate levels, yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.
     The most significant factors affecting the changes in market risk exposure during 2002 compared to 2001 were the continued low interest rate environment, the increase in the aggregate principal amount in fixed-rate loans extended by the subsidiary banks, and the increase of fixed-rate FHLBB borrowings. Increases in fixed-rate loans and borrowings resulted in reducing the Company's opportunity to lower funding costs in a declining rate environment. The Company decreased its exposure in a rising rate environment by locking in fixed-rate borrowings, while increasing its market risk in both a flat or declining interest rate environment. The increased risk in the flat or declining interest rate environment is well within the Company's policy limits.
     When appropriate, the Company may utilize derivative financial instruments, such as interest rate floors, caps and swaps, to hedge its interest rate risk position. The Board of Directors' approved hedging policy statements governing the use of these instruments by the bank subsidiaries. As of December 31, 2002, the Company had a notional principal of $30.0 million in interest rate swap agreements. The $30.0 million of interest rate swap agreements mature in 2005. Board and Management ALCO monitor derivative activities relative to its expectation and the Company's hedging policies. These instruments are more fully described in Note 6, "Derivative Financial Instruments," of the Notes to Consolidated Financial Statement, on page 51.
     The Company acquired rate swap agreements to convert a portion of the loan portfolio from a variable rate based upon the Prime rate to a fixed rate. In a purchased interest rate swap agreement, cash interest payments are exchanged between the Company and counterparty. The estimated effects of these derivative financial instruments on the Company's earnings are included in the sensitivity analysis presented on page 33. The risks associated with entering into this transaction are the risk of default from the counterparty from whom the Company has entered into agreement and poor correlation between the rate being swapped and the liability cost of the Company. The Company's risk from default of a counterparty is limited to the expected cash flow anticipated from the counterparty, not the notional value.

Recent Accounting Pronouncements
     During 2002 several accounting pronouncements were promulgated by the Financial Accounting Standards Board ("FASB"), which affected the operations of the Company. The following summarizes the specific pronouncements that affected the Company.
     SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.
      SFAS No. 147, "Acquisitions of Certain Financial Institutions," amends SFAS No.72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," to exclude from its scope most acquisitions of financial institutions. Such transactions should be accounted for in accordance with SFAS No. 141, "Business Combinations." SFAS No. 147 is effective on
October 1, 2002.
     SFAS No. 148 contains enhanced disclosure requirements for stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. Adoption of the Statement in 2002 had no impact on the Company's consolidated financial condition and results of operations.
     Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others," was issued in December 2001. The SOP is effective for financial statements issued for fiscal years beginning after December 15, 2001. The SOP reconciles and conforms the accounting and financial reporting provisions established by various Audit and Accounting Industry Guides.
     Management does not expect these statements to have a material effect on the Company's consolidated financial condition and results of operations.

Related Party Transactions
     As a bank holding company, the Company's banking subsidiaries are allowed to, in their normal course of business, to make loans to certain officers and directors of the Company and its subsidiaries under terms that are consistent with the Company's lending policies and regulatory requirements. In addition to extending loans to certain officers and directors of the Company and its subsidiaries at terms consistent with the Company's lending policies, federal banking regulations also requires training, audit and examination of the Company's adherence to this policy by representatives of the Company's federal, national and state regulators (also known as "Reg. O" requirements). As described more fully in Note 20, "Related Parties," of the Notes to Consolidated Financial Statements, on page 59, the Company has not entered into significant non-lending related party transactions.

Common Stock Information
     The Company has paid quarterly dividends since its inception in 1985. The market price (as quoted by AMEX) and cash dividends paid, per share of the Company's common stock, by calendar quarter for the past 2 years were as follows:

                                   2002                                          2001
                  Fourth     Third      Second    First           Fourth    Third    Second    First
                  Quarter    Quarter    Quarter   Quarter         Quarter   Quarter  Quarter   Quarter
High            $   25.15  $   26.00  $   28.50  $   23.50     $   18.80   $ 18.99   $ 17.10   $ 17.15
Low                 24.20      25.46      27.40      22.74         16.15     15.40     12.70     12.82
Close               24.20      26.00      27.85      23.50         18.70     16.58     16.00     13.55
Dividend paid        0.17       0.17       0.17       0.17          0.16      0.16      0.16      0.16

     Information concerning restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends is described in the Capital Resources section on page 32.
     As of December 31, 2002, there were 8,027,374 shares of the Company's common stock outstanding, held of record by approximately 960 shareholders.

CERTAIN FACTORS AFFECTING FUTURE OPERATING RESULTS

Interest rate volatility may reduce our profitability.
     The profitability of the Company depends to a large extent upon net interest income, which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowed funds.
     Net interest income can be affected significantly by changes in market interest rates. In particular, changes in relative interest rates may reduce the Company's net interest income as the difference between interest income and interest expense decreases. As a result, the Company has adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources.
     However, there can be no assurance that a decrease in interest rates will not negatively impact the Company's results from operations or financial position. Since market interest rates may change by differing magnitudes and at different times, significant changes in interest rates over an extended period of time could reduce overall net interest income. An increase in interest rates could also have a negative impact on the Company's results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the Company's allowance for loan losses.

Our Allowance for Loan Losses may not be adequate to cover actual loan losses.
     The Company makes various assumptions and judgments about the collectibility of the loan portfolio and provides an allowance for potential losses based on a number of factors. If the assumptions are wrong, the allowance for loan losses may not be sufficient to cover the losses the Company could experience, which would have an adverse effect on operating results, and may also cause the Company to increase the allowance in the future. Further, the Company's net income would decrease if additional amounts needed to be provided to the allowance for loan losses.

Our loans are concentrated in certain areas of Maine and adverse conditions in those markets could adversely affect our operations.
     The Company is exposed to real estate and economic factors in the central, southern, western and midcoast areas of Maine, as virtually all of the loan portfolio is concentrated among borrowers in these markets. Further, because a substantial portion of the loan portfolio is secured by real estate in this area, the value of the associated collateral is also subject to regional real estate market conditions. Adverse economic, political or business developments or natural hazards may affect these areas and the ability of property owners in these areas to make payments of principal and interest on the underlying mortgages. If these regions experience adverse economic, political or business conditions, the Company would likely experience higher rates of loss and delinquency on these mortgage loans than if the loans were more geographically diverse.

If we do not maintain our historical growth rate, the market price of our common stock could be adversely affected.
     The Company's return on shareholders' equity and other measures of profitability, which affect the market price of our common stock, depend in part on the Company's continued growth and expansion. The Company's growth strategy has two principal components--internal and external growth. The Company's ability to generate internal growth is affected by the competitive factors described below as well as by the primarily rural characteristics and related demographic features of the markets the Company serves. The Company's ability to continue to identify and invest in suitable acquisition candidates on acceptable terms is crucial to our external growth. In pursuing acquisition opportunities, the Company may be in competition with other companies having similar growth strategies. As a result, the Company may not be able to identify or acquire promising acquisition candidates on acceptable terms. Competition for these acquisitions could result in increased acquisition prices and a diminished pool of acquisition opportunities. An inability to find suitable acquisition candidates at reasonable prices could slow our growth rate and have a negative affect on the market price of our common stock.

We experience strong competition within our markets, which may impact our profitability.
     Competition in the banking and financial services industry is strong. In the Company's market areas, the Company competes for loans and deposits with local independent banks, thrift institutions, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally as well as nationally. Many of these competitors have substantially greater resources and lending limits than those of the Company's subsidiaries and may offer services that the Company's subsidiaries do not or cannot provide. Our long-term success depends on the ability of the Company's subsidiaries to compete successfully with other financial institutions in their service areas. Because the Company maintains a smaller staff and has fewer financial and other resources than larger institutions with which the Company competes, it may be limited in its ability to attract customers. If the Company is unable to attract and retain customers, the Company may be unable to continue the loan growth and the Company's results of operations and financial condition may otherwise be negatively impacted.

Our Cost of Funds for Banking Operations may increase as a result of general economic conditions, interest rates and competitive pressures.
     The Company's banking subsidiaries have traditionally obtained funds principally through deposits and borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. If, as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at the Company's banking subsidiaries decreases relative to the Company's overall banking operations, the Company may have to rely more heavily on borrowings as a source of funds in the future.

Our banking business is highly regulated.
     Bank holding companies, national banking associations and state-chartered banks operate in a highly regulated environment and are subject to supervision, regulation and examination by various federal and state bank regulatory agencies, as well as other governmental agencies in the states in which they operate. Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and BHCs, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The OCC, the FDIC and the Superintendent possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the FRB possesses similar powers with respect to BHCs. These and other restrictions limit the manner in which the Company and its subsidiaries may conduct business and obtain financing.
     Furthermore, the Company's business is affected not only by general economic conditions, but also by the economic, fiscal and monetary policies of the United States and its agencies and regulatory authorities, particularly the FRB. The economic and fiscal policies of various governmental entities and the monetary policies of the FRB may affect the interest rates the Company's bank subsidiaries must offer to attract deposits and the interest rates they must charge on loans, as well as the manner in which they offer deposits and make loans. These economic, fiscal and monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally including the Company's bank subsidiaries.

We could be held responsible for environmental liabilities of properties we acquire through foreclosure.
     If the Company is forced to foreclose on a defaulted mortgage loan to recover the Company's investment the Company may be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during the Company's ownership or after a sale to a third party. The amount of environmental liability could exceed the value of the real property. There can be no assurance that the Company would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property or that the Company could recoup any of the costs from any third party.

To the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent with such acquisitions.
     Although the Company does not have an aggressive acquisition strategy, the Company has acquired, and in the future will continue to consider the acquisition of, other banking companies. To the extent that the Company acquires other companies in the future, the Company's business may be negatively impacted by certain risks inherent with such acquisitions.

These risks include the following:
     . the risk that the acquired business will not perform in accordance with management's expectations;
     . the risk that difficulties will arise in connection with the integration of the operations of the acquired business with the operations of our businesses;
     . the risk that management will divert its attention from other aspects of our business;
     .    the risk that we may lose key employees of the acquired business; and
     . the risks associated with entering into geographic and product markets in which we have limited or no direct prior experience.

Due to the nature of our business, we may be subject to litigation from time to time, some of which may not be covered by insurance.
     The Company, through its bank subsidiaries, operates in a highly regulated industry, and as a result, is subject to various regulations related to disclosures to our customers, our lending practices, and other fiduciary responsibilities. From time to time, the Company has been, and may become, subject to legal actions relating to our operations that have had, or could, involve claims for substantial monetary damages. Although the Company maintains insurance, the scope of this coverage may not provide the Company with full, or even partial, coverage in any particular case. As a result, a judgment against the Company in any such litigation could have a material adverse effect on the Company's financial condition and results of operation.

Summary of Financial Performance

Net Income
(in Millions)

     1998      11.451
     1999      10.229
     2000      13.859
     2001      15.418
     2002      17.051

Assets
(in Millions)

     1998      839.3
     1999      928.4
     2000      1010.9
     2001      1089.4
     2002      1218.4

Deposits
(in Millions)

     1998      641.6
     1999      667.7
     2000      744.4
     2001      763.6
     2002      850.1

Loans
(in Millions)

     1998      569.7
     1999      635.4
     2000      701.3
     2001      724.0
     2002      808.9

Basic Earnings Per Share
(in Dollars)

     1998      1.40
     1999      1.27
     2000      1.70
     2001      1.90
     2002      2.12

Book Value Per Share
(in Dollars)

     1998      9.61
     1999      9.51
     2000      11.17
     2001      13.04
     2002      14.80

SELECTED FIVE-YEAR FINANCIAL DATA

(In thousands, except per share data)                                                DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA                             2002             2001             2000             1999             1998
Assets                                          $    1,218,419   $    1,089,355   $    1,010,883   $      928,350   $      839,280
Loans                                                  808,882          724,042          701,340          635,434          569,705
Allowance for Loan Losses                               15,242           13,514           10,801            9,390            8,092
Investments                                            314,775          263,810          217,010          216,132          202,967
Deposits                                               850,134          763,568          744,360          667,720          641,553
Borrowings                                             238,861          210,843          168,440          173,924          113,682
Shareholders' Equity                                   118,828          105,068           90,923           77,623           77,789

                                                                              YEAR ENDED DECEMBER 31,

OPERATIONS DATA                                      2002             2001             2000             1999             1998
Interest Income                                 $       74,572   $       79,870   $       79,555   $       69,496   $       61,591
Interest Expense                                        27,715           35,689           40,042           30,504           27,007
                                                --------------   --------------   --------------   --------------   --------------
Net Interest Income                                     46,857           44,181           39,513           38,992           34,584
Provision for Loan Losses                                3,080            3,681            2,930            3,670            2,056
                                                --------------   --------------   --------------   --------------   --------------
Net Interest Income after
   Provision for Loan Losses                            43,777           40,500           36,583           35,322           32,528
Non-interest Income                                     14,459           13,094            8,915            7,694            6,573
Non-interest Expense                                    32,311           31,014           25,396           27,604           22,220
                                                --------------   --------------   --------------   --------------   --------------
Income before Provision for Income Tax                  25,925           22,580           20,102           15,412           16,881
Income Tax Expense                                       8,425            7,162            6,243            5,183            5,430
Cumulative effect of change in accounting, net             449                -                -                -                -
                                                --------------   --------------   --------------   --------------   --------------
Net Income                                      $       17,051   $       15,418   $       13,859   $       10,229   $       11,451
                                                ==============   ==============   ==============   ==============   ==============
                                                                             AT OR FOR THE YEAR ENDED DECEMBER 31,

OTHER DATA                                           2002             2001             2000             1999             1998
Basic Earnings Per Share                        $         2.12   $         1.90   $         1.70   $         1.27   $         1.40
Diluted Earnings Per Share                                2.11             1.89             1.69             1.27             1.38
Dividends Per Share                                       0.68             0.64             0.63             0.52             0.47
Book Value Per Share                                     14.80            13.04            11.17             9.51             9.61
Return on Average Assets                                  1.48%            1.47%            1.40%            1.15%            1.52%
Return on Average Equity                                 15.38%           15.55%           16.43%           13.16%           15.09%
Allowance for Loan Losses to Total Loans                  1.88%            1.87%            1.54%            1.48%            1.42%
Non-Performing Loans to Total Loans                       1.03%            1.11%            0.93%            1.00%            0.82%
Stock Dividend Payout Ratio                              32.08%           33.90%           37.17%           40.90%           33.74%
Efficiency Ratio                                         52.70%           54.15%           52.44%           59.13%           53.99%

CONSOLIDATED STATEMENTS OF CONDITION

(In thousands, except number of shares and per share data)                          DECEMBER 31,
----------------------------------------------------------------------------------------------------------
                                                                              2002              2001
Assets
Cash and due from banks                                                  $        33,523   $        38,861
Securities available for sale, at market                                         313,780           262,866
Securities held to maturity (market value $995 and $944
 at December 31, 2002 and 2001, respectively)                                        995               944
Loans, less allowance for loan losses of $15,242 and $13,514
 at December 31, 2002 and 2001, respectively                                     793,640           710,528
Premises and equipment, net                                                       16,710            17,437
Other real estate owned                                                              490               195
Interest receivable                                                                5,778             5,054
Core deposit intangible                                                            4,767             5,708
Goodwill                                                                           3,518             4,208
Other assets                                                                      45,218            43,554
                                                                         ---------------   ---------------
       Total assets                                                      $     1,218,419   $     1,089,355
                                                                         ===============   ===============

Liabilities
Deposits:
   Demand                                                                $       105,091   $        96,162
   NOW                                                                           107,383            95,664
   Money market                                                                  169,457           134,333
   Savings                                                                        98,197            88,226
   Certificates of deposit                                                       370,006           349,183
                                                                         ---------------   ---------------
     Total deposits                                                              850,134           763,568
Borrowings from Federal Home Loan Bank                                           191,901           168,832
Other borrowed funds                                                              46,960            42,011
Accrued interest and other liabilities                                            10,596             9,876
                                                                         ---------------   ---------------
     Total liabilities                                                         1,099,591           984,287
                                                                         ---------------   ---------------

Commitments and Contingencies (Notes 6, 15, 17, 21, 22 and 23)
Shareholders' Equity
Common stock, no par value; authorized 10,000,000 shares, issued
 8,609,898 shares in 2002 and 2001                                                 2,450             2,450
Surplus                                                                            5,719             5,795
Retained earnings                                                                114,131           102,630
Accumulated other comprehensive income
 Net unrealized gains on securities available for sale, net of tax                 6,800             4,514
 Net unrealized gains on derivative instruments, marked to market, net               914                 -
                                                                         ---------------   ---------------
Total accumulated other comprehensive income                                       7,714             4,514
Less remaining obligation under:
 Bank recognition and retention plan                                                   3                 9
Less cost of 582,524 and 552,117 shares of
 treasury stock on December 31, 2002 and 2001, respectively                       11,183            10,312
                                                                         ---------------   ---------------
     Total shareholders' equity                                                  118,828           105,068
                                                                         ---------------   ---------------
     Total liabilities and shareholders' equity                          $     1,218,419   $     1,089,355
                                                                         ===============   ===============

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except number of shares and per share data)                            YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------
                                                                                 2002         2001         2000
Interest Income
Interest and fees on loans                                                    $   54,594   $   62,362   $   61,540
Interest on U.S. government and agency obligations                                16,840       14,659       14,753
Interest on state and political subdivision obligations                              372          388          393
Interest on interest rate swap agreements                                          1,897        1,370        1,434
Interest on federal funds sold and other investments                                 869        1,091        1,435
                                                                              ----------   ----------   ----------
   Total interest income                                                          74,572       79,870       79,555
                                                                              ----------   ----------   ----------

Interest Expense
Interest on deposits                                                              17,090       24,895       27,066
Interest on other borrowings                                                       9,325        9,846       11,650
Interest on interest rate swap agreements                                          1,300          948        1,326
                                                                              ----------   ----------   ----------
   Total interest expense                                                         27,715       35,689       40,042
                                                                              ----------   ----------   ----------
   Net interest income                                                            46,857       44,181       39,513
Provision for Loan Losses                                                          3,080        3,681        2,930
                                                                              ----------   ----------   ----------
   Net interest income after provision for loan losses                            43,777       40,500       36,583
                                                                              ----------   ----------   ----------

Other Income
Service charges on deposit accounts                                                3,770        3,542        2,880
Other service charges and fees                                                     1,965        2,390        1,764
Merchant assessments                                                               2,135        2,086        1,802
Trust fees                                                                         3,625        2,503        1,281
Brokerage and insurance commissions                                                  252           30            -
Gain on sale of derivatives                                                            -          932            -
Gain on sale of securities                                                           156          336            -
Other income                                                                       2,556        1,275        1,188
                                                                              ----------   ----------   ----------
   Total other income                                                             14,459       13,094        8,915
                                                                              ----------   ----------    ----------
                                                                                  58,236       53,594       45,498
                                                                              ----------   ----------   ----------

Operating Expenses
Salaries and employee benefits                                                    16,500       14,279       11,558
Net occupancy                                                                      2,299        2,075        1,666
Furniture, equipment and data processing                                           2,132        2,125        2,097
Merchant program                                                                   1,812        1,995        1,778
Amortization of core deposit intangible                                              941          952          986
Acquisition related                                                                   75          353          232
Other                                                                              8,552        9,235        7,079
                                                                              ----------   ----------   ----------
   Total operating expenses                                                       32,311       31,014       25,396
                                                                              ----------   ----------   ----------

   Income before income taxes and cumulative effect of accounting change          25,925       22,580       20,102
Income Taxes                                                                       8,425        7,162        6,243
                                                                              ----------   ----------   ----------
   Income before cumulative effect of accounting change                           17,500       15,418       13,859
                                                                              ----------   ----------   ----------
Cumulative effect of change in accounting for
   goodwill, net of tax benefit of $241                                              449            -            -
                                                                              ----------   ----------   ----------
Net Income                                                                    $   17,051   $   15,418   $   13,859
                                                                              ==========   ==========   ==========

Per Share Data

Basic earnings per share before cumulative effect of accounting change        $     2.18   $     1.90   $     1.70
Cumulative effect of change in accounting for goodwill, net of tax benefit         (0.06)           -            -
                                                                              ----------   ----------   ----------
Basic earnings per share                                                            2.12         1.90         1.70
Diluted earnings per share before cumulative effect of accounting change            2.17         1.89         1.69
Cumulative effect of change in accounting for goodwill, net of tax benefit         (0.06)           -            -
                                                                              ----------   ----------   ----------
Diluted earnings per share                                                          2.11         1.89         1.69
Weighted average number of shares outstanding                                  8,049,629    8,123,928    8,164,188

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(In thousands, except number                                                     Common                        Retained
 of shares and per share data)                                                   Stock         Surplus         Earnings
 ------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                  $      2,450   $      5,990    $     83,583
Net income for 2000                                                                      -              -          13,859
 Change in unrealized gains on securities available
  for sale, net of deferred taxes of $2,600                                              -              -               -
                                                                              ------------   ------------    ------------
   Total comprehensive income                                                            -              -          13,859
                                                                              ============   ============    ============
Purchase of treasury stock (24,950 shares)                                               -              -               -
Exercise and repurchase of stock options
 (8,680 shares), net of tax benefit of $6                                                -            (62)              -
Exercise of stock options (2,933 shares),
 net of tax benefit of $11                                                               -            (19)              -
Bank recognition and retention plan                                                      -              -               -
Cash dividends declared ($0.63 / share)                                                  -              -          (5,150)
                                                                              ------------   ------------    ------------
Balance at December 31, 2000                                                  $      2,450   $      5,909    $     92,292
                                                                              ------------   ------------    ------------
Net income for 2001                                                                      -              -          15,418
Cumulative effect to recordunrealized appreciation
 on securities held to maturity transferred to
 securities available for sale, net of taxes of $1,021                                   -              -               -
Change in unrealized gains on securities available
 for sale, net of deferred taxes of $1,700                                               -              -               -
                                                                              ------------   ------------    ------------
   Total comprehensive income                                                            -              -          15,418
                                                                              ------------   ------------    ------------
Purchase of treasury stock (87,560 shares)                                               -              -               -
Exercise and repurchase of stock options
 (19,926 shares), net of tax benefit of $41                                              -           (114)              -
Bank recognition and retention plan                                                      -              -               -
Acquisition of minority interest                                                         -              -             146
Cash dividends declared ($0.64 / share)                                                  -              -          (5,226)
                                                                              ------------   ------------    ------------
Balance at December 31, 2001                                                  $      2,450   $      5,795    $    102,630
                                                                              ------------   ------------    ------------
Net income for 2002                                                                      -              -          17,051
Change in unrealized gains on derivative
   instruments, net of deferred taxes of $492                                            -              -               -
Change in unrealized gains on securities available
   for sale, net of deferred taxes of $1,200                                             -              -               -
                                                                              ------------   ------------    ------------
     Total comprehensive income                                                          -              -          17,051
Purchase of treasury stock (37,950 shares)                                               -              -               -
Exercise and repurchase of stock options
   (15,680 shares), net of tax benefit of $58                                            -            (20)              -
Exercise of stock options (7,543 shares),
   net of deferred taxes of $35                                                          -            (56)              -
Bank recognition and retention plan                                                      -              -               -
Cash dividends declared ($0.68 / share)                                                  -              -          (5,550)
                                                                              ------------   ------------    ------------
Balance at December 31, 2002                                                  $      2,450   $      5,719    $    114,131
                                                                              ============   ============    ============
                                                                              Net Unrealized         Net
                                                                              Gains (Losses)      Unrealized          Bank
                                                                              on Securities        Gains on        Recognition
(In thousands, except number                                                    Available         Derivative      and Retention
 of shares and per share data)                                                  for Sale          Instruments         Plan
 ------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                  $       (5,782)   $            -   $          (20)
Net income for 2000                                                                        -                 -                -
 Change in unrealized gains on securities available
  for sale, net of deferred taxes of $2,600                                            4,970                 -                -
                                                                              --------------    --------------   --------------
   Total comprehensive income                                                          4,970                 -                -
                                                                              ==============    ==============   ==============
Purchase of treasury stock (24,950 shares)                                                 -                 -                -
Exercise and repurchase of stock options
 (8,680 shares), net of tax benefit of $6                                                  -                 -                -
Exercise of stock options (2,933 shares),
 net of tax benefit of $11                                                                 -                 -                -
Bank recognition and retention plan                                                        -                 -                6
Cash dividends declared ($0.63 / share)                                                    -                 -                -
                                                                              --------------    --------------   --------------
Balance at December 31, 2000                                                  $         (812)   $            -   $          (14)
                                                                              --------------    --------------   --------------
Net income for 2001                                                                        -                 -                -
Cumulative effect to recordunrealized appreciation
 on securities held to maturity transferred to
 securities available for sale, net of taxes of $1,021                                 1,982                 -                -
Change in unrealized gains on securities available
 for sale, net of deferred taxes of $1,700                                             3,344                 -                -
                                                                              --------------    --------------   --------------
   Total comprehensive income                                                          5,326                 -                -
                                                                              --------------    --------------   --------------
Purchase of treasury stock (87,560 shares)                                                 -                 -                -
Exercise and repurchase of stock options
 (19,926 shares), net of tax benefit of $41                                                -                 -                -
Bank recognition and retention plan                                                        -                 -                5
Acquisition of minority interest                                                           -                 -                -
Cash dividends declared ($0.64 / share)                                                    -                 -                -
                                                                              --------------    --------------   --------------
Balance at December 31, 2001                                                  $        4,514    $            -   $           (9)
                                                                              --------------    --------------   --------------
Net income for 2002                                                                        -                 -                -
Change in unrealized gains on derivative
 instruments, net of deferred taxes of $492                                                -               914                -
Change in unrealized gains on securities available
 for sale, net of deferred taxes of $1,200                                             2,286                 -                -
                                                                              --------------    --------------   --------------
   Total comprehensive income                                                          2,286               914                -
Purchase of treasury stock (37,950 shares)                                                 -                 -                -
Exercise and repurchase of stock options
 (15,680 shares), net of tax benefit of $58                                                -                 -                -
Exercise of stock options (7,543 shares),
 net of deferred taxes of $35                                                              -                 -                -
Bank recognition and retention plan                                                        -                 -                6
Cash dividends declared ($0.68 / share)                                                    -                 -                -
                                                                              --------------    --------------   --------------
Balance at December 31, 2002                                                  $        6,800    $          914   $           (3)
                                                                              ==============    ==============   ==============

                                                                                                 Total
(In thousands, except number                                                    Treasury      Shareholders'
 of shares and per share data)                                                   Stock           Equity
 ----------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                  $     (8,598)   $     77,623
Net income for 2000                                                                      -          13,859
 Change in unrealized gains on securities available
  for sale, net of deferred taxes of $2,600                                              -           4,970
                                                                              ------------    ------------
   Total comprehensive income                                                            -          18,829
                                                                              ============    ============
Purchase of treasury stock (24,950 shares)                                            (394)           (394)
Exercise and repurchase of stock options
 (8,680 shares), net of tax benefit of $6                                               40             (22)
Exercise of stock options (2,933 shares),
 net of tax benefit of $11                                                              50              31
Bank recognition and retention plan                                                      -               6
Cash dividends declared ($0.63 / share)                                                  -          (5,150)
                                                                              ------------    ------------
Balance at December 31, 2000                                                  $     (8,902)   $     90,923
                                                                              ------------    ------------
Net income for 2001                                                                      -          15,418
Cumulative effect to recordunrealized appreciation
 on securities held to maturity transferred to
 securities available for sale, net of taxes of $1,021                                   -           1,982
Change in unrealized gains on securities available
 for sale, net of deferred taxes of $1,700                                               -           3,344
                                                                              ------------    ------------
   Total comprehensive income                                                            -          20,744
                                                                              ------------    ------------
Purchase of treasury stock (87,560 shares)                                          (1,444)         (1,444)
Exercise and repurchase of stock options
 (19,926 shares), net of tax benefit of $41                                             34             (80)
Bank recognition and retention plan                                                      -               5
Acquisition of minority interest                                                         -             146
Cash dividends declared ($0.64 / share)                                                  -          (5,226)
                                                                              ------------    ------------
Balance at December 31, 2001                                                  $    (10,312)   $    105,068
                                                                              ------------    ------------
Net income for 2002                                                                      -          17,051
Change in unrealized gains on derivative
 instruments, net of deferred taxes of $492                                              -             914
Change in unrealized gains on securities available
 for sale, net of deferred taxes of $1,200                                               -           2,286
                                                                              ------------    ------------
     Total comprehensive income                                                          -          20,251
Purchase of treasury stock (37,950 shares)                                            (919)           (919)
Exercise and repurchase of stock options
 (15,680 shares), net of tax benefit of $58                                            (94)           (114)
Exercise of stock options (7,543 shares),
 net of deferred taxes of $35                                                          142              86
Bank recognition and retention plan                                                      -               6
Cash dividends declared ($0.68 / share)                                                  -          (5,550)
                                                                              ------------    ------------
Balance at December 31, 2002                                                  $    (11,183)   $    118,828
                                                                              ============    ============

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                                                 YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         2002               2001               2000
Operating Activities
Net Income                                                                    $        17,051   $        15,418   $          13,859
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                                                          3,080              3,681              2,930
     Depreciation and amortization                                                      3,129              3,497              2,356
     Decrease in obligation under ESOP and BRRP                                             6                  5                  6
     (Decrease) increase in interest receivable                                          (724)             1,905             (1,117)
     (Decrease) increase in other assets                                               (1,900)            (2,611)             1,759
     Increase (decrease) in other liabilities                                             613              2,474             (5,343)
     Decrease (increase) in residential mortgage loans held for sale                        -             12,838             (5,932)
     (Decrease) increase in minority position                                               -               (176)                61
     Goodwill impairment loss                                                             690                  -                  -
     Gain on sale of securities                                                          (156)              (336)                 -
                                                                              ---------------   ----------------  -----------------
     Net cash provided by operating activities                                         21,789             36,695              8,579
                                                                              ---------------   ----------------  -----------------
Investing Activities
Proceeds from sales and maturities of securities held to maturity                       1,550                  -             10,587
Proceeds from sales and maturities of securities available for sale                    83,748             39,805              8,509
Purchase of securities held to maturity                                                (1,588)              (944)                 -
Purchase of securities available for sale                                            (131,401)           (77,217)           (12,456)
Purchase of Federal Home Loan Bank Stock                                                    -                  -               (174)
Net increase in loans                                                                 (86,192)           (36,508)           (61,493)
Net (increase) decrease in other real estate owned                                       (295)               185              1,025
Purchase of premises and equipment                                                     (1,036)            (3,503)            (5,506)
Net decrease in federal funds sold                                                          -                  -                415
Purchase of bank-owned life insurance                                                       -                  -            (10,000)
Cash paid in connection with acquisitions                                                   -             (4,563)                 -
Cash received through acquisitions                                                          -                567                  -
                                                                              ---------------   ----------------  -----------------
     Net cash used by investing activities                                           (135,214)           (82,178)           (69,093)
                                                                              ---------------   ----------------  -----------------
Financing Activities
Net increase in deposits                                                               86,566             19,208             76,640
Proceeds from Federal Home Loan Bank borrowings                                     2,656,280          3,698,976          5,299,675
Repayments on Federal Home Loan Bank borrowings                                    (2,633,211)        (3,662,492)        (5,296,193)
Net increase (decrease) in other borrowed funds                                         4,949              5,919             (8,966)
Purchase of treasury stock                                                               (919)            (1,444)              (394)
Proceeds from stock issuance under option plan                                             86                  -                 31
Exercise and repurchase of stock options                                                 (114)               (80)               (22)
Acquisition of minority interest                                                            -                146                  -
Cash dividends paid                                                                    (5,550)            (5,226)            (5,150)
                                                                              ---------------   ----------------  -----------------
     Net cash provided by financing activities                                        108,087             55,007             65,621
                                                                              ---------------   ----------------  -----------------
     Net (decrease) increase in cash and cash equivalents                              (5,338)             9,524              5,107
                                                                              ---------------   ----------------  -----------------
Cash and cash equivalents at beginning of year                                         38,861             29,337             24,230
                                                                              ---------------   ----------------  -----------------
     Cash and cash equivalents at end of year                                 $        33,523   $         38,861  $          29,337
                                                                              ===============   ================  =================

Supplemental disclosures of cash flow information
Cash paid during the year for:
     Interest                                                                 $        27,683   $         36,594  $          39,516
     Income tax                                                                         8,424              7,878              6,320
Non-Cash transactions:
     Transfer from loans to other real estate owned                                       492                371                302
     Securitization of mortgage loans                                                  16,699             57,000                  -
     Transfer from securities held to maturity to available for sale                        -             57,695                  -
     Transfer from premises and equipment to other real estate owned                      337                  -                  -

See Note 2, "Acquisitions," of the Notes to Consolidated Financial Statements, on page 47, for acquisition disclosure.
The accompanying notes are an integral part of these Consolidated Financial Statements.

December 31, 2002, 2001 and 2000
(Amounts in tables expressed in thousands, except number of shares and per share data)

NATURE OF OPERATIONS.

Camden National Corporation (or the "Company"), as a multi-bank and financial services holding company, provides financial services to its customers through three major subsidiaries. Camden National Bank and UnitedKingfield Bank provide traditional commercial and consumer financial services through 28 branch locations in central, southern, mid-coast and western Maine and by online access. Acadia Trust, N.A. (and prior to its merger into Acadia Trust, N.A. on January 1, 2003, Trust Company of Maine, Inc.) provide trust and investment management services to their clients, who are primarily located in the State of Maine, and to the clients of the Company's two banking subsidiaries.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies conform to accounting principles generally accepted in the United States and to general practice within the banking industry. The following is a summary of the significant accounting and reporting policies.

     Principles of Consolidation. The accompanying Consolidated Financial Statements include the accounts of the Company, its wholly owned bank subsidiaries, Camden National Bank and UnitedKingfield Bank, and its wholly owned non-bank subsidiary, Acadia Trust, N.A. (and prior to its merger into Acadia Trust, N.A. on January 1, 2003, Trust Company of Maine, Inc.). All intercompany accounts and transactions have been eliminated in consolidation. Assets held by the non-bank subsidiary in a fiduciary capacity are not assets of the Company and, therefore, are not included in the Consolidated Statement of Condition.

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

     Cash. The Company is required to comply with various laws and regulations of the Federal Reserve Bank ("FRB"), which require the Company to maintain certain amounts of cash on deposit and restrict the Company from investing those amounts. The Company maintains those balances at the FRB of Boston. In the normal course of business, the Company has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the Federal Deposit Insurance Corporation ("FDIC"). For the statement of cash flows, cash equivalents consist of cash and due from banks.

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

     Residential Mortgages Held for Sale. Residential mortgages held for sale are primarily one-to-four family real estate loans that are valued at the lower of cost or market on an individual basis, as determined by quoted market prices from the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Gains and losses from sales of residential mortgages held for sale are recognized upon settlement with investors and recorded in other income. These activities, together with underwriting residential mortgage loans, comprise the Company's mortgage banking business.

     Loan Servicing. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: interest rate, fixed versus variable rate, and period of origination. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceeds their fair value.

     Loans. Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs. Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, interest income is reduced for all accrued but unpaid interest. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Loans past due 30 days or more are considered delinquent. In general, consumer loans will be charged off if the loan is delinquent for 120 consecutive days. Commercial and real estate loans may be charged off in part or in full if they appear uncollectible.

     Fees received and direct costs incurred for the origination of loans are deferred and recognized as an adjustment of loan yield.

     The allowance for loan losses is maintained at a level believed adequate to absorb expected future charge-offs of loans deemed uncollectible. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, known and inherent risk characteristics of the various categories of loans, adverse situations that may affect the borrower's ability to repay, estimated value of underlying collateral, and other pertinent factors. The allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Credits deemed uncollectible are charged against the allowance.

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

     Amortization of software is recognized using the straight-line method over the estimated useful lives of the various software items, which primarily is three years. On an ongoing basis, management reviews the valuation and amortization of intangible assets to determine possible impairment.

     Goodwill. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. SFAS No. 142 requires, in part, that recorded goodwill be tested at least annually for impairment rather than being amortized over the estimated useful life of the underlying business. Goodwill acquired in a purchase business combination completed after June 30, 2001, but before SFAS No. 142 was adopted in full, was not amortized. The Company had no business combinations treated as a purchase before June 30, 2001; therefore, the Company did not have goodwill prior to that date.

     Other Borrowed Funds. Other borrowed funds consist of commercial and consumer repurchase agreements with a carrying value of $46.0 million and $41.0 million at December 31, 2002 and 2001, respectively, and treasury tax and loan deposits. Securities sold under agreements to repurchase generally mature within 30 days and are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

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

     Derivative Financial Instruments Designated as Hedges. In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which sets accounting and reporting standards for derivative instruments and hedging activities. The Statement, as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No.133," requires the Company to recognize all derivatives in the Consolidated Statement of Condition at fair value. The Company adopted the Statement effective January 1, 2001 and transferred all of its investment securities classified as held to maturity to the available-for-sale classification. The impact of this reclassification was an increase to other comprehensive income of $2.0 million, net of applicable taxes, which was reported as a cumulative effect adjustment to other comprehensive income.

Under the provisions of SFAS No.133, the Company recognizes all derivatives in the Consolidated Statement of Condition at fair value. On the date the Company enters into the derivative contract, the Company designates the derivative as a hedge of either a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"), a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value hedge") or a held for trading instrument ("trading instrument"). The Company formally documents relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Company also assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. Changes in fair value of a derivative that is highly effective and that qualifies as a cash flow hedge are recorded in other comprehensive income and are reclassified into earnings when the forecasted transaction or related cash flows affect earnings. Changes in fair value of a derivative that qualifies as a fair value hedge and the change in fair value of the hedged item are both recorded in earnings and offset each other when the transaction is highly effective. Those derivatives that are classified as trading instruments are recorded at fair value with changes in fair value recorded in earnings. The Company discontinues hedge accounting when it determines that the derivative is no longer highly effective in offsetting changes in the cash flows of the hedged item, that it is unlikely that the forecasted transaction will occur, or that the designation of the derivative as a hedging instrument is no longer appropriate.

     Fair Value Disclosures. The Company, in estimating its fair value disclosures for financial instruments, used the following methods and assumptions:

     Cash and due from banks: The carrying amounts of cash and due from banks approximate their fair value.

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

     Borrowings: The carrying amounts of short-term borrowings from the Federal Home Loan Bank of Boston ("FHLBB"), securities sold under repurchase agreements and other short-term borrowings approximate fair value. The fair value of long-term borrowings is based on the discounted cash flows using current rates for advances of similar remaining maturities.

     Derivative financial instruments: Fair values for interest rate swap, floor and cap contracts are based on quoted market prices.

     Credit related financial instruments: In the course of originating loans and extending credit and standby letters of credit, the Company charges fees in exchange for its lending commitment. While these commitment fees have value, the Company does not believe their value is material to its financial statements due to the short-term nature of the underlying commitments.

     Effect of Recently Issued Financial Standards. Effective in 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities;" SFAS No. 147, "Acquisitions of Certain Financial Institutions;" SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure;" and Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others."

SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement had no impact on the company's consolidated financial condition and results of operations.

SFAS No.147 amended SFAS No.72, "Accounting for Certain Acquisitions of
Banking or Thrift Institutions," to exclude from its scope most acquisitions of financial institutions. Such transactions should be accounted for in accordance with SFAS No.141, "Business Combinations." This Statement had no impact on the Company's consolidated financial condition and results of operations.

SFAS No.148 contains enhanced disclosure requirements for stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No.148 are effective for fiscal years ending after December 15, 2002. Adoption of the Statement in 2002 had no impact on the Company's consolidated financial condition and results of operations.

SOP 01-6 was issued in December 2001. The SOP is effective for financial statements issued for fiscal years beginning after December 15, 2001. The SOP reconciles and conforms the accounting and financial reporting provisions established by various Audit and Accounting Industry Guides. Adoption of this Statement had no impact on the Company's consolidated financial condition and results of operations.

     Reclassification. Certain items from the prior year were restated to conform to the current year presentation.

2. ACQUISITIONS

On July 19, 2001, the Company acquired 100% of the outstanding common stock of Acadia Trust, N.A. and Gouws Capital Management, Inc. ("Gouws Capital"). Acadia Trust, N.A., headquartered in Portland, Maine and founded in 1991, is a nationally chartered trust company offering traditional trust services and was custodian and trustee, at the date of acquisition, for approximately $300 million in assets. Gouws Capital, founded in 1984 and also headquartered in Portland, Maine, offers investment advisory services to high net worth individuals and institutions. Gouws Capital had approximately $342 million of assets under management at the date of acquisition, of which approximately $300 million was held at Acadia Trust, N.A. Subsequent to the acquisition, Gouws Capital was merged into Acadia Trust, N.A.

The following is a summary of the transactions:
   Cash                           $    567
   Investments                       1,378
   Goodwill                          3,160
   Premises and equipment              206
   Other assets                        328
   Other liabilities               (1,076)
                                   -------
     Net cash paid                 $ 4,563
                                   =======

On October 24, 2001, the Company acquired the remaining 49% of Trust Company of Maine, Inc. ("TCOM"). The Company acquired the majority ownership (51%) of TCOM in December 1995 through the Company's merger with UnitedCorp, then the parent of TCOM. TCOM is a non-depository trust company chartered under the laws of the State of Maine and has its principal office in Bangor, Maine. TCOM provided a broad range of trust, trust-related, and investment services, in addition to retirement and pension plan management services, to both individual and institutional clients. This transaction resulted in the recording of $1.1 million in goodwill. On January 1, 2003, TCOM was merged with and into Acadia Trust, N.A., with Acadia Trust, N.A. remaining as the surviving entity.

Under the purchase method of accounting, the results of operations of the acquired subsidiaries are included in the results of operations only from their respective dates of acquisition.

3. GOODWILL

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 specifies that intangible assets acquired in a business combination must be recognized and reported separately from goodwill. SFAS No. 142 requires, in part, that recorded goodwill be tested at least annually for impairment rather than being amortized over the estimated useful life of the underlying business. The Company adopted the provisions of SFAS No. 141 as of July 1, 2001 and SFAS No. 142 as of January 1, 2002. The purchase of Acadia Trust, N.A. and Gouws Capital was accounted for under SFAS No. 141. Goodwill acquired in a purchase business combination completed after June 30, 2001, but before SFAS No. 142 was adopted in full, is not amortized. The Company had no business combinations treated as a purchase before July 1, 2001; thus, the Company did not have any goodwill prior to that date. Upon adoption of SFAS No. 142, the Company evaluated its existing intangible assets and goodwill that were acquired in purchase business combinations, and considered whether any necessary reclassifications were required in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. No such reclassifications were required.

In connection with the transitional goodwill impairment evaluation, SFAS No. 142 required the Company to perform an assessment of whether there was an indication that goodwill was permanently impaired as of the date of adoption. The Company identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill, to those reporting units as of the date of adoption. As a result of this process, the Company identified Banking and Financial Services as reporting units based on operational characteristics, the existence of discrete financial information, and direct management review of these units. The Company determined that goodwill was impaired as of January 1, 2002, the date of adoption, and the transitional impairment loss, net of taxes, was recognized as a cumulative effect of a change in accounting principle in the Company's Consolidated Statement of Income.

The Company estimated the value of goodwill as of January 1, 2002 utilizing several standard valuation techniques, including discounted cash flow analyses, as well as an estimation of the impact of business conditions on the long-term value of the goodwill carried on the Company's statement of condition. The Company determined that the impact of the overall deterioration of the stock market on investor activities within its target market had negatively impacted the value of its goodwill balances related to the acquisitions of its financial services subsidiaries. This resulted in an estimation of impairment of $690,000 before taxes.

At January 1, 2002, goodwill was as follows:

                                                   Financial
                                       Banking      Services       Total

Goodwill, at cost                     $    1,800   $    2,408    $    4,208
Transitional impairment loss                   -         (690)         (690)
                                      ----------   ----------    ----------
Goodwill, net                         $    1,800   $    1,718    $    3,518
                                      ==========   ==========    ==========

4. CORE DEPOSIT INTANGIBLE

The Company has a core deposit intangible asset related to the acquisition of bank branches in 1998. The core deposit intangible is amortized on a straight-line basis over 10 years, and reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset. The carrying amount is as follows:

                                         DECEMBER 31, 2002    DECEMBER 31, 2001
--------------------------------------------------------------------------------

Core deposit intangible, cost                $  9,424            $  9,424
Accumulated amortization                        4,657               3,716
                                             --------            --------
Core deposit intangible, net                 $  4,767            $  5,708
                                             --------            --------

Amortization expense related to the core deposit intangible for the years ended December 31, 2002, 2001 and 2000 amounted to $941.1 thousand, $952.2 thousand and $985.5 thousand, respectively. The expected amortization expense for each year in the five-year period ending December 31, 2007 is estimated to be $941.1 thousand.

5. INVESTMENT SECURITIES

The following tables summarize the amortized costs and market values of securities available for sale and held to maturity, as of the dates indicated:

                                                             DECEMBER 31, 2002
----------------------------------------------------------------------------------------------------
                                                  Amortized     Unrealized    Unrealized     Fair
                                                    Cost           Gains        Losses       Value
Available for sale
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies      $  104,673    $    3,339    $        -    $  108,012
Obligations of states and political subdivisions     8,551           384             -         8,935
Mortgage-backed securities                         143,849         6,321             -       150,170
Other debt securities                               34,953           822             -        35,775
                                                ----------    ----------    ----------    ----------
     Total debt securities                         292,026        10,866             -       302,892
                                                ----------    ----------    ----------    ----------

Equity securities                                   11,451           217          (780)       10,888
                                                ----------    ----------    ----------    ----------
     Total securities available for sale        $  303,477    $   11,083    $     (780)   $  313,780
                                                ==========    ==========    ==========    ==========
Held to maturity
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies      $      995    $        -    $       -     $      995
                                                ----------    ----------    ----------    ----------
     Total securities held to maturity          $      995    $        -    $       -     $      995
                                                ==========    ==========    ==========    ==========

                                                            DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------
                                                Amortized    Unrealized    Unrealized     Fair
                                                  Cost          Gains        Losses       Value
Available for sale
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies      $   58,204   $    2,894   $        -    $   61,098
Obligations of states and political subdivisions     8,923           21         (164)        8,780
Mortgage-backed securities                         136,094        3,391          (26)      139,459
Other debt securities                               41,295          826         (158)       41,963
                                                ----------   ----------   ----------    ----------
Total debt securities                              244,516        7,132         (348)      251,300
                                                ----------   ----------   ----------    ----------
Equity securities                                   11,509          133          (76)       11,566
                                                ----------   ----------   ----------    ----------
    Total securities available for sale         $  256,025   $    7,265   $     (424)   $  262,866
                                                ==========   ==========   ==========    ==========
Held to maturity
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies      $      944   $        -   $        -    $      944
                                                ----------   ----------   ----------    ----------
     Total securities held to maturity          $      944   $        -   $        -    $      944
                                                ==========   ==========   ==========    ==========

The amortized cost and fair values of debt securities by contractual maturity at December 31, 2002 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized       Fair
                                                       Cost        Value
---------------------------------------------------------------------------
Available for sale
Due in one year or less                             $    7,599   $    7,736
Due after one year through five years                  116,558      121,102
Due after five years through ten years                  14,378       14,876
Due after ten years                                    153,491      159,178
                                                    ----------   ----------
                                                    $  292,026   $  302,892
                                                    ==========   ==========

                                                    Amortized        Fair
                                                       Cost         Value
Held to maturity
Due in one year or less                             $      995   $      995
                                                    ----------   ----------
                                                    $      995   $      995
                                                    ==========   ==========

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated to the due-after-ten-years category.

Proceeds from the sale of investments classified as available for sale during 2002 were $8.2 million, which resulted in gross realized gains of $156,250. Proceeds from the sale of investments classified as available for sale during 2001 were $7.4 million, which resulted in gross realized gains of $336,423. There were no sales in the held to maturity portfolio during 2002 or 2001. There were no sales in either the available-for-sale or held-to-maturity portfolios during 2000. At December 31, 2002 and 2001, securities with an amortized cost of $211.0 million and $78.1 million and a fair value of $219.2 million and $80.9 million, respectively, were pledged to secure Federal Home Loan Bank of Boston ("FHLBB") advances, public deposits, securities sold under agreements to repurchase and other purposes required or permitted by law.

6. DERIVATIVE FINANCIAL INSTRUMENTS

The Company has interest rate swap agreements with notional amounts of $30.0 million at December 31, 2002. Under these agreements the Company exchanges a variable rate asset for a fixed rate asset, thus protecting certain asset yields from falling interest rates. In accordance with SFAS No. 133, management designated these swaps as cash flow hedges and determined the hedging transaction to be 100% effective. Therefore, the changes in fair value of the swap agreements are recorded in other comprehensive income. As of December 31, 2002, the swaps had a fair value of approximately $1.4 million, less tax of $492,000, which has been recorded as other comprehensive income in the Consolidated Statement of Changes in Shareholders' Equity.

In 2000, the Company purchased interest rate protection agreements (caps) with notional amounts of $90.0 million. These caps were used to limit the Company's exposure to a raising rate environment. Under these agreements, the Company paid up front premiums of $239,000 for the right to receive cash flow payments in excess of the predetermined cap rate, thus effectively capping its interest rate cost for the duration of the agreement. In accordance with SFAS No. 133, management designated these caps as cash flow hedges. For a qualifying cash flow hedge, an interest rate cap is carried on the Consolidated Statement of Condition at fair value with the time and option volatility value changes reflected in the current Consolidated Statement of Income. Any intrinsic value will be recorded in other comprehensive income and recognized in future Consolidated Statements of Income as an offset to related future interest costs. At December 31, 2001, the caps had no fair value and therefore there was no effect on the Consolidated Statement of Income or other comprehensive income. The caps matured during the second and third quarters of 2002.

As part of its interest rate risk management, the Company used interest rate swap agreements to hedge a portfolio of brokered certificates of deposit. These swaps were designated as a fair value hedge since they were used to convert the cost of the certificates of deposit from a fixed to a variable rate. These swaps were called during the third quarter of 2001 and subsequently the Company exercised the call option on the brokered certificates of deposit offsetting the swaps. Since the hedge relationship was estimated to be 100% effective (gain or loss on the swap agreements will completely offset the gain or loss on the brokered certificates of deposit) there was no impact on the Consolidated Statement of Income or other comprehensive income.

On April 11, 2001, the Company sold an interest rate floor agreement and an interest rate swap agreement. The purpose of the interest rate floor was to protect net interest income from falling interest rates by "flooring" certain asset yields for a contracted period of time, and thus provide a minimum earnings level from these assets. The purpose of the interest rate swap agreement was to exchange a variable rate asset for a fixed rate asset, thus protecting certain asset yields from falling interest rates. With a substantial decline in the interest rate environment, it was determined that it would be economically advantageous to sell both the interest rate floor agreement and the interest rate swap agreement rather than wait for the potential cash flows over the life of these instruments. In addition, subsequent to the Company having purchased these instruments, other strategies were implemented to protect the balance sheet in a declining interest rate environment including the use of short-term funding and the extension of fixed rate assets. The impact of the sale of the interest rate floor and interest rate swap agreements was an increase to net income of $615,000, net of applicable taxes.

7. LOANS

The composition of the Company's loan portfolio at December 31 was as follows:

                                                           2002         2001
-----------------------------------------------------------------------------

Commercial loans                                      $  461,841   $  423,893
Residential real estate loans                            244,712      204,819
Consumer loans                                            96,323       86,375
Municipal loans                                            6,302        9,234
Other loans                                                  558          497
                                                      ----------   ----------
   Total loans                                           809,736      724,818
Less deferred loan fees net of costs                         854          776
Less allowance for loan losses                            15,242       13,514
                                                      ----------   ----------
                                                      $  793,640   $  710,528
                                                      ==========   ==========

The Company's lending activities are conducted in eastern, central, western, southern and mid-coast Maine. The Company makes single family and multi-family residential loans, commercial real estate loans, business loans and a variety of consumer loans. In addition, the Company makes loans for the construction of residential homes, multi-family properties and commercial real estate properties. The ability and willingness of borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the geographic area and the general economy.

The Company sold fixed-rate residential mortgage loans on the secondary market, which resulted in net gains on the sale of loans of $97,000, $78,000, and $48,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

As of December 31, 2002 and 2001, nonaccrual loans were $8,300,000 and $7,022,000, respectively. Interest foregone was approximately $546,000, $505,000 and $528,000 for 2002, 2001 and 2000, respectively.

8. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

                                                    DECEMBER 31,
------------------------------------------------------------------------------

                                            2002          2001          2000

Beginning balance                       $   13,514    $   10,801    $    9,390
Provision for loan losses                    3,080         3,681         2,930
Recoveries                                     738           581           626
Loans charged off                           (2,090)       (1,549)       (2,145)
                                        ----------    ----------    ----------
Net charge offs                             (1,352)         (968)       (1,519)
                                        ----------    ----------    ----------
Ending balance                          $   15,242    $   13,514    $   10,801
                                        ==========    ==========    ==========

Information regarding impaired loans is as follows:

                                                                                                       DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                               2002         2001         2000
Average investment in impaired loans                                                        $    7,698   $    6,030   $    5,871
Interest income recognized on impaired loans, all on cash basis                                    341          330          241
Balance of impaired loans                                                                        8,300        7,022        4,644
Portion of impaired loan balance for which an allowance for credit losses is allocated           8,300        7,022        4,644
Portion of allowance for loan losses allocated to the impaired loan balance                      1,824        1,862          860

9. SECURITIZATION OF MORTGAGE LOANS

As part of a balance sheet management program, the Company securitized with Freddie Mac $16.7 million and $57.0 million of residential mortgage loans during 2002 and 2001, respectively. These transactions resulted in the Company's loan balances decreasing, as those assets shifted to investment securities. The Company will receive annual servicing fees as compensation for servicing the outstanding balances. The Company has no retained interests in the securitized residential mortgage loans. In addition, $208,960 and $677,300 of mortgage servicing rights associated with the transactions were recognized in income during 2002 and 2001, respectively. The Company did not securitize any loans during 2000.

10. MORTGAGE SERVICING

Residential real estate mortgages are originated by the Company both for portfolio and for sale into the secondary market. The sale of loans is to institutional investors such as Freddie Mac. Under loan sale and servicing agreements with the investor, the Company generally continues to service the residential real estate mortgages. The Company pays the investor an agreed-upon rate on the loan, which is less than the interest rate the Company receives from the borrower. The Company retains the difference as a fee for servicing the residential real estate mortgages. As required by SFAS No. 140, the Company capitalizes mortgage servicing rights at their fair value upon sale of the related loans. Capitalized servicing rights totaled $643,000, $829,000 and $107,000 during 2002, 2001 and 2000, respectively. Amortization expense totaled $523,000, $217,000 and $32,000 for 2002, 2001 and 2000, respectively.

Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Condition of the Company. The unpaid principal balance of mortgage loans serviced for others was $154,084,000, $147,232,000 and $111,002,000 at December 31, 2002, 2001 and 2000, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were $347,000 and $341,000 at December 31, 2002 and 2001, respectively.

11. PREMISES AND EQUIPMENT

Details of premises and equipment, at cost, at December 31 were as follows:


                                                    2002      2001
--------------------------------------------------------------------

Land and buildings                               $ 15,352   $ 15,857
Furniture, fixtures and equipment                  15,951     15,151
Leasehold improvements                              1,260      1,222
                                                 --------   --------
                                                   32,563     32,230
Less: Accumulated depreciation and amortization    15,853     14,793
                                                 --------   --------
                                                 $ 16,710   $ 17,437
                                                 ========   ========

Depreciation expense was $1,684,000, $1,719,000 and $1,529,000 for 2002, 2001
and 2000, respectively.

12. OTHER REAL ESTATE OWNED

The transactions in other real estate owned for the years ended December 31 were as follows:

                               2002         2001         2000
----------------------------------------------------------------

Beginning balance           $      195   $      380   $    1,405
Additions                          492          371          302
Properties sold                    104          554        1,180
Writedowns                          93            2          147
                            ----------   ----------   ----------
Ending balance              $      490   $      195   $      380
                            ==========   ==========   ==========

13. DEPOSITS

The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000, was approximately $80,311,000 and $63,451,000 at December 31, 2002 and 2001, respectively. Certificates of deposit included brokered deposits in the amount of $56,754,000 and $46,196,000 at December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities of certificates of deposit were as follows:

                     2003             $  173,951
                     2004                 97,870
                     2005                 55,068
                     2006                  7,491
                     2007                 17,713
                     Thereafter           17,913
                                      ----------
                                      $  370,006
                                      ==========

14. BORROWINGS

A summary of the borrowings, including the outstanding balance of lines of credit, from the FHLBB is as follows:

                            DECEMBER 31, 2002
------------------------------------------------------------------

        Principal Amounts   Interest Rates      Maturity Date

              $    76,405   1.35% - 6.12%            2003
                   12,000   3.27% - 5.19%            2004
                   28,101   3.97% - 5.55%            2006
                   19,395   4.27% - 4.47%            2007
                   12,000   4.88% - 4.97%            2009
                   10,000       4.95%                2010
                   34,000   4.07% - 5.02%            2011
              -----------
              $   191,901
              ===========

                            DECEMBER 31, 2001
------------------------------------------------------------------

        Principal Amounts   Interest Rates      Maturity Date

              $    24,578   4.82% - 5.19%            2002
                   45,000   4.24% - 6.12%            2003
                   12,000   3.27% - 5.19%            2004
                   31,254   3.97% - 5.55%            2006
                   12,000   4.88% - 4.97%            2009
                   10,000       4.95%                2010
                   34,000   4.07% - 5.02%            2011
              -----------
              $   168,832
              ===========

Short- and long-term borrowings from the FHLBB consist of both fixed and adjustable rate borrowings and are collateralized by all stock in the FHLBB and a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one-to-four family properties, certain pledged investment securities and other qualified assets. The carrying value of loans pledged as collateral was $236,254,000 and $194,659,000 at December 31, 2002 and 2001,
respectively. The FHLBB at its discretion can call $101,000,000 of the Company's long-term borrowings. The Company, through its bank subsidiaries, has an available line of credit with FHLBB of $12,980,000 at December 31, 2002 and 2001. The Company had no outstanding balance on its line of credit with the FHLBB at December 31, 2002 or 2001.

The Company utilizes other borrowings in the form of treasury, tax and loan deposits and repurchase agreements secured by U.S. government or agency securities. Balances outstanding at December 31 are shown in the table below:

                                                         2002          2001
-----------------------------------------------------------------------------

Treasury, tax and loan deposits                      $    1,000    $    1,058
Securities sold under repurchase agreements              45,960        40,953
                                                     ----------    ----------
Total other borrowed funds                           $   46,960    $   42,011
                                                     ==========    ==========
Weighted-average rate at the end of period                1.74%         3.68%

15. EMPLOYEE BENEFIT PLANS

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

Information regarding the postretirement benefit plan is as follows:

                                                           2002         2001         2000
-------------------------------------------------------------------------------------------
Change in benefit obligation
   Benefit obligation at beginning of the year           $    765     $    724     $    481
   Service cost                                                57           43           38
   Interest cost                                               53           50           32
   Actuarial gain (loss)                                       15          (22)         200
   Benefits paid                                              (38)         (30)         (27)
                                                         --------     --------     --------
   Benefit obligation at end of year                          852          765          724
                                                         --------     --------     --------

   Funded status                                             (852)        (765)        (724)
   Unrecognized net actuarial loss                            242          237          273
   Unrecognized net prior service cost                        (62)         (78)         (94)
                                                         --------     --------     --------
   Accrued benefit cost, included in other liabilities   $   (672)    $   (606)    $   (545)
                                                         ========     ========     ========

Weighted-average discount rate assumption                     7.0%         7.0%         7.0%

                                                           2002         2001         2000
-------------------------------------------------------------------------------------------
Components of net periodic benefit cost
Service cost                                             $     57     $     43     $     38
Interest cost                                                  53           50           32
Amortization of prior service cost                            (16)         (16)         (16)
Recognized net actuarial loss                                  11           14            3
                                                         --------     --------     --------
Net periodic benefit cost                                $    105     $     91     $     57
                                                         ========     ========     ========

For measurement purposes, a 6.2% annual rate of increase in the per capita cost to cover health care benefits was assumed for 2003. The rate was assumed to decrease gradually to a 6.0% annual growth rate after 3 years, and remain at a 6.0% annual growth rate thereafter. A 1.0% increase or decrease in the assumed health care cost trends rate would not have a material impact on the accumulated postretirement benefit obligation due to a built-in cap on annual benefits.

The Company also sponsors an unfunded, non-qualified supplemental retirement plan for certain officers. The agreement provides that participants will be paid a life annuity upon retirement or death. Prior to September 1, 1999, the plan provided supplemental retirement payments over 15 years upon retirement or death.

The expense of this supplemental plan was $403,000, $399,000 and $274,000 in 2002, 2001 and 2000, respectively. The accrued liability of this plan at December 31, 2002 and 2001 was $1,788,000 and $1,562,000, respectively.

401(k) / Profit Sharing Plan

The Company has a 401(k) plan whereby substantially all employees participate in the plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions and may make additional contributions subject to the discretion of the Board of Directors. For the years ended December 31, 2002, 2001 and 2000, aggregate expenses under the plan amounted to $772,000, $527,000 and $214,000, respectively.

Bank Recognition and Retention Plan

The Company maintained a Bank Recognition and Retention Plan ("BRRP") as a method of providing certain officers and other employees of the Company with a proprietary interest in the Company. During 1994, the Company contributed funds to the BRRP to enable such Company officers and employees to acquire, in the aggregate, 56,045 shares of common stock of the Company. The Company recognizes expense related to the BRRP based on the vesting schedule. Participants are vested at a rate of 20% per year commencing 1 year from the date of the award. Total expense related to the BRRP was $5,712 for 2002, 2001 and 2000.

16. SEGMENT REPORTING

The Company, through its bank and non-bank subsidiaries, provides a broad range of financial services to individuals and companies in the State of Maine. These services include lending, demand deposits, savings and time deposits, cash management, and trust services. While the Company's senior management team monitors operations of each subsidiary, these subsidiaries primarily operate in the banking industry. Substantially all revenues and services are derived from banking products and services in Maine. Accordingly, the Company's subsidiaries are considered by management to be aggregated in 1 reportable operating segment.

17. SHAREHOLDERS' EQUITY

The primary source of funds available to the Company for payment of dividends to its shareholders is dividends paid to the Company by its subsidiaries. The Company's subsidiary banks are subject to certain requirements imposed by state and federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by the subsidiary banks to the Company.

The Company has 3 stock option plans accounted for under Accounting Principles Board Opinion ("APB") No. 25 and related interpretations, as permitted under SFAS No. 123, "Accounting for Stock-Based Compensation." The 1993 stock option plan, which is the plan currently available for future grants, allows the Company to grant options to employees for up to 19,732 additional shares of Company common stock. Under all three plans, the options are immediately vested when granted, and expire 10 years from the date the option was granted. The exercise price of all options equals the market price of the Company's stock on the date of grant. Therefore, in accordance with APB No. 25, no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings per share for 2002 and 2000 would have been equal to pro forma amounts in the table below since there were no options granted during the years ended December 31, 2002 and 2000. The Company's net income and earnings per share for 2001 would have been reduced to the pro forma amounts indicated in the table below.

                                                                                      EARNINGS PER SHARE
                                                                          NET INCOME   BASIC     DILUTED
---------------------------------------------------------------------------------------------------------
2002
As reported                                                              $ 17,051    $   2.12    $   2.11
Pro forma                                                                  17,051        2.12        2.11

2001
As reported                                                              $ 15,418    $   1.90    $   1.89
Total stock option compensation expense determined under
 fair value based method for all options, net of related tax                  (24)      (0.01)      (0.01)
                                                                         --------    --------    --------
Pro forma                                                                $ 15,394    $   1.89    $   1.88

2000
As reported                                                              $ 13,859    $   1.70    $   1.69
Pro forma                                                                  13,859        1.70        1.69

The fair value of each option granted is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for all grants; in 2001 dividend yield of 2.6%, expected volatility of 3.32%, risk-free interest rate of 4.93%, and expected lives of 10 years.

A summary of the status of the Company's stock option plans as of December 31, 2002, 2001 and 2000, and changes during the years ended on those dates is presented below.

                                                         2002
-----------------------------------------------------------------------------
                                              Number of      Weighted-average
                                                Shares        Exercise Price

Outstanding at beginning of year                   147,163    $         14.44
Exercised during the year                           24,004              13.34
Forfeited during the year                            2,273              16.29
                                           ---------------    ---------------
Outstanding at end of year                         120,886    $         14.62
                                           ===============    ===============
Exercisable at end of year                         120,886    $         14.62
                                           ===============    ===============

                                                         2001
-----------------------------------------------------------------------------
                                             Number of       Weighted-average
                                              Shares          Exercise Price

Outstanding at beginning of year                   183,729    $         14.29
Granted during the year                              5,000              16.00
Exercised during the year                           19,926              11.13
Forfeited during the year                           21,640              16.56
                                           ---------------    ---------------
Outstanding at end of year                         147,163    $         14.44
                                           ===============    ===============
Exercisable at end of year                         147,163    $         14.44
                                           ===============    ===============
Weighted-average fair value of options
 granted during the year                                      $          7.50

                                                         2000
-----------------------------------------------------------------------------
                                               Number of    Weighted-average
                                                 Shares      Exercise Price

Outstanding at beginning of year                   199,842   $         14.13
Exercised during the year                           11,613             11.55
Forfeited during the year                            4,500             14.47
                                           ---------------   ---------------
Outstanding at end of year                         183,729   $         14.29
                                           ===============   ===============
Exercisable at end of year                         183,729   $         14.29
                                           ===============   ===============

The following table summarizes information related to options outstanding at December 31, 2002:

                      Number          Remaining        Weighted-average
                   Outstanding    Contractual Life      Exercise Price

                         8,394                 1.0         $    13.38
                        52,500                 4.0              12.33
                        50,492                 6.0              16.74
                         4,500                 7.0              18.38
                         5,000                 9.0              16.00
                      --------          ----------         ----------
                       120,886                 4.9         $    14.62
                      ========          ==========         ==========

18. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                            2002        2001         2000
----------------------------------------------------------------------------------------------
Net income, as reported                                 $     17,051 $     15,418 $     13,859
Weighted-average shares                                    8,049,629    8,123,928    8,164,188
Effect of dilutive employee stock options                     47,841       33,558       14,617
Adjusted weighted-average shares and assumed conversion    8,097,470    8,157,486    8,178,805
Basic earnings per share                                $       2.12 $       1.90 $       1.70
Diluted earnings per share                              $       2.11 $       1.89 $       1.69

                                                                              57

All outstanding options at December 31, 2002 are in-the-money options as the exercise price is less than the average market price of the common stock. Options to purchase 10,500 and 93,908 shares of common stock at an average exercise price of $18.75 and $16.54 per share were outstanding at December 31, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common stock.

19. INCOME TAXES

The current and deferred components of income tax expense were as follows:

                              2002       2001       2000
-----------------------------------------------------------
Current:
   Federal                  $  7,618   $  5,759   $  4,836
   State                         268        241        219
                            --------   --------   --------
                               7,886      6,000      5,055
Deferred:
   Federal                       539      1,162      1,188
                            --------   --------   --------
                            $  8,425   $  7,162   $  6,243
                            ========   ========   ========

The actual expense differs from the expected tax expense computed by applying the applicable U.S. federal corporate income tax rate to income before income taxes and cumulative effect of accounting change, as follows:

                                                              2002        2001        2000
------------------------------------------------------------------------------------------
Computed tax expense                                      $  9,074    $  7,903    $  7,036
Increase (reduction) in income taxes resulting from:
   Tax exempt income                                          (250)       (342)       (471)
   State taxes, net of federal benefit                         174         157         142
   Income from life insurance                                 (302)       (305)       (264)
   Acquisition costs                                             -          89          27
   Low income housing credits                                 (303)       (303)       (303)
   Other                                                        32         (37)         76
                                                          --------    --------    --------
                                                          $  8,425    $  7,162    $  6,243
                                                          ========    ========    ========

Items which give rise to deferred income tax assets and liabilities and the tax effect of each are as follows:

                                                                  2002                  2001
---------------------------------------------------------------------------------------------------
                                                             Asset  Liability      Asset  Liability
Allowance for possible losses on loans                    $  5,358  $       -   $  4,643  $       -
Allowance for investment losses                                 86          -         86          -
Capitalized costs                                              120          -        175          -
Pension and other benefits                                     860          -        760          -
Depreciation                                                     -        217        153          -
Deferred loan origination fees                                   -        422          -        354
Deferred compensation and benefits                             423          -        336          -
Unrealized gains on investments available for sale               -      3,503          -      2,325
Unrealized gains on derivative instruments                       -        469          -          -
Unrealized appreciation on loans held for sale                  41          -         40          -
Interest receivable                                            231          -        229          -
Deposit premium                                                503          -        326          -
Mortgage servicing rights                                        -        338          -        296
Other                                                           20          -        113          -
                                                          --------   --------   --------   --------
                                                          $  7,642  $   4,949   $  6,861  $   2,975
                                                          ========   ========   ========   ========

The related income taxes have been calculated using a rate of 35%. No valuation allowance is deemed necessary for the deferred tax asset, which is included in other assets.

20. RELATED PARTIES

The Company, in the normal course of business, has made loans to its subsidiaries, and certain officers, directors, and their associated companies, under terms that are consistent with the Company's lending policies and regulatory requirements. Changes in the composition of the board of directors or the group comprising executive officers result in additions to or deductions from loans outstanding to directors, executive officers, or principal shareholders.

Loans to related parties that in aggregate exceed $60,000 were as follows:

                                          2002         2001
-----------------------------------------------------------
Balance, January 1,                 $   14,537   $   14,298
Loans made/advanced and additions        2,461        5,328
Repayments and reductions               11,954        5,089
                                    ----------   ----------
Balance, December 31                $    5,044   $   14,537
                                    ==========   ==========

In addition to the loans noted above, the Company had deposits at December 31, 2002 and 2001 from the same individuals of $5,865,000 and $4,936,000, respectively.

21. LEGAL CONTINGENCIES

Various legal claims arise from time to time in the normal course of business, which in the opinion of management, are not expected to have a material effect on the Company's Consolidated Financial Statements.

22. FINANCIAL INSTRUMENTS

Credit Related Financial Instruments

In the normal course of business, the Company is a party to credit related financial instruments with off-balance sheet risk, which are not reflected in the accompanying Consolidated Statements of Condition. These financial instruments include lending commitments and letters of credit. These instruments involve varying degrees of credit risk in excess of the amount recognized in the Consolidated Statements of Condition.

The Company follows the same credit policies in making commitments to extend credit and conditional obligations as it does for on-balance sheet instruments, including requiring similar collateral or other security to support financial instruments with credit risk. The Company's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of those instruments. Since many of the commitments are expected to expire without being drawn upon, the total amount does not necessarily represent future cash requirements. The Company has not incurred any losses on its commitments in 2002, 2001 or 2000.

Derivative Financial Instruments

The Company uses derivative instruments as partial hedges against large fluctuations in interest rates. The Company uses interest rate swap and floor instruments to hedge against potentially lower yields on the variable prime rate loan category in a declining rate environment. If rates were to decline, resulting in reduced income on the adjustable rate loans, there would be an increased income flow from the interest rate swap and floor instruments. The Company also uses cap instruments to partially hedge against increases in short-term borrowing rates. If rates were to rise, resulting in an increased interest cost, there would be an increased income flow from the cap instruments.

At least quarterly, all financial instruments are reviewed as part of the asset/liability management process. The financial instruments are factored into the Company's overall interest rate risk position. The Company regularly reviews the credit quality of the counterparty from which the instruments have been purchased.

As of December 31, 2002, the Company had $30 million (notional principal amount) in swap contracts ($20 million and $10 million) in which the Company is hedging prime-based variable rate commercial loans to a fixed rate of 6.90%. The interest rate swap agreements mature in 2005.

At December 31, 2001, the Company had $90 million (notional principal amount) in cap contracts ($20 million and $70 million) with strike rates of 7.50% and 7.00%, respectively, both of which matured in 2002. During 2001, the Company had $25 million (notional principal amount) in callable interest rate swaps that were called. The Company also sold its interest in $10 million (notional principal amount) of interest rate swaps and $10 million (notional principal amount) of floor contracts during 2001.

At December 31, 2002 and 2001, the contractual or notional amounts of credit related and derivative financial instruments were as follows:

                                        2002         2001
-----------------------------------------------------------
Contractual
   Commitments to extend credit     $  146,395   $  124,261
   Letters of credit                     1,892        1,506
Notional
   Swaps                                30,000            -
   Caps                                      -       90,000

The estimated fair values of the Company's financial instruments reported in the Consolidated Statements of Condition were as follows:

                                                DECEMBER 31, 2002         DECEMBER 31, 2001
--------------------------------------------------------------------------------------------
                                             Carrying        Fair      Carrying        Fair
                                               Amount        Value       Amount        Value
Financial assets:
Cash and due from banks                    $   33,523   $   33,523   $   38,861   $   38,861
Securities available for sale                 313,780      313,780      262,866      262,866
Securities held to maturity                       995          995          944          944
Loans receivable                              793,640      777,746      710,528      703,750
Interest receivable                             5,778        5,778        5,054        5,054
Life insurance policies                        18,579       18,579       17,713       17,713
Interest rate swaps                             1,406        1,406            -            -

Financial liabilities:
Deposits                                   $  850,134   $  856,005   $  763,568   $  763,298
Borrowings from Federal Home Loan Bank        191,901      198,584      168,832      163,834
Other borrowed funds                           46,960       46,960       42,011       42,011
Interest payable                                3,111        3,111        3,058        3,058

The estimated fair values of the Company's derivative financial instruments were as follows:

                                         DECEMBER 31, 2002
---------------------------------------------------------------------------

                                                                 Fair Value
                            Notional     Contract     Maturity    Including
                           Principal       Date         Date      Accruals

Interest Rate Swaps        $  20,000     1-Feb-02     1-Feb-05   $      937
                              10,000     1-Feb-02     1-Feb-05          469
                           ---------                             ----------
                           $  30,000                             $    1,406
                           =========                             ==========

                                         DECEMBER 31, 2001
---------------------------------------------------------------------------

                                                                 Fair Value
                            Notional     Contract     Maturity    Including
                           Principal       Date        Date       Accruals

Interest Rate Caps         $  20,000    26-Jul-00    26-Jul-02   $        -
                              70,000    23-Oct-00    23-Oct-02            -
                           ---------                             ----------
                           $  90,000                             $        -
                           =========                             ==========

23. REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that, as of December 31, 2002, the Company and its bank subsidiaries meet all capital requirements to which they are subject.

As of December 31, 2002, both bank subsidiaries were categorized by their supervisory regulatory agencies as well capitalized. To be categorized as well capitalized, each bank subsidiary of the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the banks' respective capital categories.

The ability of the Company to pay cash dividends depends on the receipt of dividends from its subsidiaries. The Company, as the sole shareholder of its subsidiaries, is entitled to dividends from legally available funds when and as declared by each subsidiary's Board of Directors.

The Company's actual capital amounts and ratios are also presented in the table.

                                                                                                      To Be Well Capitalized
                                                                                 For Capital          Under Prompt Corrective
                                                         Actual               Adequacy Purposes           Action Provisions
                                                  Amount       Ratio         Amount >     Ratio >       Amount >    Ratio >
----------------------------------------------------------------------------------------------------------------------------
As of December 31, 2002
Total Capital (To Risk-Weighted Assets):
Consolidated                                    $  110,605         13.8%   $   64,052          8.0%          N/A
Camden National Bank                                68,258         12.5%       43,532          8.0%   $   54,415        10.0%
UnitedKingfield Bank                                30,301         12.2%       19,850          8.0%       24,812        10.0%

Tier 1 Capital (To Risk-Weighted Assets):
Consolidated                                    $  100,532         12.6%   $   32,026          4.0%          N/A
Camden National Bank                                61,426         11.3%       21,766          4.0%   $   32,649         6.0%
UnitedKingfield Bank                                27,164         11.0%        9,925          4.0%       14,887         6.0%

Tier 1 Capital (To Average Assets):
Consolidated                                    $  100,532          8.7%   $   46,088          4.0%          N/A
Camden National Bank                                61,426          8.0%       30,891          4.0%   $   38,614         5.0%
UnitedKingfield Bank                                27,164          7.4%       14,683          4.0%       18,353         5.0%

                                                                                                      To Be Well Capitalized
                                                                                For Capital           Under Prompt Corrective
                                                         Actual               Adequacy Purposes          Action Provisions
                                                  Amount        Ratio        Amount >    Ratio >       Amount >     Ratio >
-----------------------------------------------------------------------------------------------------------------------------
As of December 31, 2001
Total Capital (To Risk-Weighted Assets):
Consolidated                                    $  100,533         14.2%   $   56,650          8.0%          N/A
Camden National Bank                                58,979         12.4%       37,996          8.0%   $   47,495         10.0%
UnitedKingfield Bank                                26,722         11.6%       18,444          8.0%       23,055         10.0%

Tier 1 Capital (To Risk-Weighted Assets):
Consolidated                                    $   91,624         12.9%   $   28,325          4.0%          N/A
Camden National Bank                                53,010         11.2%       18,998          4.0%   $   28,497          6.0%
UnitedKingfield Bank                                23,814         10.3%        9,222          4.0%       13,833          6.0%

Tier 1 Capital (To Average Assets):
Consolidated                                    $   91,624          8.7%   $   42,011          4.0%          N/A
Camden National Bank                                53,010          7.7%       27,733          4.0%   $   34,666          5.0%
UnitedKingfield Bank                                23,814          6.8%       14,014          4.0%       17,517          5.0%

24. HOLDING COMPANY

Following are the condensed Statements of Condition, Income and Cash Flows for the Company.

                             Statements of Condition
                                  DECEMBER 31,
-----------------------------------------------------------------------
                                                    2002       2001
Assets
   Cash                                         $    1,962   $    2,411
   Premises and equipment                            5,719        6,034
   Investment in subsidiaries:
     Bank subsidiaries                             103,367       90,266
     Other subsidiaries                              6,410        4,659
   Amounts receivable from subsidiaries                 15          292
   Other assets                                      3,369        2,965
                                                ----------   ----------
     Total assets                               $  120,842   $  106,627
                                                ==========   ==========
Liabilities & Shareholders' Equity
   Amounts due to subsidiaries                  $      140   $        -
   Accrued and other expenses                        1,874        1,559
   Shareholders' equity                            118,828      105,068
                                                ----------   ----------
     Total liabilities and shareholders' equity $  120,842   $  106,627
                                                ==========   ==========

                              Statements of Income
                          FOR YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------
                                                                  2002         2001         2000
Operating Income
   Dividend income from subsidiaries                           $    7,997   $   14,787   $    7,756
   Fees from subsidiaries                                           9,641        7,999        6,300
   Other income                                                        23           12           70
                                                               ----------   ----------   ----------
     Total operating income                                        17,661       22,798       14,126
                                                               ----------   ----------   ----------

Operating Expenses
   Salaries and employee benefits                                   6,162        4,537        3,698
   Net occupancy                                                      421          387          218
   Furniture, equipment and data processing                         1,065          893          886
   Other operating expenses                                         2,160        2,275        1,558
   Acquisition related expenses                                         -          271          129
                                                               ----------   ----------   ----------
     Total operating expenses                                       9,808        8,363        6,489
                                                               ----------   ----------   ----------
Income before equity in undistributed earnings of subsidiaries      7,853       14,435        7,637

Equity in undistributed earnings of subsidiaries                    9,150          961        6,240
                                                               ----------   ----------   ----------
     Income before income taxes                                    17,003       15,396       13,877
   Income tax benefit (expense)                                        48           22          (18)
                                                               ----------   ----------   ----------
Net Income                                                     $   17,051   $   15,418   $   13,859
                                                               ==========   ==========   ==========

                            Statements of Cash Flows
                          FOR YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------
                                                                  2002         2001         2000
Operating Activities
Net income                                                     $   17,051   $   15,418   $   13,859
Adjustments to reconcile net income to net cash
 provided by operating activities:
     Equity in undistributed earnings of subsidiaries              (9,150)        (961)      (6,240)
     Depreciation and amortization                                    495          404          299
     Decrease in obligation under ESOP and BRRP                         6            5            6
     Amortization of goodwill                                           -           41            5
     (Increase) decrease in amount receivable from subsidiaries       277         (292)       2,367
     Increase in other assets                                        (404)        (203)        (131)
     Increase (decrease) in payables                                  455          645         (998)
                                                               ----------   ----------   ----------
         Net cash provided by operating activities                  8,730       15,057        9,167
                                                               ----------   ----------   ----------

Investing Activities
     Purchase of premises and equipment                              (182)      (1,707)      (3,497)
     Investment in Acadia Trust, N.A.                              (2,500)      (4,551)           -
                                                               ----------   ----------   ----------
       Net cash used by investing activities                       (2,682)      (6,258)      (3,497)
                                                               ----------   ----------   ----------

Financing Activities
     Proceeds from stock issuance under option plan                    86            -            -
     Exercise and repurchase of stock options                        (114)         (80)         (22)
     Acquisition of minority interest                                   -          146            -
     Purchase of treasury stock                                      (919)      (1,444)        (394)
     Dividends paid                                                (5,550)      (5,226)      (5,150)
     Proceeds from stock issuance under stock plan                      -            -           31
                                                               ----------   ----------   ----------
       Net cash used by financing activities                       (6,497)      (6,604)      (5,535)
                                                               ----------   ----------   ----------

Net increase (decrease) in cash                                      (449)       2,195          135
Cash at beginning of year                                           2,411          216           81
                                                               ----------   ----------   ----------
Cash at end of year                                            $    1,962   $    2,411   $      216
                                                               ==========   ==========   ==========

25. QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001:

                                                                          THREE MONTHS ENDED
-----------------------------------------------------------------------------------------------------------
                                                              Mar 31      June 30      Sept 30       Dec 31
2002
Interest income                                           $   18,582   $   18,661   $   18,746   $   18,583
Interest expense                                               6,779        7,027        7,136        6,773
Net interest income                                           11,803       11,634       11,610       11,810
Provision for loan losses                                        647        1,303          570          560
Income before income taxes                                     6,064        6,211        6,807        6,843
Applicable income taxes                                        2,004        2,003        2,235        2,183
Change in accounting for goodwill                                449            -            -            -
Net income                                                     3,611        4,208        4,572        4,660
Per common share:
   Basic                                                        0.44         0.53         0.57         0.58
   Diluted                                                      0.44         0.52         0.57         0.58

                                                                          THREE MONTHS ENDED
-----------------------------------------------------------------------------------------------------------
                                                              Mar 31      June 30      Sept 30       Dec 31
2001
Interest income                                           $   20,751   $   20,552   $   19,989   $   18,578
Interest expense                                              10,483        9,423        8,469        7,314
Net interest income                                           10,268       11,129       11,520       11,264
Provision for loan losses                                        714          714          789        1,464
Income before income taxes                                     5,382        5,992        6,460        4,746
Applicable income taxes                                        1,762        1,989        1,980        1,431
Net income                                                     3,620        4,003        4,480        3,315
Per common share:
   Basic                                                        0.44         0.50         0.55         0.41
   Diluted                                                      0.44         0.49         0.55         0.41

                          BERRY, DUNN, McNEIL & PARKER

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Shareholders and Board of Directors
Camden National Corporation

We have audited the accompanying consolidated statements of condition of Camden National Corporation and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Camden National Corporation and Subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.

/s/  Berry, Dunn, McNeil & Parker

Portland, Maine
January 30, 2003

Greenville  BOARDS OF DIRECTORS AND BANK ADMINISTRATIONS

[PHOTO OF ROBERT J. GAGNON]

This Annual Report is dedicated to the memory of

    Robert J. Gagnon
        Director
       1996-2002

Camden National Corporation and Camden National Bank

CAMDEN NATIONAL CORPORATION

DIRECTORS

Rendle A. Jones
Chairman, Camden National Corporation
Attorney & Partner, Harmon, Jones,
Sanford & Elliott, LLP

Ann W. Bresnahan
Civic Leader

Robert J. Campbell
Partner, Beck, Mack & Oliver Investments

Robert W. Daigle
President & CEO, Camden National
Corporation & Camden National Bank

Johann H. Gouws
Chairman, President & CEO,
Acadia Trust, N.A.

Ward I. Graffam
Graffam & Associates

John W. Holmes
President, Consumers Fuel Co.

Theodore C. Johanson
Managing Director, Harbor Wharf, LLC

Winfield R. Robinson
President, Flagstaff Ventures, LLC

Richard N. Simoneau, CPA
Tax Partner, Simoneau, Norton, Masters
& Alex, P.A.

Arthur E. Strout
Attorney & Partner, Strout & Payson, P.A.

ADMINISTRATION

Robert W. Daigle
President & CEO, Camden National
Corporation & Camden National Bank

Laurel J. Bouchard
Senior Vice President,
Corporate Administration

Gregory A. Dufour
Senior Vice President, Finance,
Operations & Technology

Michael A. McAvoy
Senior Vice President, Risk Management

Joanne T. Campbell
Senior Vice President, Compliance, Audit
& CRA

Carol A. Achterhof
Vice President, Marketing

John A. Gobel
Vice President, Information Technology

Barbara B. Hanson
Vice President, Loan Production Center

Stephen J. Matteo
Vice President,
Risk & Asset Quality Management

Kimberly J. Nason
Vice President, Residential Real Estate

June B. Parent
Vice President, Human Resources

Susan M. Westfall
Vice President, Clerk, Treasurer & Controller

Scott R. Westhrin
Vice President, Operations & Technology

Eric Y. Boucher, CPA
Assistant Vice President, Accounting

Jennifer F. Mazurek
Assistant Vice President, Deposit Services

Timothy J. Pratt
Assistant Vice President, Operations

Kathryn M. Ryder
Assistant Vice President,
Asset & Liability Management

Lee Ann Szelog
Assistant Vice President,
Stakeholder Development Center

Robert E. Cleveland, Jr.
Senior Network Administrator

Ann E. Filley
Branch Operations Administrator

Lorraine M. Ivers
Quality Service Manager

Jane G. Pierce
Consumer Loan Underwriter

Danny L. Swindler, II
Items Processing, Facilities
& Purchasing Manager

Vanessa H. Tilton
Electronic Banking Manager

Barry J. King
Credit Department Manager

Joseph T. McOscar
Senior Credit Analyst

John P. Quesnel
Special Assets Officer

66 Camden National Corporation and Subsidiaries

                                               Waldobore
BOARDS OF DIRECTORS AND BANK ADMINISTRATIONS
                                               Damariscotta

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

Peter T. Allen
Retired

C.R. deRochemont
Realtor, C.R. deRochemont Realtor

Kenneth C. Dickey
Retired Vice Chairman,
Camden National Corporation

Frederick G. "Ted" Hanley
Retired Executive Vice President,
Camden National Bank

John S. McCormick, Jr.
Retired Engineering Contractor

David H. Montgomery
Retired Chairman,
Camden National Corporation
Past Chairman, Allen Agency

Keith C. Patten
Retired Chairman, Camden National Bank
Retired President & CEO,
Camden National Corporation

ADMINISTRATION

Robert W. Daigle
President & CEO, Camden National
Corporation & Camden National Bank

John P. "Jack" Williams
Senior Vice President, Senior Loan Officer

Lawrence D. Hall, CFP(R)
Vice President & Managing Director
Acadia Financial Consultants
A division of Camden National Bank

Stephen C. Wallace
Vice President, Retail Sales Manager

Mark P. Girard
Vice President & Commercial Loan Officer,
Portland

Michael F. Jones
Vice President & Commercial Loan Officer,
Camden

Richard E. Littlefield
Vice President & Commercial Loan Officer,
Portland

Mark T. Mickeriz
Vice President & Commercial Loan Officer,
Kennebunk

Roger A. Moody
Vice President, Government Banking

Lawrence W. Quinn
Vice President & Commercial Loan Officer,
Belfast

Vera E. Rand
Vice President & Commercial Loan Officer,
Camden

Stephen C. Staples
Vice President & Commercial Loan Officer,
Camden

R. Todd Starbird
Assistant Vice President
& Commercial Loan Officer, Rockland

Lisa S. Masters
Account Executive
Acadia Financial Consultants
A division of Camden National Bank

BRANCH ADMINISTRATION

Tamara J. Bryant
Vice President & Market Manager,
Main Office & Camden Square

Jayne Crosby-Giles
Vice President & Market Manager,
Belfast, Bucksport and Union

Petrea Allen
Assistant Vice President,
Residential Mortgage

Pamela C. Kenniston
Regional Sales Manager,
Rockland & Vinalhaven

William H. Pusey, III
Regional Sales Manager,
Portland & Kennebunk

Gary E. Stone
Regional Sales Manager,
Damariscotta and Waldoboro

Judith L. Brogden
Manager, Thomaston

                                 Camden National Corporation and Subsidiaries 67

Corinth   BOARDS OF DIRECTORS AND BANK ADMINISTRATIONS

UNITEDKINGFIELD BANK

DIRECTORS

Winfield F. Robinson
Chairman, UnitedKingfield Bank
President, Flagstaff Ventures, LLC

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

Theodore C. Johanson
Managing Director, Harbor Wharf, LLC

Rendle A. Jones
Attorney & Partner, Harmon, Jones,
Sanford & Elliott, LLP

Roger G. Spear
Chief Financial Officer,
University of Maine at Farmington

John C. Witherspoon
President & CEO, UnitedKingfield Bank

ADMINISTRATION

John C. Witherspoon
President & CEO

Jeffrey D. Smith
Senior Vice President &
Chief Operating Officer

Timothy P. Nightingale
Vice President & Senior Loan Officer

Kenneth E. Additon
Vice President & Commercial Loan Officer,
Lewiston

George C. Dilts
Vice President & Commercial Loan Officer,
Bangor

Gordon A. Flint
Vice President & Commercial Loan Officer,
Farmington

Todd L. Savage
Assistant Vice President
& Commercial Loan Officer, Lewiston

Cynthia C. Wheeler
Commercial Loan Officer, Bangor

Arthur R. Chamberlain, CLU, ChFC
Account Executive
Acadia Financial Consultants
A division of UnitedKingfield Bank

Robert J. McKay II
Account Executive
Acadia Financial Consultants
A division of UnitedKingfield Bank

BRANCH ADMINISTRATION

Linda D. Gilbert
Vice President and Market Manager,
Dover-Foxcroft

Valarie A. Coolong
Assistant Vice President & Market Manager,
Bangor

Cynthia J. Gilmore
Regional Sales Manager, Kingfield

Stephen D. Gray
Regional Sales Manager, Farmington

Joseph G. Poulin
Regional Sales Manager, Madison

Raymond B. Teixeira
Regional Sales Manager, Lewiston

Catherine L. Moore
Branch Operations Administrator

68 Camden National Corporation and Subsidiaries

BOARDS OF DIRECTORS AND BANK ADMINISTRATIONS  Portland

ACADIA TRUST, N.A.

DIRECTORS

Johann H. Gouws, CFA
Chairman, President & CEO,
Acadia Trust, N.A.

John M. Albin, CPA
Retired Senior Partner, Albin, Randall
and Bennett

Robert J. Campbell
Partner, Beck, Mack & Oliver Investments

Robert G. Fuller, Jr., Esq.
Private Trustee

Ward I. Graffam
Graffam & Associates

OFFICERS

Johann H. Gouws, CFA
Chairman, President & CEO

Diane M. Aston
Senior Vice President,
Chief Information Officer

Lynn M. Bowden
Senior Vice President, Trust Officer

Lawrence A. Blaisdell
Senior Vice President,
Portfolio Management

Frank E. Kemna, Jr.,
Senior Vice President,
Chief Trust Officer

Shirley B. Kile, CEBS
Senior Vice President,
Employee Benefits Manager

Jan F. Macleod
Senior Vice President,
Research & Portfolio Management

Patricia N. O'Donnell
Senior Vice President,
Business Development

R. Paul Pasquine
Senior Vice President,
Portfolio Management

John L. Simpson, CFA
Senior Vice President,
Chief Investment Officer

Joan M. Smith, CPA
Senior Vice President,
Chief Financial & Operating Officer

David E. Smith, CFA
Vice President, Senior Analyst

K. Barbara Brown
Assistant Vice President, Trust Tax Officer

Sharon B. Sesling
Assistant Vice President, Head Trader

Pamela M. Webster
Assistant Vice President,
Plan Administration

                                 Camden National Corporation and Subsidiaries 69

Jackman   ANNUAL MEETING OF CAMDEN NATIONAL CORPORATION

                       TUESDAY, APRIL 29, 2003, 3:00 P.M.
          Camden National Corporation Service Center - Rockport, Maine

         The Company will provide, upon written request and without charge, a copy of Camden National Corporation's 2002 Annual Report on Securities and Exchange Commission Form 10-K.

Please contact: Gregory A. Dufour, Senior Vice President of Finance,
                Operations & Technology
                Camden National Corporation
                P.O. Box 310
                Camden, Maine 04843
                207-230-2106
                gdufour@camdennational.com


       CAMDEN NATIONAL CORPORATION 2002 ANNUAL REPORT


       RECOGNITION
       In addition to the countless hours contributed by the Company's staff, the following members of Maine's creative community are recognized:

       PRODUCTION TEAM
       Project Director & Designer     Peggy Mason, ABC-webdesign & graphics,
                                       inc.
       Designer                        Heather Weinberg, ABC-webdesign &
                                       graphics, inc.
       Copywriter                      Joanne Miller
       Printing Consultant             Tina Lajoie, Spectrum Printing &
                                       Graphics, Inc.
       Printer                         Spectrum Printing & Graphics, Inc.

       CONTRIBUTING PHOTOGRAPHERS
       All photographs(C) 2003 by the respective photographer.

       Cover          (A) Monument Beach, Acadia National Park - Thomas Mark
                          Szelog
       Intro          (B) Trail Junction, Baxter State Park - Thomas Mark Szelog
                      (B) Bull Moose, Baxter State Park - Thomas Mark Szelog
       Shareholders   (A) Jordan Pond, Acadia National Park - Thomas Mark Szelog
                      (C) Portrait, Camden - Benjamin Magro
       Winter         (D) Seawall Beach, Phippsburg - Thomas Mark Szelog
       Spring         (E) Field of Flowers, Martinsville - Thomas Mark Szelog
       Summer         (F) Canoe at Dusk, Boothbay Harbor - Sara Gray
       Fall           (G) Autumn Foliage, Carrabassett Valley - Sara Gray

       Camden National Bank Collage
                      (H) Fort Gorges, Portland Harbor - Thomas Mark Szelog
                      (I) Spruce Mountain Blueberries, W. Rockport -
                          Michele Stapleton
                      (J) Atlantic Puffin on Eastern Egg Rock - Thomas Mark
                          Szelog
                      (K) Bold Coast, Trescott - Sara Gray

       UnitedKingfield Bank Collage
                      (B) Dock on Daicey Pond, Baxter State Park - Sara Gray
                      (G) Ski Lifts at Sugarloaf - Thomas Mark Szelog
                      (L) Black Bear, White Mountain National Forest - Thomas
                          Mark Szelog
                      (M) Paul Bunyan Statue, Bangor - Michele Stapleton
                      (N) Architecture, Lewiston - Benjamin Magro

       Acadia, N.A. Collage
                      (A) Monument Beach, Acadia National Park - Thomas Mark
                          Szelog
                      (B) Nesting Loon, Baxter State Park - Thomas Mark Szelog
                      (H) Old Port, Portland - Thomas Mark Szelog
                      (O) Autumn Foliage, Rangeley Lake - Sara Gray

       Maine ~ Our Home
                      (A) Carriage House at Jordan Pond, Acadia National Park -
                          Joe Devenney
                      (N) Hot Air Balloons, Lewiston - Joe Devenney
                      (P) Kayaker Observing Bull Moose, Lake Umbagog - Thomas
                          Mark Szelog
                      (Q) Humpback Whale, Atlantic Ocean, Gulf of Maine - Thomas
                          Mark Szelog
                      (R) Cross Country Skiing, Jefferson - Joe Devenney
                      (S) Portland Head Light, Cape Elizabeth - Thomas Mark
                          Szelog
                      (T) Two Lambs, Swans Island - Michele Stapleton
                      (U) Fort William Henry, Pemaquid - Joe Devenney

       Inside cover   (V) Moose Crossing Sign, Searsport - Thomas Mark Szelog

       (C)2003 Camden National Corporation, 2 Elm Street, Camden, Maine 04843.
       (207) 236-8821

70 Camden National Corporation and Subsidiaries

As you travel along the highways and back roads of Maine, watch for the branches and offices of Camden National Corporation, and stop by to discover how we can provide financial guidance on your life's journey.

[GRAPHIC APPEARS HERE]

Camden National Corporation

2 Elm Street
Camden, Maine 04843
(207) 236-8821

Camden National Bank

2 Elm Street
Camden, Maine 04843
(207) 236-8821
Customer Service Center:
800-860-8821
www.camdennational.com

.. Belfast Branch
  156 Main Street
  Belfast, Maine 04915
  (207) 338-4650

.. Bucksport Branch
  382 Main Street
  Bucksport, Maine 04416
  (207) 469-3000

.. Camden Branches
  Main Office
  2 Elm Street
  Camden, Maine 04843
  (207) 236-8821

  Camden Square Shopping Center
  Route 1
  Camden,
  Maine 04843
  (207) 236-4375

.. Damariscotta Branch
  Coastal Market Place
  Business Route 1
  Damariscotta, Maine 04543
  (207) 563-8222

.. Rockland Branch
  25 Park Street
  Rockland, Maine 04841
  (207) 594-2101

.. Thomaston Branch
  188 Main Street
  Thomaston, Maine 04861
  (207) 354-2541

.. Union Branch
  On the Common
  Union, Maine 04862
  (207) 785-2600

.. Vinalhaven Branch
  Main Street
  Vinalhaven, Maine 04863
  (207) 863-4877

.. Waldoboro Branch
  882 Main Street
  Waldoboro, Maine 04572
  (207) 832-5351

Financial Centers
.. Portland
  5 Milk Street
  Portland, Maine 04101
  (207) 774-6736

.. Kennebunk
  Suite 108
  Lafayette Center
  Kennebunk, Maine 04043
  (207) 985-2631

UnitedKingfield Bank

145 Exchange Street
Bangor, Maine 04401
(207) 942-5263
Customer Service Center:
877-816-2788
www.unitedkingfield.com

.. Bangor Branch
  145 Exchange Street
  Bangor, Maine 04401
  (207) 942-5263

.. Bingham Branch
  Main Street, Rt. 201
  Bingham, Maine 04920
  (207) 672-5541

.. Corinth Branch
  317 Main Street
  Corinth, Maine 04427
  (207) 285-3331

.. Dover-Foxcroft Branch
  1083 W. Main Street
  Dover-Foxcroft, Maine 04426
  (207) 564-4961

.. Farmington Branch
  Rts. 2 & 4, Hannaford Plaza
  Farmington, Maine 04938
  (207) 778-0302

.. Greenville Branch
  Main Street
  Greenville, Maine 04441
  (207) 695-0778

.. Hampden Branch
  58 Main Street
  Hampden, Maine 04444
  (207) 862-5678

.. Hermon Branch
  Rt. 2, Hermon Corner
  Hermon,  Maine 04402
  (207) 848-7541

.. Jackman Branch
  Main Street
  Jackman, Maine 04945
  (207) 668-4161

.. Kingfield Branch
  Depot Street
  Kingfield, Maine 04947
  (207) 265-2181

.. Lewiston Branch
  110 Canal Street
  Lewiston, Maine 04243
  (207) 784-7379

.. Madison Branch
  53 Main Street
  Madison, Maine 04950
  (207) 696-3376

.. Milo Branch
  53 Main Street
  Milo, Maine 04463
  (207) 943-2113

.. Phillips Branch
  Main Street
  Phillips, Maine 04966
  (207) 639-2851

.. Rangeley Branch
  Main Street
  Rangeley, Maine 04970
  (207) 864-3321

.. Stratton Branch
  9 School Street
  Stratton, Maine 04982
  (207) 246-2181

Acadia Trust, N.A.

.. Portland Office
  511 Congress Street
  Portland, Maine 04101
  (207) 774-3333

.. Bangor Office
  145  Exchange  Street
  Bangor,  Maine 04401
  (207) 941-2495

[GRAPHIC APPEARS HERE]